As filed with the Securities and Exchange Commission on August 14, 2017

Registration No. 333-219415

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

(Exact name of Registrant as Specified in Governing Instruments)

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian Mitts

Chief Financial Officer

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles T. Haag Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939	S. Gregory Cope Vinson & Elkins L.L.P. 2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037 (202) 639-6500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (1)(3)
Common Stock, par value $0.01 per share	$ 10,000,000	$ 1,159

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 14, 2017

PRELIMINARY PROSPECTUS

                 Shares

NEXPOINT REAL ESTATE FINANCE, INC.

Common Stock

In connection with this offering, NexPoint Multifamily Capital Trust, Inc. intends to change its name to NexPoint Real Estate Finance, Inc. NexPoint Real Estate Finance, Inc., or the Company, is a Maryland corporation that intends to elect to be taxed as a real estate investment trust (“REIT”), commencing with our taxable year ending December 31, 2017. We primarily focus on providing structured financing solutions for properties that exhibit cyclical resilience, tenant diversification, lower outlay of capital expenditures upon tenant turnover and short-term lease opportunities that outperform in a rising interest rate environment, including mid-sized multifamily, self-storage and select-service and extended-stay hospitality real estate properties located in the United States. Additionally, in connection with this offering, our Class A common stock will be reclassified as common stock and our Class T common stock will be eliminated. We are externally managed by NexPoint Real Estate Advisors II, L.P. (our “Advisor”), an affiliate of Highland Capital Management, L.P. (“Highland”).

We are offering                  shares of our common stock in this offering. We expect the public offering price of our common stock to be between $          and $          per share. Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering. After pricing of this offering, we expect that our common stock will trade on the New York Stock Exchange under the symbol “NREF.”

We intend to elect to be treated as a REIT for U.S. federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 6.2% ownership limit of common stock by value or number of shares, whichever is more restrictive. Our board of directors may grant waivers from this ownership limit to stockholders and, in connection with this offering, intends to grant Highland and its affiliates a waiver allowing them to own up to 25% of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer” beginning on page 153 of this prospectus.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus. The most significant risks relating to your investment in our common stock include the following:

•	Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

•	Interest rate fluctuations could reduce our ability to generate income on our investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

•	We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in our target assets and could also affect the yields of these assets.

•	A majority of the loans and/or investments that may comprise our initial portfolio are subject to entry into definitive agreements, and there can be no assurance that the loans and/or investments will close on the terms anticipated, or at all.

•	The risk that we may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Advisor, members of our Advisor’s management team or by Highland or its affiliates.

•	Our Advisor and its affiliates will face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us, including compensation which may be required to be paid to our Advisor if the advisory agreement with our Advisor is terminated, which could result in decisions that are not necessarily in the long-term best interests of our stockholders.

•	We are dependent upon our Advisor and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

•	We will pay substantial fees and expenses to our Advisor and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

•	We intend to elect to be treated as a REIT. Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional                  shares of our common stock on the same terms and conditions set forth above within 30 days of the date of this prospectus solely to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                 , 2017.

The date of this Prospectus is                  , 2017

Compass Point

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales thereof are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. In particular, statements relating to our business and investment strategies, plans or intentions, our use of proceeds, our liquidity and capital resources, our performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including market conditions) are forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result,” the negative version of these words and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	our loans and investments expose us to risks associated with debt-oriented real estate investments generally;

•	commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us;

•	interest rate fluctuations could reduce our ability to generate income on our investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments;

•	we operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in our target assets and could also affect the yields of these assets;

•	a majority of the loans and/or investments that may comprise our initial portfolio are subject to entry into definitive agreements, and there can be no assurance that the loans and/or investments will close on the terms anticipated, or at all;

•	the difficulty in deploying the net proceeds from this offering or the repayments of our loans and/or investments;

•	the risk that we may not replicate the historical results achieved by other entities managed or sponsored by affiliates of NexPoint Real Estate Advisors II, L.P. (our “Advisor”), members of our Advisor’s management team or by Highland Capital Management, L.P. (“Highland”) or its affiliates;

•	the risks associated with our Advisor’s ability to terminate the advisory agreement;

•	our ability to change our major policies, operations and targeted investments without stockholder consent;

•	the substantial fees and expenses we will pay to our Advisor and its affiliates;

•	the risks associated with the potential internalization of our management functions;

•	the risk that we may compete with other entities affiliated with our Advisor or Highland;

i

•	the conflicts of interest and competing demands for time faced by our Advisor, Highland and their officers and employees;

•	the failure to qualify as or to maintain our status as a real estate investment trust (“REIT”), including the possibility that our preferred equity investments may be recharacterized as non-qualifying assets;

•	our ability to comply with REIT requirements, which may limit our ability to hedge our liabilities effectively and cause us to forgo otherwise attractive opportunities, liquidate certain of our investments or incur tax liabilities, including realizing gains on our properties if the properties are disposed of within five years of the date we elect to be taxed as a REIT;

•	the failure of our operating partnership (the “OP”) to qualify as a partnership for federal income tax purposes, causing us to fail to qualify for or to maintain REIT status;

•	our investments may produce taxable income in excess of cash available for distribution in some years, which may require that we borrow funds to distribute, or pay dividends consisting of a combination of stock and cash, in order to satisfy the REIT distribution requirements;

•	risks associated with the stock ownership restrictions of the Internal Revenue Code of 1986, as amended (the “Code”) for REITs and the stock ownership limit imposed by our charter;

•	the ability of the board of directors to revoke our REIT qualification without stockholder approval;

•	potential legislative or regulatory tax changes or other actions affecting REITs;

•	the risks associated with the market for our common stock and the general volatility of the capital and credit markets;

•	the risks associated with our ability to issue additional debt or equity securities in the future; and

•	any of the other risks included in this prospectus, including those set forth under the heading “Risk Factors.”

ii

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock. Except where the context suggests otherwise, the terms:

•	“we,” “us,” “our,” “NREF” and the “Company” refer to NexPoint Multifamily Capital Trust, Inc., a Maryland corporation, which will be renamed NexPoint Real Estate Finance, Inc. in connection with this offering;

•	“Advisor” refers to NexPoint Real Estate Advisors II, L.P., a Delaware limited partnership;

•	“Sponsor” refers to NexPoint Advisors, L.P., a Delaware limited partnership;

•	“Highland” refers to Highland Capital Management, L.P., a Delaware limited partnership, and its affiliates; and

•	“OP” refers to NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership.

Our Company

NexPoint Real Estate Finance, Inc. (“NREF”) is a Maryland corporation incorporated on November 12, 2013 primarily focused on providing structured financing solutions for properties where our management team has extensive expertise, focusing on mid-market financing solutions for stabilized property types that should outperform during a rising interest rate environment (e.g., multifamily, self-storage and select-service and extended-stay hospitality assets). Currently, there are many sophisticated owners of real estate properties seeking structured capital senior to their common equity but subordinate to a government-sponsored enterprise (“GSE”) first mortgage. As our Advisor is a select sponsor of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and preferred sponsor of the Federal National Mortgage Association (“Fannie Mae”), we are positioned to significantly grow our business. We are externally managed by NexPoint Real Estate Advisors II, L.P., our Advisor, which together with its affiliates has extensive real estate experience, having completed approximately $2.4 billion of gross real estate transactions since 2013. Our Advisor is an affiliate of Highland, which had $13.4 billion in assets under management as of May 31, 2017.

We will primarily focus on the origination and structuring of preferred equity and alternative structured financing investments. Most publicly traded real-estate debt focused REITs focus on first mortgage bridge lending in gateway markets for assets undergoing some type of redevelopment or transition. We intend to target our structured financings on stabilized properties, primarily located in the top 50 metropolitan statistical areas (“MSAs”) that have been well-maintained, have few deferred maintenance issues and are owned by experienced and high quality operators. We believe that these investment opportunities best meet our primary investment objectives as they contractually provide a high percentage of total return from current pay, are structured to mitigate impairments in the investments, and potentially provide equity-like, long-term total return opportunities, with lower risk than a typical direct equity investment in real estate.

Our Investment Strategy

Our primary investment strategy is to generate attractive, risk-adjusted current income and capital appreciation for our shareholders by investing in a diversified portfolio of structured real estate investments. Through active management, market experience and a robust underwriting process, we believe we will be able to preserve our capital investments, while delivering an attractive total return through all market cycles. Over time, we will take advantage of market opportunities by moving within the capital structure of our targeted investments to achieve a superior portfolio-mix. Each investment and the portfolio as a whole is regularly monitored and stress-tested in various scenarios, enabling us to make informed and proactive investment decisions.

We expect the size of our investments will vary significantly, but generally expect them to range in value from $5 million to $20 million. We expect that the underlying properties will generally:

•	have been institutionally developed and owned prior to our investment;

•	have stabilized occupancy; and

•	pass our Advisor’s strict underwriting criteria and stressed market-cycle scenarios.

We intend to, directly or indirectly, make preferred equity and structured credit investments based on current market terms that:

•	constitute an investment in the entity that owns property qualifying as a real-estate asset for purposes of the REIT asset tests;

•	generally pay commitment and exit fees from the property owner at funding and redemption, respectively;

•	generally pay a high annual current return;

•	pay an additional annualized paid in kind preferred return which compounds monthly and is paid at the time of a triggering event (sale and/or refinancing); and

•	include a put option, dilution mechanism and/or similar forced-sale rights triggered by a triggering event (including a sale or refinancing of the property) or a failure to pay the preferred return (preferred members may call the common members interest in the property owner if the put option is not satisfied, dilute the common member and/or force a sale of the asset).

We underwrite each investment opportunity as if we were acquiring the asset itself, and then stress the cash flows under various downside scenarios. The governing investment documents are tailored to provide us with superior protection in circumstances when the common member fails to pay contractual investment and/or preferred returns, as applicable. We may structure protective provisions to mitigate risk in the event of default. These protective provisions could include foreclosure rights on common equity, dilution mechanisms and/or forced-sale rights. In the event we take ownership of an asset following a default, our Advisor will manage the property and look to dispose of the property at a point that is accretive to investors, and then recycle the capital into new structured investments post-disposition.

Structured Investments: How it Works

Target Investments

The state of the current and future real estate cycles and our investment objectives dictate our target investments. Given our Advisor’s preference for property types that have demonstrated cyclical resilience, tenant diversification, lower capital expenditures upon tenant turnover, shorter-duration lease terms and less vulnerability to technological disruption, we expect the significant majority of our portfolio to be allocated to stabilized multifamily, storage and select-service and extended-stay hospitality assets over the near term. Within this allocation and in a normalized operating environment, we expect to focus our primary investment activity on preferred equity and structured credit investments, with the majority of our investment portfolio concentrated in preferred equity in stabilized multifamily assets.

We intend to primarily originate and invest in preferred equity, mezzanine debt, bridge financing, first mortgage loans and alternative structured financing investments:

•	Preferred Equity: We intend to focus on the origination of preferred equity investments. Preferred equity is structurally senior to common equity and subordinate to the first mortgage loans. The loan to value typically ranges from 50% – 85%. The investment usually carries either a fixed or floating rate component and can be structured with an additional equity-like component. This type of investment generally pays a 7% – 9% annualized current cash component along with a 3% – 5% annualized payment-in-kind that accrues and is due upon a triggering event. It generally will be structured with a commitment and exit fee paid by the owner upon funding and exit of the investment. The most distinguishable attribute of preferred equity is how the deal is initially structured. The preferred equity investments will generally include a put option, a forced sale right and/or a “foreclosure option,” which are generally triggered by the occurrence of a triggering event. A triggering event includes, among other things, the failure to pay the preferred return, a default under a mortgage loan document or failure to redeem the investment upon a sale or refinancing. Upon the occurrence of a triggering event, typically (1) our preferred equity investment will be redeemed and we will receive the amount of our investment plus an agreed upon rate of return or (2) we will acquire the ownership interests of the common holders for minimal consideration. These types of investments have the ability to offer debt-like risk with equity-like returns.

•	Alternative Structured Financing: We will also look to construct innovative financing solutions by investing in special purpose entities that own real property with top U.S. sponsors in a way that is symbiotic for both parties. Our intent is to provide flexibility and structured deals that enable counterparties to strategically draw capital when needed or “match funded” commitments. Terms of the deal may entail a maximum commitment over a certain period with monthly minimums in exchange for a preferred equity investment with a stated cash coupon and a back-end payment-in-kind component that is in the form of additional preferred equity or common stock, which provides an additional avenue for substantial value accretion to investors.

•	Mezzanine, First Mortgage and Bridge Loans: As market conditions evolve, we may decide that originating and owning mezzanine debt, first mortgages or bridge loans offers a more attractive risk adjusted return. The loans are secured by real estate, carrying either a fixed or floating interest rate and usually require a balloon payment of principal upon maturity. We would likely look to originate floating rate, shorter-term first mortgages.

Our Initial Portfolio

We have entered into letters of intent with unaffiliated third party sponsors for seven preferred equity investments, which along with our current investment and properties, may comprise our initial portfolio (our “Initial Portfolio”). The letters of intent are non-binding and remain subject to entry into definitive agreements with respect to the loans and/or investments. There can be no assurance that the loans and/or investments will close on the terms anticipated, or at all. We believe the following investments and properties may comprise our Initial Portfolio:

Potential Investments

Investment	Location	Property Type	Investment Type	Amount of Investment	Rate
City Park Clearwater	Clearwater, FL	Multifamily	Preferred Equity	$5.7 million	8.25% + 2.75% PIK
Ashford at Feather Sound	Clearwater, FL	Multifamily	Preferred Equity	$7.3 million	8.25% + 2.75% PIK
Floresta	Jupiter, FL	Multifamily	Preferred Equity	$12.3 million	8.25% + 2.75% PIK
Jernigan Capital, Inc.	Memphis, TN	Self-Storage	Preferred Equity	$35.0 million (1)	7% + PIK dividend (2)
Latitude	Phoenix, AZ	Multifamily	Preferred Equity	$6.0 million	8.5% + 2% PIK
Marbella	Corpus Christi, TX	Multifamily	Preferred Equity	$5.2 million	9% + 4% PIK
Riverside Villas	Fort Worth, TX	Multifamily	Preferred Equity	$2.0 million	8.5%

(1)	The investment may be for an amount up to $125.0 million at Jernigan’s option, with at least $50.0 million being invested before July 27, 2018. We expect to invest up to $35.0 million in this investment. The remainder will be funded by other Highland affiliates.
(2)	The cash dividend will increase to 8.5% in July 2022. An additional 5% cash dividend is payable upon the occurrence of a change in control and other similar events. The PIK dividend will be equal to the lesser of (i) 25% of the incremental increase in book value plus the incremental increase in net asset value of any income producing real property and (ii) an amount that together with the cash dividends would equal a 14% internal rate of return.

In each case, we believe either (a) the property underlying the investment will qualify as a real-estate asset for purposes of the REIT asset tests, and that we, in turn, will be treated as owning our proportionate share of such real estate assets based on our capital interest in each entity in which we invest or (b) the investment constitutes an investment in a REIT, which is a qualifying real estate asset.

Current Investments

Investment	Location	Property Type	Investment Type	Amount of Investment	Rate
Springs at Stone Oak Village	San Antonio, TX	Multifamily	Preferred Equity	$5.25 million	8% + 3% PIK
Estates on Maryland (1)	Phoenix, AZ	Multifamily	Direct Equity	$48.6 million	N/A

(1)	We currently have a $26.9 million first mortgage on Estates.

Market Opportunity

Banks have been scaling back from both the new construction and commercial real estate refinancing market due in large part to more onerous underwriting standards and increased banking regulations, which have called for stricter liquidity and capital requirements. As a result, this has led to sweeping changes to the banking sector’s conventional lending practices and has created a strong demand for “gap” financing from experienced and trusted non-bank conduit lenders. Gap financing refers to the financing needed to bridge the “gap” between the lending bank’s first mortgage and a sponsor’s equity investment due to a lending bank’s unwillingness and/or limitation to lend beyond a certain loan-to-value ratio (“LTV”). Over the years, banks have shortened interest only periods and lowered average LTV ratios leaving a large void across the lending landscape.

As a result, we expect a looming maturity wall to amplify demand for mortgage refinancing and recapitalization from alternative lending sources as seen in the graph below which is based on recent industry reports. A number of loans originated prior to the 2008-2009 economic recession have begun to mature, and the need for refinancing will be at the forefront in the years to follow. These forces present an opportunity for investors to seek attractive total returns by providing unique financing solutions to well-positioned properties and strong sponsors by taking debt-like risk for potential outsized, equity-like upside at a time when U.S. commercial property values have surpassed 2008 peak prices.

Our Competitive Strengths

Public Company REIT Experience

Our Advisor’s management team took a private multifamily REIT public in April 2015, which began trading on the NYSE (NYSE: NXRT). Despite not raising capital since listing the shares, deleveraging the balance sheet and repurchasing shares, management has grown the equity value of NXRT from $230 million, which was the private REIT’s total contributed capital prior to the spin-off on March 31, 2015, to $530 million as of June 30, 2017. NXRT management has put in place a shareholder friendly externally managed advisory agreement, which we intend to do as well. NXRT management has recycled capital accretively and grown net operating income, funds from operations and core funds from operations since listing its shares on the NYSE. NXRT delivered a 79.5% total return to shareholders in 2016, outperformed the MSCI US REIT Index (“RMZ”) in 2016 by 70.9%, and has delivered a 90.6% total return to shareholders since NXRT’s listing in April 2015. Total return to shareholders assumes the reinvestment of all cash dividends paid by NXRT on its common stock in additional shares of common stock. We believe that the RMZ is a benchmark that is commonly used by investors for purposes of comparing stock performance and stockholder returns of REITs, and, therefore, is an appropriate benchmark for the performance of NXRT. However, comparison of the return performance of NXRT to the performance of the RMZ may be limited due to the differences between NXRT and the companies represented in the RMZ, including with respect to size, asset type, geographic concentration and investment strategy.

Source: Bloomberg — Total Return Data from January 1, 2016 through December 31, 2016

Proven Preferred Equity Strategy

Our Advisor and its affiliates have invested over $150 million in preferred equity investments in multifamily properties in the past three years. We expect that preferred equity investments will comprise the majority of our portfolio and provide stable current income, total return potential and downside protection. Our Advisor and its affiliates’ investment track record in this strategy has, since inception, realized unleveraged IRRs of approximately 13%, with no defaults.

Network of Existing Partners Provides Immediately Available Investment Pipeline to NREF

NREF also believes that one of its key success factors is the network of local, regional and national operating partners with which our Advisor and its affiliates do business. Our Advisor and its affiliates work closely with high quality sponsors to forge long-standing relationships so that it is always seen as the “investment partner of choice” when partners are seeking investment in new transactions. Our Advisor has done business with over 75 real estate sponsors.

Scalability, Strength and Experience in Target Sectors

We expect a significant amount of our capital to be deployed in the multifamily sector, a property type in which our Advisor and its affiliates have a large network of relationships and a history of success. Our Advisor and its affiliates have completed over $2.4 billion of multifamily transactions since 2013, holding either direct or indirect interests in approximately 25,000 apartment communities in the United States. To date, our Advisor and its affiliates have generated an average levered IRR of approximately 40% on their direct investments in the multifamily sector that have been sold, and an average unlevered IRR of 13% on their preferred equity investments.

Financing Solution is Pre-Approved and Complies with Freddie Mac and Fannie Mae Standards

Our Advisor and its affiliates have experience structuring financing solutions behind first mortgage lenders, including banks, life insurance companies and Freddie Mac and Fannie Mae. Our Advisor and its affiliates have successfully tailored financing solutions to property owners in critical ways but also highly symbiotic with a typical Freddie Mac or Fannie Mae first mortgage. Our preferred equity investment platform complies with current Freddie Mac and Fannie Mae standards, giving us a unique opportunity to invest alongside quality sponsors and the largest multifamily lenders in the U.S.

In addition, NexPoint is a “select sponsor” with Freddie Mac and enjoys preferred status with Fannie Mae, having borrowed over $1 billion from GSEs. We believe our Advisor and its affiliates’ relationship, status and expertise with the GSEs provide proprietary deal flow, unique access and exposure to a superior risk-adjusted, total return investment product not currently offered in the public equity markets.

Our Advisor and its affiliates have also successfully structured preferred and mezzanine investments behind non-agency first mortgage lenders on both hospitality and self-storage real property. Our product is tailored to give sponsors attractively priced capital, while delivering attractive risk-adjusted returns to our investors.

Extensive Infrastructure of our Advisor and Highland’s Real Estate Platform

NexPoint Real Estate Advisors, L.P. (“NexPoint”) is also an affiliate of Highland and was created to manage Highland’s real estate platform. The dedicated NexPoint real estate team includes 12 individuals and has completed over 90 transactions, including over 20 preferred equity investments totaling more than $2.4 billion invested since 2013. NexPoint’s investment team has a combined 70 years of investment experience with some of the world’s most sophisticated institutions and investors in the following asset classes: real estate, private equity, alternatives, credit and equity.

In addition, our Advisor is also affiliated with NexBank Capital, Inc. (“NexBank”), a financial services company with assets of $6.0 billion and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to clients throughout the U.S. NexBank primarily serves institutional clients and financial institutions and is also committed to serving the banking and financial needs of large corporations, middle-market companies and real estate investors. As of May 31, 2017, NexBank’s commercial real estate loan portfolio totaled $588 million, with a pipeline of an additional $296 million.

Our Sponsor and our Advisor

Our Sponsor and its subsidiaries are primarily responsible for managing the real estate investment activities for Highland and its affiliates. Highland is an SEC-registered investment advisor which, together with its affiliates, had $13.4 billion in assets under management as of May 31, 2017, and employs more than 130 investment, accounting, finance, compliance, legal and human resource professionals. Highland’s diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Highland is one of the most experienced global alternative credit managers. The firm invests in various credit and equity strategies through hedge funds, long-only funds, separate accounts, collateralized loan obligations (“CLOs”), non-traded funds, publicly traded funds, closed-end funds, including an interval fund and a business development company, mutual funds and exchange-traded funds (“ETFs”), and manages strategies such as distressed-for-control private equity, oil and gas, direct real estate, real estate credit and originated or structured real estate credit investments. Our senior management team will include James Dondero, Brian Mitts, Matt McGraner, Matthew Goetz and Scott Ellington. The members of our Sponsor’s real estate team, both during their tenure at Highland and in their previous roles before joining Highland, have a long history of investing in real estate and debt related to real estate properties. In addition, NexBank’s mortgage banking volume exceeded $5.0 billion in 2016, while also servicing $4.3 billion of 1-4 family residential loans for Fannie Mae, Freddie Mac, and the Government National Mortgage Association (“Ginnie Mae”), among others.

Tactical Relationship with Highland Capital Management, L.P.

Significant Shareholder Alignment — Investor as well as Advisor

Our Advisor and its affiliates are committed to making a substantial investment in NREF upon completion of this offering. Our Advisor and its affiliates intend to beneficially own shares representing approximately 25%

of our outstanding common stock, which they intend to accumulate over time through purchases in the open market. At the closing of this offering, taking into account the overallotment option, our Advisor and its affiliates expect to own approximately 10% of our outstanding common stock.

Our Advisor and its affiliates firmly believe in taking proactive measures intended to align themselves with shareholders by holding substantial stakes in the investment vehicles they manage as well as implementing pro-investor programs further supporting its alignment and being a leading advocate for the investor base.

Leveraging Highland’s and NexBank’s Platforms

We will benefit from our Advisor’s affiliation with Highland and NexBank, which provide access to resources including research capabilities, an extensive relationship network, other proprietary information, and instant scalability. Given our Advisor’s access to these resources, our Advisor is able to research, source, and evaluate opportunities that competitors may not have the bandwidth nor opportunity to pursue.

We firmly believe Highland’s vast network of resources and its and NexBank’s core competencies will benefit NREF in the following key areas:

•	Highland’s Proven Processes: Highland’s time-tested investment process is rooted in its ability to identify mispricing through robust macro, top-down analysis as well as fundamental, bottoms-up analysis, proactive diligence, monitoring and very nimble trading capabilities. Highland’s investment team is comprised of industry focused research professionals with an average of approximately 11 years of investment experience. These professionals are responsible for reviewing existing investments, evaluating opportunities across issuer capital structures and monitoring trends within those industries. Highland maintains investment thesis and sell-discipline, and strives for active returns by avoidance. Finally, Highland’s active and focused portfolio management process is driven by its bold decision making and has been a key driver of creating active returns over time.

•	Strategic Partnerships & Robust Third-Party Relationships: Over the years, Highland and its affiliates have forged mutually beneficial relationships and partnerships that have served to provide increased deal flow on attractive real estate with quality sponsors. Its robust relationships have also allowed for more creative financing solutions to better serve its clients and investors.

•	Immediate Scalability: One of the benefits of being part of a $13.4 billion enterprise is the ability to provide immediate scalability to an investment vehicle. We expect instantaneous cost efficiencies and to achieve economies of scale upon the closing of this offering, which is reflected in NREF’s efficient fee structure by leveraging our first-class back-office groups.

•	First-Class Back-Office Support: Highland’s back-office was created to cover all functional areas for the on-going support and operations of the firm and its various products. The back-office consists of Accounting, Corporate, Human Resources, Valuation, Operations, Settlement, Trading, and Product Strategy. Each team has its own set of robust processes and policies to ensure consistency, accuracy, and reliability on respective functions. These groups cover and have expertise in a multitude of fund structures, including limited partnerships, separately managed accounts, publicly traded companies, mutual funds, ETFs, closed-end funds and private equity structures. They also have experience servicing various investor types such as large pension funds, high net worth individuals, public investors, and retail mutual fund investors.

•

Expertise in Public Filings: Highland’s accounting group includes personnel with extensive experience with public SEC filings, and accounting and tax expertise in real estate accounting and accounting for loans, mortgages and other credit instruments. An affiliate of our Advisor externally manages a publicly traded REIT, NexPoint Residential Trust, Inc. (NYSE: NXRT); a publicly traded closed-end fund, NexPoint Credit Strategies Fund (NYSE: NHF); and a public, non-traded business development company, NexPoint Capital, Inc. All of these entities are public filers and have personnel dedicated to their accounting with extensive experience with financial statement reporting.

•	In-House Legal Counsel: Highland utilizes a 12 person in-house Legal/Compliance team comprised of lawyers, paralegals, and compliance experts who have extensive experience in multiple facets of law.

•	NexBank’s Infrastructure: NexBank will help source and execute investments, provide servicing infrastructure and asset management capabilities. Their credit/underwriting team is comprised of seven individuals, including John Holt, Matt Siekielski and Rhett Miller, with extensive experience in commercial real estate, commercial and industrial, residential real estate, municipal bond and asset based lending underwriting. Once a potential transaction is identified, the team gathers due diligence documents, third party reports, any additional research that is needed, and undergoes a site visit. An underwriting package is then prepared for a weekly investment committee meeting among NexPoint and NexBank representatives.

Financing Strategy

We intend to maintain normal operating leverage in the range of 25%-35% of our corporate enterprise value (excluding the leverage on Estates). We expect this leverage to be in the form of a credit facility, primarily utilized for the purposes of recycling capital when our investments are redeemed, paid off or retired, as applicable. Given that we expect preferred equity investments in stabilized multifamily assets to make up a majority of our portfolio, we believe this leverage target is prudent given that leverage typically exists at the asset level. By primarily utilizing (and in most cases, helping select) our borrowers’ property-level financing, we can more effectively manage credit risk. We believe that our leverage is appropriate to produce superior total returns to both equity and mortgage REITs, particularly at the later stages of the real estate cycle.

Investment Guidelines

Upon completion of this offering, our board of directors will approve the following investment guidelines:

•	No investment will be made that would cause us to fail to qualify or maintain our qualification as a REIT under the Code;

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	Our Advisor will seek to invest our capital in our target assets;

•	Prior to the deployment of our capital into our target assets, our Advisor may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Advisor to be of high quality; and

•	No more than 25% of our Equity (as defined in our Advisory Agreement (as defined below)) may be invested in any individual investment without the approval of a majority of our independent directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

These investment guidelines may be amended, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

Our Structure

The following chart shows our ownership structure:

Advisory Agreement

Pursuant to our advisory agreement, NexPoint Real Estate Advisors II, L.P. serves as our Advisor. On the closing of this offering, the advisory agreement will be amended and restated (as amended and restated, the “Advisory Agreement”). Pursuant to the Advisory Agreement, subject to the overall supervision of our board of directors, our Advisor will manage our day-to-day operations, and provide investment management services to us. Under the terms of this agreement, our Advisor will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each underlying property of the overall portfolio; and

•	close, monitor and administer our investments.

The Advisory Agreement has an initial term of three years, and is automatically renewed thereafter for a one-year term unless earlier terminated. We will have the right to terminate the Advisory Agreement on 30 days’ written notice for cause. The Advisory Agreement can be terminated by us or our Advisor without cause with six months’ written notice to the other party. Our Advisor may also terminate the agreement with 30 days written notice if we have materially breached the agreement and such breach has continued for 30 days. A termination fee will be payable to our Advisor upon termination of our Advisory Agreement for any reason other than a termination by us for cause. The termination fee will be equal to three times the annual asset management fee (the “Annual Fee”) earned by our Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the effective termination date.

The following table summarizes the fees, expense reimbursements, and other amounts that we may pay to our Advisor.

Type	Description
Asset Management Fee

1.5% of Equity per annum, calculated and payable monthly in cash.

For purposes of calculating the asset management fee, “Equity” means (a) the sum of (1) total equity immediately prior to the closing of this offering, plus (2) the net proceeds received by NREF from all issuances of NREF’s equity securities after the offering (allocated on a pro rata basis for issuances during the calendar quarter of any such issuance), plus (3) NREF’s cumulative Core Earnings (as defined below) from and after the offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to NREF’s stockholders from and after the offering to the end of the most recently completed calendar quarter and (2) any amount that NREF has paid to repurchase NREF’s common stock from and after the offering to the end of the most recently completed calendar quarter. With respect to the period from and after the offering that is used in any calculation of the asset management fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, as an adjustment to net income in the calculation of Core Earnings, Equity will include compensation expense relating to any restricted shares of common stock and any other shares of common stock underlying awards granted under one or more of NREF’s equity incentive plans.

As used herein, “Core Earnings” means the net income (loss) attributable to our stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding (a) non-cash equity compensation expense, (b) depreciation calculated on real estate owned, and (c) adjustments for noncontrolling interests.

Incentive Fee	None.

Reimbursement of Expenses

We will be required to pay directly or reimburse our Advisor for all of the documented “operating expenses” (all out-of-pocket expenses of our Advisor in performing services for us, including but not limited to the expenses incurred by our Advisor in connection with any provision by our Advisor of legal, accounting, financial and due diligence services performed by our Advisor that outside professionals or outside consultants would otherwise perform, compensation expenses under any long term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Advisor required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Advisor or its affiliates in connection with the services it provides to us pursuant to the Advisory Agreement. Reimbursement of operating expenses, plus the Annual Fee, may not exceed 2.5% of gross assets for any calendar year or portion thereof, provided, however, that this limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate assets.

Termination Fee	Equal to three times the Annual Fee earned by our Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the effective termination date. The termination fee will be payable to our Advisor upon termination of our Advisory Agreement for any reason other than a termination by us for cause.

See “Business — Advisory Agreement” and “Management Compensation.”

Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the following risks and those under the heading “Risk Factors” before purchasing our common stock:

•	Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

•	Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

•	Interest rate fluctuations could reduce our ability to generate income on our investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

•	We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in our target assets and could also affect the yields of these assets.

•	A majority of the loans and/or investments that may comprise our Initial Portfolio are subject to entry into definitive agreements, and there can be no assurance that the loans and/or investments will close on the terms anticipated, or at all.

•	The risk that we may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Advisor, members of our Advisor’s management team or by Highland or its affiliates.

•	Our Advisor and its affiliates will face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us, including compensation which may be required to be paid to our Advisor if our Advisor is terminated, which could result in decisions that are not necessarily in the long-term best interests of our stockholders.

•	We are dependent upon our Advisor and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

•	We will pay substantial fees and expenses to our Advisor and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

•	We intend to elect to be treated as a REIT. Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.

If any of the factors enumerated above or in “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Operating and Regulatory Structure

REIT Qualification

We intend to elect to be taxed as a REIT under the Code, commencing with the current taxable year ending on December 31, 2017. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. We further believe that, after the consummation of this offering, we will satisfy the stock ownership diversity requirement for qualification as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property or REIT “prohibited transactions” taxes with respect to certain of our activities. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that apply to certain distributions received by individuals from taxable corporations.

For prior taxable years we have been taxed as a C-corporation for U.S. federal income taxes. Consequently, if we elect to be a REIT beginning in 2017, and if, within five years of January 1, 2017, the effective date of the REIT election, (1) we dispose of either the property or our interest in the limited liability company that we held on such date, or (2) the limited liability company in which we hold an interest disposes of any property it held on such date, we may be subject to federal income tax on the “built-in gain” with respect to such property. For additional information see “Risk Factors — Risks Related to Our Corporate Structure.”

Investment Company Act Exclusion

We, as well as our subsidiaries, intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We are organized as a holding company and will conduct our business primarily through our OP and wholly and majority-owned subsidiaries of our OP. We anticipate that our OP will always be at least a majority-owned subsidiary and controlled by us as general partner. We intend to conduct our operations so that neither we nor our OP will hold investment securities in excess of the limit imposed by the 40% test. The securities issued by any wholly owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily, propose to engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

We anticipate that our OP’s subsidiaries will meet the requirements of the exception from the definition of an investment company set forth in Section 3(c)(5)(C) of the Investment Company Act, which excepts entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” To meet this exception, SEC staff has taken the position that at least 55% of a subsidiary’s assets must be comprised of qualifying assets (as interpreted by the SEC staff under the Investment Company Act) and at least another 25% of assets (subject to reduction to the extent the subsidiary invested more than 55% of its total assets in qualifying assets) must be comprised of real estate-related assets under the Investment Company Act (and no more than 20% comprised of miscellaneous assets). Qualifying assets for this purpose include, without limitation, mortgage loans (first and second) fully secured by real property, and certain junior mortgage loans and mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters. We intend to treat junior mortgage loans and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters, and debt and equity securities of companies primarily engaged in real estate businesses that are not within the scope of SEC staff positions and/or interpretations regarding qualifying assets as real estate-related assets. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(C), to rely on other guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets and real estate-related assets. Maintaining the Section 3(c)(5)(C) exception, however, will limit our ability to make certain investments.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including guidance of the SEC or its staff regarding this exemption, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments, and these limitations could result in the subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold. Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain this exemption. For our subsidiaries that do maintain this exemption, our interests in these subsidiaries will not constitute “investment securities.”

Because we initially own one operating property and expect that none of our majority-owned subsidiaries will be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act and

because our interests in these subsidiaries will constitute a substantial majority of our assets, we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary, and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 6.2% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock, or 6.2% by value of the aggregate of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 6.2% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. In connection with this offering, our board of directors intends to grant Highland and its affiliates a waiver allowing them to own up to 25% of our common stock. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void ab initio.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. However, we have elected to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” until the earliest of (i) December 31, 2021, the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (ii) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Our Corporate Information

Our principal executive offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our telephone number is (972) 628-4100. Our website is www.nref.com. The information on our website is not intended to form a part or be incorporated by reference into this prospectus.

The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares).

Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares of common stock in full). In connection with this offering, our Class A common stock will be reclassified as common stock and our Class T common stock will be eliminated.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We plan to use substantially all of the net proceeds from this offering to fund the loans and/or investments identified and described as our Initial Portfolio, pay down our existing credit facility with KeyBank, N.A. (“KeyBank”), redeem all of the 125 issued and outstanding shares of our Series A preferred stock, and buyout the non-controlling joint venture interest in the Estates on Maryland (“Estates”). Our Initial Portfolio may consist of seven preferred equity investments that we will acquire from unaffiliated third parties, along with our current preferred equity investment and directly owned property. See “Use of Proceeds” for additional information.

Dividend policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

Stock Exchange Symbol	“NREF”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 6.2% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, or 6.2% in value of the aggregate of the outstanding shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following financial data should be read in conjunction with the accompanying consolidated financial statements and related notes thereto, the unaudited consolidated pro forma financial statement and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary historical financial data for the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016 and 2015 presented below has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of December 31, 2014 presented below has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The summary historical financial data for the six months ended June 30, 2017 and 2016 and as of June 30, 2017 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The unaudited consolidated pro forma financial data for the year ended December 31, 2016 gives pro forma effect to: (1) our origination of a preferred equity investment in Bell Midtown that occurred on April 7, 2016; (2) the redemption of our preferred equity investment in Bell Midtown that occurred on December 23, 2016; and (3) our origination of a preferred equity investment in Springs at Stone Oak Village that occurred on August 19, 2016, as if they each occurred on January 1, 2016, and the related impact on interest costs incurred on debt used to finance the preferred equity investment originations and asset management fees payable to our Advisor. The following unaudited consolidated pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

	As of December 31,			As of June 30,
	2016 (1)	2015 (1)	2014 (1)	2017
				(unaudited)
(Dollars in thousands, except per share amounts)
Balance Sheet Data
Total net operating real estate investments	$39,642	$40,035	$—	$38,913
Preferred equity investment	5,250	—	—	5,388
Total assets	45,826	41,061	200	46,841
Mortgage payable, net	26,745	26,697	—	26,770
Credit facility, net	10,944	10,000	—	10,970
Total debt, net	37,689	36,697	—	37,740
Total liabilities	39,182	37,962	—	39,788
Noncontrolling interests	647	681	—	608
Total stockholders’ equity	6,644	3,099	200	7,053

	Pro Forma For the Year Ended December 31,	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016(2)	2016 (1)	2015 (1)	2014 (1)	2017	2016
	(unaudited)				(unaudited)
(Dollars in thousands, except per share amounts)
Operating Data
Total revenues	$3,884	$3,884	$1,504	$—	$2,024	$1,906
Net loss	(1,678)	(1,505)	(1,810)	—	(744)	(871)
Net loss attributable to common stockholders	(1,676)	(1,503)	(1,764)	—	(751)	(865)
Loss per common share — basic and diluted	(2.47)	(2.22)	(8.82)	—	(0.70)	(1.50)
Weighted average common shares outstanding — basic	678	678	200	22	1,071	575
Weighted average common shares outstanding — diluted	687	687	200	22	1,082	580

	For the Year Ended December 31,			For the Six Months Ended June 30, 2017
	2016 (1)	2015 (1)	2014 (1)	2017	2016
				(unaudited)
Cash Flow Data
Cash flows provided by operating activities (3)	$767	$471	$—	$139	$314
Cash flows used in investing activities (3)	(6,415)	(41,081)	—	(93)	(6,383)
Cash flows provided by financing activities	5,362	41,379	200	1,122	5,999

Other Data
Distributions declared per common share	$0.251	$—	$—	0.297	—

NOI (4)	2,285	698	—	1,195	1,113
Core Earnings attributable to common stockholders (4)	41	(502)	—	6	(34)
Core Earnings per common share — diluted (5)	0.06	(2.51)	—	0.01	(0.06)
CAD attributable to common stockholders (4)	178	70	—	7	29
CAD per common share — diluted (5)	0.26	0.35	—	0.01	0.05
ACAD attributable to common stockholders (4)	237	70	—	86	29
ACAD per common share — diluted	0.34	0.35	—	0.08	0.05

(1)	We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates was determined to be a combination of entities under common control. As such, the acquisition of Estates by us was deemed to be made on the date it was purchased by Highland, which was August 5, 2015 (the “Original Acquisition Date”). In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016.
(2)	For further detail regarding the pro forma financial data, See “Pro Forma Consolidated Statement of Operations and Comprehensive Loss” included elsewhere in this prospectus.
(3)	The Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, during the fourth quarter of 2016 on a retrospective basis. See Note 2, Summary of Significant Accounting Policies, to the Company’s audited consolidated financial statements included in this prospectus for a description of this ASU and the impact of its adoption.
(4)	NOI, Core Earnings, CAD and ACAD are non-GAAP measures. For definitions of these non-GAAP measures, as well as an explanation of why we believe these measures are useful and reconciliations to the most directly comparable GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(5)	Dilutive shares were excluded from the computation if the shares were antidilutive.

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following material risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face, but represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Relating to Our Business

Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally.

We seek to invest primarily in preferred equity investments and debt in or relating to real estate-related businesses, assets or interests. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for entities in which we have an investment, or “borrower entities,” to satisfy debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, energy supply shortages, various uninsured or uninsurable risks, natural disasters, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy that depress travel activity, demand and/or real estate values generally and other factors that are beyond our control. The value of securities of companies that service the real estate business sector may also be affected by such risks.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate preferred equity and debt investing in particular, will continue to improve or whether they will deteriorate further. Declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition and results from operations. In addition, market conditions relating to real estate preferred equity and debt investments have evolved since the global financial crisis, which has resulted in a modification to certain structures and/or market terms. Any such changes in structures and/or market terms may make it relatively more difficult for us to monitor and evaluate our loans and investments.

Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., mortgages, mezzanine loans and preferred equity) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower entity to repay a loan or pay a dividend on an equity investment secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower entity. If the net operating income of the property is reduced, the borrower entity’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition;

•	competition from other properties offering the same or similar services;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	changes in interest rates and in the state of the debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•	changes in real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•	adverse changes in zoning laws.

In addition, we are exposed to the risk of judicial proceedings with our borrower entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor. In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, our results of operations and financial condition, could be adversely affected.

Interest rate fluctuations could reduce our ability to generate income on our investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures will relate to the yield on our investments and the financing cost of our debt, as well as our interest rate swaps that we may utilize for hedging purposes. Changes in interest rates will affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates.

Our operating results will depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments.

Prepayment rates may adversely affect the value of our portfolio of assets.

The value of our assets may be affected by prepayment rates on loans. If we originate or acquire mortgage-related securities or a pool of mortgage securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income securities from declining interest rates.

The lack of liquidity in certain of our target assets may adversely affect our business.

The illiquidity of certain of our target assets may make it difficult for us to sell such investments if the need or desire arises. Certain target assets such as mortgages, mezzanine and other loans (including participations) and preferred equity, in particular, are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower entity’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Advisor and/or its affiliates has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

A majority of the loans and/or investments that may comprise our Initial Portfolio are subject to entry into definitive agreements, and there can be no assurance that the loans and/or investments will close on the terms anticipated, or at all.

We have included in “Prospectus Summary — Our Initial Portfolio” a description of non-binding letters of intent we have executed with respect to an aggregate of approximately $         million in potential loan and/or investment commitments. We have not executed binding commitment letters or definitive documentation with respect to these potential loans and/or investments, and each proposed loan and/or investment is still subject to one or more of the following: satisfactory completion of our due diligence investigation and investment process, approval of our Advisor’s investment committee, market conditions, available liquidity, our final agreement with the borrowing entity on the terms and structure of such loan and/or investment, and the execution and delivery of satisfactory transaction documentation. As a result, we cannot provide any assurances that we will close any of these proposed loans and/or investments. The failure to close these loans and/or investments on the terms we anticipate, or at all, could have a material adverse effect on our business.

Difficulty in deploying the net proceeds from this offering or the repayments of our loans and/or investments may cause our financial performance and returns to investors to suffer.

In light of our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, we may from time to time maintain cash pending deployment into investments, which may at times be significant. Such cash may be held in an account of ours for the benefit of stockholders or may be invested in money market accounts or other similar temporary investments. While the expected duration of such holding period is expected to be relatively short, in the event we are unable to find suitable investments, these cash positions may be maintained for longer periods. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and such low interest payments on the temporarily invested cash may adversely affect our financial performance and returns to investors.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

Our loans and investments may include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed bank loans and debt securities) or may involve investments that become “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements, and the spread between bid and asked prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy with respect thereto will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial difficulties may not be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and, in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

We may not have control over certain of our loans and investments.

Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we may:

•	acquire investments subject to rights of senior classes and servicers under intercreditor or servicing agreements;

•	acquire only a minority and/or a non-controlling participation in an underlying investment;

•	co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	rely on independent third party management or servicing with respect to the management of an asset.

Therefore, we may not be able to exercise control over all aspects of our loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

We expect to make preferred equity investments in partnerships or limited liability companies over which we will not have voting control. We intend to ensure that the terms of our investments require that the partnerships and limited liability companies take all actions necessary to preserve our REIT status and avoid taxation at the REIT level. However, because we will not control such entities, they may cause us to fail one or more of the REIT tests. In that event, we intend to take advantage of all available provisions in the REIT statutes and regulations to cure any such failure, which provisions may require payments of penalties. We believe that we will be successful in maintaining our REIT status, but no assurances can be given.

Mezzanine loans and other investments that are subordinated or otherwise junior in an issuer’s capital structure and that involve privately negotiated structures will expose us to greater risk of loss.

We may from time to time originate or acquire mezzanine loans and other investments that are subordinated or otherwise junior in an issuer’s capital structure (such as preferred equity) and that involve privately negotiated structures. To the extent we invest in subordinated debt or mezzanine tranches of an entity’s capital structure, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of holders of more senior tranches in the issuer’s capital structure and, to the extent applicable, contractual intercreditor and/or participation agreement provisions. Significant losses related to such loans or investments could adversely affect our results of operations and financial condition.

Mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

Our success depends on the availability of attractive investments and our Advisor’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are dependent upon the availability of, as well as our Advisor’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot make any assurances that our Advisor will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any underlying security relating to loans and/or investments made by us is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. As a result, the valuations of the real estate assets against which we will make loans and/or investments are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets.

Some of our portfolio investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

Some or all of our portfolio investments may be in the form of positions or securities that are not publicly traded. The fair value of investments that are not publicly traded may not be readily determinable. Our Advisor will value these investments at fair value which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our Advisor’s determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations and financial condition could be adversely affected if our Advisor’s determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

We may experience a decline in the fair value of our assets.

A decline in the fair value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, it could adversely affect our results of operations and financial condition.

We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in our target assets and could also affect the yields of these assets.

A number of entities compete with us to make the types of loans and investments that we seek to make. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by affiliates of our Advisor and Highland), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT compliance or maintenance of an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future, and we may not be able to take advantage of attractive lending and investment opportunities from time to time, as we can provide no assurance that we will be able to identify and originate loans or make investments that are consistent with our investment objectives.

Our loans and investments may be concentrated in terms of geography, asset types and sponsors.

We are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of default or foreclosure, or secured by properties concentrated in a limited number of geographic locations.

To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition.

The due diligence process that our Advisor undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Advisor incorrectly evaluates the risks of our investments, we may experience losses.

Before making investments for us, our Advisor will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Advisor may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Advisor will evaluate our potential investments based on criteria it deems appropriate for the relevant investment. Our Advisor’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Advisor underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

NexPoint’s failure to remain a select sponsor with Freddie Mac or to maintain its preferred status with Fannie Mae may materially and adversely affect us.

Through numerous investments across the Highland platform, NexPoint is a select sponsor with Freddie Mac and enjoys preferred status with Fannie Mae. Our Advisor leveraged these relationships to create the preferred equity structure that we utilize as our primary investment strategy. There is no assurance that NexPoint will be able to remain a select sponsor with Freddie Mac or to maintain its preferred status with Fannie Mae.

NexPoint’s failure to remain a select sponsor with Freddie Mac or to maintain its preferred status with Fannie Mae could reduce our access to proprietary deal flow, which could have a material adverse effect on us.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

We may need to foreclose on certain of the loans and/or investments we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans and/or investments we originate or acquire, and the foreclosure process may be lengthy and expensive. We cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and/or investments and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan and/or investment, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan and/or investment, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan and/or investment or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties underlying our investments.

To the extent we foreclose on properties with respect to which we have extended loans and/or invested in, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any investments we make in structured finance investments would pose additional risks, including the risks of the securitization process and the risk that any special servicer may take actions that could adversely affect our interests.

We may from time to time invest in commercial mortgage-backed securities, CLOs, collateralized debt obligations and other similar securities, which are subordinated classes of securities in a structure of securities secured by a pool of mortgages or loans. Accordingly, such securities are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Thus, there is generally only a nominal amount of equity or other debt securities junior to such positions, if any, issued in such structures. The estimated fair values of such subordinated interests tend to be much more sensitive to adverse economic downturns and underlying borrower developments than more senior securities. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality structured finance investments because the ability of borrowers to make principal and interest payments on the mortgages or loans underlying such securities may be impaired, as has occurred throughout the recent economic recession and weak recovery.

Subordinate interests and similar structured finance investments generally are not actively traded and are relatively illiquid investments, and volatility in these markets may cause the value of these investments to decline. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, we may incur significant losses.

With respect to the structured finance investments in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificateholder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may acquire structured finance investments for which we may not have the right to appoint the directing certificateholder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of those loans, the related special servicer or collateral manager may take actions that could adversely affect our interests.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions, and we cannot assure you that those ratings will not be downgraded.

Some of our investments may be rated by rating agencies such as Moody’s Investors Service, Fitch Ratings or Standard & Poor’s. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition.

Some of our investments and investment opportunities may be in synthetic form.

Synthetic investments are contracts between parties whereby payments are exchanged based upon the performance of another security or asset, or “reference asset.” In addition to the risks associated with the performance of the reference asset, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Market standards, GAAP accounting methodology, regulatory oversight and compliance requirements, tax and other regulations related to these investments are evolving, and we cannot be certain that their evolution will not adversely impact the value or sustainability of these investments. Furthermore, our ability to invest in synthetic investments, other than through taxable REIT subsidiaries (“TRSs”), may be severely limited by the REIT qualification requirements because synthetic investment contracts generally are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

We may invest in derivative instruments, which would subject us to increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in derivative instruments. Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile, and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying instrument or commodity. Such derivatives and other customized instruments also are subject to the risk of non-performance by the relevant counterparty. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or over-the-counter markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. Derivative instruments that may be purchased or sold by us may include instruments not traded on an exchange. The risk of nonperformance by the obligor on such an instrument may be greater, and the ease with which we can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument. In addition, significant disparities may exist between “bid” and “asked” prices for derivative instruments that are traded over-the-counter and not on an exchange. Such over-the-counter derivatives are also typically not subject to the same type of investor protections or governmental regulation as exchange-traded instruments.

In addition, we may invest in derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or we determine to make such an investment.

Rapid changes in the values of our real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

As a consequence of our seeking to avoid the need to register under the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to avoid the need to register under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate. In addition, seeking to avoid the need to register under the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, avoiding registration under the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the Securities and Exchange Commission (the “SEC”), that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

See “Prospectus Summary — Operating and Regulatory Structure — Investment Company Act Exclusion.”

Risks Related to Our Corporate Structure

We depend upon key personnel of our Advisor and its affiliates.

We are externally managed and therefore we do not have any internal management capacity. We will depend to a significant degree on the diligence, skill and network of business contacts of the management team and other key personnel of our Advisor, including Messrs. Dondero, Mitts, McGraner, Goetz and Ellington, all of whom may be difficult to replace. We expect that our Advisor will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of the Advisory Agreement.

We will also depend upon the senior professionals of our Advisor to maintain relationships with sources of potential investments, and we intend to rely upon these relationships to provide us with potential investment opportunities. We cannot assure you that these individuals will continue to provide indirect investment advice to us. If these individuals, including the members of the management team of our Advisor, do not maintain their existing relationships with our Advisor, maintain existing relationships or develop new relationships with other sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom the senior professionals of our Advisor have relationships are not obligated to provide us with investment opportunities. Therefore, we can offer no assurance that these relationships will generate investment opportunities for us.

Our Advisor will rely on Highland to provide investment research and operational support to our Advisor, including services in connection with research, due diligence of actual or potential investments, the execution of investment transactions approved by our Advisor and certain back-office and administrative services. If Highland does not provide these services to our Advisor, there can be no assurances that our Advisor would be able to find a substitute service provider with the same experience or on the same terms as Highland.

We are dependent upon our Advisor and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

We are dependent on our Advisor and its affiliates to manage our operations and originate, structure and manage our investments. All of our investment decisions will be made by our Advisor, subject to general oversight by our Advisor’s investment committee and our board of directors. Any adverse changes in the financial condition of our Advisor or its affiliates, or our relationship with our Advisor, could hinder our Advisor’s ability to successfully manage our operations and our portfolio of investments, which could materially adversely affect our business, results of operations, financial condition and ability to make distributions to our stockholders.

Our Advisor manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in our making riskier investments and which could materially and adversely affect us.

Our Advisor is authorized to follow very broad investment guidelines that provide it with substantial discretion in investment, financing, asset allocation and hedging decisions. Our board of directors will periodically review our investment guidelines and our portfolio but will not, and will not be required to, review and approve in advance all of our proposed investments or our Advisor’s financing, asset allocation or hedging decisions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided, or recommendations made, to them by our Advisor or its affiliates. Subject to maintaining our REIT qualification and our exclusion from regulation under the Investment Company Act, our Advisor has significant latitude within the broad investment guidelines in determining the types of investments it makes for us, and how such investments are financed or hedged, which could result in investment returns that are substantially below expectations or losses, which could materially and adversely affect us.

We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Advisor, members of our Advisor’s management team or by Highland or its affiliates.

Our primary focus in making investments generally differs from that of existing investment funds, accounts or other investment vehicles that are or have been managed by affiliates of our Advisor, members of our Advisor’s management team or sponsored by Highland or its affiliates. Past performance is not a guarantee of future results, and there can be no assurance that we will achieve comparable results of those Highland affiliates. In addition, investors in our common stock are not acquiring an interest in any such investment funds, accounts or other investment vehicles that are or have been managed by members of our Advisor’s management team or sponsored by Highland or its affiliates. We also cannot assure you that we will replicate the historical results achieved by members of the management team, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated.

Our Advisor can resign on 180 days’ notice from its role as Advisor, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business, and results of operations and cash flows.

Our Advisor may terminate the Advisory Agreement upon 180 days’ prior notice. If the Advisory Agreement is terminated and no suitable replacement is found, we may not be able to execute our business plan. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Advisor and its affiliates. Even if we are able to retain comparable management, the integration of such management and its lack of familiarity with our investment objectives may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows. Furthermore, we may incur certain costs in connection with a termination of the Advisory Agreement.

Our Advisor maintains a contractual as opposed to a fiduciary relationship with us. Our Advisor’s liability is limited under the Advisory Agreement, and we have agreed to indemnify our Advisor against certain liabilities.

Our Advisor maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the Advisory Agreement, our Advisor and its affiliates and their respective partners, members, officers, directors, employees and agents will not be liable to us (including but not limited to (i) any act or omission in connection with the conduct of our business that is determined in good faith to be in or not opposed to our best interests, (ii) any act or omission based on the suggestions of certain professional advisors, (iii) any act or omission by us, or (iv) any mistake, negligence, misconduct or bad faith of certain brokers or other agents), unless any act or omission constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of duties. We have also agreed to indemnify our Advisor and its affiliates and their respective partners, members, officers, directors, employees and agents from and against any and all claims, liabilities, damages, losses, costs and expenses that are incurred and arise out of or in connection with our business or investments, or the performance by the indemnitee of its responsibilities under the Advisory Agreement, provided that the conduct at issue did not constitute bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of duties. As a result, we could experience poor performance or losses for which our Advisor would not be liable.

We may change our targeted investments without stockholder consent.

We expect our portfolio of investments will consist primarily of structured financing solutions for properties benefiting from significant tenant diversification and short-term leases, including mid-sized multifamily, storage and select-service and extended-stay hospitality real estate properties. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders. Any such change could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. These policies may change over time. A change in our targeted investments or investment guidelines, which may occur without notice to you or without your consent, may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you. We intend to disclose any changes in our investment policies in our next required periodic report.

We will pay substantial fees and expenses to our Advisor and its affiliates, which payments increase the risk that you will not earn a profit on your investment.

Pursuant to the Advisory Agreement, we will pay significant fees to our Advisor and its affiliates. Those fees include asset management fees and obligations to reimburse our Advisor and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services. Additionally, we have adopted a long-term incentive plan that we will use to grant awards to employees of our Advisor and its affiliates. For additional information on these fees and the fees paid to our Advisor, see “Management Compensation” and “Management — NexPoint Real Estate Finance, Inc. 2017 Long Term Incentive Plan.”

If we internalize our management functions, the percentage of our outstanding common stock owned by our other stockholders could be reduced, and we could incur other significant costs associated with being self-managed.

In the future, the board may consider internalizing the functions performed for us by our Advisor by, among other methods, acquiring our Advisor’s assets. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. An acquisition of our Advisor could result in dilution of your interests as a stockholder and could reduce earnings per share. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Advisor or its affiliates. Internalization transactions, including, without limitation, transactions involving the acquisition of affiliated advisors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

There are significant potential conflicts of interest that could affect our investment returns.

As a result of our arrangements with Highland and our Advisor, there may be times when Highland and our Advisor or their affiliated persons have interests that differ from those of our stockholders, giving rise to a conflict of interest.

Our directors and management team serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of investment funds managed by our Advisor or its affiliates. Similarly, our Advisor or its affiliates may have other clients with similar, different or competing investment objectives, including NexPoint Residential Trust, Inc. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our stockholders. For example, the management team of our Advisor has, and will continue to have, management responsibilities for other investment funds, accounts or other investment vehicles managed or sponsored by our Advisor and its affiliates. Our investment objectives may overlap with the investment objectives of such affiliated investment funds, accounts or other investment vehicles. As a result, those individuals may face conflicts in the allocation of investment opportunities among us and other investment funds or accounts advised by or affiliated with our Advisor and its affiliates. Our Advisor will seek to allocate investment opportunities among eligible accounts in a manner consistent with its allocation policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. See “Conflicts of Interest.”

We may compete with other entities affiliated with our Advisor and Highland for investments.

Neither our Advisor nor Highland and their affiliates are prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures that compete with ours. Our Advisor, Highland and/or their affiliates may provide financing to similar situated properties. Our Advisor and Highland may face conflicts of interest when evaluating investment opportunities for us, and these conflicts of interest may have a negative impact on our ability to make attractive investments.

Our Advisor, Highland and their officers and employees face competing demands relating to their time, and this may cause our operating results to suffer.

Our Advisor and Highland and their officers and employees and their respective affiliates are key personnel, general partners, sponsors, managers, owners and advisors of other real estate investment programs, including Highland-sponsored investment products, some of which have investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

Our Advisor and its affiliates will face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us, including compensation which may be required to be paid to our Advisor if our Advisory Agreement is terminated, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our Advisory Agreement, our Advisor or its affiliates will be entitled to fees based on our “Equity.” Because performance is only one aspect of our Advisor’s compensation (as a component of “Equity”), our

Advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our Advisor could be motivated to recommend riskier or more speculative investments that would entitle our Advisor to a higher fee. For example, because asset management fees payable to our Advisor are based in part on the amount of equity raised, our Advisor may have an incentive to raise additional equity capital in order to increase its fees.

We intend to elect to be treated as a REIT commencing with our taxable year ending December 31, 2017. Our failure to qualify or maintain our qualification as a REIT for federal income tax purposes would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.

We intend to elect to be treated as a REIT commencing with our taxable year ending December 31, 2017. Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. For prior taxable years we have been treated as a C-corporation for U.S. federal income tax purposes. Consequently, if we elect to be a REIT for 2017, and if, within five years of January 1, 2017, the effective date of the REIT election, (1) we dispose of either the property or our interest in the limited liability company that we held on such date, or (2) the limited liability company in which we hold an interest disposes of any property it held on such date, we may be subject to federal income tax on the “built-in gain” with respect to such property. For example, we may be liable for federal, state, and local income tax on a portion of the gain we realize on the Estates property if we dispose of our preferred equity interest, or the partnership disposes of the underlying property, before January 1, 2022. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “U.S. Federal Income Tax Considerations.” Furthermore, future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we were to fail to qualify as a REIT for any taxable year after electing REIT status, we would be subject to federal income tax on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of shares of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT and would not be allowed to re-elect REIT status for the four taxable years following the year in which we failed to qualify as a REIT.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example, net income from a “prohibited transaction” will be subject to a 100% tax. In addition, as noted above, if we were to sell, in a taxable transaction, any asset held by us on the effective date of our REIT election within five years of such effective date, we could be subject to federal income tax on the lesser of (i) the excess of the fair market value of such asset over our basis in the asset on such effective date, and (ii) the gain we recognize on such sale. Further, if a partnership or limited liability company in which we held an interest on the effective date of our REIT election makes a taxable disposition of an asset that it held on such effective date, we could be subject to federal income tax on our share of the excess of the fair market value over the basis of the asset on such date, limited to the amount of built-in gain in the partnership or limited liability company interest on the effective date of our REIT election. Moreover, we may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, our TRSs or any TRS we form will be subject to federal income tax and applicable state and local taxes on their net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities, borrow funds during unfavorable market conditions, or pay dividends in the form of a mixture of stock and cash. This could delay or hinder our ability to meet our investment objectives, reduce your overall return, potentially cause you to realize taxable income on the receipt of a stock dividend, and place downward pressure on the market price of our common stock.

In order to qualify and maintain our qualification as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets, and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. We may not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT. In addition, if the excess of taxable income over cash is sufficiently great, we may find it impossible to avoid paying the 4% nondeductible excise tax on some portion of our income.

In addition, some of our investments, notably our preferred equity investments, are expected to require us to report taxable income in amounts that exceed the cash flow produced by such investments. As a result, in order to satisfy the REIT distribution requirement, we may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. The Internal Revenue Service (“IRS”) recently issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, if the distributions adhere to certain parameters. If we made such a distribution, we expect to structure it so as to comply with the revenue procedure.

If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. We do not currently intend to pay taxable dividends of our common stock and cash, although we may choose to do so in the future.

There is a lack of clear authority governing the characterization of our preferred equity investments for REIT qualification purposes.

To qualify and maintain our qualification as a REIT, we must meet a quarterly asset test that requires, among other things, that (i) at least 75% of our assets qualify as real estate assets, and (ii) the securities of any one issuer (other than securities qualifying as real estate assets) not make up more than 5% of our total assets.

For this purpose, we will be deemed to own our proportionate share of assets held by any partnership in which we own a partnership interest. In addition, although debt secured by a mortgage on real property generally qualifies as a real estate asset, debt that is not secured by real estate assets generally does not so qualify.

We intend to make preferred equity investments in entities that are considered partnerships for federal income tax purposes. Although we believe that such investments will constitute partnership interests for purposes of the REIT asset test, and intend to take that position, there is no clear guidance on the point, and there can be no assurance that our position will be upheld. If the preferred equity investments were recharacterized as debt of the partnership, the recharacterization could cause us to fail the asset and income test. In this event, we intend to take advantage of provisions in the Code allowing us to remedy such failure, but those provisions may require us to dispose of any nonqualifying assets at disadvantageous prices, and to pay an excise tax equal to the greater of (i) $50,000, and (ii) a tax determined by multiplying the highest effective corporate tax rate then in effect by the income produced by the income generated by the nonqualifying assets.

We may fail to qualify as a REIT because of the activities and assets of the entities that issue preferred equity investments.

Our preferred equity investments will be in the form of limited partner or non-managing member interests in partnerships and limited liability companies. For purposes of the REIT income and asset tests, we will be treated as receiving our proportionate share of the income earned by those partnerships and limited liability companies and as owning our proportionate share of assets for those entities. Although the character of our income and assets for purposes of REIT income and asset tests will depend upon those partnerships’ and limited liability companies’ income and assets, we will typically have limited control over the operations of the partnerships and limited liability companies in which we own preferred equity investments. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, a partnership or limited liability company could take an action that could cause us to fail a REIT gross income or asset test, and we may not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such a loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We will likely originate and acquire mezzanine loans that do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure. Consequently, there can be no assurance that the IRS will not successfully challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify and maintain our qualification as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets

(other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets (20% for taxable years beginning on or after January 1, 2018) can be represented by securities of one or more TRSs. Further, no more than 25% of our total assets can consist of debt issued by publicly traded REITs unless such debt otherwise qualifies as a real estate asset for purposes of the REIT rules. See “U.S. Federal Income Tax Considerations — Requirements for Qualification — General.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

If our OP failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS was to successfully challenge the status of our OP as a partnership or disregarded entity for tax purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This would substantially reduce our cash available to pay distributions and the yield on your investment.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

The share ownership restrictions of the Code for REITs and the 6.2% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our common stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our common stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our common stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors (prospectively or retroactively), for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 6.2% in value of the aggregate of the outstanding shares of our capital stock and more than 6.2% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 6.2% ownership limit would result in our failing to qualify as a REIT. The board intends to grant waivers from the ownership limits for certain existing stockholders, if necessary, including to Highland and its affiliates and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of assets during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any assets (other than foreclosure property) that we own or hold an interest in, directly or indirectly through any subsidiary entity, including our OP, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. During such time as we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own or hold an interest in, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions to comply with the requirements of the prohibited transaction safe harbor available under the Code that, among other requirements, have been held for at least two years. No assurance can be given that any particular asset that we own or hold an interest in, directly or through any subsidiary entity, including our OP, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

The ability of the board to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to remain qualified as a REIT or have other adverse effects on us.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our stockholders or us. We cannot predict how changes in the tax laws might affect our stockholders or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to our stockholders and us of such qualification, or could have other adverse consequences including with respect to ownership of our common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law.

Risks Related to the Ownership of our Common Stock

There are no established trading markets for our common stock and broad market fluctuations could negatively impact the market price of our stock.

Currently, there is no established trading market for our common stock. We intend to list shares of our common stock on the NYSE under the symbol “NREF,” to be effective upon completion of this offering. We cannot assure you that, if accepted, an active trading market for our common stock will develop after this offering or if one does develop, that it will be sustained.

Even if an active trading market develops, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results, financial condition, cash flow and liquidity, or changes in investment strategy or prospects;

•	changes in our operations or earnings estimates or publication of research reports about us or the real estate industry;

•	loss of a major funding source or inability to obtain new favorable funding sources in the future;

•	our financing strategy and leverage;

•	actual or anticipated accounting problems;

•	changes in market valuations of similar companies;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence and price and volume fluctuations in the stock and bond markets, generally;

•	changes in laws, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

•	future equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	failure to meet income estimates;

•	failure to meet and maintain REIT qualifications or exclusion from Investment Company Act regulation or listing on the NYSE; and

•	general market and economic conditions.

In the past, class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

The form, timing and/or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

The form, timing and/or amount of dividend distributions will be declared at the discretion of the board and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other factors as the board may consider relevant. The board may modify our dividend policy from time to time.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, reduce the amount of such distributions, or issue stock dividends. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than we expect, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, if we make stock dividends in lieu of cash distributions it may have a dilutive effect on the holdings of our stockholders.

All distributions will be made at the discretion of the board and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our

REIT qualification and other tax considerations, and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as the board may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Our charter permits the board to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could otherwise result in a premium price to our stockholders.

The board may classify or reclassify any unissued shares of common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, the board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

You will experience immediate and substantial dilution from the purchase of our common stock in this offering.

If you purchase common stock in this offering, you will experience immediate dilution of approximately $             per share of our common stock, based upon an assumed initial public offering price of $             per share, which is the mid-point of the price range indicated on the cover of this prospectus, and assuming no exercise by the underwriters of their option to purchase additional shares of our common stock. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds our as further adjusted net tangible book value per share of our common stock after giving effect to the completion of this offering and the use of proceeds therefrom. See “Dilution.”

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders and could reduce the overall value of your investment.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common stock. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common stock and convertible preferred stock), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred stock would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

Existing stockholders do not have preemptive rights to any shares we issue in the future. Our charter will authorize us to issue 600,000,000 shares of capital stock, of which 500,000,000 shares will be designated as common stock and 100,000,000 shares will be designated as preferred stock. In connection with this offering, our Class A common stock will be reclassified as common stock and our Class T common stock will be eliminated. The board may increase the number of authorized shares of capital stock without stockholder approval. After this offering, the board may elect to (1) sell additional shares in future public offerings; (2) issue equity interests in private offerings; (3) issue shares of our common stock under a long-term incentive plan to our non-employee directors or to employees of our Advisor or its affiliates; (4) issue shares to our Advisor, its successors or assigns, in payment of an outstanding fee obligation or as consideration in a related-party transaction; or (5) issue shares of our common stock in connection with an exchange of limited partnership interests of our OP. To the extent we issue additional equity interests after this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, existing stockholders may also experience a dilution in the book value of their investment in us.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the Maryland General Corporation Law (the “MGCL”) our charter limits the liability of our directors and officers to the Company and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate the Company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and we have also entered into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken by any of our directors or officers are immune or exculpated from, or indemnified against, liability but which impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

•

Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify, and elect to be taxed, as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 6.2% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 6.2% in value of the aggregate of the outstanding shares of all shares of our capital stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.2% of our outstanding shares of common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third party from acquiring control of us if the board does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. The board intends to grant waivers from the ownership limits applicable to holders of our common stock to certain existing stockholders, if necessary, including to Highland and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT.

•	The Board Has the Power to Cause Us to Issue Additional Shares of Our Stock without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, the board may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, the board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock.”

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our Company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act and in connection with the completion of this offering, our board will by resolution exempt from the provisions of the Maryland Business Combination Act all business combinations (i) between our Advisor or its respective affiliates and us and (ii) between any other person and us, provided that such business combination is first approved by the board (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits the board, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not have.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $         million after deducting underwriting discounts and commissions of $         million and estimated offering expenses of approximately $         (or, if the underwriters exercise their option to purchase additional shares of common stock in full, approximately $         million after deducting underwriting discounts and commissions of $         million and estimated offering expenses of approximately $         ).

We plan to use substantially all of the net proceeds from this offering to make the following loans and/or investments:

Investment	Investment Type	Amount of Investment	Rate
City Park Clearwater	Preferred Equity	$5.7 million	8.25% + 2.75% PIK
Ashford at Feather Sound	Preferred Equity	$7.3 million	8.25% + 2.75% PIK
Floresta	Preferred Equity	$12.3 million	8.25% + 2.75% PIK
Jernigan Capital, Inc.	Preferred Equity	$35.0 million (1)	7% + PIK dividend (2)
Latitude	Preferred Equity	$6.0 million	8.5% + 2% PIK
Marbella	Preferred Equity	$5.2 million	9% + 4% PIK
Riverside Villas	Preferred Equity	$2.0 million	8.5%
Total		$73.5 million

(1)	The investment may be for an amount up to $125.0 million at Jernigan’s option, with at least $50.0 million being invested before July 27, 2018. We expect to invest up to $35.0 million in this investment. The remainder will be funded by other Highland affiliates.
(2)	The cash dividend will increase to 8.5% in July 2022. An additional 5% cash dividend is payable upon the occurrence of a change in control and other similar events. The PIK dividend will be equal to the lesser of (i) 25% of the incremental increase in book value plus the incremental increase in net asset value of any income producing real property and (ii) an amount that together with the cash dividends would equal a 14.00% internal rate of return.

In each case, we believe either (a) the property underlying the investment will qualify as a real-estate asset for purposes of the REIT asset tests, and that we, in turn, will be treated as owning our proportionate share of such real estate assets, based on our capital interest in each entity in which we invest, or (b) the investment constitutes an investment in a REIT, which is a qualifying real estate asset.

For additional information regarding these investments, see “Business — Our Initial Portfolio.”

We will also use the net proceeds of the offering to:

•	pay down approximately $11.0 million, the outstanding balance, on our existing credit facility with KeyBank. The credit facility accrues interest at an annual rate of 4% plus one-month LIBOR and matures on October 2, 2017;

•	redeem for approximately $125,000 all of the 125 issued and outstanding shares of our Series A preferred stock; and

•	buyout the non-controlling joint venture interest in Estates for approximately $2.5 million.

Pending the permanent use of the net proceeds of this offering, our Advisor may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Advisor to be of high quality and that are consistent with our intention to qualify as a REIT and maintain our exclusion from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets.

DISTRIBUTION POLICY

Our Policy

Following the completion of this offering, we intend to make regular quarterly distributions to our stockholders, consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, any financing covenants, the annual distribution requirements under the REIT provisions of the Code, our REIT taxable income, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our results of operations, liquidity and financial condition will be affected by various factors, including the amount of our net interest income, our operating expenses and any other expenditures.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth the amount of distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

Distributions Declared

For information with respect to the per share cash dividends declared on our common stock since inception, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Distributions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2017:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated fees and expenses payable by us as if the events had occurred on June 30, 2017.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(dollars in thousands)	As of June 30, 2017
	Actual	As Adjusted (1)
	(unaudited)
Cash and cash equivalents	$1,628

Total debt (2)	37,740
Stockholders’ equity:
Preferred stock, par value $0.01	—	—
Common stock, par value $0.01 (3)	11
Class T Common stock, par value $0.01 (3)	—	—
Additional paid-in capital	11,002
Accumulated deficit	(4,543)
Accumulated other comprehensive loss	(25)

Total stockholders’ equity	7,053

Total capitalization	46,841

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Includes $11.0 million outstanding under our existing credit facility with KeyBank, which matures on October 2, 2017.
(3)	In connection with this offering, our Class A common stock will be reclassified as common stock and our Class T common stock will be eliminated.

DILUTION

If you invest in shares of our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the offering price per share of our common stock and the as further adjusted net tangible book value per share of our common stock immediately after the completion of this offering.

Our net tangible book value as of June 30, 2017 was approximately $         million, or $         per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities and noncontrolling interests, and then dividing that amount by shares of our common stock that were outstanding on June 30, 2017.

After giving effect to our dividend payment of $         million, or $         per share of common stock subsequent to June 30, 2017, our as adjusted net tangible book value before completing this offering as of June 30, 2017 would have been $         million, or $         per share of our common stock. We refer to these items as the “as adjusted items” in the table below.

After giving effect to (1) the sale of shares of common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and (2) the redemption of all of the 125 issued and outstanding shares of our Series A preferred stock upon the completion of this offering, our as further adjusted net tangible book value as of June 30, 2017 would have been $         million, or $         per share of our common stock. This amount represents an immediate decrease in net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors purchasing shares in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis:

Assumed initial offering price per share	$
Net tangible book value per share as of June 30, 2017
Decrease in net tangible book value per share attributable to as adjusted items described above
As adjusted net tangible book value per share without giving effect to this offering
Decrease in net tangible book value per share after giving effect to this offering
As further adjusted net tangible book value per share after giving effect to this offering
Dilution per share to new investors

Dilution is determined by subtracting as further adjusted net tangible book value per share after giving effect to this offering from the assumed initial public offering price per share.

If the underwriters exercise in full their option to purchase additional shares, the as further adjusted net tangible book value per share would be $         per share of our common stock. This represents a decrease in net tangible book value of $         per share to the existing stockholders and results in dilution of $         per share to new investors.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, a $         increase or decrease in the assumed initial public offering price of $         per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, would increase or decrease the as further adjusted net tangible book value attributable to new investors purchasing shares in this offering by $         per share and would increase or decrease the dilution to new investors by $         per share.

The following table summarizes, as of June 30, 2017, the as further adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares of common stock in this offering will pay an average price per share higher than our existing stockholders paid. The table below assumes an initial public offering price of $         per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, for shares purchased in this offering and excludes estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Number	Percentage
Existing Stockholders
New Investors
Total

If the underwriters were to fully exercise the underwriters’ option to purchase up to additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders would be     % and the percentage of shares of our common stock held by new investors would be     %.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, a $         increase or decrease in the assumed initial public offering price of $         per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $         million.

To the extent that outstanding equity awards vest, or other issuances of common stock, or grants of options, restricted stock awards, restricted stock units or other equity-based awards are made, there will be further dilution to new investors.

SELECTED FINANCIAL DATA

The following financial data should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial data for the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016 and 2015 presented below has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial data as of December 31, 2014 presented below has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The financial data for the six months ended June, 30, 2017 and 2016 and as of June, 30, 2017 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	As of December 31,			As of June 30,
	2016 (1)	2015 (1)	2014 (1)	2017
				(unaudited)
(Dollars in thousands, except per share amounts)
Balance Sheet Data
Total net operating real estate investments	$39,642	$40,035	$—	$38,913
Preferred equity investment	5,250	—	—	5,388
Total assets	45,826	41,061	200	46,841
Mortgage payable, net	26,745	26,697	—	26,770
Credit facility, net	10,944	10,000	—	10,970
Total debt, net	37,689	36,697	—	37,740
Total liabilities	39,182	37,962	—	39,788
Noncontrolling interests	647	681	—	608
Total stockholders’ equity	6,644	3,099	200	7,053

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016 (1)	2015 (1)	2014 (1)	2017	2016
				(unaudited)
(Dollars in thousands, except per share amounts)
Operating Data
Total revenues	$3,884	$1,504	$—	$2,024	$1,906
Net loss	(1,505)	(1,810)	—	(744)	(871)
Net loss attributable to common stockholders	(1,503)	(1,764)	—	(751)	(865)
Loss per common share — basic and diluted	(2.22)	(8.82)	—	(0.70)	(1.50)
Weighted average common shares outstanding — basic	678	200	22	1,071	575
Weighted average common shares outstanding — diluted	687	200	22	1,082	580

Cash Flow Data
Cash flows provided by operating activities (2)	$767	$471	$—	$139	$314
Cash flows used in investing activities (2)	(6,415)	(41,081)	—	(93)	(6,383)
Cash flows provided by financing activities	5,362	41,379	200	1,122	5,999

Other Data
Distributions declared per common share	$0.251	$—	$—	$0.297	$—

NOI (3)	2,285	698	—	1,195	1,113
Core Earnings attributable to common stockholders (3)	41	(502)	—	6	(34)
Core Earnings per common share — diluted (4)	0.06	(2.51)	—	0.01	(0.06)
CAD attributable to common stockholders (3)	178	70	—	7	29
CAD per common share — diluted (4)	0.26	0.35	—	0.01	0.05
ACAD attributable to common stockholders (3)	237	70	—	86	29
ACAD per common share — diluted	0.34	0.35	—	0.08	0.05

(1)	We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates was determined to be a combination of entities under common control. As such, the acquisition of Estates by us was deemed to be made on the date it was purchased by Highland, which was August 5, 2015 (the “Original Acquisition Date”). In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016.
(2)	The Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, during the fourth quarter of 2016 on a retrospective basis. See Note 2, Summary of Significant Accounting Policies, to the Company’s audited consolidated financial statements included in this prospectus for a description of this ASU and the impact of its adoption.
(3)	NOI, Core Earnings, CAD and ACAD are non-GAAP measures. For definitions of these non-GAAP measures, as well as an explanation of why we believe these measures are useful and reconciliations to the most directly comparable GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(4)	Dilutive shares were excluded from the computation if the shares were antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. As used herein, the terms “we,” “our” and “us” refer to NexPoint Real Estate Finance, Inc., a Maryland corporation, and, as required by context, NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to its subsidiaries. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in our consolidated financial statements and the notes thereto included in this prospectus.

Overview

We are a Maryland corporation incorporated on November 12, 2013 that intends to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2017. We are primarily focused on providing structured financing solutions for properties benefiting from significant tenant diversification and short-term leases, including mid-sized multifamily, storage and select-service and extended-stay hospitality real estate properties and companies located in the United States.

On August 12, 2015, the SEC declared our registration statement effective related to a continuous offering of our shares (the “Continuous Offering”). During the Continuous Offering, NREF was a “non-traded REIT” or “NTR” in that our shares were publicly registered, but not listed on a stock exchange, and we filed reports with the SEC. NTRs typically sell shares on a continuous basis to retail shareholders through an independent broker-dealer network. As such, the structure of the shares differ from those typically sold in an initial public offering, such as the shares being registered and sold in this offering. In our Continuous Offering, we publicly offered two classes of shares of common stock, Class A shares and Class T shares, in any combination up to the maximum offering amount. In the Continuous Offering, as of June 30, 2017 we raised gross proceeds of $6.2 million and issued a total of 1,103,268 Class A shares. We did not sell any Class T shares. In connection with this offering, we are eliminating our Class T Shares and will only have one class of common stock. On July 21, 2017, the Company filed a post-effective amendment to its registration statement relating to the Continuous Offering to terminate the Continuous Offering and deregister all of the unsold shares. The post-effective amendment was declared effective by the SEC on July 26, 2017.

The share classes contained different selling commissions, which included an ongoing distribution fee with respect to the primary offering of Class T shares. The initial offering price for the shares in the primary offering was $10.00 per Class A share and $9.58 per Class T share. We also offered up to $100 million in shares of common stock pursuant to our distribution reinvestment plan (the “DRIP”) at an initial price of $9.50 per Class A share and $9.10 per Class T share, which is 95% of the primary offering price.

Pursuant to the terms of our Continuous Offering, offering proceeds were held in an escrow account until we met the minimum offering amount of $2.0 million. On March 24, 2016, we raised the minimum offering amount and the Continuous Offering proceeds held in escrow were released to us. As of June 30, 2017, we had issued 1,103,268 shares of Class A common stock in our Continuous Offering, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and the issuance of 668,485 shares, including 43,456 shares issued pursuant to the DRIP, resulting in gross offering proceeds of approximately $6.2 million plus the 95% ownership interest in Estates, including approximately $412,700 of distributions reinvested through the DRIP. In connection with our incorporation and prior to the effectiveness of the Continuous Offering, we sold approximately 22,222 shares of our common stock to our Advisor for an aggregate purchase price of $200,000, at $9.00 per share, reflecting the fact that selling commissions and dealer manager fees in effect at the time of the purchase were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock.

On July 21, 2017, we filed a post-effective amendment to the registration statement to terminate the Continuous Offering and deregister all of our unsold shares of Class A common stock and Class T common stock. The post-effective amendment was declared effective by the SEC on July 26, 2017.

On January 26, 2017, we sold 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”), for $1,000 per Series A Preferred Share, pursuant to a private placement to 125 accredited investors, for aggregate gross proceeds of $125,000 (the “Private Offering”). We paid approximately $6,250 in commissions in connection with the sale of the Series A Preferred Shares in the Private Offering. We did not use general solicitation or advertising to market the Series A Preferred Shares. The outstanding Series A Preferred Shares are subject to redemption, at our election. In addition, the Series A Preferred Shares have a distribution and liquidation preference senior to our shares of common stock.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2017, and expect to qualify as a REIT thereafter. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to pass the “closely-held test” and to distribute at least 90% of our “REIT taxable income,” as defined by the Code, to our stockholders. As a REIT, we will be subject to federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. We believe we operate in such a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify as a REIT.

Components of Our Revenues and Expenses

Revenues

Net interest income. Net interest income includes income derived from mezzanine, bridge facility, and mortgage investments, reduced by the cost of the leverage used to fund these investments.

Origination and disposition fee income. Origination and disposition fee income includes income derived from the origination of preferred equity and loan investments and the disposition and prepayment penalties paid by borrowers when they repay preferred equity and loan investments.

Rental income. Rental income includes rental revenue from our multifamily properties. We anticipate that the leases we enter into for our multifamily properties will typically be for one year or less.

Other income. Other income includes ancillary income earned from tenants such as application fees, late fees, laundry fees, utility reimbursements, and other rental related fees charged to tenants.

Expenses

Provision for loan losses. Provision for loan losses includes losses on investments we believe are impaired and in jeopardy of not receiving the full amount of income we have accrued in regard to that investment.

Property operating expenses. Property operating expenses include property maintenance costs, salary and employee benefit costs, utilities and other property operating costs.

Real estate taxes and insurance. Real estate taxes include the property taxes assessed by local and state authorities depending on the location of each property. Insurance includes the cost of commercial, general liability, and other needed insurance for each property.

Property management fees. Property management fees include fees paid to BH Management Services, LLC (“BH”) or other third party management companies for managing each property.

Asset management fees. Asset management fees include the fees paid to our Advisor for managing our assets pursuant to the Advisory Agreement.

Corporate general and administrative expenses. Corporate general and administrative expenses include, but are not limited to, audit, legal, filing and tax fees, directors’ and officers’ liability insurance and board of director fees as well as equity-based compensation paid to our directors and officers through any long-term incentive plans approved by our board. Corporate general and administrative expenses and the asset management fee paid to our Advisor will not exceed 2.5% of gross assets per calendar year (or part thereof that the Advisory Agreement is in effect), calculated in accordance with the Advisory Agreement. This expense cap does not limit the reimbursement by the Company of expenses related to securities offerings paid by the Advisor. The cap also does not apply to legal, accounting, financial, due diligence, and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation, or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate assets.

Property general and administrative expenses. Property general and administrative expenses include the costs of marketing, professional fees, general office supplies, and other administrative related costs of each property.

Depreciation and amortization. Depreciation and amortization costs primarily include depreciation of our multifamily properties and amortization of acquired in-place leases.

Other Income and Expense

Interest expense. Interest expense costs primarily includes the cost of interest expense on debt and the amortization of deferred financing costs. Interest expense does not include the financing costs associated with debt used to finance our investments in mezzanine, bridge and first mortgage loans, as it is included in net interest income.

Equity in income of preferred equity investments. Equity in income of preferred equity investments includes income earned on a stated investment return from preferred equity investments we originate. Equity in income on our preferred equity investments is recorded under the equity method of accounting.

Results of Operations for the Years Ended December 31, 2016, 2015 and 2014 and Six Months Ended June 30, 2017 and 2016

On August 12, 2015, the SEC declared effective our registration statement on Form S-11 (Registration No. 333-200221) related to the Continuous Offering, as described above. We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates on April 7, 2016 was determined to be a combination of entities under common control. As such, the acquisition of Estates was deemed to be made on the Original Acquisition Date. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016, the date we broke escrow in the Continuous Offering, enabling us to commence material operations. On April 7, 2016, we acquired a preferred equity investment in Bell Midtown; on August 19, 2016, we originated a preferred equity investment in Springs at Stone Oak Village; both multifamily properties. On December 23, 2016, our preferred equity investment in Bell Midtown was redeemed in full by the entity that directly owned Bell Midtown.

As of June 30, 2017, we owned a majority interest in one multifamily property, Estates, that encompasses 330 units of apartment space that was approximately 93.3% leased with an average monthly effective rent per occupied unit of $963; we also had one preferred equity investment in a multifamily property, Springs at Stone Oak Village, that was approximately 91.7% leased with an average monthly effective rent per occupied unit of $1,095. Our preferred equity investment has a minimum monthly preferred return of 8.0% annualized and an additional preferred return of 3.0% annualized, which accrues monthly on a compounding basis if not paid. Our preferred equity investment is accounted for under the equity method of accounting.

The following table sets forth a summary of our operating results for the years ended December 31, 2016, 2015 and 2014 and six months ended June 30, 2017 and 2016 (in thousands):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
				(unaudited)
Total revenues	$3,884	$1,504	$—	$2,024	$1,906
Total expenses	4,605	2,885	—	2,330	2,293
Operating loss	(721)	(1,381)	—	(306)	(387)
Interest expense	(1,511)	(429)	—	(726)	(650)
Equity in income of preferred equity investments	727	—	—	288	166
Net loss	(1,505)	(1,810)	—	(744)	(871)
Net loss attributable to noncontrolling interests	(2)	(46)	—	—	(6)
Net income attributable to preferred stockholders	—	—	—	7	—
Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—	(751)	(865)

The change in our net loss for the year ended December 31, 2016 as compared to the net loss for the year ended December 31, 2015 primarily relates to the timing of which our acquisition of Estates was deemed to be made, which is August 5, 2015, and the realization of equity in income on our two preferred equity investments we had during the year ended December 31, 2016, which was partially offset by a full period of corporate general and administrative expenses incurred in 2016. We did not have any preferred equity investments in 2015 and we did not begin to incur corporate general and administrative expenses until the fourth quarter of 2015. As mentioned above, we did not have any operations during the year ended December 31, 2014. The change in our net loss for the six months ended June 30, 2017 as compared to the net loss for the six months ended June 30, 2016 primarily relates to an increase in the realization of equity in income on our preferred equity investment during the period in 2017, and was partially offset by increases in asset management fees and interest expense.

Our results of operations for the six months ended June 30, 2017 and June 30, 2016 and for the years ended December 31, 2016 and 2015 are not indicative of those expected in future periods. We expect to make future investments, which would have a significant impact on our future results of operations. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of anticipated future investments.

Revenues

Net interest income. Net interest income was $0 for the years ended December 31, 2016 and 2015. For the six months ended June 30, 2017 and 2016, net interest income was $0.

Disposition fee income. Disposition fee income was $0 for the years ended December 31, 2016 and 2015. For the six months ended June 30, 2017 and 2016, disposition fee income was $0.

Rental income. Rental income was $3.4 million for the year ended December 31, 2016 compared to $1.4 million for the year ended December 31, 2015, which was an increase of approximately $2.0 million. This increase was due to owning Estates for the entire year in 2016 as compared to only half of the year in 2015. For the six months ended June 30, 2017 and 2016, rental income was $1.8 million and $1.7 million, respectively, which was an increase of approximately $0.1 million.

Other income. Other income was $0.4 million for the year ended December 31, 2016 compared to $0.1 million for the year ended December 31, 2015, which was an increase of approximately $0.3 million. For the six months ended June 30, 2017 and 2016, other income remained flat at $0.2 million.

Expenses

Provision for loan losses. For the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017 and 2016, we incurred no provision for loan losses.

Property operating expenses. Property operating expenses were $0.9 million for the year ended December 31, 2016 compared to $0.4 million for the year ended December 31, 2015, which was an increase of approximately $0.5 million. This increase was due to owning Estates for the entire year in 2016 as compared to owning Estates for half of the year in 2015. For the six months ended June 30, 2017 and 2016, property operating expenses was $0.5 million and $0.4 million, respectively, which was an increase of less than $0.1 million.

Acquisition costs. We did not incur any acquisition costs during the year ended December 31, 2016. Acquisition costs of $0.1 million were expensed for the year ended December 31, 2015, which related to the acquisition of Estates. Acquisition costs depend on the specific circumstances of each closing and are one-time costs associated with each acquisition. We expect to capitalize future acquisition costs under Accounting Standards Update 2017-01, which we adopted October 1, 2016.

Real estate taxes and insurance. Real estate taxes and insurance costs were $0.4 million for the year ended December 31, 2016 compared to $0.2 million for the year ended December 31, 2015, which was an increase of approximately $0.2 million. For the six months ended June 30, 2017 and 2016, real estate taxes and insurance costs remained flat at $0.2 million. The costs for property taxes incurred in the first year of ownership may be significantly less than subsequent years since the purchase price of the property may trigger a significant increase in assessed value by the taxing authority in subsequent years, increasing the costs of real estate taxes.

Property management fees. Property management fees were $0.1 million for the year ended December 31, 2016 compared to less than $0.1 million for the year ended December 31, 2015, which was an increase of less than $0.1 million. For the six months ended June 30, 2017 and 2016, property management fees remained flat at $0.1 million.

Asset management fees. Asset management fees were $0.3 million for the year ended December 31, 2016. We did not incur any asset management fees during the year ended December 31, 2015 as we did not manage any assets during the period. For the six months ended June 30, 2017 and 2016, asset management fees were $0.2 million and $0.1 million, respectively, which was an increase of approximately $0.1 million. We did not incur any asset management fees for the three months ended March 31, 2016 as we did not have any real estate assets during the period.

Corporate general and administrative expenses. Corporate general and administrative expenses were $1.1 million for the year ended December 31, 2016 compared to $0.3 million for the year ended December 31, 2015, which was an increase of approximately $0.8 million. The increase between periods primarily relates to us incurring a full period of corporate general and administrative expenses in 2016 compared to only part of the year in 2015. For the six months ended June 30, 2017 and 2016, corporate general and administrative expenses remained flat at $0.5 million.

Fees to affiliates. We did not incur any fees to affiliates during the year ended December 31, 2016. Fees to affiliates were $0.4 million for the year ended December 31, 2015 and consisted of an acquisition fee payable to our Advisor in connection with the acquisition of Estates. For the six months ended June 30, 2017 and 2016, fees to affiliates was $0 million.

Organization expenses. Organization expenses were less than $0.1 million for the year ended December 31, 2016. We did not recognize any organization expenses during the year ended December 31, 2015, as we did not break escrow until 2016. For the six months ended June 30, 2017 and 2016, organization expenses remained flat at less than $0.1 million.

Property general and administrative expenses. Property general and administrative expenses remained flat at $0.1 million for the year ended December 31, 2016 and 2015. For the six months ended June 30, 2017 and 2016, property general and administrative expenses remained flat at $0.1 million.

Depreciation and amortization. Depreciation and amortization costs were $1.6 million for the year ended December 31, 2016 compared to $1.3 million for the year ended December 31, 2015, which was an increase of approximately $0.3 million. For the six months ended June 30, 2017 and 2016, depreciation and amortization was $0.8 million and $0.9 million, respectively, which was a decrease of approximately $0.1 million.

Other Income and Expense

Interest expense. Interest expense costs were $1.5 million for the year ended December 31, 2016 compared to $0.4 million for the year ended December 31, 2015, which was an increase of approximately $1.1 million. For the six months ended June 30, 2017 and 2016, interest expense was flat at $0.7 million. We expect interest expense costs to increase in future periods as a result of future originations of preferred equity investments. The following is a table that details the various costs included in interest expense for the years ended December 31, 2016, 2015 and 2014 and the six months ended June 30, 2017 and 2016 (in thousands):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Interest on debt	$1,319	$409	$—	$644	$586
Amortization of deferred financing costs	192	20	—	81	64
Interest rate cap expense	—	—	—	1	—

Total	$1,511	$429	$—	$726	$650

Equity in income of preferred equity investments. Equity in income of preferred equity investments was $0.7 million for the year ended December 31, 2016. We did not have any preferred equity investments during the year ended December 31, 2015. For the six months ended June 30, 2017 and 2016, equity in income of preferred equity investments was $0.3 million and $0.2 million, respectively, which was an increase of approximately $0.1 million. We expect equity in income of preferred equity investments to increase in future periods as a result of future originations of preferred equity investments.

Non-GAAP and Key Financial Measures and Indicators

As a real estate specialty finance company, we believe the key financial measures and indicators for our business are Core Earnings, CAD, ACAD, NOI and adjusted book value per share.

We believe providing Core Earnings, cash available for distributions (“CAD”), adjusted cash available for distributions (“ACAD”) and net operating income for real estate owned (“NOI”), which are non-GAAP measures of performance, on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. We believe providing adjusted book value per share, which is a non-GAAP measure, on a supplemental basis is helpful to stockholders in assessing the overall performance of our business. The key financial measures and indicators should not be considered as a substitute for GAAP net income. We caution that our methodology for calculating these key financial measures and indicators may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported key financial measures and indicators may not be comparable to similar measures presented by other REITs.

Adjusted Book Value per Share

We believe that adjusted book value per share, which is a non-GAAP measure, is helpful to stockholders in evaluating the growth of our company as we have scaled our equity capital base and continue to invest in our target assets. We calculate adjusted book value per share by adding accumulated depreciation on real estate owned back to stockholders’ equity and adjusting for preferred stockholders noncontrolling interests. The following table calculates our adjusted book value per share of common stock (amounts in thousands, except share and per share data):

	As of December 31,			As of June 30,
	2016	2015	2014	2017
				(Unaudited)
Stockholders’ equity	$5,997	$2,418	$200	$6,445
Accumulated depreciation	1,927	1,328	—	2,708
Adjustment for preferred stockholders	—	—	—	(125)
Adjustment for noncontrolling interests	(96)	(66)	—	(135)
Adjusted book value	$7,828	$3,680	$200	$8,893
Shares:
Common stock	976	457	22	1,128
Restricted shares	12	—	—	9
Total shares, diluted	988	457	22	1,137
Adjusted book value per share, diluted	$7.92	$8.05	$9.09	$7.82

Core Earnings

Core Earnings is a non-GAAP financial measure of performance used to measure the performance of preferred equity, structured finance, mezzanine, bridge financing, and mortgage investments. We believe that Core Earnings provides meaningful information that is used by investors, analysts and our management to evaluate and compare the performance of our investments to other comparable investments, to determine trends in earnings and to compute the fair value of our investments as Core Earnings is not affected by certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current portfolio and operations. Additionally, Core Earnings will be used in the calculation of asset management fees payable to our Advisor. Core Earnings does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies. We calculate Core Earnings by adjusting net loss attributable to common stockholders by adding back incentive compensation expenses related to our long-term incentive plan (the “LTIP”), depreciation calculated on real estate owned and noncontrolling interests.

The following table provides a reconciliation of Core Earnings to GAAP net loss attributable to common stockholders, the most directly comparable GAAP financial measure (dollars in thousands, except per share data):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Net loss attributable to common stockholders (a)	$(1,503)	$(1,764)	$—	$(751)	$(865)
Adjustments:
Amortization of stock-based compensation	21	—	—	15	6
Depreciation and amortization	1,603	1,328	—	781	868
Adjustment for noncontrolling interests	(80)	(66)	—	(39)	(43)
Core earnings attributable to common stockholders	$41	$(502)	$—	$6	$(34)
Weighted average number of common shares outstanding (b):
Basic	678	200	22	1,071	575
Diluted	687	200	22	1,082	580
Core earnings per common share:
Basic	$0.06	$(2.51)	$—	$0.01	$(0.06)
Diluted	$0.06	$(2.51)	$—	$0.01	$(0.06)

(a)	Represents net loss attributable to holders of our common stock.
(b)	Weighted average number of shares outstanding includes shares of our common stock.

Cash Available for Distributions (“CAD”)

CAD is a non-GAAP financial measure. We believe that CAD provides meaningful information that is used by investors, analysts and our management to evaluate and determine trends in cash flow as CAD is not affected by non-cash items. CAD is also a useful measure used by our board to determine our dividend and the long-term viability of the current dividend. CAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating CAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported CAD may not be comparable to the CAD reported by other companies.

We calculate CAD by adjusting net income (loss) attributable to common shareholders by adding back depreciation and amortization on real estate, acquisition costs, fees paid to affiliates, amortization of deferred financing costs, amortization of equity-based compensation and changes in the fair value of our financial instruments and by removing noncash equity in income of preferred equity investments and adjustments for noncontrolling interests.

The following table provides a reconciliation of CAD to GAAP net loss attributable to common shareholders, the most directly comparable GAAP financial measure (in thousands, except per share amounts):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—	$(751)	$(865)
Depreciation and amortization	1,603	1,328	—	$781	$868
Acquisition costs	—	147	—	—	—
Fees to affiliates	—	396	—	$—	$—
Amortization of deferred financing costs	192	20	—	81	64
Noncash equity in income of preferred equity investments	(59)	—	—	(79)	—
Amortization of stock-based compensation	21	—	—	15	6
Changes in fair value on derivative instruments included in interest expense	7	19	—	1	—
Adjustment for noncontrolling interests	(83)	(76)	—	(41)	(44)
CAD attributable to common stockholders	$178	$70	$—	$7	$29
Weighted average number of common shares outstanding (a):
Basic	678	200	22	1,071	575
Diluted	687	200	22	1,082	580
CAD per common share — basic	$0.26	$0.35	$—	$0.01	$0.05
CAD per common share — diluted	$0.26	$0.35	$—	$0.01	$0.05

(a)	Weighted average number of shares outstanding includes shares of our common stock.

Adjusted Cash Available for Distributions (“ACAD”)

ACAD is a non-GAAP financial measure that further adjusts CAD. We believe that ACAD provides meaningful information that is used by investors, analysts and our management to evaluate and determine longer-term trends in cash flow as ACAD adds back the non-cash equity in income of preferred equity investments and origination and disposition fee income to CAD. ACAD is also a useful measure used by our board to determine longer-term viability of the current dividend. ACAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, our methodology for calculating ACAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, our reported ACAD may not be comparable to the ACAD reported by other companies.

We calculate ACAD by modifying CAD by adding back noncash equity in income of preferred equity investments.

The following table provides a reconciliation of ACAD to net loss attributable to common stockholders, the most directly comparable GAAP financial measure (in thousands, except per share amounts):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—	$(751)	$(865)
Depreciation and amortization	1,603	1,328	—	$781	$868
Acquisition costs	—	147	—	—	—
Fees to affiliates	—	396	—	$—	$—
Amortization of deferred financing costs	192	20	—	81	64
Noncash equity in income of preferred equity investments	(59)	—	—	(79)	—
Amortization of stock-based compensation	21	—	—	15	6
Changes in fair value on derivative instruments included in interest expense	7	19	—	1	—
Adjustment for noncontrolling interests	(83)	(76)	—	(41)	(44)
CAD attributable to common stockholders	$178	$70	$—	$7	$29
Noncash equity in income of preferred equity investments	59	—	—	79	—
ACAD attributable to common stockholders	$237	$70	$—	86	29
Weighted average number of common shares outstanding (a):
Basic	678	200	22	1,071	575
Diluted	687	200	22	1,082	580
ACAD per common share — basic	$0.35	$0.35	$—	$0.08	$0.05
ACAD per common share — diluted	$0.34	$0.35	$—	$0.08	$0.05

(a)	Weighted average number of shares outstanding includes shares of our common stock.

Net Operating Income for Real Estate Owned (NOI)

Net Operating Income (“NOI”) is a non-GAAP financial measure used to measure performance for our direct property interests. We believe that NOI provides meaningful information that is used by investors, analysts and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by the cost of funds, non-operating fees to affiliates, the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, corporate general and administrative expenses, other gains and losses that are specific to us, equity in income recognized on unconsolidated joint ventures, and expenses that are not reflective of the ongoing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

NOI is a measure of the operating performance of our properties but does not measure our performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income (loss) computed in accordance with GAAP and discussions elsewhere in “— Results of Operations for the Years Ended December 31, 2016, 2015 and 2014 and Six Months Ended June 30, 2017 and 2016” regarding the components of net income (loss) that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, our NOI may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

However, the usefulness of NOI is limited because it excludes corporate general and administrative expenses, interest expense, interest income and other expense, acquisition costs, certain fees to affiliates, depreciation and amortization expense, gains or losses from the sale of properties, equity in income from unconsolidated joint ventures, other gains and losses as stipulated by GAAP, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs or factors. NOI may fail to capture significant trends in these components of net income (loss) which further limits its usefulness.

We calculate NOI by adjusting net income (loss) attributable to shareholders by adding back asset management fees, corporate general and administrative expenses, fees paid to affiliates, organization expenses, property general and administrative expenses, depreciation and amortization, interest expense and origination and disposition fee income and by removing equity in income of preferred equity investments.

The following table, which has not been adjusted for the effects of any noncontrolling interests, provides a reconciliation of NOI to net loss, the most directly comparable GAAP financial measure (in thousands):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Net loss	$(1,505)	$(1,810)	$—	$(744)	$(871)
Adjustments to reconcile net loss to NOI:
Asset management fees	273	—	—	173	82
Corporate general and administrative expenses	1,084	337	—	524	531
Fees to affiliates	—	396	—	—	—
Organization expenses	41	—	—	14	15
Property general and administrative expenses (1)	5	18	—	9	4
Depreciation and amortization	1,603	1,328	—	781	868
Interest expense	1,511	429	—	726	650
Equity in income of preferred equity investments	(727)	—	—	(288)	(166)

NOI	$2,285	$698	$—	$1,195	$1,113

(1)	Adjustment to net loss excludes expenses that are not reflective of the ongoing operations of the property or were incurred on our behalf at the property for expenses such as legal and other professional fees.

Liquidity and Capital Resources

Our principal demands for funds are for preferred equity, mezzanine debt, bridge financing, first mortgage loans and alternative structured financing investments, for the payment of operating expenses and distributions, and for the payment of principal and interest on any outstanding indebtedness. Generally, cash needs for items other than originations are met from operations, and cash needs for originations will be funded by proceeds from this offering and debt.

There may be a delay between the sale of our shares and originations of preferred equity and other structured credit investments, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. We do not expect our target leverage ratio to exceed 25%-35% of our preferred equity and other structured credit investments.

Our Advisor evaluates potential investments and engages in negotiations with sellers and lenders on our behalf. After a purchase contract is executed that contains specific terms, the investment will not be made until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed investment will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from this offering in certain investments that could yield lower returns than investments we intend to make. These lower returns may affect our ability to make distributions.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and redemption of preferred equity investments and undistributed cash flow. If necessary, we may use financings or other sources of capital in cases of unforeseen significant capital expenditures. We have not identified any sources of such financing.

Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the years ended December 31, 2016, 2015 and 2014 and for the six months ended June 30, 2017 and June 30, 2016 (in thousands):

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2016	2015	2014	2017	2016
Net cash provided by operating activities	$767	$471	$—	$139	$314
Net cash used in investing activities	(6,415)	(41,081)	—	(93)	(6,383)
Net cash provided by financing activities	5,362	41,379	200	1,122	5,999
Net increase (decrease) in cash and restricted cash	(286)	769	200	1,168	(70)
Cash and restricted cash, beginning of period	969	200	—	683	969
Cash and restricted cash, end of period	$683	$969	$200	$1,851	$899

On August 12, 2015, the SEC declared our registration statement related to the Continuous Offering effective, as described above. We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates on April 7, 2016 was determined to be a combination of entities under common control. As such, the acquisition of Estates was deemed to be made on the Original Acquisition Date by Highland. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016, the date we broke escrow in the Continuous Offering, enabling us to commence material operations. On April 7, 2016, we acquired a preferred equity investment in Bell Midtown; on August 19, 2016, we originated a preferred equity investment in Springs at Stone Oak Village; both multifamily properties. On December 23, 2016, our preferred equity investment in Bell Midtown was redeemed in full by the entity that owned Bell Midtown. Our overall cash flows from operating, investing, and financing activities for the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017 and 2016 are not indicative of those expected in future periods. We expect to continue to raise additional capital, increase our borrowings and make future investments, which would have a significant impact on our future results of operations and overall cash flows.

Cash Flows from Operating Activities

During the year ended December 31, 2016, net cash provided by operating activities was $0.8 million compared to net cash provided by operating activities of $0.5 million for the year ended December 31, 2015 and $0 million for the year ended December 31, 2014. The increase in net cash from operating activities was mainly due to changes in net loss and non-cash contributions, offset by changes in depreciation and amortization. During the six months ended June 30, 2017, net cash provided by operating activities was approximately $0.1 million compared to net cash provided by operating activities of $0.3 million for the six months ended June 30, 2016. The change in cash flows from operating activities was mainly due to changes in working capital.

Cash Flows from Investing Activities

During the year ended December 31, 2016, net cash used in investing activities was $6.4 million compared to net cash used in investing activities of $41.1 million for the year ended December 31, 2015 and $0 million for the year ended December 31, 2014. The change in cash flows from investing activities was mainly due to the origination of two preferred equity investments for a combined $11.25 million, partially offset by the redemption of one of the preferred equity investments of $6.0 million, during the period in 2016, compared to the acquisition of one property for a purchase price of $41.2 million during the period in 2015. Our cash used in investing activities will vary based on our acquisitions of properties and originations of preferred equity investments. During the six months ended June 30, 2017, net cash used in investing activities was approximately $0.1 million compared to net cash used in investing activities of $6.4 million for the six months ended June 30, 2016. The change in cash flows from investing activities was mainly due to the origination of a preferred equity investment of $6.0 million during the period in 2016, compared to no originations of preferred equity investments during the period in 2017.

Cash Flows from Financing Activities

During the year ended December 31, 2016, net cash provided by financing activities was $5.4 million compared to net cash provided by financing activities of $41.4 million for the year ended December 31, 2015 and $0.2 million for the year ended December 31, 2014. The change in cash flows from financing activities was mainly due $4.6 million of proceeds received in the Continuous Offering during the period in 2016 compared to the acquisition of one property for a purchase price of $41.2 million during the period in 2015, which was funded through debt and capital contributions compared to the sale of $0.2 million of our common stock to our Advisor in 2014. During the six months ended June 30, 2017, net cash provided by financing activities was $1.1 million compared to net cash provided by financing activities of $6.0 million for the six months ended June 30, 2016. The change in cash flows from financing activities was mainly due to an increase in net debt proceeds of approximately $4.1 million during the period in 2016, compared to no debt activity during the period in 2017. The change in cash flows from financing activities was also due to $1.1 million of proceeds received in the Continuous Offering during the period in 2017 compared to $2.0 million during the period in 2016.

Mortgage Indebtedness

As of June 30, 2017, one of our subsidiaries had mortgage indebtedness to a third party of approximately $26.9 million at an interest rate of 3.12%. For additional information regarding our mortgage indebtedness, see Note 7 to our unaudited consolidated financial statements.

We entered into and expect to continue to enter into interest rate cap agreements with various third parties to cap the variable interest rates on a majority of floating rate mortgage indebtedness we may incur. These agreements generally have a term of three to four years and cover the outstanding principal amount of the underlying indebtedness. Under these agreements, we pay a fixed fee in exchange for the counterparty to pay any interest above a maximum rate. At June 30, 2017, we had one interest rate cap agreement that covered our $26.9 million of outstanding floating rate mortgage indebtedness. This interest rate cap agreement caps the related variable interest rate of our mortgage indebtedness at 6.0%.

Our subsidiary has a separate non-recourse mortgage, which is secured only by Estates. This non-recourse mortgage has standard scope non-recourse carve outs required by the agency lender and calls for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. An affiliate of our property manager, BH, provided a non-recourse carve out guarantee for this mortgage.

We expect that future investments, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, future borrowings and proceeds from this offering. In addition, we may seek financing from U.S. government agencies, including through Freddie Mac and Fannie Mae, and the U.S. Department of Housing and Urban Development, in appropriate circumstances in connection with the acquisition or refinancing of existing mortgage loans.

Although we expect to be subject to restrictions on our ability to incur indebtedness, we expect that we will be able to refinance existing indebtedness or incur additional indebtedness for investments or other purposes, if needed. However, there can be no assurance that we will be able to refinance our indebtedness, incur additional indebtedness or access additional sources of capital, such as by issuing debt or equity securities, on terms that are acceptable to us or at all.

Furthermore, following the completion of any value-add and capital expenditures programs we may implement and depending on the interest rate environment at the applicable time, we may seek to refinance any floating rate mortgage debt into longer-term fixed rate debt at lower leverage levels.

Credit Facility

As of June 30, 2017, we, through our OP, had $11.0 million outstanding under the Credit Facility at an interest rate of 5.22%. On April 7, 2017, our OP and the Sponsor amended the Credit Facility to extend the maturity date to June 30, 2017 and terminate the revolving feature of the Credit Facility. We paid an amendment fee of $27,500 in connection with the Second Amendment. On June 30, 2017, our OP and the Sponsor amended the Credit Facility to extend the maturity date to October 2, 2017. In conjunction with the amendment on June 30, 2017, the affiliate of BH Equity was released and discharged of the guarantee it had previously provided on the Credit Facility. We continue to be in discussions with KeyBank to further extend the maturity date, alleviating the need to repay the Credit Facility in full on October 2, 2017. If we are unable to extend the maturity date of the Credit Facility, are unable to complete this offering prior to October 2, 2017, or we do not have sufficient cash on hand to repay the outstanding principal balance on the maturity date, there is sufficient liquid collateral, in the form of registered equity securities (the “Collateral”), pledged from an affiliate of our Sponsor, to satisfy our obligations. The Collateral had a fair market value of approximately $23.4 million as of June 30, 2017. If the Collateral were used to satisfy our obligations on the Credit Facility, we may issue shares of our common stock in an amount equal to the obligations that are relieved from the application of the Collateral. We do not believe there is a scenario where repayment of the Credit Facility would create a going concern issue for us whereby we would not be able to fund our operations for the next 12 months.

The Credit Facility agreement, as amended, contains customary provisions with respect to events of default, covenants and borrowing conditions. Certain prepayments may be required upon a breach of covenants or borrowing conditions. As of June 30, 2017, we believe we are in compliance with all covenant provisions. For more information regarding the Credit Facility, see Note 7 to our unaudited consolidated financial statements.

Debt-to-Equity Ratio and Total Leverage Ratio

The following table presents our debt-to-equity ratio and total leverage ratio:

	As of December 31,			As of June 30,
	2016	2015	2014	2017	2016
Debt-to-equity ratio (1)	6.02x	14.47x	—	5.53x	9.93x
Total leverage ratio (2)	6.02x	14.47x	—	5.53x	9.93x

(1)	Represents (1) total outstanding borrowings under secured debt agreements, less cash to (2) total stockholders’ equity, in each case at period end.
(2)	Represents (1) total outstanding borrowings under secured debt agreements plus non-consolidated senior interests (if any), less cash, to (2) total stockholders’ equity, in each case at period end.

Obligations and Commitments

The following table summarizes our contractual obligations and commitments for the next five calendar years as of June 30, 2017. Interest expense due by period on our floating rate debt is based on one-month LIBOR, which was 1.2239% as of June 30, 2017.

	Payments Due by Period (in thousands)
	Total	2017	2018	2019	2020	2021	Thereafter
Mortgage Debt
Principal payments	$26,919	$—	$—	$—	$26,919	$—	$—
Interest expense	2,706	430	853	853	570	—	—

Total	$29,625	$430	$853	$853	$27,489	$—	$—

Credit Facility
Principal payments	$11,000	$11,000	$—	$—	$—	$—	$—
Interest expense	150	150	—	—	—	—	—

Total	$11,150	$11,150	$—	$—	$—	$—	$—

Total contractual obligations and commitments	$40,775	$11,580	$853	$853	$27,489	$—	$—

Income Taxes

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017, and we intend to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including requirements to pass the “closely-held test” and to distribute at least 90% of our annual REIT taxable income to stockholders. As a REIT, we will be subject to federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our stockholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to stockholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

We evaluate the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” (greater than 50 percent probability) of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Our management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. We have no examinations in progress and none are expected at this time.

If we do not meet the qualifications to be taxed as a REIT, we will be taxed as a corporation for U.S. federal income tax purposes. For prior taxable years we have been treated as a C-corporation for U.S. federal income tax purposes. Therefore, we provide for income taxes for that year using the asset and liability method under ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize our tax positions and evaluate them by determining whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. We will determine the amount of benefit to recognize and record the amount that is more likely than not to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

We had no material unrecognized tax benefit or expense, accrued interest or penalties as of June 30, 2017. Our subsidiaries and us may be subject to federal income tax as well as income tax of various state and local jurisdictions. When applicable, we recognize interest and/or penalties related to uncertain tax positions on our consolidated statements of operations and comprehensive loss.

Deferred Tax Assets

Deferred income taxes arise principally from temporary differences between book and tax recognition of income, expenses, and losses relating to financing and other transactions. As of December 31, 2016 and June 30, 2017, we recognized total deferred tax assets, net of valuation allowances, based on the fact that we intend not to elect to be taxed as a REIT for the 2016 tax year. The deferred income taxes on the accompanying consolidated balance sheets at December 31, 2016 and June 30, 2017 (unaudited) are comprised of the following (in thousands):

	December 31, 2016	June 30, 2017
Net operating loss	$309	$497
Partnership temporary differences	75	148
Unreimbursed expenses	32	32

Total deferred tax assets	416	677
Valuation allowance	(416)	(677)

Net deferred tax assets	$—	$—

The valuation allowances at December 31, 2016 and June 30, 2017 were primarily related to incurring cumulative net operating losses without generating sufficient future taxable income to recover the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable losses and projections for future taxable income over the periods in which the deferred tax assets are deductible. Management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at June 30, 2017.

Distributions

Our board of directors has declared daily distributions on our Class A common stock through September 30, 2017 that are paid on a monthly basis. We expect to pay distributions quarterly after the close of this offering unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so.

The common stock distributions declared and paid since inception and ended June 30, 2017, along with the amount of distributions reinvested pursuant to the DRIP were as follows:

			Distributions Paid (3)
Period (Year ended December 31)	Distributions Declared (1)	Distributions Declared Per Share (2)	Cash	Reinvested	Total
Third Quarter 2016	$69,700	$0.100	$10,800	$22,700	$33,500
Fourth Quarter 2016	134,300	0.151	1,200	117,000	118,200
First Quarter 2017	153,000	0.148	3,300	143,700	147,000
Second Quarter 2017	168,400	0.149	35,300	129,300	164,600

Total	$525,400	$0.548	$50,600	$412,700	$463,300

(1)	Includes distributions due, which are payable in cash upon vesting, on the 12,000 restricted shares of common stock we have granted pursuant to our restricted share plan, 9,000 of which remain unvested as of June 30, 2017.
(2)	Based on number of days each share was issued and outstanding during the period presented.
(3)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately three days following month end.

For the six months ended June 30, 2017, we paid aggregate distributions on our shares of common stock of approximately $311,600, including approximately $38,600 of distributions paid in cash and 28,747 shares of our common stock issued pursuant to our DRIP for approximately $273,000. For the six months ended June 30, 2017, our net loss was approximately $0.7 million and we had net cash provided by operating activities of approximately $0.1 million; we funded approximately $139,000, or 44%, of total distributions paid, including shares issued pursuant to our DRIP, from net cash provided by operating activities and approximately $179,300, or 56%, from net public offering proceeds.

On July 26, 2017, in connection with the termination of the Continuous Offering, the DRIP was terminated. As a result of the termination of the DRIP, beginning with the distributions declared by our board of directors for the month of July 2017, and continuing until such time as our board of directors may approve the resumption of the DRIP, if ever, all distributions declared by our board of directors will be paid to our stockholders in cash.

We expect to begin paying distributions to our stockholders quarterly subsequent to this offering. Distributions are paid to our stockholders when and if authorized by the board of directors and declared by us out of legally available funds. Distributions are authorized at the discretion of the board of directors, which is influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	operating results of our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must annually distribute at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, in order to meet the requirements for qualification as a REIT under the Code. The board of directors may authorize distributions in excess of this percentage as it deems appropriate. Because we may receive income or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distributions in kind will not be permitted, except for:

•	distributions of readily marketable securities;

•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter; or

•	distributions of in-kind property, so long as, with respect to such in-kind property, the board of directors advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in-kind property only to those stockholders who accept the directors’ offer.

Off-Balance Sheet Arrangements

As of June 30, 2017, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. As of June 30, 2017, we own an interest in one joint venture that is accounted for under the equity method as we exercise significant influence over, but do not control, the investee.

Critical Accounting Policies

The following are our critical accounting policies and estimates.

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these judgments, assumptions and estimates for changes that would affect the reported amounts. These estimates are based on management’s historical industry experience and on various other judgments and assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these judgments, assumptions and estimates. Our significant judgments, assumptions and estimates include the evaluation and consolidation of variable interest entities (“VIEs”), the allocation of the purchase price of acquired properties, the evaluation of our investments for impairment, the classification and income recognition for noncontrolling interests and the determination of fair value.

Principles of Consolidation and Basis of Presentation

Our accompanying consolidated financial statements were prepared in accordance with GAAP. The accompanying consolidated financial statements include our account and the accounts of the OP and its subsidiaries. Because we are the sole general partner and a limited partner of the OP and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the OP), the accounts of the OP are consolidated in our consolidated financial statements. We consolidate entities in which we control more than 50% of the voting equity. Investments in real estate joint ventures over which we have the ability to exercise significant influence, but for which we do not have financial or operating control, are accounted for using the equity method of accounting. We have one investment accounted for using the equity method of accounting that is reflected on our accompanying consolidated financial statements as “Preferred equity investment.” All intercompany balances and transactions are eliminated in consolidation.

In addition, we evaluate relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation (“FASB ASC 810”), and to assess whether we are the primary beneficiary of such entities. If the determination is made that we are the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810.

On January 1, 2016, we adopted Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which amends the current consolidation guidance affecting both the VIE and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way we assess some of these characteristics. The OP meets the criteria as a VOE, and as we hold a majority of the voting interest of the OP, we consolidate the OP. Substantially all of our assets and liabilities represent those assets and liabilities of the OP. All of our debt is an obligation of the OP.

In the opinion of our management, the accompanying consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. The financial statements of our subsidiaries are prepared using accounting policies consistent with our accounting policies. There have been no significant changes to our significant accounting policies during the six months ended June 30, 2017.

Equity in Income

We recognize equity in income earned on a stated investment return from preferred equity investments we originate. Equity in income on our preferred equity investments is recorded under the equity method of accounting. We do not accrue a receivable for our equity in income earned on our preferred equity investments if there is a reason to doubt our ability to collect such income.

Net Interest Income

Net interest income is recognized based on the contractual interest rate and the outstanding principal balance of the investments we originate or acquire and adjusts for the amortization of origination discounts or premiums and direct costs and is reduced by the cost of debt related to investments we originate that pay a stated rate of interest.

Disposition Fee Income

Disposition fee income is recognized when paid by a borrower upon repayment of a preferred equity investment or loan.

Real Estate Owned and Structured Finance Investments

Preferred equity investments are recorded at the value invested by us at the date of origination and accounted for under the equity method of accounting. Mezzanine, bridge financing and mortgages are recorded at the stated principal amount of the investment net of any discounts or premiums and are monitored quarterly for impairment and loss reserves.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets acquired through exercising our rights under our structured finance investments are stated at historical cost less accumulated depreciation and amortization, unless the value is impaired below the net historical cost, as determined by our Advisor. Costs associated with the development and improvement of our real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate owned property assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, we will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

For the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017, we did not record any impairment charges related to real estate owned property assets.

Other-Than-Temporary Impairment

We consider various factors to determine if a decrease in the value of our equity method investments is other-than-temporary. These factors include, but are not limited to, age of the investment, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. After determining an other-than-temporary decrease in the value of an equity method investment has occurred, we estimate the fair value of our investment by estimating the proceeds we would receive upon a hypothetical liquidation of the investment at the date of measurement.

For the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017, we did not record any impairment charges related to equity method investments.

Allowance for Losses

We perform a quarterly evaluation of our investments classified as held-for-investment for impairment on an investment-by-investment basis. If we deem that it is probable that we will be unable to collect all amounts owed according to the contractual terms of an investment, impairment of that investment is indicated. If we consider an investment to be impaired, we establish an allowance for losses, through a valuation provision in earnings that reduces the carrying value of the investment to the present value of expected future cash flows discounted at the investment’s contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral. Significant judgment is required in determining impairment and in estimating the resulting loss allowance, and actual losses, if any, could materially differ from those estimates.

We perform a quarterly review of our portfolio. In conjunction with this review, we assess the risk factors of each investment, including, without limitation, LTV, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan, and project sponsorship.

We consider investments to be past due when a monthly payment is due and unpaid for 60 days or more. Investments are placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when they become 120 days or more past due unless the investment is both well secured and in the process of collection. We may return an investment to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured investment. We did not place any investments on nonaccrual status or otherwise considered past due during the periods covered by the consolidated financial statements included elsewhere in this prospectus.

Additionally, as part of our Advisor’s quarterly review of our investments for possible impairment, our Advisor evaluates the risk of each investment and assigns a risk rating based on a variety of factors, grouped as follows to include (without limitation): (i) loan and credit structure, including LTV and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, property type, dynamics of the geographic, property-type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s). Based on a 5-point scale, our loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1.	Outperform: Exceeds performance metrics (for example, technical milestones, occupancy, rents, net operating income) included in the original or current credit underwriting / business plan;

2.	Meets or Exceeds Expectations: Collateral performance meets or exceeds substantially all performance metrics included in the original or current underwriting / business plan;

3.	Satisfactory: Collateral performance meets or is on track to meet underwriting; business plan is met or can reasonably be achieved;

4.	Underperformance: Collateral performance falls short of original underwriting, and material differences exist from business plan; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5.	Risk of Impairment/Default: Collateral performance is significantly worse than underwriting; major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable.

Our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of any loan collateral. The estimation of ultimate losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that our judgment will prove to be correct and that reserves will be adequate over time to protect against losses inherent in our portfolio at any given time. Such losses could be caused by various factors, including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. If our reserves for loan losses prove inadequate, we may suffer losses, which could have a material adverse effect on us.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. We utilize an independent third party to perform the allocation of value analysis for each property acquisition and have established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Recent Accounting Pronouncements

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of such extended transition period. Therefore, we intend to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, accrual of compensation cost, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The amendments in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. We will implement the provisions of ASU 2016-09 as of January 1, 2017 and have determined the new standard will not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, which clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business. ASU 2017-01 provides a test to determine when a set of assets and activities acquired is not a business. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. Under the updated guidance, an acquisition of a single property will likely be treated as an asset acquisition as opposed to a business combination and associated transaction costs will be capitalized rather than expensed as incurred. Additionally, assets acquired, liabilities assumed, and any noncontrolling interest will be measured at their relative fair values. ASU 2017-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The amendments in this standard must be applied prospectively. We will implement the provisions of ASU 2017-01 as of January 1, 2017 and have determined the new standard will not have a material impact on our consolidated financial statements. We believe most of our future acquisitions of properties will qualify as asset acquisitions and most future transaction costs associated with these acquisitions will be capitalized.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. We will implement the provisions of ASU 2014-09 as of January 1, 2018 at which time we expect to adopt the updated standard using the modified retrospective approach. However, as the majority of our revenue is from rental income related to leases, we do not expect ASU 2014-09 to have a material impact on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. ASU 2016-01 requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. ASU 2016-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. We will implement the provisions of ASU 2016-01 as of January 1, 2018. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 addresses specific cash flow items with the objective of reducing existing diversity in practice, including the treatment of distributions received from equity method investees. ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017 and must be applied retrospectively to all periods presented; early adoption is permitted. We will implement the provisions of ASU 2016-15 as of January 1, 2018 and have determined the new standard will not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods, but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for us on January 1, 2019, with early adoption permitted. Based on a preliminary assessment, we expect most of our operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of-use assets upon adoption, resulting in an immaterial increase in the assets and liabilities on our consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, and to present the net amount of the financial instrument expected to be collected. The updated standard will be effective for us on January 1, 2020; early adoption is permitted on January 1, 2019. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

Reportable Segments

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. For more information regarding the Company’s reportable segments, see Note 3 to our consolidated financial statements.

Upon a successful completion of the Underwritten Offering and deployment of the net proceeds, the Company expects to have a third reportable segment, with activities related to originating mezzanine, bridge, and mortgage loans in multifamily, storage and select-service hospitality properties.

Inflation

Consistent with the multifamily property focus, the majority of the leases we enter into for multifamily apartment homes are for terms of typically one year or less. These terms provide us with maximum flexibility to implement rental increases when the market will bear such increases and may provide us with a hedge against inflation.

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors affect our performance more so than inflation, although inflation rates can often have a meaningful influence over the direction of interest rates. Furthermore, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors primarily based on our taxable income, and, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation. See “— Quantitative and Qualitative Disclosures About Market Risk.”

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the adverse effect on the value of assets and liabilities that results from a change in market conditions. Our primary market risk exposure is interest rate risk with respect to our indebtedness. As of June 30, 2017, we had total indebtedness of $37.9 million, which is floating rate debt with a variable interest rate.

An increase in interest rates could make the financing of any acquisition by us costlier. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. We may manage, or hedge, interest rate risks related to our borrowings by means of derivative financial instruments, such as interest rate swaps, interest rate caps and rate lock arrangements. As of June 30, 2017, an interest rate cap agreement covered $26.9 million of the $37.9 million of our total outstanding indebtedness. This interest rate cap agreement caps the related floating rate debt at 6.00% for the term of the agreement, which is 3 years. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness. Increasing rates may make fundraising more difficult if potential investors perceive a rise in rates as a negative for multifamily, storage or hospitality fundamentals.

As of June 30, 2017, the weighted average interest rate of our total indebtedness was 3.73%. Until the interest rate on our $26.9 million of floating rate mortgage debt reaches the cap provided by its interest rate cap agreement, each increase of 25 basis points to the interest rate would result in an approximate increase to our total annual interest expense of the amounts illustrated in the table below for our indebtedness as of June 30, 2017 (in thousands):

Change in Interest Rates	Annual Increase to Interest Expense
0.25%	$ 95
0.50%	$190
0.75%	$285
1.00%	$380

There is no assurance that we would realize such expense as such changes in interest rates could alter our liability positions or strategies in response to such changes.

We may also be exposed to credit risk in such derivative financial instruments we use. Credit risk is the failure of the counterparty to perform under the terms of the derivative financial instrument. We seek to minimize the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties.

BUSINESS

Our Company

NexPoint Real Estate Finance, Inc., or NREF, is a Maryland corporation incorporated on November 12, 2013 primarily focused on providing structured financing solutions for properties where our management team has extensive expertise, focusing on mid-market financing solutions for stabilized property types that should outperform during a rising interest rate environment (e.g., multifamily, self-storage and select- service and extended-stay hospitality assets). Currently, there are many sophisticated owners of real estate properties seeking structured capital senior to their common equity but subordinate to a GSE first mortgage. As our Advisor is a select sponsor of Freddie Mac and preferred sponsor of Fannie Mae, we are positioned to significantly grow our business. We are externally managed by NexPoint Real Estate Advisors II, L.P., our Advisor, which together with its affiliates has extensive real estate experience, having completed approximately $2.4 billion of gross real estate transactions since 2013. Our Advisor is an affiliate of Highland, which had $13.4 billion in assets under management as of May 31, 2017.

We will primarily focus on the origination and structuring of preferred equity and alternative structured financing investments. Most publicly traded real-estate debt focused REITs focus on first mortgage bridge lending in gateway markets for assets undergoing some type of redevelopment or transition. We intend to target our structured financings on stabilized properties, primarily located in the top 50 MSAs that have been well-maintained, have few deferred maintenance issues and are owned by experienced and high quality operators. We believe that these investment opportunities best meet our primary investment objectives as they contractually provide a high percentage of total return from current pay, are structured to mitigate impairments in the investments, and potentially provide equity-like, long-term total return opportunities, with lower risk than a typical direct equity investment in real estate.

The investment strategy from April 2016 until May 2017 was to originate primarily preferred equity investments, and to a lesser extent, mezzanine loans, bridge loans and first mortgages, as well as purchase directly Class A, core plus multifamily properties located in the Southeastern and Southwestern United States. The preferred equity originations were to be focused on multifamily properties located in the same markets. We would invest in multifamily properties directly when we felt the prices and cap rates were sensible based on the real estate cycle. When at the top part of the cycle, we would invest more conservatively by originating preferred equity investments in the same types of assets, but higher in the capital structure, and at what we felt would be a similar or better internal rate of return than purchasing the property directly. In other words, we would allocate capital tactically and dynamically within the capital structure based on where we felt the best risk-adjusted returns were to be found at that point in the real estate cycle using a hybrid strategy that included both direct property investments as well as structured finance investments, primarily in the form of preferred equity.

We intended to use proceeds from the Continuous Offering for these investments. With proceeds from the Continuous Offering, in addition to capital from the Credit Facility (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facility” for additional information regarding the Credit Facility), we raised capital to originate two preferred equity investments. The first preferred equity investment was for $6.0 million and was invested in April 2016, which owned 16% of a Class A multifamily property named Bell Midtown, located in Nashville, Tennessee. The second preferred equity investment was for $5.3 million and was invested in August 2016, which owned 35% of a Class A multifamily property named Spring at Stone Oak Village, located in San Antonio.

In summer 2017, we endeavored to facilitate the growth of the company and offer our non-affiliated shareholders an opportunity to gain liquidity by listing our shares on the New York Stock Exchange and raise additional capital in our first listed offering. In order to facilitate this, we determined it was in our and our shareholder’s best interest to simplify our strategy to prudently allocate capital to senior tranches of the capital stack and appeal to a broader base of retail and institutional investors. Therefore, we have eliminated the direct investment in properties component of our strategy to focus on originating structured finance opportunities, primarily focused on preferred equity and other structured finance investments for stabilized assets. We also broadened our target assets from targeting structured finance investments in multifamily properties to also include self-storage and select-service and extended-stay hospitality assets. The multifamily, self-storage and select-service property types all exhibit cyclical resilience, tenant diversification, lower outlay of capital expenditures upon tenant turnover and short-term lease opportunities, which we feel is prudent in a longer-term rising interest rate environment. We will continue to own real estate directly but typically only when we are forced to take control of a property in the event of default. For tax efficiency purposes, we intend to continue holding the Estates on Maryland property.

Our Investment Strategy

Our primary investment strategy is to generate attractive, risk-adjusted current income and capital appreciation for our shareholders by investing in a diversified portfolio of structured real estate investments. Through active management, market experience and a robust underwriting process, we believe we will be able to preserve our capital investments, while delivering an attractive total return through all market cycles. Over time, we will take advantage of market opportunities by moving within the capital structure of our targeted investments to achieve a superior portfolio-mix. Each investment and the portfolio as a whole is regularly monitored and stress-tested in various scenarios, enabling us to make informed and proactive investment decisions.

We expect the size of our investments will vary significantly, but generally expect them to range in value from $5 million to $20 million. We expect that the underlying properties will generally:

•	have been institutionally developed and owned prior to our investment;

•	have stabilized occupancy; and

•	pass our Advisor’s strict underwriting criteria and stressed market-cycle scenarios.

We intend to, directly or indirectly, make preferred equity and structured credit investments based on current market terms that:

•	constitute an investment in the entity that owns property qualifying as a real-estate asset for purposes of the REIT asset tests;

•	generally pay commitment and exit fees from the property owner, paid at funding and redemption, respectively;

•	generally pay a high annual current return;

•	pay an additional annualized paid in kind preferred return which compounds monthly and is paid at the time of a triggering event (sale and/or refinancing); and

•	include a put option, dilution mechanism and/or similar forced-sale rights triggered by a triggering event (including a sale or refinancing of the property) or a failure to pay the preferred return (preferred members may call the common members interest in the property owner if the put option is not satisfied, dilute the common member and/or force a sale of the asset).

We underwrite each investment opportunity as if we were acquiring the asset itself, and then stress the cash flows under various downside scenarios. The governing investment documents are tailored to provide us with superior protection in circumstances when the common member fails to pay contractual investment and/or preferred returns, as applicable. We may structure protective provisions to mitigate risk in the event of default. These protective provisions could include foreclosure rights on common equity, dilution mechanisms and/or forced-sale rights. In the event we take ownership of an asset following a default, our Advisor will manage the property and look to dispose of the property at a point that is accretive to investors, and then recycle the capital into new structured investments post-disposition.

Structured Investments: How it Works

Target Investments

The state of the current and future real estate cycles and our investment objectives dictate our target investments. Given our Advisor’s preference for property types that have demonstrated cyclical resilience, tenant diversification, lower capital expenditures upon tenant turnover, shorter-duration lease terms and less vulnerability to technological disruption, we expect the significant majority of our portfolio to be allocated to stabilized multifamily, storage and select-service and extended-stay hospitality assets over the near term. Within this allocation and in a normalized operating environment, we expect to focus our primary investment activity on preferred equity and structured credit investments, with the majority of our investment portfolio concentrated in preferred equity in stabilized multifamily assets.

We intend to primarily originate and invest in preferred equity, mezzanine debt, bridge financing, first mortgage loans and alternative structured financing investments:

•	Preferred Equity: We intend to focus on the origination of preferred equity investments. Preferred equity is structurally senior to common equity and subordinate to the first mortgage loans. The loan to value typically ranges from 50% – 85%. The investment usually carries either a fixed or floating rate component and can be structured with an additional equity-like component. This type of investment generally pays a 7% – 9% annualized current cash component along with a 3% – 5% annualized payment-in-kind that accrues and is due upon a triggering event. It generally will be structured with a commitment and exit fee paid by the owner upon funding and exit of the investment. The most distinguishable attribute of preferred equity is how the deal is initially structured. The preferred equity investments will generally include a put option, a forced sale right and/or a “foreclosure option,” which are generally triggered by the occurrence of a triggering event. A triggering event includes, among other things, the failure to pay the preferred return, a default under a mortgage loan document or failure to redeem the investment upon a sale or refinancing. Upon the occurrence of a triggering event, typically (1) our preferred equity investment will be redeemed and we will receive the amount of our investment plus an agreed upon rate of return or (2) we will acquire the ownership interests of the common holders for minimal consideration. These types of investments have the ability to offer debt-like risk with equity-like returns.

•

Alternative Structured Financing: We will also look to construct innovative financing solutions by investing in special purpose entities that own real property with top U.S. sponsors in a way that is symbiotic for both parties. Our intent is to provide flexibility and structured deals that enable counterparties to strategically draw capital when needed or “match funded” commitments. Terms of the deal may entail a maximum commitment over a certain period with monthly minimums in exchange for a preferred equity investment with a stated cash coupon and a back-end payment-in-kind component that is in the form of additional preferred equity or common stock, which provides an additional avenue for substantial value accretion to investors.

•	Mezzanine, First Mortgage and Bridge Loans: As market conditions evolve, we may decide that originating and owning mezzanine debt, first mortgages or bridge loans offers a more attractive risk adjusted return. The loans are secured by real estate, carrying either a fixed or floating interest rate and usually require a balloon payment of principal upon maturity. We would likely look to originate floating rate, shorter-term first mortgages.

Our Competitive Strengths

Public Company REIT Experience

Our Advisor’s management team took a private multifamily REIT public in April 2015, which began trading on the NYSE (NYSE: NXRT). Despite not raising capital since listing the shares, deleveraging the balance sheet and repurchasing shares, management has grown the equity value of NXRT from $230 million, which was the private REIT’s total contributed capital prior to the spin-off on March 31, 2015, to $530 million as of June 30, 2017. NXRT management has put in place a shareholder friendly externally managed advisory agreement, which we intend to do for NREF. NXRT management has recycled capital accretively and grown net operating income, funds from operations and core funds from operations since listing its shares on the NYSE. NXRT delivered a 79.5% total return to shareholders in 2016, outperformed the RMZ in 2016 by 70.9%, and has delivered a 90.6% total return to shareholders since NXRT’s listing in April 2015. Total return to shareholders assumes the reinvestment of all cash dividends paid by NXRT on its common stock in additional shares of common stock. We believe that the RMZ is a benchmark that is commonly used by investors for purposes of comparing stock performance and stockholder returns of REITs, and, therefore, is an appropriate benchmark for the performance of NXRT. However, comparison of the return performance of NXRT to the performance of the RMZ may be limited due to the differences between NXRT and the companies represented in the RMZ, including with respect to size, asset type, geographic concentration and investment strategy.

Source: Bloomberg — Total Return Data from January 1, 2016 through December 31, 2016

Proven Preferred Equity Strategy

Our Advisor and its affiliates have invested over $150 million in preferred equity investments in multifamily properties in the past three years. We expect that preferred equity investments will comprise the majority of our portfolio and provide stable current income, total return potential and downside protection. Our Advisor and its affiliates’ investment track record in this strategy has, since inception, realized unleveraged IRRs of approximately 13%, with no defaults.

Network of Existing Partners Provides Immediately Available Investment Pipeline to NREF

NREF also believes that one of its key success factors is the network of local, regional and national operating partners with which our Advisor and its affiliates do business. Our Advisor and its affiliates work closely with high quality sponsors to forge long-standing relationships so that it is always seen as the “investment partner of choice” when partners are seeking investment in new transactions. Our Advisor has done business with over 75 real estate sponsors.

Scalability, Strength and Experience in Target Sectors

We expect a significant amount of our capital to be deployed in the multifamily sector, a property type in which our Advisor and its affiliates have a large network of relationships and a history of success. Our Advisor and its affiliates have completed over $2.4 billion of multifamily transactions since 2013, holding either direct or indirect interests in approximately 25,000 apartment communities in the United States. To date, our Advisor and its affiliates have generated an average levered IRR of approximately 40% on their direct investments in the multifamily sector that have been sold, and an average unlevered IRR of 13% on their preferred equity investments.

Financing Solution is Pre-Approved and Complies with Freddie Mac and Fannie Mae Standards

Our Advisor and its affiliates have experience structuring financing solutions behind first mortgage lenders, including banks, life insurance companies and Freddie Mac and Fannie Mae. Our Advisor and its affiliates have successfully tailored financing solutions to property owners in critical ways but also highly symbiotic with a typical Freddie Mac or Fannie Mae first mortgage. Our preferred equity investment platform complies with current Freddie Mac and Fannie Mae standards, giving us a unique opportunity to invest alongside quality sponsors and the largest multifamily lenders in the U.S.

In addition, NexPoint is a “select sponsor” with Freddie Mac and enjoys preferred status with Fannie Mae, having borrowed over $1 billion from GSEs. We believe our Advisor and its affiliates’ relationship, status and expertise with the GSEs provide proprietary deal flow, unique access and exposure to a superior risk-adjusted, total return investment product not currently offered in the public equity markets.

Our Advisor and its affiliates have also successfully structured preferred and mezzanine investments behind non-agency first mortgage lenders on both hospitality and self-storage real property. Our product is tailored to give sponsors attractively priced capital, while delivering attractive risk-adjusted returns to our investors.

Extensive Infrastructure of our Advisor and Highland’s Real Estate Platform

NexPoint is also an affiliate of Highland and was created to manage Highland’s real estate platform. The dedicated NexPoint real estate team includes 12 individuals and has completed over 90 transactions, including over 20 preferred equity investments totaling more than $2.4 billion invested since 2013. NexPoint’s investment team has a combined 70 years of investment experience with some of the world’s most sophisticated institutions and investors in the following asset classes: real estate, private equity, alternatives, credit and equity.

In addition, our Advisor is also affiliated with NexBank, a financial services company with assets of $6.0 billion and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to clients throughout the U.S. NexBank primarily serves institutional clients and financial institutions and is also committed to serving the banking and financial needs of large corporations, middle-market companies and real estate investors. As of May 31, 2017, NexBank’s commercial real estate loan portfolio totaled $588 million, with a pipeline of an additional $296 million.

Our Initial Portfolio

We have entered into letters of intent with unaffiliated third party sponsors for seven preferred equity investments, which along with our current investment and properties, may comprise our Initial Portfolio. The letters of intent are non-binding and remain subject to entry into definitive agreements with respect to the loans and/or investments. There can be no assurance that the loans and/or investments will close on the terms anticipated, or at all. We believe the following investments and properties may comprise our Initial Portfolio:

Property Name	Status	Location	Effective Rent Per Unit as of June 30, 2017	# of Units	Rentable Square Footage (in thousands)	Occ. as of June 30, 2017	Year Built/Renovated
City Park Clearwater	LOI	Clearwater, FL	$1,224	228	230	91.2%	1990
Ashford at Feather Sound	LOI	Clearwater, FL	$1,121	276	229	94.2%	1985
Floresta	LOI	Jupiter, Fl	$1,705	311	372	90.7%	2004
Jernigan Capital, Inc.	LOI	Memphis, TN
Latitude (fka Autumn Ridge)	LOI	Phoenix, AZ	$680	672	530	91.8%	1979
Marbella (fka Paradise Bay)	LOI	Corpus Christi, TX	$755	783	520	74.9%	1978
Riverside Villas	LOI	Fort Worth, TX	$1,105	192	183	94.3%	2009
Stone Oak (from NMCT)	Owned	San Antonio, TX	$1,095	360	355	91.7%	2014
Estates of Maryland	Owned	Phoenix, AZ	$963	330	324	93.3%	2001

In each case, we believe either (a) the property underlying the investments will qualify as a real-estate asset for purposes of the REIT asset tests, and that we, in turn, will be treated as owning our proportionate share of such real estate assets based on our capital interest in each entity in which we invest or (b) the investment constitutes an investment in a REIT, which is a qualifying real estate asset.

Potential Investments

The following is a summary of the preferred equity investments we intend to acquire in connection with the completion of this offering:

Investment	Property Type	Investment Type	Amount of Investment	Rate
City Park Clearwater	Multifamily	Preferred Equity	$5.7 million	8.25% + 2.75% PIK
Ashford at Feather Sound	Multifamily	Preferred Equity	$7.3 million	8.25% + 2.75% PIK
Floresta	Multifamily	Preferred Equity	$12.3 million	8.25% + 2.75% PIK
Jernigan Capital, Inc.	Self-Storage	Preferred Equity	$35.0 million (1)	7% + PIK dividend (2)
Latitude	Multifamily	Preferred Equity	$6.0 million	8.5% + 2% PIK
Marbella	Multifamily	Preferred Equity	$5.2 million	9% + 4% PIK
Riverside Villas	Multifamily	Preferred Equity	$2.0 million	8.5%

(1)	The investment may be for an amount up to $125.0 million at Jernigan’s option, with at least $50.0 million being invested before July 27, 2018. We expect to invest up to $35.0 million in this investment. The remainder will be funded by other Highland affiliates.
(2)	The cash dividend will increase to 8.5% in July 2022. An additional 5% cash dividend is payable upon the occurrence of a change in control and other similar events. The PIK dividend will be equal to the lesser of (i) 25% of the incremental increase in book value plus the incremental increase in net asset value of any income producing real property and (ii) an amount that together with the cash dividends would equal a 14.00% internal rate of return.

City Park Clearwater: City Park Clearwater (f/k/a Bay Park) is located in Clearwater, Florida, which is in the greater Tampa-St. Petersburg-Clearwater metropolitan area. The property was developed by Post Properties in 1990 and contains 228 one-, two- and three-bedroom units situated on 15.6 acres. There are nine three-story, open-air buildings on 15.6 acres, a 2,500-square-foot leasing center with a pool, and a lake at the center of the community. The leasing center contains office space, meeting areas, a movie theatre, and a small exercise facility that overlooks the pool. The site is heavily landscaped with bridges over the lake and there is a second wetlands area just south of the leasing center. Other amenities include a large putting green, lighted tennis courts and multiple dog parks. Units have 8-foot ceilings except the third floor units, which have vaulted ceilings. The units are individually metered for electric (residents pay) and there are individual systems for HVAC and hot water systems that were purchased in 2008 and are in good condition overall. In 2008, the property was sold to a condominium converter in a joint venture with an affiliate of the seller. The partnership invested approximately $2.5 million in capital improvements in anticipation of the condominium sales, giving City Park Clearwater the highest quality unit finish levels among its competitive set. Due to inopportune market timing, the condominium conversion failed and in 2010, the seller purchased the property from its affiliate. While the property, amenities and units are all well-maintained, it suffers from several weaknesses, which affords the sponsor the opportunity to increase rents to an appropriate level within its competitive set. The owner has budgeted approximately $2.04 million for capital improvements, or $8,962 per unit, to vastly improve its amenity package, and renovate approximately 50% of the units.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $1.6 million, $1.8 million and $0.9 million, respectively. As of June 30, 2017, the property was 91.2% occupied with a weighted average monthly effective rent per occupied unit of $1,224.

A third party national brokerage firm has provided the Company a valuation of the property at $37.0 million. As of June 30, 2017, the property has a $23.8 million first mortgage loan. The first mortgage loan bears interest at a floating rate of 1-month LIBOR plus 2.5% over a 56 month term maturing in February 2022.

NREF intends to make a $5.7 million preferred equity investment in City Park Clearwater. The preferred investment will have a current preferred return of 8.25%, paid monthly, and a PIK return of 2.75%, which will compound monthly and be due at the time of a triggering event. NREF will be paid 1% when the preferred investment is redeemed.

Ashford at Feather Sound: Ashford at Feather Sound (f/k/a Bay Meadows) is a 276-unit property located within the master-planned country club community of Feather Sound in Clearwater, Florida. The property sits prominently at the entrance of this upscale, mixed-use community and directly across from St. Petersburg’s exclusive Carillon Park, a Class A office market. Ashford at Feather Sound offers a quiet, low density setting with ample green space and a beautiful lakeside setting. The property features an array of amenities and has limited deferred maintenance. Constructed in 1985, the property’s institutional ownership has invested over $2.28 million ($8,265 per unit) since 2010 in capital improvements such as the replacement of all roofs and skylights, resurfacing and resealing of the parking lot driveway, and exterior paint throughout the property. Community amenities include 24-hour lakeside fitness center, car care center, public area Wi-Fi, heated swimming pool and whirlpool spa, on-site storage units, business center, sun deck, tennis court, racquetball court, dog park, grilling area, and fishing dock. Interior features include maple cabinetry, black or stainless steel appliances, washer/dryer in all units, large walk-in closets, woodburning fireplace and sky light in select units, faux wood blinds, sunroom, and ceiling fan. The sponsor has budgeted approximately $3.45 million, or $12,500 per unit, for capital improvements. The sponsor’s business plan includes remodeling 50% of the units to include plank flooring, updated plumbing/lighting fixtures, granite or quartz counters, new cabinets or appliances where needed, backsplash, shower tile, 2” faux wood blinds where needed, and possibly some upgraded closets.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $1.7 million, $1.9 million and $1.0 million, respectively. As of June 30, 2017, the property was 94.2% occupied with a weighted average monthly effective rent per occupied unit of $1,121.

A third party national brokerage firm has provided the Company a valuation of the property at $38.0 million. As of June 30, 2017, the property has a $27.2 million first mortgage loan. The first mortgage loan bears interest at a floating rate of 1-month LIBOR plus 2.0% over a 35 month term maturing in May 2020.

NREF intends to make a $7.3 million preferred equity investment in Ashford at Feather Sound. The preferred investment will have a current preferred return of 8.25%, paid monthly, and a PIK return of 2.75%, which will compound monthly and be due at the time of a triggering event. NREF will be paid 1% when the preferred investment is redeemed.

Floresta: Floresta is a 311-unit core plus quality Class A apartment community located in Jupiter, Florida. Located in the affluent community of Jupiter, the property offers some of the largest units in the market, many with direct access garages. Constructed of high quality concrete block and stucco with barrel tile roofs, Floresta has been well maintained and has attractive, mature landscaping. Community amenities include a clubhouse with Wi-Fi, heated resort-style swimming pool, 24-hour fitness center, tennis court with jogging track, basketball court, private lake with walking path, playground, BBQ/picnic area, valet trash, and attached or detached garages. Interior features include breakfast bar and pantry in the kitchen, garden tub, full size washer/dryer, ceramic tile flooring, crown molding, hurricane impact resistant windows, large walk-in closets, ceiling fans, microwaves, cable/internet ready, 9’ ceilings, recessed lighting and designer appliance packages. Select units include granite countertops, vaulted ceilings, and attached garages. The sponsor’s business plan focuses on bringing rents up to market as current in-place rents are presently approximately 10% behind the lowest competitor as further discussed in the following sections.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $3.0 million, $3.3 million and $1.4 million, respectively. As of June 30, 2017, the property was 90.7% occupied with a weighted average monthly effective rent per occupied unit of $1,705.

A third party national brokerage firm has provided the Company a valuation of the property at at $77.2 million. As of June 30, 2017, the property has a $52.0 million first mortgage loan. The first mortgage loan bears interest at a fixed rate of 3.45% over a 60 month term maturing in June 2022.

NREF intends to make a $12.3 million preferred equity investment in Floresta. The preferred investment will have a current preferred return of 8.25%, paid monthly, and a PIK return of 2.75%, which will compound monthly and be due at the time of a triggering event. NREF will be paid 1% when the preferred investment is redeemed.

Jernigan Capital, Inc.: Jernigan is a publicly traded commercial real estate company incorporated in Maryland that provides capital to private developers, owners and operators of self-storage facilities. Its principal business objective is to deliver attractive, long-term risk-adjusted returns to its stockholders by investing primarily in newly-constructed self-storage facilities (“development property investments”). Jernigan generates returns on its development property investments through interest payments (typically at a fixed rate) on its invested capital together with a 49.9% interest in the positive cash flows from operations, sales and/or refinancings of the development property investments (collectively, the “Profit Interests”). As of June 30, 2017, Jernigan had 37 on-balance sheet investments, for an aggregate committed principal amount of $364.0 million, including 33 development property investments totaling approximately $337.5 million of aggregate committed principal amount, each of which provides Jernigan with a Profit Interest, one construction loan with approximately $17.7 million of aggregate committed principal amount and three operating property loans totaling approximately $8.8 million of aggregate committed principal amount.

We expect to make investments directly in Jernigan’s preferred stock by entering into a joinder agreement to the stock purchase agreement with Jernigan in connection with our investment in Jernigan. The preferred stock investment will have a current preferred return of 7%. The cash dividend will increase to 8.5% in July 2022 and the Company will be entitled to an additional 5% cash dividend upon the occurrence of a change in control and other similar events. Jernigan will pay a PIK dividend that is equal to the lesser of (i) 25% of the incremental increase in book value plus the incremental increase in net asset value of any income producing real property and (ii) an amount that together with the cash dividends would equal a 14% internal rate of return.

In addition to our rights to cash and PIK dividends, as a holder of Jernigan’s preferred stock, we will have the right to purchase a pro rata share of any qualified offering of Jernigan’s common stock.

Jernigan may redeem the preferred stock at Jernigan’s option (a) after five years from the effective date at a price equal to 105% of the liquidation value per share or (b) after six years from the effective date at a price equal to 100% of the liquidation value per share, plus the value of all accumulated and unpaid cash distributions and stock dividends in each case.

In the event of a change of control event (as defined in the articles supplementary) affecting Jernigan prior to the third anniversary of the effective date, Jernigan is required to redeem all of the preferred stock for a price equal to (a) the liquidation value, plus (b) accumulated and unpaid cash distributions and stock dividends, plus (c) a make-whole premium designed to provide us with a return on the redeemed shares equal to a 14.0% internal rate of return through the third anniversary of the effective date.

In the event of any liquidation, dissolution or winding up of Jernigan, we would be entitled to receive an amount equal to the greater of (i) the liquidation value, plus all accumulated but unpaid cash distributions and stock dividends thereon up to, but not including, the date of any liquidation, but excluding any cash premium and (ii) the amount that would be paid on such date in the event of a redemption following a change of control.

Latitude: Latitude (f/k/a Autumn Ridge Apartments) is a 672-unit garden style multifamily community built in 1979 and located in Phoenix, Arizona. Property features include five different floor plans, including single story casitas and two-story garden style buildings. Community amenities include a clubhouse, fitness center, four swimming pools, two spas, two tennis courts, basketball courts, sand volleyball court, walking/ jogging path, dog parks, playground, park-like courtyards with barbecues and gazebos, and covered parking. Unit interiors include washer/dryer connections in 364 units. The property has undergone approximately $13.0 million of exterior capital improvements and renovations. The scope of work included extensive stucco work and balcony redesign, upgrades to the common areas, new fitness equipment, new soccer field, sand volleyball court, and basketball/sports courts, pool resurfacing, upgrading decks around pools, parking lot resurfacing, new flat roof system, replacement of approximately 50% of the AC units and 570 balconies, full exterior paint, landscaping, improvements to amenities, roof repairs, and other deferred maintenance. Interiors will be upgraded as units turn to include new flooring, appliances, fixtures, new cabinet doors and painted cabinet boxes.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $2.5 million, $2.9 million and $1.4 million, respectively. As of June 30, 2017, the property was 91.8% occupied with a weighted average monthly effective rent per occupied unit of $680.

A third party national brokerage firm has provided the Company a valuation of the property at $52.6 million and an estimated first mortgage of $38.8 million first mortgage loan. The estimated first mortgage loan will bear interest at a fixed rate of 4.31% over a 120 month term maturing in July 2027.

NREF intends to make a $6.0 million preferred equity investment in Latitude. The preferred investment will have a current preferred return of 8.5%, paid monthly, and a PIK return of 2%, which will compound monthly and be due at the time of a triggering event. NREF will be paid 1% when the preferred investment is redeemed.

Marbella: Marbella (f/k/a Paradise Bay Apartments) is a 783-unit garden style multifamily community built from 1978 to 1983 and located in Corpus Christi, Texas. The property, Corpus Christi’s largest apartment community, sits prominently along one of the town’s primary north-south arteries where drive-by traffic surpasses 24,000 cars daily. Marbella is conveniently located within walking distance to the nearest grocery-anchored retail center, as well as the local elementary, middle and high schools. Property features include 19 different floor plans spread across 66 low-density two-story garden style buildings on 31 acres. Community amenities include a clubhouse, two swimming pools, lighted tennis courts, basketball courts, picnic area, playground, dog park and 11 laundry rooms. The seller made significant capital investments during their ownership. Some of those improvements include stucco repair, exterior paint, repairing of gutters/downspouts, perimeter fence repairs, swimming pool resurfacing, various parking lot repairs, boiler replacements, and landscape improvements. Additionally, approximately 57 of the 72 roofs on property were replaced over the two years prior to sale. The sponsor’s business plan includes a renovation budget totaling $2 million with exterior improvements of $1.2 million including full exterior paint, landscaping, improvements to amenities, parking lot repairs, addition of patio fences and other deferred maintenance. Modest improvements will be made to 75% of the units.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $2.5 million, $2.7 million and $1.1 million, respectively. As of June 30, 2017, the property was 74.9% occupied with a weighted average monthly effective rent per occupied unit of $755.

A third party national brokerage firm has provided the Company a valuation of the property at $38.5 million. As of June 30, 2017, the property has a $19.3 million first mortgage loan and a supplemental second mortgage loan of $1.9 million. The first and second mortgage loans bear interest at a fixed rate of 4.12% over a 61 month term maturing in July 2022.

NREF intends to make a $5.2 million preferred equity investment in Marbella. The preferred investment will have a current preferred return of 9%, paid monthly, and a PIK return of 4%, which will compound monthly and be due at the time of a triggering event. NREF will be paid 1% when the preferred investment is redeemed.

Riverside Villas: Riverside Villas is a 192-unit garden style multifamily community built in 2009 and located in Fort Worth, Texas. The property sits within close proximity to Alliance Town Center and Medical City Alliance, while this location feeds into the highly regarded Keller Independent School District. Riverside Villas features include seven different floor plans, including a select number of three-bedroom floorplans in seven three-story garden style buildings. Community amenities include a clubhouse, fitness center, business center, resort style swimming pool, outdoor grilling stations, valet trash service and covered parking. Unit interiors include 9’ ceilings, granite countertops, wood-style flooring, inviting terraces, double vanities, oval garden tubs and showers, and washer/dryer connections. The sponsor’s business plan includes a renovation budget totaling $1.3 million with exterior improvements of $0.5 million including full exterior paint and carpentry repairs, clubhouse and amenity improvements, the addition of a dog park and 38 new carports. Interiors will be upgraded as units turn to include new flooring, stainless steel appliances, updated fixtures, refinished cabinets, fresh paint and blinds.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $1.2 million, $1.3 million and $0.7 million, respectively. As of June 30, 2017, the property was 94.3% occupied with a weighted average monthly effective rent per occupied unit of $1,105.

A third party national brokerage firm has provided the Company a valuation of the property at $24.0 million. As of June 30, 2017, the property has a $11.1 million first mortgage loan. The first mortgage loan bears interest at a fixed rate of 4.05% over a 62 month term maturing in October 2022.

NREF intends to make a $2.0 million preferred equity investment in Riverside Villas. The preferred investment will have a current preferred return of 8.5%, paid monthly. NREF will be paid 1% when the preferred investment is redeemed.

Current Investments and Properties

The following is a summary of the investments we currently own that will be part of our Initial Portfolio following this offering:

Investment	Property Type	Investment Type	Amount of Investment	Rate
Springs at Stone Oak Village	Multifamily	Preferred Equity	$5.25 million	8% + 3% PIK
Estates on Maryland	Multifamily	Direct Equity	$48.6 million	N/A

Springs at Stone Oak Village: Springs at Stone Oak Village is located within the Stone Oak master planned community of San Antonio, Texas. The property was built in 2014 and is a 360-unit, garden-style Class A luxury apartment community with 11 different studio, one-, two-, and three-bedroom floor plans, totaling approximately 354,906 rentable square feet situated on 27.5 acres. Interior apartment features include fully equipped kitchens with stainless steel or black appliances, hardwood-style flooring, and ground level private entries. The property also offers select units, which feature updated ceiling fan and lighting kits, stainless steel appliances, granite countertops, and crown molding. Community amenities include a resort-style swimming pool, a state-of-the-art fitness center, dog spa, and a complimentary car wash area. The sponsor has budgeted and reserved approximately $0.58 million, or $1,615 per unit, for minor capital improvements, which include minor aesthetic improvements to unit interiors — adding tile backsplash, framed mirrors and upgraded fixtures, as well as several modest enhancements to community amenities.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $2.0 million, $2.2 million and $1.2 million, respectively. As of June 30, 2017, the property was approximately 91.7% leased with a weighted average monthly effective rent per occupied apartment unit of $1,095.

The Purchaser assumed a $34.0 million first mortgage loan originated by Fannie Mae, received a $5.3 million preferred equity investment from a wholly owned subsidiary of NREF and invested approximately $9.7 million of cash to fund the property acquisition. The first mortgage loan plus the preferred equity investment combine to make up approximately 80% of the total investment capitalization. The first mortgage loan bears interest at a fixed rate of 3.93% over a 120-month term maturing in November 2024. The $5.3 million preferred equity investment has an 8% current pay rate and a 3% accrual rate, which is compounded monthly and payable upon a triggering event.

Estates on Maryland: Estates on Maryland is located in Phoenix, Arizona. The property was built in 2001 and is a 330-unit, garden-style Class A apartment complex situated on 11.66 acres. The property has 14 three-story garden style residential apartment buildings, which house a mixture of one-, two- and three-bedroom floor plans and a management/leasing office. There are 589 parking spaces; 202 surface spaces, 333 covered and 54 garages. Consistent with the multifamily property focus, the majority of the leases we enter into for the apartment units are for terms of typically one year or less. The property completed extensive exterior renovations in 2014 and 2015 and is currently undergoing a targeted exterior and interior renovation campaign. Recently completed capital improvements include LED lighting replacements, updated grilling areas, pool and landscape updates, parking lot repairs, amenity improvements, plumbing repairs, new paint and stucco, clubhouse/leasing renovation, updated signage and HVAC replacement. Common area amenities include two swimming pools with resort style sun decks, fitness center, outdoor barbeque and picnic areas, internet café with private lounge, business center and a multimedia theater. Unit interior amenities include island kitchen with white cabinetry, full size washer and dryer in all units, nine foot ceilings, garden tubs, private patio or balcony, ceiling fans, and units are alarm system ready. Upgraded hardware and lighting packages, repainted cabinet boxes, refaced cabinet doors, vinyl plank flooring, two-tone paint, granite countertops, stainless steel appliances, spa shower heads, brushed nickel ceilings fans, 8” sinks, 2” blinds, panel doors and updated thermostats were added to select units. Planned exterior and common area improvements include updating the clubhouse and leasing center, adding resort style pool furniture, updating the exterior lighting, and overhauling the landscape and drainage systems to improve curb appeal. Planned improvements to unit interiors include updating hardware and lighting fixtures, repainting cabinets, adding a two-tone paint scheme and replacing carpet with hardwood floors.

For the six months ended June 30, 2017, the property reported rental revenue, total revenue and total operating expenses of $1.8 million, $2.0 million and $0.8 million, respectively. As of June 30, 2017, the property was approximately 93.3% leased with a weighted average monthly effective rent per occupied apartment unit of $963.

We placed a first mortgage financing on the property, originated by Freddie Mac, with a principal amount of approximately $26.9 million, a floating interest rate at 1.9% over three-month LIBOR and a 60-month term. Contemporaneous to closing, a 3-year LIBOR cap was purchased, fixing the max note rate at 6%.

Market Opportunity

Banks have been scaling back from both the new construction and commercial real estate refinancing market due in large part to more onerous underwriting standards and increased banking regulations, which have called for stricter liquidity and capital requirements. As a result, this has led to sweeping changes to the banking sector’s conventional lending practices and has created a strong demand for “gap” financing from experienced and trusted non-bank conduit lenders. Gap financing refers to the financing needed to bridge the “gap” between the lending bank’s first mortgage and a sponsor’s equity investment due to a lending bank’s unwillingness and/or limitation to lend beyond a certain LTV ratio. Over the years, banks have shortened interest only periods and lowered average LTV ratios leaving a large void across the lending landscape.

As a result, we expect a looming maturity wall to amplify demand for mortgage refinancing and recapitalization from alternative lending sources as seen in the graph below which is based on recent industry reports. A number of loans originated prior to the 2008-2009 economic recession have begun to mature, and the need for refinancing will be at the forefront in the years to follow. These forces present an opportunity for investors to seek attractive total returns by providing unique financing solutions to well-positioned properties and strong sponsors by taking debt-like risk for potential outsized, equity-like upside at a time when U.S. commercial property values have surpassed 2008 peak prices.

Primary Geographical Concentration

There has been explosive job growth in the Southeastern and Southwestern United States with MSAs such as Dallas/Fort Worth, Nashville, and Atlanta significantly outpacing the national average. Areas located in the Sunbelt present an opportunity in the three main sub-verticals that NREF plans on deploying capital (multifamily, self-storage, and hospitality). In addition, with the current population boom, there will be the necessity for an increased supply of infrastructure to meet the demands of these powered economies. As highlighted in the chart below, which is based on a recent report, Sunbelt states are projected for some of the largest overall increases in population through 2020. The red bars indicate markets where NREF intends to deploy capital based on its pipeline investments.

Generally, multifamily, storage, and select-service hospitality sectors are able to quickly adjust their rents in a raising interest rate or inflationary environment due to their short term leases and tenant diversification. They are less affected by the technology revolution that has been reshaping the supply/demand dynamics across other sectors of the real estate market. Because of the unpredictability of certain technology disrupters, our Advisor will focus on the aforementioned areas in real estate that are less prone to unknown external forces but rather rely on known demographic trends and historical precedence.

Large, Addressable Property Types with Compelling Market Fundamentals

•	Multifamily: Mega-growth drivers such as demographics create demand for multifamily housing. According to a 2014 report by the U.S. Census Bureau, millennials are the largest segment of the overall population and have the highest propensity to rent. This age cohort also tends to marry later and live a more transient/mobile lifestyle, making homeownership a less likely choice. In addition, student loan debt has ballooned over the past decade, making it increasingly difficult to purchase a home. According to a recent report, six million households pay more than $250 per month on their student loans. Seniors, like millennials, are trending towards apartment living for reasons such as “empty nesters” downsizing and simplifying to alleviate the added stresses of homeownership. The demographic advantage described above, together with multifamily properties having one of the shortest lease terms, other than daily rates charged by hotels, provides the ability to continuously adjust rents to enhance revenue management and delivers an excellent opportunity for investing in the multifamily space.

Source: United States Census Bureau

In addition, as shown in the chart below, the multifamily investment market is highly liquid, with transaction volume exceeding $150 billion in 2016.

•	Self-Storage: Self-storage assets are generally stable, low-risk, and reliable. The self-storage industry should be prepped for future growth due to decreasing homeownership rates, which have slipped to 62.9%, the lowest on record since 1965 according to a recent report. Approximately $5.4 billion in pre-recession self-storage commercial mortgage-backed securities will mature through 2017. As these securities mature, we believe that owners of the underlying properties will look to less restrictive debt alternatives for those refinancings. Further, many owners will look to recapitalize current assets and use proceeds to acquire/develop additional storage properties, creating a need for additional development capital.

•	Select-Service and Extended-Stay Hospitality: Approximately $29.1 billion of U.S. hotel transaction volume was realized in 2016, and we would expect this trend to continue through 2017.

Representative Transaction History

Set forth below is a representative listing of past preferred equity transactions that our Advisor and its affiliates have originated. We are highlighting the 20 investments set forth below because we believe they are the most similar investments that our Advisor has made to the types of investments we will seek to make following the completion of this offering. The transaction sample is to help illustrate the investment profile we intend to underwrite and what returns our Advisor aims to achieve. We calculated the implied IRR based on the present value of forecasted cash flows that the investment was expected to produce, the purchase price paid for the investment and assuming a three year holding period.

Transaction	Status	Initial Date	Investment Amount	Senior Loan To Cost (%)	Senior Loan plus Investment to Cost (%)	Current Pay	Accretion	Total Rate	Implied IRR
Multifamily #1	Repaid	Jun-14	3,100,000	74%	88%	10.25%	5.00%	15.25%	17.33%
Multifamily #2	Active	Jul-14	3,821,000	69%	81%	10.25%	5.00%	15.25%	16.30%
Multifamily #3	Active	Aug-14	2,000,000	54%	63%	8.50%	2.00%	10.50%	11.48%
Multifamily #4	Active	Oct-14	5,000,000	65%	77%	8.50%	2.00%	10.50%	11.47%
Multifamily #5	Active	Jan-15	5,500,000	75%	89%	8.50%	2.00%	10.50%	11.48%
Multifamily #6	Active	Feb-15	5,700,000	71%	87%	8.25%	2.75%	11.00%	11.94%
Multifamily #7	Active	Mar-15	3,725,000	68%	77%	8.50%	2.00%	10.50%	11.47%
Multifamily #8	Active	Mar-15	3,500,000	66%	74%	8.50%	2.00%	10.50%	11.47%
Multifamily #9	Active	Mar-15	2,500,000	68%	85%	8.00%	3.25%	11.25%	12.15%
Multifamily #10	Active	Apr-15	3,100,000	62%	74%	8.00%	3.00%	11.00%	11.92%
Multifamily #11	Active	May-15	7,300,000	68%	87%	8.25%	2.75%	11.00%	11.94%
Multifamily #12	Active	Jun-15	12,300,000	67%	83%	8.25%	2.75%	11.00%	11.94%
Multifamily #13	Active	Aug-15	10,000,000	73%	86%	8.50%	3.00%	11.50%	12.44%
Multifamily #14	Repaid	Oct-15	13,000,000	63%	81%	7.50%	5.50%	13.00%	19.22%
Multifamily #15	Active	Nov-15	8,586,000	66%	80%	8.00%	3.00%	11.00%	11.92%
Multifamily #16	Active	Jul-16	1,012,750	72%	77%	11.00%	1.00%	12.00%	13.26%
Multifamily #17	Repaid	Dec-15	6,000,000	65%	80%	8.00%	4.00%	12.00%	14.95%
Multifamily #18	Active	Aug-16	5,250,000	69%	80%	8.00%	3.00%	11.00%	11.93%
Multifamily #19	Active	Dec-15	8,300,000	71%	83%	8.25%	2.75%	11.00%	11.94%
Hospitality	Active	Nov-16	1,950,000	58%	73%	9.00%	5.50%	14.50%	15.48%

			111,644,750	67.77%	81.90%	8.33%	3.25%	11.58%	13.29%

Transaction history is representative of investments using similar strategy in affiliate accounts and as of December 31, 2016. Information is unaudited and furnished by our Advisor.

Our Sponsor and our Advisor

Our Sponsor and its subsidiaries are primarily responsible for managing the real estate investment activities for Highland and its affiliates. Highland is an SEC-registered investment advisor which, together with its affiliates, had $13.4 billion in assets under management as of May 31, 2017, and employs more than 130 investment, accounting, finance, compliance, legal and human resource professionals. Highland’s diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Highland is one of the most experienced global alternative credit managers. The firm invests in various credit and equity strategies through hedge funds, long-only funds, separate accounts, CLOs, non-traded funds, publicly traded funds, closed-end funds, including an interval fund and a business development company, mutual funds and ETFs, and manages strategies such as distressed-for-control private equity, oil and gas, direct real estate, real estate credit and originated or structured real estate credit investments. Our senior management team will include James Dondero, Brian Mitts, Matt McGraner, Matthew Goetz and Scott Ellington. The members of our Sponsor’s real estate team, both during their tenure at Highland and in their previous roles before joining Highland, have a long history of investing in real estate and debt related to real estate properties. In addition, NexBank’s mortgage banking volume exceeded $5.0 billion in 2016, while also servicing $4.3 billion of 1-4 family residential loans for Fannie Mae, Freddie Mac, and Ginnie Mae, among others.

Tactical Relationship with Highland Capital Management, L.P.

Significant Shareholder Alignment — Investor as well as Advisor

Our Advisor and its affiliates are committed to making a substantial investment in NREF upon completion of this offering. Our Advisor and its affiliates intend to beneficially own shares representing approximately 25% of our outstanding common stock, which they intend to accumulate over time through purchases in the open market. At the closing of this offering, taking into account the overallotment option, our Advisor and its affiliates expect to own approximately 10% of our outstanding common stock.

Our Advisor and its affiliates firmly believe in taking proactive measures intended to align themselves with shareholders by holding substantial stakes in the investment vehicles they manage as well as implementing pro-investor programs further supporting its alignment and being a leading advocate for the investor base.

Leveraging Highland’s and NexBank’s Platforms

We will benefit from our Advisor’s affiliation with Highland and NexBank, which provide access to resources including research capabilities, an extensive relationship network, other proprietary information, and instant scalability. Given our Advisor’s access to these resources, our Advisor is able to research, source, and evaluate opportunities that competitors may not have the bandwidth nor opportunity to pursue.

We firmly believe Highland’s vast network of resources, and its and NexBank’s core competencies will benefit NREF in the following key areas:

•	Highland’s Proven Processes: Highland’s time-tested investment process is rooted in its ability to identify mispricing through robust macro, top-down analysis as well as fundamental, bottoms-up analysis, proactive diligence, monitoring and very nimble trading capabilities. Highland’s investment team is comprised of industry focused research professionals with an average of approximately 11 years of investment experience. These professionals are responsible for reviewing existing investments, evaluating opportunities across issuer capital structures and monitoring trends within those industries. Highland maintains investment thesis and sell-discipline, and strives for active returns by avoidance. Finally, Highland’s active and focused portfolio management process is driven by its bold decision making and has been a key driver of creating active returns over time.

•	Strategic Partnerships & Robust Third-Party Relationships: Over the years, Highland and its affiliates have forged mutually beneficial relationships and partnerships that have served to provide increased deal flow on attractive real estate with quality sponsors. Its robust relationships have also allowed for more creative financing solutions to better serve its clients and investors.

•	Immediate Scalability: One of the benefits of being part of a $13.4 billion enterprise is the ability to provide immediate scalability to an investment vehicle. We expect instantaneous cost efficiencies and to achieve economies of scale upon the closing of this offering, which is reflected in NREF’s efficient fee structure by leveraging our first-class back-office groups.

•	First-Class Back-Office Support: Highland’s back-office was created to cover all functional areas for the on-going support and operations of the firm and its various products. The back-office consists of Accounting, Corporate, Human Resources, Valuation, Operations, Settlement, Trading, and Product Strategy. Each team has its own set of robust processes and policies to ensure consistency, accuracy, and reliability on respective functions. These groups cover and have expertise in a multitude of fund structures, including limited partnerships, separately managed accounts, publicly traded companies, mutual funds, ETFs, closed-end funds and private equity structures. They also have experience servicing various investor types such as large pension funds, high net worth individuals, public investors, and retail mutual fund investors.

•	Expertise in Public Filings: Highland’s accounting group includes personnel with extensive experience with public SEC filings, and accounting and tax expertise in real estate accounting and accounting for loans, mortgages and other credit instruments. An affiliate of our Advisor externally manages a publicly traded REIT, NexPoint Residential Trust, Inc. (NYSE: NXRT); a publicly traded closed-end fund, NexPoint Credit Strategies Fund (NYSE: NHF); and a public, non-traded business development company, NexPoint Capital, Inc. All of these entities are public filers and have personnel dedicated to their accounting with extensive experience with financial statement reporting.

•	In-House Legal Counsel: Highland utilizes a 12 person in-house Legal/Compliance team comprised of lawyers, paralegals, and compliance experts who have extensive experience in multiple facets of law.

•	NexBank’s Infrastructure: NexBank will help source and execute investments, provide servicing infrastructure and asset management capabilities. Their credit/underwriting team is comprised of seven individuals, including John Holt, Matt Siekielski and Rhett Miller, with extensive experience in commercial real estate, commercial and industrial, residential real estate, municipal bond and asset based lending underwriting. Once a potential transaction is identified, the team gathers due diligence documents, third party reports, any additional research that is needed, and undergoes a site visit. An underwriting package is then prepared for a weekly investment committee meeting among NexPoint and NexBank representatives.

Financing Strategy

We intend to maintain normal operating leverage in the range of 25%-35% of our corporate enterprise value (excluding the leverage on Estates). We expect this leverage to be in the form of a credit facility, primarily utilized for the purposes of recycling capital when our investments are redeemed, paid off or retired, as applicable. Given that we expect preferred equity investments in stabilized multifamily assets to make up a majority of our portfolio, we believe this leverage target is prudent given that leverage typically exists at the asset level. By primarily utilizing (and in most cases, helping select) our borrowers’ property-level financing, we can more effectively manage credit risk. Finally, we believe that our leverage is appropriate to produce superior total returns to both equity and mortgage REITs, particularly at the later stages of the real estate cycle.

Investment Process

Our Advisor takes great pride in its time-tested investment process developed by Highland and continues to refine the process in order to maintain a superior method of capital allocation and on-going investment monitoring. The primary objectives of the investment process are for it to be repeatable, dependable, and maximize shareholder value.

Sourcing & Due Diligence:

•	Identify & Leverage: Our Advisor begins with idea generation and honing in on investment types with key attributes it feels are attractive by combining a fundamental macro view paired with local knowledge of key geographical areas of interest. Our Advisor maintains a robust pipeline of deal flow created through strong relationships with institutions, brokers, and other investment professionals forged by our Advisor and its affiliates over the years. This allows our Advisor to be ultra-selective and only move forward with investments it believes to be best suited and aligned with NREF’s investment strategy. Our Advisor is able to harness the expertise and resources of Highland, allowing it to source opportunities that competitors may not have the bandwidth nor opportunity to pursue.

•	Due Diligence: Our Advisor’s extensive due diligence process involves a rigorous three-pronged examination in the underwriting of the investment, a deep credit analysis of the sponsor, and lastly a physical inspection of the actual asset in a final attempt to investigate any potential issues not discovered or disclosed in the initial due diligence package.

•	Assess: We will assess the overall feasibility of the sponsor’s business plan by stress testing various scenarios in an attempt to discover the durability and sustainability of cash flows.

•	Acquire/Invest/Structure: The investment idea will then be presented to a member of management for approval, and then presented to the Investment Committee of our Advisor to examine the investment thesis, and finally decide if the overall investment fits within the parameters of the investment strategy and provides the appropriate risk/return profile for the Company.

Structuring & Enhancing Value:

•	Differentiated: We are differentiated in our lending approach. We look at a wide variety of financing solutions to best meet the needs of borrowers to create symbiotic, long-lasting relationships.

•	Leverage: We intend to have a majority of our investment solutions crafted with the ability to control the asset to enhance value to shareholders. This allows for added downside protection in the event the borrower is unable to pay the preferred return or interest.

•	Partner: We look to partner with top U.S. sponsors with strong balance sheets, thoughtful business plans, and stellar reputations.

Monitor & Exit:

•	Monitor: Risk management and self-discipline are integrated through the investment process and a continual evaluation of risk factors and market fundamentals, and investment-level analysis is continuously conducted and scrutinized. Our Advisor and its affiliates have institutionalized best practices developed over 20 years of investing.

•	Exit: Upon extensive evaluation of the portfolio, we will look to harvest gains or reposition the portfolio to optimize risk-adjusted returns.

Investment Guidelines

Upon completion of this offering, our board of directors will approve the following investment guidelines:

•	No investment will be made that would cause us to fail qualify or maintain our qualification as a REIT under the Code;

•	No investment will be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	Our Advisor will seek to invest our capital in our target assets;

•	Prior to the deployment of our capital into our target assets, our Advisor may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Advisor to be of high quality; and

•	No more than 25% of our Equity (as defined in our Advisory Agreement) may be invested in any individual investment without the approval of a majority of our independent directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment will be deemed to be multiple investments in such underlying securities, instruments and assets and not the particular vehicle, product or other arrangement in which they are aggregated).

These investment guidelines may be amended, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of our independent directors) from time to time, but without the approval of our stockholders.

Our Structure

The following chart shows our ownership structure:

Advisory Agreement

Pursuant to our Advisory Agreement, NexPoint Real Estate Advisors II, L.P. serves as our Advisor. On the closing of this offering, the Advisory Agreement will be amended and restated. Pursuant to the Advisory Agreement, subject to the overall supervision of our board of directors, our Advisor will manage our day-to-day operations, and provide investment management services to us. Under the revised terms of this agreement, our Advisor will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each underlying property of the overall portfolio; and

•	close, monitor and administer our investments.

As consideration for the Advisor’s services, we will pay our Advisor an annual asset management fee of 1.5% of Equity, paid monthly, in cash.

“Equity” means (a) the sum of (1) total equity immediately prior to the closing of this offering, plus (2) the net proceeds received by NREF from all issuances of NREF’s equity securities after the offering (allocated on a pro rata basis for issuances during the calendar quarter of any such issuance), plus (3) NREF’s cumulative Core Earnings (as defined below) from and after the offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to NREF’s stockholders from and after the offering to the end of the most recently completed calendar quarter and (2) any amount that NREF has paid to repurchase NREF’s common stock from and after the offering to the end of the most recently completed calendar quarter. With respect to the period from and after the offering that is used in any calculation of the annual asset management fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, as an adjustment to net income in the calculation of Core Earnings, Equity will include compensation expense relating to any restricted shares of common stock and any other shares of common stock underlying awards granted under one or more of NREF’s equity incentive plans.

“Core Earnings” means the net income (loss) attributable to our stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding (a) non-cash equity compensation expense, (b) depreciation calculated on real estate owned, and (c) adjustments for noncontrolling interests.

Additionally, incentive compensation will be payable to our executive officers and certain other employees of our Advisor or its affiliates pursuant to a long-term incentive plan (“LTIP”) approved by the shareholders featuring restricted stock units (“RSUs”), restricted stock, options, appreciation rights, and other equity-based compensation awards, which may be granted to management and employees under such terms and conditions as the compensation committee of our board may determine from time to time.

We will be required to pay directly or reimburse our Advisor for all of the documented “operating expenses” (all out-of-pocket expenses of our Advisor in performing services for us, including but not limited to the expenses incurred by our Advisor in connection with any provision by our Advisor of legal, accounting, financial and due diligence services performed by our Advisor that outside professionals or outside consultants would otherwise perform, compensation expenses under any long term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Advisor required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Advisor or its affiliates in connection with the services it provides to us pursuant to the Advisory Agreement. Reimbursement of operating expenses, plus the Annual Fee, may not exceed 2.5% of gross assets for any calendar year or portion thereof, provided, however, that this limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate assets.

The Advisory Agreement has an initial term of three years, and is automatically renewed thereafter for a one-year term unless earlier terminated. We will have the right to terminate the Advisory Agreement on 30 days written notice for cause. The Advisory Agreement can be terminated by us or our Advisor without cause with six months’ written notice to the other party. Our Advisor may also terminate the agreement with 30 days written notice if the Company has materially breached the agreement and such breach has continued for 30 days. A termination fee will be payable to our Advisor upon termination of our Advisory Agreement for any reason other than a termination by the Company for cause. The termination fee will be equal to three times the Annual Fee.

See “Management Compensation.”

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for directing the management of our business and affairs. Our board of directors has retained our Advisor to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors are not required to devote all of their time to our business.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Directors and Executive Officers

We expect our initial executive officers to be the same officers as our Advisor. Given their expertise and history with our Company, we also expect our directors to continue in their existing roles for the near term. The initial directors’ and executive officers’ respective positions and offices are as follows:

Name	Age	Position(s)
Brian Mitts	46	Chief Financial Officer, Executive VP-Finance, Treasurer and Director
D. Kirk McAllaster, Jr.	50	Independent Director
John M. Pons	53	Independent Director
James Dondero	54	President
Matthew McGraner	33	Chief Investment Officer and Executive VP
Matthew Goetz	31	VP-Investments and Asset Management
Scott Ellington	46	General Counsel and Secretary

Brian Mitts: Mr. Mitts has served as our Chief Financial Officer, Executive Vice President-Finance and Treasurer since November 2014, a member of our board of directors since November 2013 and Chairman of the board of directors since June 2015. Mr. Mitts also is a member of the investment committee of our Advisor. Mr. Mitts joined Highland in February 2007 and currently also serves as the Chief Operations Officer for Highland Capital Management Fund Advisors L.P. and NexPoint Advisors, L.P., serves as director, the Chief Financial Officer, Executive Vice President, Treasurer and a member of the investment committee of NXRT, serves as Executive Vice President, Principal Financial Officer and Principal Accounting Officer of NHF, serves as Principal Financial Officer and Principal Accounting Officer of NexPoint Capital, serves as Executive Vice President, Principal Financial Officer and Principal Accounting Officer of NRESF, and serves as Executive Vice President of NexPoint Real Estate Advisors, L.P. Mr. Mitts is also the Chief Operating Officer of Highland Capital Funds Distributor, Inc. and the Financial and Operations Principal of NexBank Securities, Inc. Mr. Mitts works closely with the Highland real estate platform and is integral in marketing real estate products for Highland and its affiliates. Mr. Mitts received an MPA and a BBA from the University of Texas at Austin. Mr. Mitts is a licensed Certified Public Accountant.

We believe that Mr. Mitts’ experience as an executive officer of several Highland-sponsored entities, his work with the Highland real estate platform and his licensure as a Certified Public Accountant, qualify him to be one of our directors.

D. Kirk McAllaster, Jr.: Mr. McAllaster has served as our independent director and Chairman of the audit committee since June 2015. Since October 2015, Mr. McAllaster has served as President of Rincon Partners, LLC, a commercial real estate firm. Prior to Rincon Partners, LLC, Mr. McAllaster served as a consultant to American Realty Capital Properties, Inc. (n/k/a VEREIT, Inc.), a full-service real estate operating company, related to corporate budgeting, financial modeling, investor presentations and general corporate matters from January 2015 — March 2015. Prior to consulting, Mr. McAllaster worked for the Cole Capital business unit of VEREIT, Inc. from February 2014 — August 2014 and for its predecessor from May 2003 — February 2014, and during the past five years he served as an executive officer and/or director for the following entities affiliated with Cole Capital: Cole Credit Property Trust V, Inc. — executive vice president, chief financial officer and treasurer from January 2013 — August 2014; Cole REIT Advisors V, LLC — chief financial officer from February 2014 — August 2014, executive vice president from December 2012 — August 2014, and chief financial officer (REITs and real estate funds) from December 2012 — February 2014; Cole Credit Property Trust, Inc. — executive vice president and chief financial officer from October 2007 — August 2014, treasurer from May 2011 — August 2014, director from May 2008 — August 2014; Cole REIT Advisors, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from March 2007 — January 2012; Cole Credit Property Trust II, Inc. —executive vice president and chief financial officer from October 2007 — July 2013, and treasurer from May 2011 — July 2013; Cole Real Estate Investments, Inc. — executive vice president from June 2013 — February 2014, executive vice president, chief financial officer and treasurer from January 2008 — February 2014, and secretary from January 2008 — November 2010; Cole REIT Advisors III, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from January 2008 — January 2012; Cole Corporate Income Trust, Inc. — executive vice president, chief financial officer and treasurer from April 2010 — August 2014, and secretary from April 2010 — August 2010; Cole Corporate Income Advisors, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from April 2010—January 2012; Cole Credit Property Trust IV, Inc. — executive vice president, chief financial officer, and treasurer from July 2010 — August 2014; Cole REIT Advisors IV, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from July 2010 — January 2012; Cole Real Estate Income Strategy (Daily NAV), Inc. —executive vice president, chief financial officer, and treasurer from July 2010 — August 2014; Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from July 2010 — January 2012; Cole Office & Industrial REIT (CCIT II) , Inc. — executive vice president, chief financial officer, and treasurer from March 2013 — August 2014; Cole Corporate Income Advisors II, LLC — executive vice president and chief financial officer from February 2014 — August 2014, and executive vice president and chief financial officer (REITs and real estate funds) from February 2013 — February 2014; Cole Capital Partners, LLC — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer form March 2007 — January 2012; and Cole Capital Advisors, Inc. — executive vice president and chief financial officer from February 2014 — August 2014, executive vice president and chief financial officer (REITs and real estate funds) from January 2012 — February 2014, and executive vice president and chief financial officer from March 2007 — January 2012.

Mr. McAllaster has over 20 years of accounting and finance experience in public accounting and private industry. Mr. McAllaster received a B.S. from California State Polytechnic University — Pomona with a major in Accounting. He is a Certified Public Accountant licensed in the states of Arizona and Tennessee and is a member of the American Institute of CPAs and the Arizona Society of CPAs. Mr. McAllaster was selected to serve as a director due to his experience as an executive officer and director of a number of non-traded REITs, as well as his accounting firm experience and certification as a CPA.

John M. Pons: Mr. Pons has served as our independent director since June 2015. Since December 2014, Mr. Pons has served as managing principal and general counsel of Rincon Partners, LLC, a commercial real estate firm. Prior to Rincon Partners, LLC, Mr. Pons worked for the Cole Capital business unit of VEREIT, Inc., a full-service real estate operating company, from February 2014 — October 2014 and for its predecessor from September 2003 — February 2014, and during the past five years he served as an executive officer and/or director for the following entities affiliated with Cole Capital: Cole REIT Advisors V, LLC — executive vice president and secretary from December 2012 — August 2014, and general counsel, real estate from December 2012 — March 2014; Cole Credit Property Trust, Inc. — secretary from March 2004 — January 2011, and director from March 2004—May 2010; Cole REIT Advisors, LLC — executive vice president and secretary from March 2014 — August 2014, executive vice president, secretary and general counsel, real estate from January 2013 — March 2014, and executive vice president, general counsel and secretary from September 2008 — January 2013; Cole Credit Property Trust II, Inc. — secretary from September 2004 — November 2010; Cole REIT Advisors III, LLC — executive vice president and secretary from March 2014 — August 2014, executive vice president, secretary and general counsel, real estate from January 2013 — March 2014, and executive vice president and general counsel from January 2008 — January 2013; Cole Corporate Income Advisors, LLC — executive vice president and secretary from March 2014 — August 2014, and executive vice president, secretary and general counsel, real estate from January 2011 — March 2014; Cole REIT Advisors IV, LLC — executive vice president and secretary from March 2014 — August 2014, and executive vice president, secretary and general counsel, real estate from January 2011 — March 2014; Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC — executive vice president and secretary from March 2014 — August 2014, executive vice president, secretary and general counsel, real estate from January 2013 — March 2014, and executive vice president and general counsel, real estate from July 2010 — January 2013; Cole Corporate Income Advisors II, LLC — executive vice president and secretary from March 2014 — August 2014, and executive vice president, secretary and general counsel, real estate from February 2013 — March 2014; Cole Capital Partners, LLC —executive vice president and secretary from March 2014 — August 2014, executive vice president, secretary and general counsel, real estate from January 2013 — March 2014, and executive vice president, general counsel and secretary from September 2008 — January 2013; and Cole Capital Advisors, Inc. — executive vice president and secretary from March 2014 — August 2014, executive vice president, secretary and general counsel, real estate from January 2013 — March 2014, and executive vice president, general counsel and secretary from September 2008 — January 2013.

He was in private practice prior thereto. Before attending law school, Mr. Pons was a Captain in the United States Air Force where he served from 1988 until 1992. Mr. Pons received a B.S. degree in Mathematics from Colorado State University and a M.S. degree in Administration from Central Michigan University before earning his J.D. (Order of St. Ives) in 1995 at the University of Denver. Mr. Pons was selected to serve as a director due to his experience as an executive officer and director of a number of non-traded REITs.

James Dondero: Mr. Dondero has served as our President since February 2014. Mr. Dondero is also President and a member of the investment committee of our Advisor, the co-founder and President of Highland, founder and President of NexPoint Advisors, L.P., our Sponsor, Chairman of the board, Chief Executive Officer and member of the investment committee of NexPoint Residential Trust, Inc. (“NXRT”), President of NexPoint Capital, Inc. (“NexPoint Capital”), an affiliated publicly registered non-traded business development company, President of NexPoint Credit Strategies Fund, an affiliated registered closed-end investment company that has its shares listed on the New York Stock Exchange (“NHF”), President of NexPoint Real Estate Strategies Fund, a closed-end investment company that operates as an interval fund (“NRESF”), President of NexPoint Real Estate Advisors, L.P., an affiliate of our Advisor, director for Jernigan Capital, Inc., director for American Banknote Corporation, director for Metro-Goldwyn-Mayer, Chairman of the board of directors for Cornerstone Healthcare, Chairman of the board of directors for CCS Medical, and Chairman of NexBank, SSB, an affiliated bank. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer credit asset classes. Highland and its affiliates managed $13.4 billion in assets as of May 31, 2017. Prior to founding Highland in 1993, Mr. Dondero served as Chief Investment Officer of Protective Life’s GIC subsidiary and helped grow the business from concept to over $2 billion between 1989 and 1993. His portfolio management experience includes mortgage-backed securities, investment grade corporates, leveraged bank loans, high-yield bonds, emerging market debt, real estate, derivatives, preferred stocks and common stocks. From 1985 to 1989, he managed approximately $1 billion in fixed income funds for American Express. Mr. Dondero received a BS in Commerce (Accounting and Finance) from the University of Virginia, and is a Certified Managerial Accountant and a Chartered Financial Analyst.

Matt McGraner: Mr. McGraner has served as our Chief Investment Officer and Executive Vice President since November 2014. Mr. McGraner is also a Managing Director at Highland, Chief Investment Officer and a member of the investment committee of NXRT, and a portfolio manager for NRESF. Mr. McGraner joined Highland in May 2013. With over nine years of real estate, private equity and legal experience, his primary responsibilities are to lead the strategic direction and operations of the real estate platform at Highland, as well as source and execute investments, manage risk and develop potential business opportunities, including fundraising, capital markets transactions and joint ventures. Mr. McGraner also is a licensed attorney and was formerly an associate at Jones Day from 2011 to 2013, with a practice primarily focused on private equity, real estate and mergers and acquisitions. Mr. McGraner has led the acquisition and financing of over $200 million of real estate investments and advised on $16.3 billion of mergers and acquisitions and private equity transactions. Since joining Highland, Mr. McGraner has led the acquisition and financing of over $2.4 billion of real estate investments. Mr. McGraner received a BS from Vanderbilt University and JD from Washington University School of Law.

Matthew Goetz: Mr. Goetz has served as our Vice President-Investments and Asset Management since November 2014. Mr. Goetz is also a Director at Highland and Senior Vice President-Investments and Asset Management for NXRT. With over nine years of real estate, private equity and equity trading experience, his primary responsibilities are to asset manage, source acquisitions, manage risk and develop potential business opportunities for Highland, including fundraising, private investments and joint ventures. Mr. Goetz has assisted in the acquisition and financing of over $4.8 billion in real estate. Before joining Highland in June 2014, Mr. Goetz was a Senior Financial Analyst in CBRE’s Debt and Structured Finance group from May 2011 to June 2014. Mr. Goetz received a BBA in Finance from St. Edward’s University.

Scott Ellington: Mr. Ellington has served as our General Counsel and Secretary since November 2014. Mr. Ellington also is a Partner and General Counsel at Highland. Prior to joining Highland in May 2007, Mr. Ellington was counsel to major U.S. financial institutions including Wells Fargo and Countrywide Financial. Mr. Ellington received his JD from Pepperdine University in California and his BA from the University of Texas in Dallas.

NexBank Executives

We also expect to utilize NexBank’s extensive infrastructure and experienced real estate credit and asset management teams led by John Holt, Matt Siekielski and Rhett Miller.

John Holt: Mr. Holt is a Director of NexBank and Chairman of the Board of NexBank SSB and serves as the President and CEO of both NexBank and NexBank SSB. In his capacity, he establishes and executes the strategy of NexBank and oversees NexBank’s financial and operational performance. Since Mr. Holt’s arrival in 2011, NexBank has grown to one of the largest banks headquartered and operating in Dallas, Texas, with assets of $5.3 billion. Under his leadership and direction, the bank has achieved strong growth and performance and expanded its commercial banking, mortgage banking and institutional services to meet the goals of its clients, which include institutional clients, financial institutions, large corporations, real estate investors, middle-market companies and small businesses. Mr. Holt serves on the Board of Directors of the Texas Bankers Association (TBA) with additional responsibilities as Chairman of the TBA’s Community Bankers Council and member of the Audit and Finance Committee, Executive Committee and Investment Committee. Mr. Holt is a graduate of Southern Methodist University’s Southwestern Graduate School of Banking and he earned his BBA from the University of Texas at Arlington.

Matt Siekielski: Mr. Siekielski is the Executive Vice President and Chief Operating Officer of NexBank and NexBank SSB. His primary responsibility is the growth and management of NexBank SSB’s primary operating businesses, including commercial banking, mortgage banking, deposit operations and treasury management. Through these business lines, NexBank focuses on providing tailored lending and depository products to institutional clients nationally. Mr. Siekielski is actively involved in the community and currently serves on the board of Impact Dallas Capital, a not-for-profit organization created to drive investment in Southern Dallas and produce positive, sustainable economic, social and environmental benefits for Southern Dallas residents. He also serves on the board of the Real Estate Council Community Fund, a community development financial institution that provides access to capital for real estate projects in low-income areas of Dallas County. Mr. Siekielski holds an MBA in Accounting and MS in Real Estate from the University of Texas at Arlington, and received his BA in Business Administration from Southwestern University in Georgetown, Texas.

Rhett Miller: Mr. Miller serves as Senior Vice President and Chief Credit Officer of NexBank and NexBank SSB. His career spans over 35 years with a primary focus in credit and risk management, corporate finance, and commercial real estate acquisition and development. He is responsible for leading and managing all credit-related activities within NexBank SSB, including underwriting, credit approval, loan administration and loan policies. Mr. Miller has held a number of executive and strategic planning roles during his career and has years of experience in business development and the management of special assets. Most recently, he held the role of Senior Vice President and Manager of Special Assets with Southwest Securities, FSB. Prior to this, he was a Principal at MMA Realty Capital. Mr. Miller holds an MBA from the University of Dallas and a BS in Finance from Florida State University.

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers are employees of Highland Capital Management and its affiliates and are compensated by these entities, in part, for their services to us. See “Management Compensation” below for a discussion of the fees paid to and services provided by our Advisor and its affiliates.

Compensation of Our Directors

On June 4, 2015, our board of directors adopted a director compensation policy, in which all independent directors will participate. The director compensation policy is as follows:

•	Each independent director will receive an annual director’s fee payable in cash equal to $40,000;

•	The chair of the Audit Committee will receive an additional annual fee payable in cash equal to $7,500;

•	The chair of the Nominating and Corporate Governance Committee, if any, will receive an additional annual fee payable in cash equal to $7,500;

•	Each independent director will receive $1,500 for attending each board and committee meeting in person. The chair of the Audit Committee will receive $1,500 for attending each board and committee meeting by telephone, and the other independent directors will receive $750 for attending each board and committee meeting by telephone. In the event there are multiple meetings of the board and one or more committees in a single day, the fees paid to an individual independent director would be limited to $2,000 per day; and

•	Each independent director will receive a grant of 3,000 restricted shares of our common stock that will vest in equal amounts annually over a four-year period. An additional 3,000 restricted shares of our common stock will be granted upon each reelection as an independent director.

We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at meetings of our board and committee meetings.

NexPoint Real Estate Finance, Inc. 2017 Long Term Incentive Plan

Prior to this offering, our board of directors will adopt and our shareholders will approve the NexPoint Real Estate Finance, Inc. 2017 Long Term Incentive Plan (the “2017 LTIP”). The description of the 2017 LTIP set forth below is a summary of the material features of the 2017 LTIP. This summary does not purport to be a complete description of all provisions of the 2017 LTIP. As a result, the following description is qualified in its entirety by reference to the 2017 LTIP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Administration of the 2017 LTIP and Eligibility

The 2017 LTIP will generally be administered by the compensation committee, or any other committee of the board designated by the board to administer the 2017 LTIP. The compensation committee may from time to time delegate all or any part of its authority under the 2017 LTIP to any subcommittee thereof. Any interpretation, construction and determination by the compensation committee of any provision of the 2017 LTIP, or of any agreement, notification or document evidencing the grant of awards under the 2017 LTIP, will be final and conclusive. To the maximum extent permitted by applicable law, the compensation committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the compensation committee may by resolution, subject to certain restrictions set forth in the 2017 LTIP, authorize one or more officers of the Company to (a) designate employees to be recipients of awards under the 2017 LTIP, and (b) determine the size of such awards. However, the compensation committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.

Any person who is selected by the compensation committee to receive awards under the 2017 LTIP and who is at that time an officer, service provider or other key employee of the Company or any of its affiliates or subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) or director is eligible to participate in the 2017 LTIP. In addition, certain persons who provide services to the Company or any of its affiliates or subsidiaries that are equivalent to those typically provided by an employee, including employees of our Advisor may also be selected to participate in the 2017 LTIP. At the consummation of this offering, there will be approximately five employees of our Advisor and                      independent directors expected to participate in the 2017 LTIP.

Stock Options

The 2017 LTIP authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to eligible participants who meet the definition of “employees” under Section 3401(c) of the Code. The exercise price of each option cannot be less than the market value per share of our common stock on the date on which the option is granted. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a ten percent stockholder).

Appreciation Rights

The 2017 LTIP authorizes the grant of appreciation rights. An appreciation right provides the recipient with the right to receive, upon exercise of the appreciation right, shares of our common stock, cash, or a combination of the two, as specified in the award agreement. The amount that the recipient will receive upon exercise of the appreciation right generally will equal the excess of the market value per share of our common stock on the date when the appreciation right is exercised over the base price provided for in the related stock appreciation right. Appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Appreciation rights may be granted in tandem with an option grant or as independent grants. The term of an appreciation right cannot exceed, in the case of a tandem appreciation right, the expiration, cancellation, forfeiture or other termination of the related option and, in the case of a free-standing appreciation right, ten years from the date of grant.

Restricted Stock and RSUs

The 2017 LTIP also provides for the grant of restricted stock and RSUs. Our compensation committee will determine the number of shares of common stock subject to a restricted stock or RSU award and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a stock award under the 2017 LTIP. A RSU confers on the participant the right to receive common stock, cash or a combination thereof. The holders of awards of restricted stock will be entitled to receive dividends, and unless otherwise set forth in the applicable award agreement, the holders of awards of RSUs will not be entitled to receive dividend equivalents.

Performance Awards

The 2017 LTIP also authorizes the grant of performance awards in the form of performance shares, performance units or cash incentive awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Other Stock-Based Awards

Our compensation committee may grant other forms of awards that are denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of shares of our common stock.

Share Authorization

Subject to adjustment as described in the 2017 LTIP, the number of shares of our common stock available under the 2017 LTIP for awards shall be, in the aggregate,                 shares of our common stock plus any shares of our common stock that become available under the 2017 LTIP as a result of forfeiture, cancellation, expiration, or cash settlement of awards.

Our compensation committee will make or provide for such adjustments in the numbers of shares of our common stock covered by outstanding awards under the 2017 LTIP as the committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the compensation committee will provide in substitution for any or all outstanding awards under the 2017 LTIP such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances. Subject to certain limitations, the compensation committee will also make or provide for such adjustments in the numbers of authorized shares under the 2017 LTIP as the committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described above.

Termination; Amendment

No grant will be made under the 2017 LTIP after the tenth anniversary of the 2017 LTIP’s effective date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2017 LTIP. The board of directors may at any time and from time to time amend the 2017 LTIP in whole or in part; provided, however, that if an amendment to the 2017 LTIP (i) would materially increase the benefits accruing to participants under the 2017 LTIP, (ii) would materially increase the number of securities which may be issued under the 2017 LTIP, (iii) would materially modify the requirements for participation in the 2017 LTIP, or (iv) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE or other principal national securities exchange upon which shares of our common stock are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

We previously adopted a restricted share plan. In connection with the adoption of the 2017 LTIP, we will terminate the restricted share plan. Any awards under the restricted share plan outstanding at the time of termination will continue to remain outstanding.

Director Independence

The board of directors will review the materiality of any relationship that each of our directors has with us, either directly or indirectly. The board of directors has determined that each of Mr. McAllaster and Mr. Pons is independent as defined by the NYSE rules.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the board of directors is not staggered, meaning that each of our directors is subject to re-election annually;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•	we have opted out of the business combination provisions and the control share acquisition provisions of the MGCL.

Board Committees

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Additionally, the board of directors may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

Our audit committee consists of Mr. McAllaster and Mr. Pons, with Mr. McAllaster serving as chair of the committee. The board of directors has determined that Mr. McAllaster qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The board of directors has also determined that each of Mr. McAllaster and Mr. Pons is “financially literate” as that term is defined by the NYSE corporate governance listing standards and is independent as defined by NYSE rules and SEC requirements relating to the independence of audit committee members. Our audit committee charter details the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. A copy of the audit committee charter will be available under the Investors section of the Company’s website at www.nref.com.

Compensation Committee

Our compensation committee consists of Mr. McAllaster and Mr. Pons, with Mr. Pons serving as chair of the committee. The board of directors has determined that each of Mr. McAllaster and Mr. Pons is independent as defined by NYSE rules and SEC requirements relating to the independence of compensation committee members. Our compensation committee charter details the principal functions of the compensation committee, including:

•	reviewing our compensation policies and plans;

•	implementing and administering a long-term incentive plan;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee will have the sole authority to retain and terminate compensation consultants to assist in the evaluation of our compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the compensation committee charter will be available under the Investors section of the Company’s website at www.nref.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. McAllaster and Mr. Pons, with Mr. Pons serving as chair of the committee. The board of directors has determined that each of Mr. McAllaster and Mr. Pons is independent as defined by NYSE rules. Our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•	annually facilitating the assessment of the board of directors’ performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the board of directors regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

The nominating and corporate governance committee will have the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the nominating and corporate governance committee charter will be available under the Investors section of the Company’s website at www.nref.com.

Other Committees

The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The board of directors has adopted corporate governance guidelines that describe the principles under which the board of directors will operate and has established a code of business conduct and ethics that applies to our directors and executive officers, who are employees of our Advisor. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Copies of our corporate governance guidelines and code of business conduct and ethics will be available under the Investors section of the Company’s website at www.nref.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee of any related entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Chairman is also an executive officer of the Company. The board of directors believes that combining these positions is the most effective leadership structure for the Company at this time. As the Chief Financial Officer, Mr. Mitts is involved in the day-to-day operations and is familiar with the opportunities and challenges that the Company faces at any given time. With this insight, he is able to assist the board of directors in setting strategic priorities, lead the discussion of business and strategic issues and translate board of directors recommendations into Company operations and policies.

The board of directors has appointed Mr. McAllaster as its lead independent director. His key responsibilities in this role include:

•	developing agendas for, and presiding over, the executive sessions of the non-management or independent directors;

•	reporting the results of the executive sessions to the Chairman (provided, that each director will also be afforded direct and complete access to the Chairman at any such time such director deems necessary or appropriate);

•	presiding at all meetings of the board of directors at which the Chairman is not present;

•	approving information sent to the board of directors;

•	approving agendas for meetings of the board of directors;

•	approving board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

Risk is inherent with every business, and we face a number of risks as outlined in the “Risk Factors” section of this prospectus. Management is responsible for the day-to-day management of risks we face, while the board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. The board of directors will delegate responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. The board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to the board of directors with respect to its oversight of these areas.

Communications with the Board

Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Board of Directors, c/o NexPoint Real Estate Finance, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Limited Liability and Indemnification of Directors, Officers and Other Agents

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and our charter.

Maryland law permits us to include in our charter a provision eliminating the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations contained in Maryland law, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and our officers and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision neither reduces the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

We will also purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NREF pursuant to the foregoing provisions, NREF has been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our Advisor

Our Advisor is NexPoint Real Estate Advisors II, L.P. and its address is 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our Advisor has contractual responsibilities to us and our stockholders.

Advisory Agreement

Subject to the overall supervision of our board of directors, our Advisor will manage the day-to-day operations of, and provide investment management services to, us. Under the terms of the Advisory Agreement, our Advisor will, among other things:

•	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

•	find, present and recommend investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our investments;

•	review and analyze financial information for each underlying property of the overall portfolio; and

•	close, monitor and administer our investments.

Our Advisor’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired. We will pay our Advisor fees and reimburse it for certain expenses incurred on our behalf. We will not pay our Advisor and its affiliates any fees associated with arranging for financing and refinancing of properties, or a debt financing fee, but we will pay unaffiliated third parties a debt financing fee, if applicable. For a detailed description of the fees and expense reimbursements payable to our Advisor, see the section in this prospectus entitled “Management Compensation.”

Related-Party Transactions

See Note 10, Related Party Transactions, to our audited consolidated financial statements included in this prospectus for a complete description of the related-party transactions.

Our Advisory Agreement

We are externally managed by our Advisor pursuant to our Advisory Agreement. Our Advisor is an affiliate of Highland. For a summary of the terms of Advisory Agreement and fees to be paid to our Advisor, see

“— Advisory Agreement” and “Management Compensation.” For the years ended December 31, 2016, 2015 and 2014 and the six months ended June 30, 2017, we paid asset management fees to our Advisor of $273,000, $0, $0 and $173,000, respectively, under our previous advisory agreement.

Acquisitions

During the year ended December 31, 2016, we acquired three real estate assets, two of which were acquired from related parties.

On April 7, 2016, we entered into the Contribution Agreement with Highland and the OP. Pursuant to the Contribution Agreement, Highland transferred its 100% interest in Estates on Maryland Holdco, LLC (“Estates Holdco”) to us. Highland was the sole Member and Manager of Estates Holdco. Estates Holdco owns a 95% interest in Estates. The remaining 5% interest in Estates is owned by affiliates of BH.

As further discussed in Note 2 to our audited consolidated financial statements included in this prospectus, the acquisition of Estates by us was deemed to be made on the Original Acquisition Date. In connection with the acquisition of Estates, we incurred acquisition fees payable to our Advisor of approximately $0.4 million (see “Acquisition Fee” below), pursuant to the previous advisory agreement, which are deemed to have been incurred on the Original Acquisition Date. Our independent directors unanimously approved the acquisition of Estates and the incurrence of acquisition fees payable to our Advisor.

On April 7, 2016, we, through the OP, acquired a 16% preferred equity interest in Bell Midtown by purchasing the 100% interest in Nashville RE Holdings, LLC for $6.0 million pursuant to a purchase and sale agreement from an entity that is owned by affiliates of, and managed by, the Sponsor. On December 23, 2016, our preferred equity interest in Bell Midtown was redeemed in full by the entity that owned Bell Midtown (see Note 4 to the consolidated financial statements). We did not incur any acquisition or disposition fees payable to our Advisor in connection with this investment or its redemption.

Affiliated Dealer Manager

The dealer manager for our Continuous Offering was an affiliate of Highland. The dealer manager received fees, distributions and other compensation for services related to our Continuous Offering and the investment and management of our assets. We paid the dealer manager selling commissions of up to 7% of gross offering proceeds from the sale of Class A shares and up to 3% of gross offering proceeds from the sale of Class T shares. We paid the Dealer Manager a dealer manager fee of up to 1% of gross offering proceeds from the sale of Class A shares and Class T shares.

For the years ended December 31, 2016, 2015 and 2014 and for the six months ended June 30, 2017, we paid our dealer manager $5,000, $0, $0 and $0, respectively, under our dealer manager agreement.

On September 14, 2016, the Company entered into an agreement with our Advisor and the dealer manager whereby our Advisor will pay a portion of the selling commissions payable to the dealer manager in connection with the sale of Class A shares in the Continuous Offering subject to certain volume discounts. For purchases by an investor of $1,000,001 up to $2,000,000, our Advisor would pay a 0.5% selling commission to the dealer manager. For purchases by an investor of $2,000,001 up to $5,000,000, our Advisor would pay a 1% selling commission to the dealer manager. For purchases by an investor of $5,000,001 up to $10,000,000, our Advisor would pay the full amount of the selling commissions payable to the dealer manager, or 2%. For purchases by an investor of $10,000,001 or more, our Advisor would pay the full amount of the selling commissions payable to the dealer manager, after taking into account the volume discount, or 1%, and our Advisor would pay an additional 1% of the total purchase price to the investor, which would be used to purchase additional Class A shares offered in the Continuous Offering at a purchase price of $9.10 per share, which reflects that no selling commissions or dealer manager fees are charged on such additional Class A shares offered in the Continuous

Offering. No commissions will be payable to our affiliated dealer manager in connection with the sale of shares of common stock in this offering. See “Underwriting” for more discussion on underwriting commissions to be paid in connection with this offering.

For the years ended December 31, 2016, 2015 and 2014 and for the six months ended June 30, 2017, our Advisor incurred approximately $3,000, $0, $0 and $21,000, respectively, of selling commissions payable to the dealer manager in connection with the sale of our Class A shares.

On July 21, 2017, the Company filed a post-effective amendment to its registration statement relating to the Continuous Offering to terminate the Continuous Offering and deregister all of the unsold shares. The post-effective amendment was declared effective by the SEC on July 26, 2017.

Formation Transactions

In connection with our incorporation, we sold an aggregate of approximately 22,222 shares of our common stock to our Advisor for an aggregate purchase price of $200,000, or $9.00 per share, reflecting the fact that selling commissions and dealer manager fees in effect at the time of the purchase were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock.

Policies and Procedures for Transactions with Related Persons

In connection with this offering, the board of directors will adopt a related party transaction policy for the review, approval or ratification of any related party transaction. This policy provides that all related party transactions must be reviewed and approved by the disinterested members of the Audit Committee. The term “related party transaction” refers to any transaction, arrangement or relationship (including charitable contributions and including any series of similar transactions, arrangements or relationships) with the Company in which any Related Party (as defined below) has a direct or indirect material interest, other than: (a) transactions available to employees generally; (b) transactions involving less than $50,000 when aggregated with all related or similar transactions, except if receipt of any amount would result in a director no longer being considered independent under NYSE rules or would disqualify a director from serving as a member of a committee of the Board; (c) transactions involving compensation or indemnification of executive officers and directors duly authorized by the Board or an authorized Board committee; (d) transactions involving reimbursement for routine expenses in accordance with Company policy; and (e) purchases of any products on terms generally available to third parties.

•	For the purposes of this policy, “Related Parties” include:

•	directors (and nominees for director) and executive officers of the Company;

•	immediate family members of such directors, nominees for director and executive officers, including an individual’s spouse, parents, step-parents, children, step-children, siblings, mothers- and fathers-in law, sons- and daughters-in law, brothers- and sisters-in law and other persons (except tenants or employees) who share such individual’s household;

•	our Advisor;

•	a stockholder owning in excess of five percent of the Company’s voting securities or an immediate family member of such a stockholder; or

•	an entity which is owned or controlled by any of the above persons.

The Company may do business with NexBank and NexTitle in the ordinary course of its business. NexBank and NexTitle will be considered related parties under this policy. Upon adoption of the related party transaction policy, the Audit Committee will review and approve these transactions in accordance with the policy.

MANAGEMENT COMPENSATION

We have one paid employee, which is an accounting employee dedicated to us. Our Advisor and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to our Advisor and its affiliates, including amounts to reimburse their costs in providing services.

Type	Description
Asset Management Fee

1.5% of Equity per annum, calculated and payable monthly in cash.

For purposes of calculating the asset management fee, “Equity” means (a) the sum of (1) total equity immediately prior to the closing of this offering, plus (2) the net proceeds received by NREF from all issuances of NREF’s equity securities after the offering (allocated on a pro rata basis for issuances during the calendar quarter of any such issuance), plus (3) NREF’s cumulative Core Earnings (as defined below) from and after the offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to NREF’s stockholders from and after the offering to the end of the most recently completed calendar quarter and (2) any amount that NREF has paid to repurchase NREF’s common stock from and after the offering to the end of the most recently completed calendar quarter. With respect to the period from and after the offering that is used in any calculation of the annual asset management fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, as an adjustment to net income in the calculation of Core Earnings, Equity will include compensation expense relating to any restricted shares of common stock and any other shares of common stock underlying awards granted under one or more of NREF’s equity incentive plans.

As used herein, “Core Earnings” means the net income (loss) attributable to our stockholders computed in accordance with GAAP excluding (a) non-cash equity compensation expense, (b) depreciation calculated on real estate owned, and (c) adjustments for noncontrolling interests.

Incentive Fee	None.

Reimbursement of Expenses

We will be required to pay directly or reimburse our Advisor for all of the documented “operating expenses” (all out-of-pocket expenses of our Advisor in performing services for us, including but not limited to the expenses incurred by our Advisor in connection with any provision by our Advisor of legal, accounting, financial and due diligence services performed by our Advisor that outside professionals or outside consultants would otherwise perform, compensation expenses under any long term incentive plan adopted by us and approved by our stockholders and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Advisor required for our operations) and “offering expenses” (any and all expenses (other than underwriters’ discounts) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses) paid or incurred by our Advisor or its affiliates in connection with the services it provides to us pursuant to the Advisory Agreement. Reimbursement of operating expenses, plus the Annual Fee, may not exceed 2.5% of gross assets for any calendar year or portion thereof, provided, however, that this limitation will not apply to legal,

Type	Description
accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the ordinary course of our business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of certain real estate assets.

Termination Fee	Equal to three times the Annual Fee earned by our Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the effective termination date. The termination fee will be payable to our Advisor upon termination of our Advisory Agreement for any reason other than a termination by us for cause.

Asset Management Fees Before and After the Offering

Before the Offering

For the three months ended June 30, 2017, we paid our Advisor approximately $87,000 in asset management fees. Under the previous advisory agreement, the asset management fee was calculated on a monthly basis in an amount equal to 1/12th of 0.75% of the average of the aggregate book value of our gross assets (before reserves for depreciation or other non-cash reserves), including amounts borrowed and additional amounts used for improvements, computed by taking the average of the book value of our gross assets at the end of each month (or partial month), and is payable monthly in arrears.

After the Offering

Under our amended and restated advisory agreement, our asset management fee will equal 1.5% of Equity per annum. If the amended and restated advisory agreement was in effect as of April 1, 2017, for the three months ended June 30, 2017, we would have paid our Advisor approximately $26,000 in asset management fees.

Equity is calculated as follows (numbers in thousands):

Total Equity (1)	6,937
Net Proceeds of Offerings (2)	—
Cumulative Core Earnings (3)	54
Cumulative Distributions to Stockholders	(171)

Cumulative Common Stock Repurchases (4)	—

Equity as of June 30, 2017	6,820

Asset Management Fee for the Three Months Ended June 30, 2017 (5)	26

(1)	Assumes the offering closed on April 1, 2017 (the “Assumed Closing Date”).
(2)	Since the Assumed Closing Date, the Company did not sell any securities.

(3)	Core earnings is a non-GAAP measure. For additional information regarding Core Earnings, see “Management Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP and Key Financial Measures and Indicators.” The following table provides a reconciliation of Core Earnings to GAAP net loss attributable to common stockholders, the most directly comparable GAAP financial measure (dollars in thousands, except per share data):

For the Three Months Ended June 30, 2017
Net loss attributable to common stockholders	$(326)
Adjustments:
Amortization of stock based compensation	8
Depreciation and amortization	392
Adjustment for noncontrolling interests	(20)

Core earnings attributable to common stockholders	54

(4)	Since the Assumed Closing Date, the Company did not repurchase any securities.
(5)	The Asset Management Fee was calculated by multiplying 1.5% times Equity and dividing it by four.

For additional information regarding the components of Equity, see above “—Asset Management Fee.”

STOCK OWNERSHIP

The following table shows, as of June 30, 2017, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name of Beneficial Owners (1)	Number of Shares Beneficially Owned	Percentage of Class
Greater than 5% Stockholders
Highland Capital Management, L.P.(2)	924,616	81.2%
Directors
Brian Mitts	—	—
D. Kirk McAllaster, Jr.	6,000	*
John M. Pons	6,000	*
Executive Officers
James Dondero (2)	977,826	85.9%
Matt McGraner	—	—
Matthew Goetz	—	—
Scott Ellington	—	—
All directors and executive officers as a group (7 persons)	989,826	87.0%

*	Represents less than 1% of the number of shares of our common stock outstanding.
(1)	The address for each beneficial owner is c/o NexPoint Real Estate Finance, Inc., 300 Crescent Court, Suite 700, Dallas, Texas 75201.
(2)	Includes 23,416 shares of common stock held by NexPoint Real Estate Advisors II, L.P., 458,145 shares of common stock held by Highland Capital Management, L.P., 268,373 shares of common stock held by accounts managed by Highland and its affiliates and 227,892 shares of common stock held in trust. Mr. Dondero controls NexPoint Advisors GP, LLC, the general partner of NexPoint Advisors, L.P., which wholly owns the general partner of the Advisor. In addition, Mr. Dondero, through his ownership of Strand Advisors, Inc., controls Highland, which is the investment advisor of the accounts managed by Highland. Through his control of NexPoint Advisors GP, LLC and Strand Advisors, Inc., Mr. Dondero may be viewed as having voting and dispositive power over the shares of our common stock directly owned by NexPoint Real Estate Advisors II, L.P. and Highland. Through his control of the general partner of Highland, Mr. Dondero may be viewed as having investment power over the shares of our common stock held by accounts managed by Highland and its affiliates.

Equity Compensation Plan Information

The following table shows, as of June 30, 2017, a summary of certain information related to our restricted share plan under which our equity shares are authorized for issuance:

Plan category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)		Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Restricted Share Plan	9,000	—	(1)	288,000

(1)	The restricted shares were issued at a weighted average grant date fair value of $10.00 per share.

CONFLICTS OF INTEREST

The following briefly summarizes the material potential and actual conflicts of interest which may arise from the overall investment activity of our Advisor, its clients and its affiliates, but is not intended to be an exhaustive list of all such conflicts. The scope of the activities of the affiliates of our Advisor and the funds and clients advised by affiliates of our Advisor may give rise to conflicts of interest or other restrictions and/or limitations imposed on NREF in the future that cannot be foreseen or mitigated at this time.

Advisory Agreement

Under our Advisory Agreement, our Advisor or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our Advisor to perform in our best interests and in the best interests of our stockholders. However, because performance is only one aspect of our Advisor’s compensation, our Advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our Advisor could be motivated to recommend riskier or more speculative investments that would entitle our Advisor to a higher fee. For example, because asset management fees payable to our Advisor are based in part on the amount of equity raised, our Advisor may have an incentive to raise additional equity capital in order to increase its fees. Externally managed REITs may also have conflicts of interest with their advisors that are not common with self-managed REITs. These conflicts as they relate to us and our Advisor are discussed in the following sections.

Other Accounts and Relationships

As part of their regular business, our Advisor, its affiliates and their respective officers, directors, trustees, stockholders, members, partners and employees and their respective funds and investment accounts (collectively, the “Related Parties”) hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties will not be restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by NREF. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by NREF or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by NREF and otherwise create conflicts of interest for NREF. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to NREF’s investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for NREF. The Related Parties will not be required to offer such securities or investments to NREF or provide notice of such activities to NREF. In addition, in managing NREF’s portfolio, our Advisor may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest. Furthermore, in connection with actions taken in the ordinary course of business of our Advisor in accordance with its fiduciary duties to its other clients, our Advisor may take, or be required to take, actions which adversely affect the interests of NREF.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for NREF. Such investments may be different from those made on behalf of NREF. Neither our Advisor nor any Related Party has any duty, in making or maintaining such investments, to act in a way that is favorable to NREF or to offer any such opportunity to NREF, subject to our Advisor’s allocation policy set forth below. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to NREF. Our Advisor and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by NREF, and neither NREF’s stockholders nor NREF shall have any right to such fees. Our Advisor and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients, including NXRT, NRESF, NREC and NREO and other REITs, who make investments of a similar nature to those of NREF, and with companies whose securities or properties are acquired by NREF. In connection with the foregoing activities, our Advisor and/or any Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Advisor to effect a transaction for NREF, and NREF’s investments may be constrained as a consequence of our Advisor’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of its clients, including NREF. In addition, officers or affiliates of our Advisor and/or Related Parties may possess information relating to NREF’s investments that is not known to the individuals at our Advisor responsible for monitoring NREF’s investments and performing the other obligations under the Advisory Agreement.

The Related Parties currently provide services to NXRT, NRESF, NREC and NREO and may in the future provide services to other REITs or funds that compete with us for similar investments.

Although the professional staff of our Advisor will devote as much time to NREF as our Advisor deems appropriate to perform its duties in accordance with the Advisory Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among NREF and our Advisor’s or any Related Parties’ other accounts. The Advisory Agreement places restrictions on our Advisor’s ability to buy and sell investments for NREF. Accordingly, during certain periods or in certain circumstances, our Advisor may be unable as a result of such restrictions to buy or sell investments or to take other actions that it might consider to be in the best interests of NREF and its stockholders.

The directors, officers, employees and agents of the Related Parties, and our Advisor may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for NREF or any Related Party, or for any of NREF’s investments or any affiliate thereof, and neither NREF nor its stockholders shall have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as NREF, or of other investment funds managed by our Advisor or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of NREF or its stockholders. NREF may compete with other entities managed by our Advisor and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Advisor or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Advisor and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Advisor or its affiliates have to other clients.

Subject to prior approval of the board, certain Related Parties, including NexBank and Governance Re among others, may provide banking, agency, insurance and other services to NREF and its operating affiliates for customary fees, and neither NREF, nor its subsidiaries will have a right to any such fees.

Allocation Policy

If a potential investment is appropriate for either us or another entity managed by our Advisor or its affiliates, such as NexPoint Residential Trust, Inc., NexPoint Real Estate Strategies Fund, NexPoint Real Estate Opportunities, LLC, or NexPoint Real Estate Capital, LLC, our Advisor and its affiliates, including their respective personnel, have an allocation policy that provides opportunities will be allocated among those accounts for which participation in the respective opportunity is considered most appropriate, taking into account the following objective factors. First, the allocation policy looks to the investment objectives of the REITs managed by our Advisor and its affiliates. For example, our targeted investments differ from the targeted investments of NXRT, which generally are direct ownership of well-located Class B multifamily properties, typically constructed between 1980 and 1999, with a significant value-add component, and NexPoint Real Estate Opportunities, LLC, which typically are direct ownership of opportunistic real estate investments in multifamily, hospitality, office and net lease property types. We believe that most investment opportunities will be more appropriate for us, NexPoint Residential Trust, Inc. or NexPoint Real Estate Opportunities, LLC based on the differences in our primary investment objectives. We expect the Company to be the primarily vehicle in which preferred equity investments are made for well-located “core” and “core-plus” multifamily properties to the extent this offering is successful and cash is available. Our Advisor is not required to offer to us any opportunities that do not meet our investment objectives and criteria. Personnel of our Advisor and its affiliates may invest in any such investment opportunities not required to be presented to us.

To the extent the opportunity is consistent with the investment objectives of more than one REIT managed by our Advisor and its affiliates, the allocation policy then looks to other factors, such as:

•	which REIT has available cash (including availability under lines of credit) to acquire the investment;

•	whether there are any positive or negative income tax effects on any of the REITs relating to the purchase;

•	whether the investment opportunity creates geographic, asset class or tenant concentration / diversification concerns for any of the REITs;

•	how the investment size, potential leverage, transaction structure and anticipated cash flows affect each REIT, including earnings and distribution coverage; and

•	whether one or more of the REITs has an existing relationship with the tenant(s), operator, facility or system associated with the investment, or a significant geographic presence that would make the investment strategically more important.

Our Advisor will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with its internal conflict of interest and allocation policies. Our Advisor will seek to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to us fairly or equitably in the short-term or over time, and there can be no assurance that we will be able to participate in all such investment opportunities that are suitable for us.

Cross Transactions and Principal Transactions

As further described below, our Advisor may effect client cross-transactions where our Advisor causes a transaction to be effected between us and another client advised by our Advisor or any of its affiliates. Our Advisor may engage in a client cross-transaction involving us any time that our Advisor believes such transaction to be fair to us and the other client of our Advisor or its affiliates in accordance with our Advisor’s internal written cross-transaction policies and procedures.

As further described below, our Advisor may effect principal transactions where we may make and/or hold an investment, including an investment in securities, in which our Advisor and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Advisor’s internal written policies and procedures for principal transactions, which may include our Advisor obtaining our consent and approval prior to engaging in any such principal transaction between NREF and our Advisor or its affiliates.

Our Advisor may direct us to acquire or dispose of investments in cross trades between us and other clients of our Advisor or its affiliates in accordance with applicable legal and regulatory requirements. In addition, we may make and/or hold an investment, including an investment in securities, in which our Advisor and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by us may enhance the profitability of our Advisor’s own investments in such companies. Moreover, we, along with our operating affiliates, may invest in assets originated by, or enter into loans, borrowings and/or financings with our Advisor or its affiliates, including but not limited to NexBank, including in primary and secondary transactions with respect to which our Advisor or a Related Party may receive customary fees from the applicable issuer, and neither we nor our subsidiaries shall have the right to any such fees. In each such case, our Advisor and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding us and the other parties to such investment. Under certain circumstances, our Advisor and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Advisor’s valuation procedures to another fund managed or advised by our Advisor or such affiliates. In addition, our Advisor may enter into agency cross-transactions where it or any of its affiliates acts as broker for us and for the other party to the transaction, to the extent permitted under applicable law. Our Advisor may obtain our written consent as provided herein if any such transaction requires the consent of the board.

Participation in Creditor Committees, Underwriting and Other Activities

Our Advisor and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout or foreclosure of our investments. In such circumstances, our Advisor may take positions on behalf of itself or Related Parties that are adverse to our interests.

Our Advisor and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by us. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Advisor and/or its Related Parties and neither we nor our stockholders shall have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Advisor and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Advisor, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing us to acquire a particular investment, our Advisor may be prevented from causing us to purchase or sell such asset due to internal restrictions imposed on our Advisor. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Advisor, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Advisor’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Advisor’s ability to perform its investment management services to us. In addition, while our Advisor and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Advisor’s ability to operate as an integrated platform could also be impaired, which would limit our Advisor’s access to personnel of its affiliates and potentially impair its ability to manage our investments.

Other Benefits to Our Advisor

Our long-term incentive plan provides us with the ability to grant awards to directors and officers of, and certain consultants to, us, our Advisor and its affiliates and other entities that provide services to us. The management team of our Advisor is expected to receive awards under the long-term incentive plan and will benefit from the compensation provided by these awards. Any compensation payable under such plan is expected to be subject to the 2.5% of gross assets described above under “Management Compensation.”

In addition to the compensation provided to our Advisor by the Advisory Agreement and any long-term incentive plan, our Advisor may also receive reputational benefits from our future growth through capital-raising transactions and acquisitions. Our Advisor will also have an incentive to raise capital and cause us to acquire additional assets, which would then contribute to the asset management fee. The reputational benefit to our Advisor from our future growth could assist our Advisor and its affiliates in pursuing other real estate investments. These investments could be made through other entities managed by our Advisor or its affiliates, and there can be no assurance that we will be able to participate in all such investment opportunities.

Policies With Respect to Certain Activities

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. As of the date of this prospectus, we do not intend to offer equity, equity-related or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our capital stock or other securities other than as described in this prospectus. At all times, we intend to make investments in a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. After this offering, we will continue to file periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to or a vote of our stockholders, but we expect to disclose any material changes to these policies in the periodic reports that we file with the SEC. For additional information see “Management — Policies and Procedures for Transactions with Related Persons.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations relating to ownership of shares of our common stock. The law firm of Jones Day has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the Company,” “we,” “our” and “us” mean only NexPoint Real Estate Finance, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as: financial institutions; insurance companies; broker-dealers; entities treated as partnerships for federal income tax purposes; tax-exempt organizations; and foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

Taxation of the Company

We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2017. We believe that our organization and current and proposed method of operation will allow us to qualify for taxation as a REIT. Note that these rules will not generally apply to our taxable years prior to the effective date of such REIT election.

In connection with this offering, Jones Day will render an opinion that, commencing with our taxable year ending December 31, 2017, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2017 and subsequent taxable years. Investors should be aware that Jones Day’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Jones Day’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Jones Day will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Jones Day’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The principal qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from owning stock in a regular corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Currently, most domestic stockholders of regular corporations that are individuals, trusts or estates are taxed on corporate distributions at a maximum tax rate of 20% (the same tax rate that applies to long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this preferential rate and will continue to be taxed at rates applicable to ordinary income, which can be as high as 39.6%. See “— Taxation of Stockholders.” For certain individuals, an additional 3.8% Medicare tax also applies to net investment income (such as dividends and capital gains).

Our tax attributes, such as net operating losses (if any), generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms’-length terms.

•	If we dispose of any asset held by us on the effective date of our REIT election within 5 years of such effective date, or if we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation and dispose of such asset within 5 years of the acquisition date, we could be subject to tax on the excess of the fair market value of the asset as of the beginning of the applicable 5-year period over our adjusted basis in such asset at the beginning of such period.

•	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)	that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.

We believe that we meet condition (5) and that, after completion of this offering, our shares of our common stock will be owned with sufficient diversity of ownership to satisfy condition (6). In addition, our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to satisfy these requirements; however, they may not ensure that we will, in all cases, be able to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, even if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests

An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any partnerships in which we own interests will be treated as our assets and items of income for purposes of applying the REIT requirements.

Our preferred equity investments will be in the form of limited partner or non-managing member interests in partnerships and limited liability companies. Although the character of our income and assets for purposes of

REIT income and asset tests will depend upon those partnerships’ and limited liability companies’ income and assets, we will typically have limited control over the operations of the partnerships and limited liability companies that issue preferred equity investments. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test, and we may not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated for U.S. federal income tax purposes as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other domestic entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable REIT Subsidiaries

We may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or “TRSs.” A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning on or after January 1, 2018) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally will be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated for U.S. federal income tax purposes as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs (as well as on taxable corporations generally) are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS (or another taxable corporation) with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS (or another taxable corporation) may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and from certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, income derived from REMICs in proportion to the real estate mortgages held by the REMIC, and gains from the sale of real estate assets, as well as specified income from temporary investments.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and both (1) the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan and (2) the value of the personal property securing the loan exceeds 15% of the total value of all property securing the loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We may acquire participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be a first loss position in the event of a default by the borrower. We anticipate any participation interests we acquire will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of any participation interests we acquire.

We may acquire interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, mezzanine loans typically do not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test.

There is limited case law and administrative guidance addressing whether instruments similar to the mezzanine loans or preferred equity investments we may acquire will be treated as equity or debt for U.S. federal income tax purposes. We expect that our mezzanine loans will be treated as debt for U.S. federal income tax purposes and our preferred equity investments will be treated as equity for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. As a result, we would not be treated as receiving interest income from the mezzanine loan, but rather we would be treated as receiving our proportionate share of the income of the entity that issued the mezzanine loan, and there can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test. Alternatively, if the IRS successfully asserts that a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as producing interest income that would be qualifying income for the 95% gross income test, but not for the 75% gross income test. If the IRS successfully challenges the classification of our mezzanine loans or preferred equity investments for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the 75% or 95% gross income test.

We may modify the terms of mortgages or mezzanine loans after acquiring them. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

The interest, original issue discount, and market discount income that we will receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets. As a result of potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action (such as paying dividends consisting of a combination of cash and stock) to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.

Asset Tests

At the close of each calendar quarter, we must also satisfy tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, equity interests in other entities that qualify as REITs, mortgage loans, and residual and regular interests in REMICs if at least 95% of the REMIC’s assets constitute qualifying mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities that meet specified statutory requirements. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets (20% for taxable years beginning on or after January 1, 2018). Finally, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered” REITs that are not secured by real property or interests in real property.

A real property mortgage loan is generally a qualifying asset for purposes of the 75% asset test to the extent that the fair market value of the real property securing the loan exceeds the principal amount of the loan. If a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (1) the date the REIT agreed to acquire or originate the loan; or (2) in the event of a significant modification, the date the REIT modified the loan, then a portion of the mortgage loan will not be a qualifying asset for purposes of the 75% asset test. Generally, the non-qualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is securing that loan. Mortgage loans that are qualifying real estate assets for purposes of the 75% asset test are also not considered securities for purposes of the 10% and 5% asset tests mentioned above.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify unless such debt was issued by a “publicly offered REIT.”

As noted above, there is limited case law and administrative guidance addressing whether instruments that are in the form of mezzanine loans or preferred equity will be treated as equity or debt for U.S. federal income tax purposes. If a mezzanine loan we acquire is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. If that partnership or limited liability company owned nonqualifying assets, we may not be able to satisfy all of the asset tests. Alternatively, if the IRS successfully asserts that a preferred equity investment held by us is debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and would be subject to the 10% value test and the 5% asset test. It is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of those tests.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10.0 million, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain distributions, to our stockholders in an amount at least equal to:

1.	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction; and

(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

2.	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) the distributions are declared before we timely file our tax return for the year and paid with or before the first regular distribution payment after such declaration; or (ii) the distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion of such income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted tax basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders” below.

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated taxable income or gain from an entity in which we have made a preferred equity investment that exceeds the cash distributions we receive from the entity. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS recently issued a revenue procedure creating a safe harbor authorizing publicly traded REITs to make elective cash/stock dividends that fully qualify for the dividends paid deduction. We have no current intention to make a taxable dividend payable in our stock. If we elect to do so in the future, we expect that any such distribution would comply with the requirements of the revenue procedure.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock.

Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Tax Aspects of Investments in Partnerships

General

We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts that would either be disregarded as entities for U.S. federal income tax purposes or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, we reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our OP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Income Taxation of Partnerships and Their Partners

Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted tax basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s tax basis and depreciation method. Because depreciation deductions are based on the transferor’s tax basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners, including us.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of Stockholders

Taxation of Taxable U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for taxable U.S. Holders (as defined below) relating to ownership of shares of our common stock. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “— Taxation of Tax-

Exempt U.S. Holders of Our Common Stock,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “— Taxation of Non-U.S. Holders of Our Common Stock,” below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock who, for U.S. federal income tax purposes:

•	is an individual who is a citizen or resident of the United States;

•	is a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult with your own tax advisors about the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.

Distributions Generally

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.

Because, as discussed above, we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally are not eligible for the preferential rates currently available to most non-corporate taxpayers and will continue to be taxed at the higher tax rates applicable to ordinary income. However, we may designate a portion of our dividends as eligible for the preferential rate, provided that the amount so designated may not exceed that portion of our distributions attributable to:

•	dividends received by us from non-REIT corporations, such as a TRS;

•	income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year); and

•	“built-in gain” realized in the prior taxable year from dispositions of property held by us on the effective date of our REIT election or acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such gain).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted tax basis that each U.S. Holder has in its shares of our common stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of our common stock will be taxable as capital gains (provided that the shares of our common stock have been held as a capital asset) and will be taxable as long-term capital gain if the shares of our common stock have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of shares of our common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares of our common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of our common stock, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”) we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Holder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its shares of our common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

Dispositions of Shares of Our Common Stock

Generally, if you are a U.S. Holder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our common stock for tax purposes. This gain or loss will be capital if you have held the shares of our common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the shares of our common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of shares of our common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

We report to our U.S. Holders of shares of our common stock and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Holders of Our Common Stock.”

Medicare Tax

Certain U.S. Holders of shares of our common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Taxation of Tax-Exempt U.S. Holders of Our Common Stock

Our distributions to a U.S. Holder that is a domestic tax-exempt entity generally should not constitute unrelated business taxable income (“UBTI”) unless the U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire or to carry its common shares, the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. We may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.

Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of shares of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a pension-held REIT. We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of shares of our common stock, collectively owns more than 50% of our outstanding shares of our common stock and (ii) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding shares of our common stock is owned by five or fewer individuals. Given the stock ownership restrictions in our charter, we do not expect to be classified as a pension held REIT.

Tax-exempt stockholders are encouraged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in shares of our common stock.

Taxation of Non-U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for Non-U.S. Holders (as defined below) relating to ownership of shares of our common stock. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation or estate that is not a U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders of shares of our common stock are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of shares of our common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Distributions Generally

Distributions that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.

Dividends that are treated as effectively connected with the conduct of a U.S. trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold U.S. income tax at the rate of 30% on any distributions made to Non-U.S. Holders unless:

•	a lower treaty rate applies and you provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E or other appropriate form, as applicable, evidencing eligibility for an exemption from withholding or a reduced treaty rate; or

•	you provide to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with your U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such shares of common stock. To the extent that such distributions exceed your adjusted tax basis in shares of our common stock, they will give rise to gain from the sale or exchange of such shares of common stock. The tax treatment of this gain is described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Except as described below, distributions to a Non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (1) the investment in shares of our common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

Distributions that are attributable to gain from sales or exchanges of “U.S. real property interests” by us are taxable to a Non-U.S. Holder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act (“FIRPTA”). The term “U.S. real property interests” includes interests in U.S. real property. Under FIRPTA, a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if you did not own more than 10% of such class of equity securities at any time during the one-year period ending on the date of the distribution (the “10% Exception”). In addition, capital gains distributions by a REIT to “qualified shareholders” meeting certain statutory requirements, including that the shareholders be eligible for treaty benefits and publicly traded, or constitute a foreign partnership or other type of foreign collective investment vehicle, are not subject to FIRPTA. Instead, all such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.

“Qualified foreign pension funds” are not subject to the taxes imposed by FIRPTA. Accordingly, capital gains distributions by a REIT to a qualified foreign pension fund are not subject to the rules set forth above. To qualify, a pension fund must be created or organized under the law of a country other than the U.S., and have been established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by those employees) of one or more employers in consideration for services rendered, and meet other requirements. Stockholders that are non-U.S. pension funds are urged to contact their own tax advisors to determine whether they qualify for the exemption to FIRPTA.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares of common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.

Sale of Shares of Common Stock

Gain recognized by a Non-U.S. Holder upon the sale or exchange of shares of our common stock generally will not be subject to United States federal income taxation unless such shares of common stock constitute a U.S. real property interest. Shares of our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity, which includes a REIT. A REIT is domestically controlled if, at all times during a specified testing period, less than 50% in value of its shares of common stock are held directly or indirectly by Non-U.S. Holders. We believe that we are, and expect to continue to be, a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time you sell or exchange shares of our common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (1) such shares of common stock are of a class of shares of our common stock that is regularly traded, as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and (2) you owned, actually and constructively, 10% or less in value of such class of shares of our common stock throughout the shorter of the period during which you held such shares of common stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the shares of our common stock would be required to withhold and remit to the IRS 15% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to FIRPTA will be taxable to you if either (1) the investment in shares of our common stock is effectively connected with your U.S. trade or business or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Backup Withholding Tax and Information Reporting

We will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your own tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Other Tax Considerations

Additional FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as “FATCA,” when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (1) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (2) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Under recently issued final Treasury Regulations and other IRS guidance, the withholding obligations described above generally apply to payments of U.S.-source dividends made on or after July 1, 2014, and will apply to payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends on or after January 1, 2019. The rules under FATCA are complex. Holders that hold our stock through a non-U.S. intermediary or that are Non-U.S. Holders should consult their own tax advisors regarding the implications of FATCA on an investment in our stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our stockholders or us. We cannot predict how changes in the tax laws might affect our stockholders or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to our stockholders and us of such qualification, or could have other adverse consequences, including with respect to ownership of our common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law. Investors are urged to consult their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

State and Local Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in our shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies, and entities whose underlying assets are deemed to include “plan assets” of any such employee benefit plan or plan (each, a “Plan”). This summary is based on provisions of ERISA and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the U.S. Department of Labor and the IRS.

For any governmental plan or church plan, or other plans or arrangements not subject to ERISA or the Code, those persons responsible for the investment of the assets of such a plan or arrangement should carefully consider the impact of any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) on an investment in our shares.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

This offering is not directed to any particular purchaser, nor does it address the needs of any particular purchaser. We will not provide, and none of the Company, any of our respective affiliates or the underwriters will provide any advice or recommendation with respect to the management of any purchase of our shares or the advisability of acquiring, holding, disposing or exchanging of our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Plan creates or gives rise to the potential for prohibited transactions referred to above, an individual making an investment decision must consider whether an investment in our shares will cause our assets to be treated as “plan assets” of the investing Plan. Section 3(42) of ERISA defines the term “plan assets” in accordance with previously issued U.S. Department of Labor regulations with certain express exceptions. The regulations promulgated by the Department of Labor (as modified by the express exceptions noted in Section 3(42) of ERISA) provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Plan or when the Plan invests in that entity (the “Plan Assets Regulations”).

Under the Plan Assets Regulations, the assets of an entity in which a Plan makes an equity investment will generally be deemed to be assets of the Plan, unless one of the exceptions to this general rule applies. Generally, the exceptions require that the investment in the entity be one of the following:

•	In securities issued by an investment company registered under the Investment Company Act;

•	In “publicly offered securities” (generally defined as interests that are “freely transferable,” “widely held,” and registered with the Securities and Exchange Commission);

•	In an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	In an investment in which equity participation by “benefit plan investors” is “not significant.”

We believe that we will satisfy one or more of the exceptions as described in more detail below.

Exception for “Publicly-Offered Securities.” If a Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulations. A publicly-offered security must be:

•	either (i) part of a class of securities registered under the Exchange Act, or (ii) sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Exchange Act within a specified time period;

•	“widely held” (meaning that the securities must be owned by 100 or more persons who are independent of the issuer and one another); and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that will be registered under the Exchange Act within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulations provide several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on a transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•	any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•	any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulations with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulations although no assurance can be given in this regard.

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulations provide that the assets of an entity will not be deemed to be the assets of a Plan if equity participation in the entity by “benefit plan investors,” including Plans, is not significant. The Plan Asset Regulations provide that equity participation in an entity by “benefit plan investors” is “significant” if at any time 25% or more of the value of any class of equity interest is held by “benefit plan investors.” The term “benefit plan investors” is defined for this purpose under ERISA Section 3(42) and is defined to mean any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “benefit plan investors” that may be in excess of 25%, which would be deemed to be significant, as defined above.

Exception for Operating Companies. The Plan Assets Regulations provide an exception with respect to securities issued by an “operating company,” which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed, and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), or at any time during the entity’s first annual valuation period, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Regardless of whether the shares qualify for the “publicly-offered securities” exception of the Plan Assets Regulations, a prohibited transaction could occur if we, our Advisor, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Plan with respect to which any of the above persons is a fiduciary. The U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of our shares. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016-10), once they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

In addition, to comply with the new ERISA regulations commonly referred to as the “fiduciary rule,” each purchaser or subsequent transferee of our common stock that is using assets of an ERISA Plan, including any fiduciary purchasing our common stock on behalf of an ERISA Plan, will be deemed to have represented by its acquisition of our common stock that:

(1) none of our company or the underwriters, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of our common stock by the ERISA Plan, other than such advice (if any) provided to the ERISA Plan’s fiduciary which is independent of the Transaction Parties, and the fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of an ERISA Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times that the ERISA Plan is invested in our common stock will have, total assets of at least U.S. $50 million under its management or control (provided that this clause (e) shall not be satisfied if the fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the ERISA Plan investing in our common stock in such capacity);

(2) the fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the ERISA Plan of our common stock;

(3) the fiduciary is a “fiduciary” with respect to the ERISA Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Internal Revenue Code, or both, and is responsible for exercising independent judgment in evaluating the ERISA Plan’s acquisition of our common stock;

(4) none of the Transaction Parties has exercised any authority to cause the ERISA Plan to invest in our common stock or to negotiate the terms of the ERISA Plan’s investment in our common stock; and

(5) the fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the ERISA Plan’s acquisition of our common stock; and (b) of the existence and nature of the Transaction Parties’ financial interests in the ERISA Plan’s acquisition of our common stock.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any shares of our common stock by any ERISA Plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or any applicable Similar Laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of the capital stock of our Company. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of the MGCL for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

General

Our amended and restated charter authorizes the issuance of 600,000,000 shares of capital stock, of which 500,000,000 shares are designated as common stock with a par value of $0.01 per share, and 100,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. Upon completion of this offering and the use of proceeds,                 shares of our common stock and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Prior to this offering, our charter authorized the issuance of 1,010,000,000 shares of common stock, of which 1,000,000,000 shares were designated as common stock with a par value of $0.01 per share, and 10,000,000 shares were designated as preferred stock with a par value of $0.01 per share. Of the total shares of common stock authorized, 500,000,000 were classified as Class A shares and 500,000,000 were classified as Class T shares. In connection with this offering and the amendment and restatement of our charter, our Class A common stock will be reclassified as common stock and our Class T common stock will be eliminated.

Shares of Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may be otherwise specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our Company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes the board of directors, with the approval of a majority of the board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. In addition, our charter authorizes the board of directors to authorize the issuance from time to time of shares of our common and preferred stock.

Our charter also authorizes the board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although our board of directors does not currently intend to do so, it could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Upon the completion this offering and the use of proceeds, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification–General.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective upon the completion of this offering. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the completion of this offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 6.2% in value of the outstanding shares of all classes or series of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 6.2% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the board of directors determines that:

•	no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code or otherwise result in our failing to qualify as a REIT; and

•	such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as the board of directors may require in its sole discretion to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. Our board of directors intends to grant waivers from the ownership limits applicable to holders of our common stock to certain existing stockholders, if necessary, including to Highland and its affiliates and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

Upon the completion of this offering, our charter will further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

•	any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limits on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we accept, or our designee, accepts such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (b) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for, or in respect of, such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our stock described above, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These revised restrictions on ownership and transfer of our stock will take effect upon completion of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Listing

We intend to list our common stock on the NYSE under the symbol “NREF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be                .

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and provisions of our charter and bylaws that will be in effect upon the completion of the offering. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully the prospectus, our charter and bylaws and the relevant provisions of the MGCL, for a more complete understanding of these provisions. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

The Board

Our charter will provide that the number of directors on the board will be fixed exclusively by the board pursuant to our bylaws, but may not be fewer than the minimum required by Maryland law, which is one. Our bylaws will provide that the board will consist of not less than one and not more than 15 directors. The board currently consists of three directors.

Subject to the terms of any class or series of preferred stock, vacancies on the board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the board to fill vacancies on the board, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the statute, we expect that the board will by resolution exempt business combinations (a) between us and our Advisor and its respective affiliates and (b) between us and any other person, provided that in the latter case the business combination is first approved by the board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and our Advisor and its affiliates or to a business combination between us and any other person if the board has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that the board will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders was held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by the board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on the board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships and (b) require, unless called by our chairman of the board, our chief executive officer, our president or the board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the board. The chairman of the board, our president or the board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by the board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, amendments to the provisions in our charter relating to the removal of directors must first be declared advisable by our board and thereafter be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter.

The board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution

The dissolution of our company must be declared advisable by a majority of the entire board and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to the board and the proposal of other business to be considered by our stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the board or (c) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the board may be made only (a) by or at the direction of the board or (b) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our 2018 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

Our charter provides that the board may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

In connection with the offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of shares of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our shares of common stock as well as our ability to raise equity capital in the future.

Sales of Restricted Shares

Upon completion of this offering, we will have issued and outstanding an aggregate of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Only the              shares sold in this offering and the              shares sold in the Continuous Offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Except as set forth below, the remaining              shares of common stock outstanding after this offering will be “restricted securities” as such term is defined in Rule 144 under the Securities Act and may be subject to lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale upon the closing of this offering; and

•	shares will be eligible for sale upon expiration of the lock-up agreements 181 days after the date of this prospectus, subject to any volume and other limitations applicable to the holders of such shares; and

Rule 144

In general, under Rule 144 as currently in effect, a person or persons who is an affiliate, or whose shares are aggregated and who owns shares of common stock that were acquired from us or our affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of our then-outstanding shares of common stock, which would be approximately              shares of common stock immediately after this offering, or (2) an amount equal to the average weekly reported volume of trading in our shares of common stock on all national securities exchanges or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

A person or persons whose shares of common stock are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the current public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Rule 701

Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Employees or directors who purchased or received shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Lock-up Agreements

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for      days after the date of this prospectus without first obtaining the written consent of Compass Point Research & Trading, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell, or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or any contract to sell any common stock;

•	grant any option, right, or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed any registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision also applies to common stock and to securities convertible into or exchangeable for or repayable with common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Compass Point Research & Trading, LLC may release the common stock and other securities subject to the lock-up agreements described above, in whole or in part, at any time.

Registration Statement on Form S-8

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the offer and sale of                  shares of our common stock under the 2017 LTIP. This registration statement on Form S-8 will become effective immediately upon filing, and shares of our common stock covered by the registration statement may then be publicly resold without restriction, subject to the Rule 144 limitations applicable to affiliates and the applicable lock-up agreements.

UNDERWRITING

Compass Point Research & Trading, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Advisor, our OP and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriters	Number of Shares
Compass Point Research & Trading, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After this offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us	$	$	$

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $            . We will reimburse the underwriters for certain reasonable out-of-pocket expenses not to exceed $         in the aggregate.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to         additional shares of our common stock at the offering price, less the underwriting discount. The underwriters may exercise this option at any time or from time to time for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed with the underwriters not to offer, sell, transfer or otherwise dispose of any common stock or any securities convertible into or excercisable or, exchangeable for, exercisable for, or repayable with common stock, for a period of     days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed any registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or other agreement is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (1) during the last     days of the     -day lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the     -day period beginning on the last day of the lock-up period, then in each case the restrictions described above shall continue to apply until the expiration of the     -day period beginning on the date of issuance of the earnings release or announcement of the material news or the occurrence of the material event.

                , in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice; provided, however, that if the release is granted for one of our officers or directors,                 on behalf of the underwriters, agrees that at least three business days before the effective date of the release or waiver,                 , on behalf of the underwriters, will notify us of the impending release or waiver, and (ii) we are obligated to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

Listing

We intend to list our common stock on the NYSE under the symbol “NREF.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

The public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our Advisor, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

•	other factors deemed relevant by the underwriters and us.

An active trading market for our common stock may not develop or, if developed, be maintained or be liquid. It is also possible that after this offering our common stock will not trade in the public market at or above the public offering price.

The underwriters do not expect to sell more than         % of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus may be available on the websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP, Baltimore, Maryland. Jones Day, Dallas, Texas has reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “U.S. Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P.

EXPERTS

The consolidated financial statements of NexPoint Multifamily Capital Trust, Inc. (to be renamed NexPoint Real Estate Finance, Inc.) and subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and the related Schedule III — Real Estate and Accumulated Depreciation, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of CAF Stone Oak Village, LLC as of December 31, 2016 and for the period from August 18, 2016 through December 31, 2016, have been included herein in and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statement of The Estates on Maryland for the year ended December 31, 2015 has been included herein and in the registration statement in reliance upon the report of HA + W | Aprio, LLP f/k/a Habif, Arogeti and Wynne, LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

There is additional information about us at www.nref.com. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NexPoint Multifamily Capital Trust, Inc.:

We have audited the accompanying consolidated balance sheets of NexPoint Multifamily Capital Trust, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the consolidated financial statements. In connection with our audits of the consolidated financial statements, we also audited the financial statement Schedule III—Real Estate and Accumulated Depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NexPoint Multifamily Capital Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Dallas, Texas

March 27, 2017

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
		See Note 2
ASSETS
Operating Real Estate Investments
Land (including from VIEs of $5,080 and $5,080, respectively)	$5,080	$5,080
Buildings and improvements (including from VIEs of $35,432 and $34,839, respectively)	35,432	34,839
Intangible lease assets (including from VIEs of $0 and $1,004, respectively)	—	1,004
Construction in progress (including from VIEs of $44 and $43, respectively)	44	43
Furniture, fixtures and equipment (including from VIEs of $1,013 and $397, respectively)	1,013	397

Total Gross Operating Real Estate Investments	41,569	41,363
Accumulated depreciation and amortization (including from VIEs of $1,927 and $1,328, respectively)	(1,927)	(1,328)

Total Net Operating Real Estate Investments	39,642	40,035
Cash and cash equivalents (including from VIEs of $282 and $401, respectively)	456	601
Restricted cash (including from VIEs of $227 and $368, respectively)	227	368
Accounts receivable (including from VIEs of $39 and $16, respectively)	164	25
Prepaid and other assets (including from VIEs of $23 and $32, respectively)	87	32
Preferred equity investment	5,250	—

TOTAL ASSETS	$45,826	$41,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage payable, net (including from VIEs of $26,745 and $26,697, respectively)	26,745	26,697
Credit facility, net	10,944	10,000
Accounts payable and other accrued liabilities (including from VIEs of $171 and $108, respectively)	851	267
Accrued real estate taxes payable (including from VIEs of $193 and $179, respectively)	193	179
Accrued interest payable (including from VIEs of $58 and $50, respectively)	58	50
Security deposit liability (including from VIEs of $65 and $72, respectively)	65	72
Prepaid rents (including from VIEs of $47 and $30, respectively)	47	30
Distributions payable	52	—
Due to affiliates	227	667

Total Liabilities	39,182	37,962

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Class A Common stock, $.01 par value; 500,000,000 shares authorized; 975,824 and 457,005 shares issued and outstanding as of December 31, 2016 and 2015, respectively	10	5
Class T Common stock, $.01 par value; 500,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Additional paid-in capital	9,483	4,195
Accumulated deficit	(3,471)	(1,764)
Accumulated other comprehensive loss	(25)	(18)
Noncontrolling interests	647	681

Total Stockholders’ Equity	6,644	3,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,826	$41,061

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2016	2015	2014
Revenues
Rental income	$3,441	$1,380	$—
Other income	443	124	—

Total revenues	3,884	1,504	—

Expenses
Property operating expenses	897	381	—
Acquisition costs	—	147	—
Real estate taxes and insurance	443	174	—
Property management fees (related party)	116	45	—
Asset management fees (related party)	273	—	—
Corporate general and administrative expenses	1,084	337	—
Fees to affiliates	—	396	—
Organization expenses	41	—	—
Property general and administrative expenses	148	77	—
Depreciation and amortization	1,603	1,328	—

Total expenses	4,605	2,885	—

Operating loss	(721)	(1,381)	—
Interest expense	(1,511)	(429)	—
Equity in income of preferred equity investments	727	—	—

Net loss	(1,505)	(1,810)	—
Net loss attributable to noncontrolling interests	(2)	(46)	—

Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—

Other comprehensive loss
Unrealized losses on interest rate cap	(7)	(19)	—

Total comprehensive loss	(1,512)	(1,829)	—
Comprehensive loss attributable to noncontrolling interests	(2)	(47)	—

Comprehensive loss attributable to common stockholders	$(1,510)	$(1,782)	$—

Weighted average Class A shares outstanding—basic (see Note 2)	678	200	22

Weighted average Class A shares outstanding—diluted (see Note 2)	687	200	22

Loss per Class A share—basic and diluted (see Note 2)	$(2.22)	$(8.82)	$—

Distributions declared per Class A share	$0.251	$—	$—

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Class A Common Stock		Class T Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Stockholders’ Equity
Balances, January 1, 2014	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of Class A common stock			22	—			200	—	—	—	200

Balances, December 31, 2014	—	$—	22	$—	—	$—	$200	$—	$—	$—	$200
Issuance of Class A common stock			435	5			$3,995	—	—	—	4,000
Contributions by noncontrolling interests							—	—	—	737	737
Distributions / Dividends							—	—	—	(9)	(9)
Other comprehensive loss							—	—	(18)	(1)	(19)
Net loss							—	(1,764)	—	(46)	(1,810)

Balances, December 31, 2015 (see Note 2)	—	$—	457	$5	—	$—	$4,195	$(1,764)	$(18)	$681	$3,099
Issuance of Class A common stock			519	5			4,771	—	—	—	4,776
Commissions on sales of Class A common stock and related dealer manager fees to affiliates							(5)	—	—	—	(5)
Amortization of stock-based compensation							21	—	—	—	21
Contribution by Advisor for operating expenses							501	—	—	—	501
Distributions / Dividends							—	(204)	—	(32)	(236)
Other comprehensive loss							—	—	(7)	—	(7)
Net loss							—	(1,503)	—	(2)	(1,505)

Balances, December 31, 2016	—	$—	976	$10	—	$—	$9,483	$(3,471)	$(25)	$647	$6,644

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(1,505)	$(1,810)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,603	1,328	—
Equity in income of preferred equity investments	(727)	—	—
Distributions from unconsolidated real estate joint ventures	727	—	—
Amortization of deferred financing costs	192	20	—
Amortization of stock-based compensation	21	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(114)	(25)	—
Prepaid and other assets	(62)	14	—
Accounts payable and other accrued liabilities	571	277	—
Due to affiliates	61	667	—

Net cash provided by operating activities	767	471	—

Cash flows from investing activities
Preferred equity investment originations	(11,250)	—	—
Preferred equity investment redemption	6,000	—	—
Additions to operating real estate investment	(1,165)	(120)	—
Acquisition of operating real estate investment	—	(40,961)	—

Net cash used in investing activities	(6,415)	(41,081)	—

Cash flows from financing activities
Mortgage proceeds received	—	26,919	—
Credit facility proceeds received	19,386	10,000	—
Credit facility payments	(18,386)	—	—
Proceeds from issuance of common stock	4,611	4,000	200
Payments of commissions on sale of Class A common stock and related dealer manager fees	(5)	—	—
Deferred financing fees paid	(200)	(242)	—
Interest rate cap fees paid	—	(26)	—
Distributions to Class A common stockholders	(12)	—	—
Contributions from noncontrolling interests	—	737	—
Distributions to noncontrolling interests	(32)	(9)	—

Net cash provided by financing activities	5,362	41,379	200

Net increase (decrease) in cash and restricted cash	(286)	769	200
Cash and restricted cash, beginning of period	969	200	—

Cash and restricted cash, end of period	$683	$969	$200

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Supplemental Disclosure of Cash Flow Information
Interest paid	$1,311	$359	$—
Supplemental Disclosure of Noncash Investing and Financing Activities
Increase in distributions payable	52	—	—
Increase in amounts receivable from transfer agent	25	—	—
Capitalized construction costs included in accounts payable and other accrued liabilities	45	43	—
Change in fair value on derivative instruments designated as hedges	7	19	—
Distributions paid to Class A common stockholders through common stock issuances pursuant to the distribution reinvestment plan	140	—	—
Noncash contribution by Advisor	501	—	—
Liabilities assumed from acquisition	—	278	—
Other assets acquired from acquisition	—	39	—

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NexPoint Multifamily Capital Trust, Inc. (the “Company”) was incorporated on November 12, 2013 as a Maryland corporation, and intends to elect to be taxed as a real estate investment trust (“REIT”) unless it does not meet the qualifications to be taxed as a REIT. The Company is externally managed by NexPoint Real Estate Advisors II, L.P. (the “Advisor”) pursuant to an advisory agreement, as amended, dated August 10, 2015 and renewed on August 10, 2016 (the “Advisory Agreement”). Substantially all of the Company’s assets are owned by NexPoint Multifamily Operating Partnership, L.P. (the “OP”), the Company’s operating partnership. The Company is the sole general partner and a limited partner of the OP. The special limited partner of the OP is the Advisor.

The Company’s primary investment objectives are to provide current income for stockholders through the payment of cash distributions, preserve and return stockholders’ capital contributions and realize capital appreciation on the Company’s assets. All assets may be acquired and operated by the Company alone or jointly with another party.

The Company is offering for sale a maximum of $1.1 billion of common stock, $0.01 par value per share (the “Offering”), which consists of $1.0 billion in shares of common stock in the Company’s primary offering and $100 million in shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”). The initial offering price for the shares sold in the primary offering is $10.00 per Class A share of common stock and $9.58 per Class T share of common stock. The initial offering price for the shares sold in the DRIP is $9.50 per Class A share of common stock and $9.10 per Class T share of common stock. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and the DRIP. The offering is being conducted on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (Registration No. 333-200221) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Highland Capital Funds Distributor, Inc. (the “Dealer Manager”), an entity under common ownership with the Advisor, serves as the dealer manager of the Offering.

The Company will provide its stockholders with an initial estimated net asset value (“NAV”) per share of each class of its common stock based on a valuation as of a date no later than 150 days from March 24, 2018, or the second anniversary of the date the Company broke escrow in the Offering, although the Company may provide an estimated NAV based on a valuation prior to such date. If the Company provides an estimated NAV on a date prior to the conclusion of the Offering (the “NAV pricing date”), the Company’s board of directors (the “Board”) may determine to modify the public offering price to reflect the estimated per share NAV. After the NAV pricing date, the per share purchase price in the Offering will vary quarterly and will be equal to the per share NAV plus applicable commissions and fees.

Substantially all of the net proceeds of the Offering are used to directly or indirectly acquire, own, operate and selectively develop well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. The Company also originates preferred equity investments with operators of well-located “core” and “core-plus” multifamily properties. Investing in both direct property investments and preferred equity investments is designed to minimize potential losses during market downturns and maximize risk adjusted total returns to the Company’s stockholders in all market cycles. To the extent practical, the Company implements a modest value-add component on “core-plus” properties that consists, on average, of investing $1,000 - $4,000 per unit in the first 24-36 months of ownership, in an effort to add value to the asset’s exterior and interior. The Company’s modest value-add program is implemented at the direction and supervision of the Advisor. The Company may also seek to invest in multifamily housing debt and mezzanine debt in situations where the risk/return correlation is more attractive than direct investments in common equity and originations of preferred equity investments. The Company may also invest in common and preferred stock of both publicly traded and private real estate companies. As of December 31, 2016, the Company owned one multifamily property and had one preferred equity investment in a multifamily property.

Pursuant to the terms of the Offering, offering proceeds were held in an escrow account until the Company raised the minimum offering amount of $2.0 million (the “Minimum Offering Requirement”). On March 24, 2016, the Company met the Minimum Offering Requirement and the proceeds held in escrow were released to the Company, thus allowing the Company to commence material operations. As of December 31, 2016, the Company had received a total of $4.8 million of gross offering proceeds, including approximately $139,700 of distributions reinvested through the DRIP.

On April 7, 2016, the Company acquired from Highland Capital Management, L.P., the Company’s sponsor (the “Sponsor”), the Sponsor’s indirect 95% interest (valued at approximately $39.6 million) in a 330-unit multifamily residential community located in Phoenix, Arizona, known as Estates on Maryland (“Estates”). The Sponsor contributed Estates to the Company at the original cost to the Sponsor of approximately $39.6 million, less assumed debt encumbering the property, in exchange for approximately 434,783 shares of the Company’s Class A common stock, $0.01 par value, at $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. The Company, pursuant to the agreement entered into for the acquisition of Estates (the “Contribution Agreement”), then transferred the acquired interests to the OP in exchange for approximately 434,783 partnership units in the OP.

As of December 31, 2016, the Company had issued 953,602 shares of Class A common stock in the Offering, including 14,709 shares of Class A common stock issued pursuant to the DRIP.

As the Company accepts subscriptions and issues shares of its common stock in the Offering, the Company will transfer substantially all of its acquired interests in investments to the OP as a contribution in exchange for partnership units and the Company’s percentage ownership in the OP will increase proportionately.

2. Summary of Significant Accounting Policies

Common Control

The contribution of Estates by the Sponsor was accounted for as a combination of entities under common control; therefore, the Company accounted for the acquisition at historical cost in a manner similar to the pooling of interest method. Information included in the accompanying consolidated financial statements is presented as if Estates had been combined throughout the periods presented in which common control existed; the amounts included relating to Estates were determined in accordance with GAAP. As such, the acquisition of Estates by the Company was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (the “Original Acquisition Date”). The Company incurred acquisition fees of approximately $0.4 million payable to the Advisor for the acquisition of Estates, which are deemed to have been incurred on the Original Acquisition Date (see Note 10). Therefore, the accompanying consolidated financial statements are presented reflecting the acquisition of Estates as if it occurred on the Original Acquisition Date, rather than on April 7, 2016, the date on which the Company actually acquired Estates from the Sponsor. The following table reflects the recasting adjustments, as presented herein, to the Company’s consolidated balance sheet as of December 31, 2015, as filed on Form 10-K with the SEC on March 25, 2016 (in thousands):

	December 31, 2015
	As Previously Filed	Recasting Adjustments	As Presented
ASSETS
Net Operating Real Estate Investments	$—	$40,035	$40,035
Cash and cash equivalents	200	401	601
Other assets	—	425	425

TOTAL ASSETS	$200	$40,861	$41,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage payable, net	—	26,697	26,697
Credit facility, net	—	10,000	10,000
Accounts payable and other accrued liabilities	65	533	598
Due to affiliates	272	395	667

Total Liabilities	337	37,625	37,962

Total Stockholders’ Equity (Deficit)	(137)	3,236	3,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$200	$40,861	$41,061

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements of the Company were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Company and the OP and its subsidiaries. Because the Company is the sole general partner and a limited partner of the OP and has unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the OP), the accounts of the OP are consolidated in the Company’s consolidated financial statements. The Company consolidates entities in which it controls more than 50% of the voting equity. Investments in real estate joint ventures over which the Company has the ability to exercise significant influence, but for which it does not have financial or operating control, are accounted for using the equity method of accounting. The Company has one investment accounted for using the equity method of accounting that is reflected on the accompanying consolidated financial statements as “Preferred equity investment.” All intercompany balances and transactions are eliminated in consolidation.

In addition, the Company evaluates relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation (“FASB ASC 810”), and to assess whether the Company is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810.

On January 1, 2016, the Company adopted Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which amends the current consolidation guidance affecting both the VIE and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way the Company assesses some of these characteristics. The OP meets the criteria as a VOE; and as the Company holds a majority of the voting interest of the OP, the Company consolidates the OP. Substantially all of the Company’s assets and liabilities represent those assets and liabilities of the OP. All of the Company’s debt is an obligation of the OP.

In the opinion of the Company’s management, the accompanying consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company. There have been no significant changes to the Company’s significant accounting policies during the year ended December 31, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments

Upon acquisition of real estate investments except from related parties, in accordance with FASB ASC 805, Business Combinations, the purchase price of a property is allocated to land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets. The purchase price allocation, which is determined using inputs that are classified within Level 3 of the fair value hierarchy established by FASB ASC 820, Fair Value Measurement and Disclosures (“ASC 820”) (see “Fair Value Measurements” below), is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs. Upon the Company’s adoption of ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business (“ASU 2017-01”), on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” the Company believes most future transaction costs relating to the acquisition of real estate investments will be capitalized. Prior to the Company’s adoption of ASU 2017-01, transaction costs associated with the acquisition of real estate investments were expensed as incurred. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

If any debt is assumed in an acquisition, the difference between the fair value, which is estimated using inputs that are classified within Level 2 of the fair value hierarchy, and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

The Company considers various factors to determine if a decrease in the value of its equity method investments is other-than-temporary. These factors include, but are not limited to, age of the investment, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. After determining an other-than-temporary decrease in the value of an equity method investment has occurred, the Company estimates the fair value of its investment by estimating the proceeds the Company would receive upon a hypothetical liquidation of the investment at the date of measurement.

For the years ended December 31, 2016 and 2015, the Company did not record any impairment charges related to real estate assets or equity method investments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balance.

Restricted Cash

Restricted cash is comprised of security deposits, operating escrows, and renovation value-add reserves. Security deposits are held until they are due to tenants and are credited against the balance. Operating escrows are required and held by the joint venture’s first mortgage lender(s) for items such as real estate taxes, insurance, and required repairs. Lender held escrows are released back to the joint venture upon the borrower’s proof of payment of such expenses. Renovation value-add reserves are funds identified to finance the Company’s value-add renovations at its properties and are not required to be held in escrow by a third party. The Company may reallocate these funds, at its discretion, to pursue other investment opportunities. The following is a summary of the restricted cash held as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Security deposits	$65	$72
Operating escrows	162	68
Renovation value-add reserves	—	228

	$227	$368

Deferred Financing Costs

The Company defers costs incurred in obtaining financing and amortizes the costs over the terms of the related loans using the straight-line method, which approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to interest expense. Deferred financing costs, net of amortization, of $0.2 million and $0.2 million, are recorded as a deduction from mortgage payable on the accompanying consolidated balance sheets as of December 31, 2016 and 2015, respectively. Deferred financing costs, net of amortization, of $0.1 million are recorded as a deduction from the debt related to the Company’s credit facility on the accompanying consolidated balance sheet as of December 31, 2016. The Company did not have any deferred financing costs related to its credit facility as of December 31, 2015. Amortization of deferred financing costs, of $0.2 million and less than $0.1 million, is included in interest expense on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015, respectively.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint venture in the multifamily property that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investment’s net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Accounting for Joint Ventures

The Company accounts for subsidiary partnerships, joint ventures and other similar entities in which it holds an ownership interest in accordance with FASB ASC 810. The Company first evaluates whether each entity is a VIE. Under the VIE model, the Company consolidates an entity when it has the power to direct the activities of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Under the voting model, the Company consolidates an entity when it controls the entity through ownership of a majority voting interest.

Revenue Recognition

The Company’s primary operations consist of rental income earned from its residents under lease agreements with terms of typically one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to residents for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Equity in Income

The Company recognizes equity in income earned on a stated investment return from preferred equity investments it originates. Equity in income on the Company’s preferred equity investments is recorded under the equity method of accounting. The Company does not accrue a receivable for its equity in income earned on its preferred equity investments if there is a reason to doubt the Company’s ability to collect such income.

Asset Management & Property Management Services

Asset management fee and property management fee expenses are recognized when incurred in accordance with the Advisory Agreement and the property management agreement, respectively (see Note 10).

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by the Company in connection with the Offering. Organization and offering expenses are initially paid by the Advisor and its affiliates and are reimbursed by the Company with certain limitations discussed below. Organization and offering expenses include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers.

Organization expenses, when recognized, are expensed by the Company on the accompanying consolidated statements of operations and comprehensive loss. Offering costs, when recognized, are treated as a reduction of the total proceeds. Until recognized, these expenses are deferred and will be paid to the Advisor and its affiliates from the proceeds of the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds.

Operating Expenses

Operating expenses include, but are not limited to, payments of reimbursements to the Advisor and its affiliates for operating expenses paid on behalf of the Company, audit, legal, filing and tax fees, directors’ and officers’ liability insurance and Board fees. For more information on operating expenses and reimbursements to the Advisor and its affiliates, see Note 10.

Fees to Affiliates

Fees to affiliates include, but are not limited to, acquisition and disposition fees paid to our Advisor on qualifying assets that are acquired or sold, subject to certain limitations. For more information on fees to affiliates, see Note 10.

Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and expects to qualify as a REIT. To qualify as a REIT, the

Company must meet a number of organizational and operational requirements, including requirements to pass the “closely-held test” (see Item 1A. “Risk Factors — If we fail to raise sufficient capital, we may violate the “closely-held test” and fail to qualify as a REIT.”) and to distribute annually at least 90% of its “REIT taxable income,” as defined by the Code, to its stockholders. As a REIT, the Company will be subject to federal income tax on its undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions it pays with respect to any calendar year are less than the sum of (a) 85% of its ordinary income, (b) 95% of its capital gain net income and (c) 100% of its undistributed income from prior years. The Company intends to operate in such a manner so as to qualify as a REIT, including creating taxable REIT subsidiaries to hold assets that generate income that would not be consistent with the rules applicable for qualification as a REIT if held directly by the REIT, but no assurance can be given that the Company will operate in a manner so as to qualify as a REIT. If the Company believes it will not qualify to be taxed as a REIT, it will not make an election to be taxed as a REIT.

If the Company were to fail to meet these requirements, it could be subject to federal income tax on all of its taxable income at regular corporate rates for that year. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. Additionally, the Company will also be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost unless it is entitled to relief under specific statutory provisions.

The Company evaluates the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” (greater than 50 percent probability) of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company’s management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time.

If the Company does not meet the qualifications to be taxed as a REIT, it will be taxed as a corporation for U.S. federal income tax purposes. The Company believes there is a possibility it will not qualify to be taxed as a REIT for the 2016 tax year. As such, the Company provides for income taxes using the asset and liability method under ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes its tax positions and evaluates them by determining whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company will determine the amount of benefit to recognize and record the amount that is more likely than not to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company had no material unrecognized tax benefit or expense, accrued interest or penalties as of December 31, 2016. The Company and its subsidiaries may be subject to federal income tax as well as income tax of various state and local jurisdictions. When applicable, the Company recognizes interest and/or penalties related to uncertain tax positions on its consolidated statements of operations and comprehensive loss.

Deferred Tax Assets

Deferred income taxes arise principally from temporary differences between book and tax recognition of income, expenses, and losses relating to financing and other transactions. As of December 31, 2016, the Company recognized a total deferred tax asset, net of valuation allowance, based on the fact that it may choose to not elect to be taxed as a REIT for the 2016 tax year. The deferred income taxes on the accompanying consolidated balance sheet at December 31, 2016 are comprised of the following (in thousands):

December 31, 2016
Net operating loss	$309
Partnership temporary differences	75
Unreimbursed expenses	32

Total deferred tax assets	416
Valuation allowance	(416)

Net deferred tax assets	$—

The valuation allowance at December 31, 2016 was primarily related to incurring cumulative net operating losses without generating sufficient future taxable income to recover the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable losses and projections for future taxable income over the periods in which the deferred tax assets are deductible; management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2016.

Acquisition Costs

Acquisition costs include costs incurred to acquire assets and are expensed upon acquisition. The amount of acquisition costs incurred depends on the specific circumstances of each closing and are one-time costs associated with each acquisition. Upon the Company’s adoption of ASU 2017-01 on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” the Company believes most future transaction costs relating to acquisition of operating properties will be capitalized.

Reportable Segments

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. For more information regarding the Company’s reportable segments, see Note 3.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions, including NexBank, SSB, an affiliate of the Advisor, and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company utilizes an independent third party to perform the allocation of value analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Per Share Data

On August 12, 2015, the SEC declared effective the Company’s registration statement on Form S-11 (Registration No. 333-200221) related to the Offering, as described above. The Company had no operating activities or earnings (loss) per share before August 12, 2015. In accordance with GAAP, the Company’s acquisition of Estates was determined to be a combination of entities under common control. As such, the acquisition of Estates by the Company (through the issuance of the Company’s Class A common stock) was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although the Company did not commence material operations until March 24, 2016, the date the Company met the Minimum Offering Requirement and broke escrow in the Offering, enabling it to commence material operations and reimburse the Advisor and its affiliates for certain expenses incurred on the Company’s behalf. Accordingly, the Company has presented basic and diluted earnings (loss) per share for the years ended December 31, 2016 and 2015. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. Non-vested shares of the Company’s restricted Class A common stock give rise to potentially dilutive shares of the Company’s Class A common stock but such shares were excluded from the computation of diluted loss per share because such shares were anti-dilutive during the period. For the years ended December 31, 2016 and 2015, the Company incurred a loss per share, on a basic and diluted basis, of $2.22 and $8.82, respectively.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has elected to “opt out” of such extended transition period. Therefore, the Company intends to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that the Company’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The Company implemented the provisions of ASU 2015-01 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. The Company implemented the provisions of ASU 2015-02 as of January 1, 2016, as more fully described in Note 2 to the accompanying consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest (“ASU 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company implemented the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods in fiscal years ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company implemented the provisions of ASU 2014-15 as of December 31, 2016, which did not have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted ASU 2016-18 during the three months ended December 31, 2016 on a retrospective basis. As a result, net cash provided by operating activities increased by $0.1 million in the year ended December 31, 2015. Net cash used in investing activities decreased by $0.2 million in the year ended December 31, 2015. Beginning-of-period cash and restricted cash increased by $0.4 million in 2016. The following is a summary of the Company’s cash and restricted cash total as presented in the consolidated statements of cash flows for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	December 31, 2016	December 31, 2015	December 31, 2014
Cash and cash equivalents	$456	$601	$200
Restricted cash	227	368	—

Total cash and restricted cash	$683	$969	$200

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, accrual of compensation cost, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The amendments in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. The Company will implement the provisions of ASU 2016-09 as of January 1, 2017 and has determined the new standard will not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, which clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business. ASU 2017-01 provides a test to determine when a set of assets and activities acquired is not a business. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. Under the updated guidance, an acquisition of a single property will likely be treated as an asset acquisition as opposed to a business combination and associated transaction costs will be capitalized rather than expensed as incurred. Additionally, assets acquired, liabilities assumed, and any noncontrolling interest will be measured at their relative fair values. ASU 2017-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The amendments in this standard must be applied prospectively. The Company will implement the provisions of ASU 2017-01 as of January 1, 2017 and has determined the new standard will not have a material impact on its consolidated financial statements. The Company believes most of its future acquisitions of properties will qualify as asset acquisitions and most future transaction costs associated with these acquisitions will be capitalized.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018 at which time the Company expects to adopt the updated standard using the modified retrospective approach. However, as the majority of the Company’s revenue is from rental income related to leases, the Company does not expect ASU 2014-09 to have a material impact on its consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. ASU 2016-01 requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. ASU 2016-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2016-01 as of January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 addresses specific cash flow items with the objective of reducing existing diversity in practice, including the treatment of distributions received from equity method investees. ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017 and must be applied retrospectively to all periods presented; early adoption is permitted. The Company will implement the provisions of ASU 2016-15 as of January 1, 2018 and has determined the new standard will not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods, but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for the Company on January 1, 2019, with early adoption permitted. Based on a preliminary assessment, the Company expects most of its operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of-use assets upon adoption, resulting in an immaterial increase in the assets and liabilities on its consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, and to present the net amount of the financial instrument expected to be collected. The updated standard will be effective for the Company on January 1, 2020; early adoption is permitted on January 1, 2019. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

3. Segment Information

GAAP guidance requires that segment disclosures present the measure(s) used by the chief operating decision maker to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s chief operating decision maker is comprised of several members of the Advisor’s investment committee who use several generally accepted industry financial measures to assess the performance of the business for its reportable operating segments.

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company’s operating multifamily properties segment generates rental income and other income through the operation of properties. The Company’s preferred equity investments segment earns equity in income on a stated investment return. The primary financial measure of segment profit and loss used by the chief operating decision maker is net operating income (“NOI”). NOI for the Company’s operating multifamily properties segment is defined as total revenues less total property operating expenses. NOI for the Company’s preferred equity investments segment is defined as equity in income of preferred equity investments less interest costs on debt used to finance such investments. Excluded from NOI for both of the Company’s reportable segments are: (1) asset management fees; (2) corporate general and administrative expenses; (3) fees to affiliates; (4) organization expenses; and (5) interest expense related to amortization of deferred financing costs. In addition to the aforementioned, excluded from NOI for the Company’s operating multifamily properties segment are: (1) certain property general and administrative expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the properties; (2) depreciation and amortization; (3) interest costs on debt used to finance such acquisitions; and (4) equity in income of preferred equity investments.

The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives. The Company has not presented its assets as of December 31, 2015 and results of operations for the year ended December 31, 2015 by reportable segment due to the fact that it did not originate any preferred equity investments during the year ended December 31, 2015. As a result, there is no meaningful comparison of the Company’s two reportable segments between the periods.

The following table presents the Company’s assets as of December 31, 2016 by reportable segment (in thousands):

December 31, 2016
ASSETS
Operating multifamily property	$40,213
Preferred equity investment	5,250
Other assets (1)	363

TOTAL ASSETS	$45,826

(1)	Other assets consist of cash and cash equivalents, accounts receivable, and prepaid and other assets held at the Company level.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles the Company’s combined NOI for its reportable segments, as detailed in the tables below, for the year ended December 31, 2016 to net loss, the most directly comparable GAAP financial measure (in thousands):

For the Year Ended December 31, 2016
Operating multifamily property	$2,285
Preferred equity investments	506

Combined segment NOI	2,791

Adjustments to reconcile to net loss:
Asset management fees	273
Corporate general and administrative expenses	1,084
Organization expenses	41
Property general and administrative expenses (1)	5
Depreciation and amortization	1,603
Interest on debt — operating multifamily property (2)	1,098
Amortization of deferred financing costs	192

Net loss	$(1,505)

(1)	Adjustment to net loss that excludes expenses for NOI that are not reflective of the ongoing operations of the property or were incurred on behalf of the Company at the property for expenses such as legal and other professional fees.
(2)	Includes interest costs on debt of approximately $36.9 million used to acquire Estates.

The following table presents the total revenues, total property operating expenses and NOI for the Company’s operating multifamily properties segment for the year ended December 31, 2016 (in thousands):

Operating Multifamily Properties	For the Year Ended December 31, 2016
Revenues
Rental income	$3,441
Other income	443

Total revenues	3,884

Operating expenses
Property operating expenses	897
Real estate taxes and insurance	443
Property management fees (related party)	116
Property general and administrative expenses (1)	143

Total expenses	1,599

Segment NOI	$2,285

(1)	Excludes expenses that are not reflective of the ongoing operations of the property or are incurred on behalf of the Company at the property for expenses such as legal and other professional fees.

The following table presents the total equity in income of preferred equity investments, total interest costs on debt and NOI for the Company’s preferred equity investments segment for the year ended December 31, 2016 (in thousands):

Preferred Equity Investments	For the Year Ended December 31, 2016
Other income and expenses
Equity in income of preferred equity investments	$727
Interest on debt (1)	(221)

Segment NOI	$506

(1)	Includes interest costs on debt of approximately $9.25 million used to originate the Company’s preferred equity investments.

4. Acquisitions and Originations

As of December 31, 2016, through its consolidated and unconsolidated joint ventures, the Company holds investments in two multifamily properties. The following tables provide summary information regarding the Company’s acquisition and originations, which are either consolidated or accounted for under the equity method of accounting:

Operating Property Acquisition

				Effective Ownership Percentage at December 31,
Property Name	Location	Date Acquired		2016	2015
Estates on Maryland	Phoenix, Arizona	April 7, 2016	(1)	95%	95%

(1)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (see Note 2).

In connection with its indirect equity investment in Estates, the Company, through the OP, directly holds a membership interest in a single-asset LLC that directly owns the property. This entity is deemed to be a VIE as the Company has disproportionate voting rights (in the form of substantive participating rights over all of the decisions that are made that most significantly affect economic performance) relative to the Company’s economic interests in the entity and substantially all of the activities of the entity are performed on the Company’s behalf. The Company is considered the primary beneficiary of the VIE as no single party meets both criteria to be the primary beneficiary, and the Company is the member of the related party group that has both the power to direct the activities that most significantly impact economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Within the related party group, the Company is the most closely associated to the VIE based on the purpose and design of the entity, the size of its ownership interests relative to the other investors, and the rights the Company holds with respect to the other investors’ equity interests, including the Company’s ability to preclude any transfers of its interests and ability to drag them along on the sale of the Company’s equity interest. This VIE is consolidated in the Company’s financial statements. The assets of this VIE can only be used to settle obligations of this entity, and the creditor of this entity has no recourse to the assets of other entities or the Company.

The other investors in Estates are BH Equities, LLC (“BH Equity”) and an affiliate of BH Equity. When this VIE was formed, BH Equity and its affiliate invested cash in the VIE and received a proportional share of the VIE. This VIE has a non-recourse mortgage that has standard scope non-recourse carve outs required by agency lenders and calls for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. An affiliate of BH Equity provided a non-recourse carve out guarantee for the mortgage indebtedness currently outstanding relating to the VIE.

Preferred Equity Investment Originations

Property Name	Location	Number of Units	Date Originated	Amount of Investment (in thousands)	Current Pay Rate	Accrued Pay Rate (1)	Effective Ownership Percentage at December 31, 2016
Bell Midtown	Nashville, Tennessee	170	April 7, 2016	$6,000	8.0%	4.0%	—	%(2)
Springs at Stone Oak Village	San Antonio, Texas	360	August 19, 2016	5,250	8.0%	3.0%	35	%(3)

(1)	Payment of the accrued pay rate is optional and accrues monthly on a compounding basis if not paid.
(2)	The preferred equity interest in Bell Midtown was redeemed in full on December 23, 2016 by WW Olympus Midtown, LP, the entity that directly owns Bell Midtown. The Company used the entire $6.0 million of proceeds from the redemption to pay down a portion of its credit facility (see Note 7).
(3)	Ownership interest is a preferred equity interest, through NREA SOV Investors, LLC, a wholly owned single-asset LLC, in CAF Stone Oak Village, LLC, which directly owns Springs at Stone Oak Village.

The Company, through the OP, has entered into joint ventures with unrelated third parties to originate preferred equity investments. The Company’s preferred equity investments are typically funded with a combination of debt and equity. The Company’s losses are limited to its investment and the Company does not guarantee any debt, capital payout, or other obligations associated with the joint ventures.

The joint venture that the Company, through the OP, is invested in as of December 31, 2016 is deemed to be a VIE as it has equity investors that lack certain essential characteristics of a controlling financial interest. The

Company has not, is not contractually required to, nor does it intend to, provide additional financial support to the joint venture beyond its original investment. The Company is not the primary beneficiary of this joint venture as it lacks the power to direct the activities that most significantly impact its economic performance and accounts for this interest under the equity method of accounting under FASB ASC 323-30, Investments in Partnerships, Joint Ventures, and Limited Liability Entities, on the Company’s consolidated financial statements.

5. Operating Real Estate Investments

As of December 31, 2016, the Company has one consolidated investment in a multifamily property. The following table contains summary information of the Company’s consolidated investment as of December 31, 2016 and 2015:

					Average Effective Monthly Rent Per Unit as of December 31, *(1)		% Occupied as of December 31, *(2)
Property Name	Rentable Square Footage*	Number of Units*	Date Acquired		2016	2015	2016	2015
Estates on Maryland	324,431	330	4/7/2016	(3)	$941	$928	95.8%	90.9%

*	Information is unaudited.
(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31 for the respective year minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31 for the respective year.
(2)	Percent occupied is calculated as the number of units occupied as of December 31, 2016 and 2015, divided by the total number of units, expressed as a percentage.

(3)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015.

As of December 31, 2016, the major components of the Company’s consolidated investment in a multifamily property were as follows (in thousands):

Property Name	Land	Buildings and Improvements	Intangible Lease Assets	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$35,432	$—	$44	$1,013	$41,569
Accumulated depreciation and amortization	—	(1,661)	—	—	(266)	(1,927)

Total	$5,080	$33,771	$—	$44	$747	$39,642

As of December 31, 2015, the major components of the Company’s consolidated investment in a multifamily property were as follows (in thousands):

Property Name	Land	Buildings and Improvements	Intangible Lease Assets	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$34,839	$1,004	$43	$397	$41,363
Accumulated depreciation and amortization	—	(512)	(815)	—	(1)	(1,328)

Total	$5,080	$34,327	$189	$43	$396	$40,035

For the years ended December 31, 2016 and 2015, depreciation expense was $1.4 million and $0.5 million, respectively.

For the years ended December 31, 2016 and 2015, amortization expense related to the Company’s intangible lease assets was $0.2 million and $0.8 million, respectively. Due to the six-month useful life attributable to intangible lease assets, the value of intangible lease assets on any acquisition prior to June 30, 2016 has been fully amortized and the assets and related accumulated amortization have been written off as of December 31, 2016.

6. Preferred Equity Investments

As of December 31, 2016, the Company has one preferred equity investment accounted for under the equity method of accounting. The Company did not have any preferred equity investments as of December 31, 2015. The following table contains summary information of the Company’s preferred equity investment as of December 31, 2016:

Property Name	Date Originated	Number of Units*	Carrying Value (in thousands)	Average Effective Monthly Rent Per Unit *(1)	% Occupied *(2)
Springs at Stone Oak Village	8/19/2016	360	$5,250	$1,088	87.2%

*	Information is unaudited.
(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31, 2016 minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31, 2016.
(2)	Percent occupied is calculated as the number of units occupied as of December 31, 2016, divided by the total number of units, expressed as a percentage.

Summary financial information for the property underlying the Company’s preferred equity investment as of December 31, 2016 and for the year ended December 31, 2016 is as follows (in thousands):

December 31, 2016
(Unaudited)
Balance Sheet:
Real estate, net	$46,088
Other assets	1,055

Total assets	$47,143

Mortgage payable	$34,390
Other liabilities	363

Total liabilities	34,753
Members’ equity	12,390

Total liabilities and members’ equity	$47,143

For the Year Ended December 31, 2016
(Unaudited)
Operating Statement:
Total revenues	$1,675
Operating expenses	2,333

Operating loss	(658)
Interest expense	488
Depreciation and amortization	1,149

Net loss	$(2,295)

7. Debt

Mortgage Payable

The following table contains summary information concerning the mortgage debt of the Company as of December 31, 2016 (dollars in thousands):

Property Name		Type	Term (months)	Amortization (months)	Outstanding Principal (1)	Interest Rate (2)	Max Note Rate (3)	Maturity Date
Estates on Maryland	(4)	Floating	60	360	$26,919	2.67%	6.00%	9/1/2020
Deferred financing costs, net of accumulated amortization of $69					(174)

					$26,745

(1)	Mortgage debt that is non-recourse to the Company and encumbers the multifamily property.
(2)	Interest rate is based on one-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin. One-month LIBOR, as of December 31, 2016, was 0.7717%.
(3)	Represents the maximum rate payable on the note as a result of an interest rate cap (see Note 9).
(4)	Loan is full term interest-only and can be pre-paid starting in the 13th month through the 57th month of the term at par plus 1.0% of the unpaid principal balance and at par during the last three months of the term.

The mortgage is a non-recourse obligation subject to customary provisions. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Credit Facility

On April 7, 2016, the OP and the Sponsor entered into a revolving credit agreement as borrowers of up to $15.0 million (the “Commitment”) with KeyBank, N.A. (“KeyBank”) as administrative agent and lender (the “Credit Facility”), and the OP immediately drew $14.1 million on the Credit Facility and paid the full balance of the $10.0 million bridge loan with KeyBank the Company assumed upon the acquisition of Estates. On April 7, 2016, the OP used $4.0 million of proceeds from the Credit Facility and $2.0 million of cash on hand to originate its $6.0 million preferred equity investment in Bell Midtown. The Credit Facility is payable in full on April 7, 2017, but is pre-payable at any time without penalty. The Credit Facility is non-amortizing during the term it is outstanding and accrues interest at an annual rate of 4.0% plus one-month LIBOR. In connection with the Credit Facility, the Company and an affiliate of BH Equity provided a guarantee to KeyBank. The Company pledged certain assets and proceeds from the Offering to KeyBank as collateral for the Credit Facility. The OP also pledged certain assets and equity interests to KeyBank as collateral for the Credit Facility, including 50% of its interest in Estates and 50% of its interest in Bell Midtown. In addition, an affiliate of the Sponsor pledged registered equity securities to KeyBank as collateral for the Credit Facility.

On August 19, 2016, the OP and the Sponsor amended the Credit Facility (the “Amendment”) to, among other things, increase the Commitment from $15.0 million to $20.0 million, and the Company, through the OP, immediately drew $5.25 million on the Credit Facility to originate its preferred equity investment in Springs at Stone Oak Village. The Amendment reflects that, to the extent any principal payments are made on the outstanding principal balance, including any mandatory prepayment, at any time that the outstanding principal balance exceeds $15.0 million, the Commitment shall be permanently reduced by the amount of such prepayment and the amount prepaid shall not be available to be reborrowed. In connection with the Amendment, the OP pledged to KeyBank its 100% preferred equity interest in Springs at Stone Oak Village as collateral for the Credit Facility.

During the fourth quarter of 2016, using approximately $2.4 million of gross offering proceeds and $6.0 million of cash received from the redemption of the Company’s preferred equity investment in Bell Midtown, the Company reduced the principal balance of the Credit Facility to $11.0 million. The Company is in discussions with KeyBank to extend the maturity date, alleviating the need to repay the Credit Facility in full in April 2017. If the Company is unable to extend the maturity date of the Credit Facility and the Company does not have sufficient cash on hand to repay the outstanding principal balance on the maturity date, there is sufficient liquid collateral, in the form of registered equity securities (the “Collateral”), pledged from an affiliate of the Company’s Sponsor, to satisfy the Company’s obligations. The Collateral had a fair market value of approximately $22.1 million as of March 24, 2017. If the Collateral were used to satisfy the Company’s obligations on the Credit Facility, the Company would likely issue shares of its Class A common stock in an amount equal to the obligations that are relieved from the application of the Collateral. The Company does not believe there is a scenario whereby repayment of the Credit Facility would create a going concern issue for it whereby the Company would not be able to fund its operations for the next 12 months. As of December 31, 2016, the Company, through the OP, has $11.0 million outstanding under the Credit Facility at an interest rate of 4.77%.

The Credit Facility agreement, as amended, contains customary provisions with respect to events of default, covenants and borrowing conditions. Certain prepayments may be required upon a breach of covenants or borrowing conditions.

Leverage Limit

Under the Company’s charter, the Company’s borrowings may not exceed 300% of its total “net assets” (as defined in the Company’s charter in accordance with the North American Securities Administrators Association Statement of Policy regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”)), as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of its investment (the “Leverage Limit”). However, over time, the Company intends to target a leverage ratio of 50%-60% loan-to-value. The Company may exceed the Leverage Limit if such excess is approved by a majority of its independent directors and disclosed to stockholders in its next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments and there is no limitation on the amount the Company may borrow against any single improved property. The Company expects that during the period of the Offering, it will seek such independent director approval of borrowings in excess of the Leverage Limit since the Company is in the process of raising its equity capital to acquire its portfolio. As a result of the debt incurred on the acquisition of Estates and the additional debt incurred from the investment in Springs at Stone Oak Village, borrowings of the Company exceeded the Leverage Limit. A majority of the Company’s independent directors approved borrowings in excess of the Leverage Limit. The Company’s independent directors determined that exceeding the Leverage Limit was justified because the Company is in the process of raising its equity capital to acquire its portfolio. As a result, the Company expects that its debt levels will be higher until it has raised equity capital and repaid a portion of its initial leverage.

Schedule of Debt Maturities

The aggregate scheduled maturities, including amortizing principal payments, of total debt for the next five calendar years subsequent to December 31, 2016 are as follows (in thousands):

2017	$11,000
2018	—
2019	—
2020	26,919
2021	—
Thereafter	—

Total	$37,919

8. Stockholders’ Equity

Common Stock

Under the Company’s Articles of Incorporation, the total number of shares of common stock, $0.01 par value per share, initially authorized for issuance was 200,000. In connection with the Company’s formation, NexPoint Advisors, L.P., an affiliate of the Company, purchased 11.11 shares of the Company’s common stock for an aggregate purchase price of $100. On October 24, 2014, the Company authorized and sold approximately 22,222 shares of common stock to the Advisor for an aggregate purchase price of $200,000. On October 24, 2014, the Company repurchased the 11.11 shares previously held by NexPoint Advisors, L.P. in exchange for $100. On July 7, 2015, the Company filed its Amended and Restated Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland (the “Amended and Restated Articles of Incorporation”). Among other things, the Amended and Restated Articles of Incorporation provided for Class A and Class T shares of the Company’s common stock and increased the aggregate number of authorized shares of common stock from 200,000 to 1,000,000,000, 500,000,000 of which are classified as Class A common stock, $0.01 par value per share (the “Class A Shares”), and 500,000,000 of which are classified as Class T common stock, $0.01 par value per share (the “Class T Shares”), and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon filing the Amended and Restated Articles of Incorporation, each share of the Company’s common stock that was issued to the Advisor was converted to one share of the Company’s Class A common stock.

As of December 31, 2016, the Company had issued 953,602 shares of its Class A common stock in the Offering, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and the issuance of 518,819 shares, including 14,709 shares issued pursuant to the DRIP, resulting in gross offering proceeds of approximately $4.8 million, including approximately $139,700 of distributions reinvested through the DRIP. During the year ended December 31, 2016, the Company recognized offering costs of less than $0.1 million. As of December 31, 2016, the Company had issued a total of 975,824 shares of Class A common stock.

Class A Shares and Class T Shares are being publicly offered in any combination up to the maximum Offering amount. The share classes have different selling commissions, and there will be an ongoing distribution fee with respect to the primary Offering of Class T Shares. The initial Offering price for the shares in the primary Offering is $10.00 per Class A Share and $9.58 per Class T Share. As of December 31, 2016, no Class T shares had been issued.

Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, the total number of shares of preferred stock authorized for issuance is 10,000,000. As of the date of these consolidated financial statements, no shares of preferred stock have been issued (see Note 14).

Distribution Reinvestment Plan

The Company has adopted the DRIP pursuant to which the Company’s stockholders may elect to purchase shares of common stock with distributions. The Company has the discretion to extend the offering period for the shares being offered pursuant to its prospectus under the DRIP beyond the termination of the Company’s primary Offering until the Company has sold all the shares allocated to the DRIP. The Company also may offer shares under the DRIP pursuant to a new registration statement. The Company reserves the right to reallocate the shares of common stock being offered between the Company’s primary Offering and the DRIP. Any shares issued pursuant to the DRIP are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations.

Until the NAV pricing date, the Company will offer shares under the Company’s DRIP at $9.50 per Class A Share and $9.10 per Class T Share, which is 95% of the primary offering price. Thereafter, the Company will offer shares under its DRIP at the per share NAV on the date that the distribution is payable.

No dealer manager fees, selling commissions or distribution fees will be paid with respect to shares purchased pursuant to the DRIP; therefore, the Company will retain all of the proceeds from the reinvestment of distributions.

Share Repurchase Program

In order to provide stockholders with the benefit of some interim liquidity, the Board has adopted a share repurchase program that will enable stockholders the opportunity to potentially sell their shares back to the Company, subject to the conditions and limitations in the share repurchase program. Neither the Sponsor, the Advisor, the Dealer Manager, the directors nor their respective affiliates will receive a fee on any share repurchases. The terms of the share repurchase program are more flexible in cases involving the death or qualifying disability (as determined by the applicable governmental agency), of a stockholder.

Repurchases of shares, when requested, are at the Company’s sole discretion and generally are expected to be made quarterly until the NAV pricing date. Prior to the NAV pricing date, the Company will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. Funding for the share repurchase program will be derived from proceeds the Company maintains from the sale of shares under the DRIP and other operating funds, if any, as the Board, in its sole discretion, may reserve for this purpose. The Company cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. Generally, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following each quarterly financial filing. The repurchase price per share will be the Company’s then-current per share NAV.

Until the NAV pricing date, except with respect to repurchases sought within one year of a stockholder’s death or qualifying disability (as determined by the applicable governmental agency), common stockholders must hold their shares for at least one year in order to participate in the share repurchase program.

Prior to the time the Advisor begins calculating NAV, the price per share that the Company will pay to repurchase shares of its common stock will be as follows:

•	for stockholders who have continuously held their shares of common stock for at least one year, the price will be the lower of $9.25 and 92.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least two years, the price will be the lower of $9.50 and 95.0% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least three years, the price will be the lower of $9.75 and 97.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least four years, the price will be the lower of $10.00 and 100% of the amount paid for each such share;

in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock.

The Board may amend the terms of the share repurchase program without stockholder approval. The Board may also amend, suspend or terminate the share repurchase program upon 30 days’ notice or reject any request for repurchase if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Distributions

The Company’s long-term policy is to pay distributions solely from cash flow from operations. However, because the Company may receive income from investments at various times during the Company’s fiscal year and because the Company may need cash flow from operations during a particular period to fund capital expenditures and other expenses, the Company expects that at least during the early stages of the Company’s development and from time to time during the Company’s operational stage, the Company will declare distributions in anticipation of cash flow that the Company expects to receive during a later period, and the Company expects to pay these distributions in advance of its actual receipt of these funds. The Board has the authority under its organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements by the Advisor, in its sole discretion. The Company has not established a limit on the amount of proceeds it may use from the Offering to fund distributions. If the Company pays distributions from sources other than cash flow from operations, the Company will have fewer funds available for investments and stockholders’ overall return on their investment in the Company may be reduced.

To maintain the Company’s qualification as a REIT, the Company must make aggregate annual distributions to its stockholders of at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If the Company meets the REIT qualification requirements, the Company generally will not be subject to federal income tax on the income that the Company distributes to its stockholders each year.

Distributions Declared

The Board approved daily distributions for the period from August 1, 2016 through December 31, 2016 that accrued at a rate of $0.00164 per day for each share of the Company’s Class A common stock which, if paid over a 366-day period, is equivalent to a 6.0% annualized distribution rate based on a purchase price of $10.00 per share of the Company’s Class A common stock. The distributions declared accrued daily to stockholders of record as of the close of business on each day and were payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month. The distributions declared were payable to stockholders from legally available funds. There is no guarantee that the Company will continue to pay distributions at this rate or at all.

Distributions declared during the year ended December 31, 2016 were approximately $204,000, including approximately $188,000 attributable to the DRIP.

Distributions Paid

During the year ended December 31, 2016, the Company paid cash distributions of approximately $12,000, which related to distributions declared for each day in the period from August 1, 2016 through November 30,

2016. Additionally, during the year ended December 31, 2016, 14,709 shares of Class A common stock were issued pursuant to the DRIP for gross offering proceeds of approximately $139,700. During the year ended December 31, 2016, the Company paid total distributions of approximately $151,700.

9. Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets are recorded at fair value at acquisition and may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company will record derivative financial instruments at fair value. The Company will also use fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Real Estate Acquisitions and Preferred Equity Originations

During the year ended December 31, 2016, and as further discussed in Notes 2 and 4, the Company acquired a 95% interest in one multifamily property, Estates, for $39.6 million and originated two preferred equity investments of a combined $11.25 million in two multifamily properties. The fair values of the Estates assets acquired by the Sponsor on the Original Acquisition Date were allocated as follows: land of approximately $5.1 million, buildings, building improvements, furniture, fixtures, and equipment of approximately $35.1 million, and intangible lease assets of approximately $1.0 million based on their estimated fair values using Level 3 inputs. If debt is assumed upon an acquisition, the debt is recorded based on its estimated fair value using Level 2 inputs. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

As discussed in Note 2, fair value measurements at the time of acquisition are determined by management using available market information and appropriate valuation methodologies available to management. Critical estimates in valuing certain assets and liabilities and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as information obtained in its pre-acquisition due diligence, marketing and leasing activities. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, are indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Derivative Financial Instruments and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instrument is used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

The Company utilizes an independent third party to perform the market valuations on its derivative financial instruments. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both the Company’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of the Company’s derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. Although the Company has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contract, which determination was based on the fair value of the contract, was not significant to the overall valuation. As a result, the Company’s derivative held as of December 31, 2016 and 2015 was classified as Level 2 of the fair value hierarchy.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense related to floating rate debt and to manage its exposure to interest rate movements. To accomplish this objective, the Company has an interest rate cap on its floating rate mortgage debt as part of its interest rate risk management strategy and feels the use of derivative financial instruments is the most efficient and cost-effective method for managing interest rate risk. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. The interest rate cap obtained by the Company has a term of three years. During the years ended December 31, 2016 and 2015, the interest rate cap was used to hedge the variable cash flows associated with the Company’s floating rate mortgage debt. The interest rate cap the Company employs caps the related floating interest rate at 6.0%.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in other comprehensive loss (“OCI”) and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s floating rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2016 and 2015, the Company recorded no ineffectiveness in earnings attributable to derivatives designated as cash flow hedges. As of December 31, 2015, the Company had one derivative designated as a cash flow hedge of interest rate risk. As of and during the year ended December 31, 2014, the Company did not have any derivative financial instruments.

As of December 31, 2016, the Company had the following outstanding interest rate derivative that was designated as a cash flow hedge of interest rate risk (dollars in thousands):

Product	Number of Instruments	Notional
Interest rate cap	1	$26,919

Derivatives not designated as hedges are not speculative and would be used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of December 31, 2016, 2015 and 2014, the Company did not have any derivatives that were not designated as hedges in qualifying hedging relationships.

The table below presents the fair value of the Company’s derivative financial instrument as well as its classification on the accompanying consolidated balance sheets as of December 31, 2016 and 2015 (in thousands):

	Asset Derivative
	Balance Sheet Location	December 31, 2016	December 31, 2015
Derivative designated as hedging instrument:
Interest rate cap	Other assets	$—	$7

The table below presents the effect of the Company’s derivative financial instrument on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015 (in thousands):

	Amount of gain (loss) recognized in OCI on derivative (effective portion)		Location of gain (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain (loss) recognized in income on derivative (effective portion)	Amount of gain (loss) recognized in income on derivative (ineffective portion)
	2016	2015		2016	2015		2016	2015
Derivative designated as hedging instrument:
For the year ended December 31,
Interest rate cap	$(7)	$(19)	Interest expense	$—	$—	Interest expense	$—	$—

Other Financial Instruments

Cash equivalents, rents and accounts receivables, accounts payable, accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values because of the short-term nature of these instruments. The fair value of amounts due to affiliates is not determinable due to the related party nature of such amounts.

Long-term indebtedness is carried at an amount that reasonably approximates its fair value. In calculating the fair value of its long-term indebtedness, the Company used interest rate and spread assumptions that reflect current credit worthiness and market conditions available for the issuance of long-term debt with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

10. Related Party Transactions

The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager with respect to the Offering. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Offering, the investment of funds in real estate-related investments and the management of the Company’s assets and for other services (including, but not limited to, the disposition of assets). Subject to the limitations described below, the Company is also obligated to reimburse the Advisor and its affiliates for organization and offering expenses incurred by the Advisor and its affiliates on behalf of the Company. The Company may be obligated to reimburse the Advisor or its affiliates for acquisition and due diligence expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company.

Acquisitions

During the year ended December 31, 2016, the Company acquired three real estate assets, two of which were acquired from related parties.

On April 7, 2016, the Company entered into the Contribution Agreement with the Sponsor and the OP. Pursuant to the Contribution Agreement, the Sponsor transferred its 100% interest in Estates on Maryland Holdco, LLC (“Estates Holdco”) to the Company. The Sponsor was the sole Member and Manager of Estates Holdco. Estates Holdco owns a 95% interest in Estates. The remaining 5% interest in Estates is owned by BH Equity and an affiliate of BH Equity.

As further discussed in Note 2, the acquisition of Estates by the Company was deemed to be made on the Original Acquisition Date. In connection with the acquisition of Estates, the Company incurred acquisition fees payable to the Advisor of approximately $0.4 million (see “Acquisition Fee” below), pursuant to the Advisory Agreement, which are deemed to have been incurred on the Original Acquisition Date. The Company’s independent directors unanimously approved the acquisition of Estates and the incurrence of acquisition fees payable to the Advisor.

On April 7, 2016, the Company, through the OP, acquired a 16% preferred equity interest in Bell Midtown by purchasing the 100% interest in Nashville RE Holdings, LLC for $6,000,000 pursuant to a purchase and sale agreement from an entity that is owned by affiliates of, and managed by, the Sponsor. On December 23, 2016, the Company’s preferred equity interest in Bell Midtown was redeemed in full by WW Olympus Midtown, LP, the entity that owns Bell Midtown (see Note 4). The Company did not incur any acquisition or disposition fees payable to the Advisor in connection with this investment or its redemption.

Advisory Agreement

On August 10, 2015, the Company entered into the Advisory Agreement with the Advisor. The Advisory Agreement is subject to annual renewal by the Board. On August 8, 2016, the Board, including the independent directors, unanimously approved the renewal of the Advisory Agreement for a one-year term that expires on August 10, 2017. Pursuant to the terms of the Advisory Agreement, the Company may pay the Advisor the fees described below:

Asset Management Fee to the Advisor

The Company pays the Advisor an asset management fee to manage the day-to-day affairs of the Company. The asset management fee is calculated on a monthly basis in an amount equal to 1/12th of 0.75% of the average of the aggregate book value of the Company’s gross assets (before reserves for depreciation or other non-cash reserves), which is not reduced by amounts borrowed to acquire such assets, and additional amounts used for improvements, computed by taking the average of the book value of the Company’s gross assets at the end of each month (or partial month), and is payable monthly in arrears. For the year ended December 31, 2016, the Company incurred asset management fees to the Advisor of approximately $0.3 million. The Company did not incur any asset management fees to the Advisor for the year ended December 31, 2015.

Acquisition Fee

The Company may pay the Advisor an acquisition fee equal to 1.0% of the purchase price of each asset acquired, excluding any acquisition expenses. For the year ended December 31, 2016, the Company did not incur any acquisition fees to the Advisor. The Company incurred acquisition fees of approximately $0.4 million payable to the Advisor for the acquisition of Estates, which are deemed to have been incurred on the Original Acquisition Date and are reflected in fees to affiliates on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015 (see Note 2).

Organization and Offering Expenses

The Company will reimburse the Advisor and its affiliates for organization and offering expenses incurred on the Company’s behalf in connection with the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds at any point in time. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds. Organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution fee) include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers. For the period from November 12, 2013 (inception) to December 31, 2016, the Advisor and its affiliates incurred organization and offering expenses of approximately $2.5 million. Subsequent to receiving $2.0 million in gross proceeds in the Offering and breaking escrow on March 24, 2016, the Company recognized less than $0.1 million in organization expenses and less than $0.1 million in offering costs for the year ended December 31, 2016, the maximum amount allowed under the 1.0% of gross offering proceeds limitation on reimbursement to the Advisor and its affiliates. The remaining organization and offering expenses of approximately $2.4 million have not been accrued on the Company’s consolidated balance sheet as of December 31, 2016, but may be accrued in the future and be reimbursable to the Advisor and its affiliates, subject to the limitations described herein.

The amount of reimbursable organization and offering expenses that have been paid or recognized from November 12, 2013 (inception) through December 31, 2016 is as follows (dollars in thousands):

Amount
Gross offering proceeds:	$4,776
Organization and offering expenses reimbursement limitation	1.0%

Total organization and offering expenses available to be paid/reimbursed	$48

Organization and offering expenses recorded:
Offering costs paid	$7
Organization expenses reimbursement accrual	41

Total organization and offering expenses recorded by the Company	$48

As of December 31, 2016, we had recognized selling commissions, dealer manager fees, and organization and offering costs in the Offering in the amounts set forth below. The Dealer Manager reallowed all of the selling commissions and dealer manager fees to participating broker-dealers (dollars in thousands):

Type of Expense	Amount
Selling commissions and dealer manager fees	$5
Other organization and offering costs	48

Total expenses	$53

Total gross offering proceeds (excluding DRIP proceeds and interest acquired in contributed property)	$4,636

Percentage of gross offering proceeds used to pay for organization and offering costs, selling commissions and dealer manager fees	1.14%

From the commencement of the Company’s initial public offering through December 31, 2016, the net offering proceeds to the Company, after deducting the total expenses incurred as described above, were approximately $4.72 million (exclusive of 434,783 shares of Class A common stock issued to the Sponsor in exchange for its 95% interest in Estates), including net offering proceeds from the DRIP of approximately $139,700. For the year ended December 31, 2016, the ratio of the cost of raising equity capital to the gross amount of equity capital raised was approximately 1.14%.

The amount of deferred organization and offering expenses that has not been reflected in the Company’s consolidated financial statements as of December 31, 2016 is as follows (in thousands):

December 31, 2016
Offering costs deferred	$2,309
Organization expenses deferred	117

Total organization and offering expenses deferred	$2,426

Investment-related Expenses

In addition, the Company will reimburse the Advisor or its affiliates for expenses actually incurred related to selecting, evaluating, acquiring and originating assets on its behalf, regardless of whether the Company actually acquires or originates the related assets. In addition, the Company will pay third parties, or reimburse the Advisor or its affiliates, for any investment-related expenses due to third parties, including legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether the Company acquires or originates the related assets. The Company expects these expenses will be approximately 0.75% of the purchase price of each asset or real estate-related investment. For the years ended December 31, 2016 and 2015, the Advisor and its affiliates did not bill any investment-related expenses to the Company and any such expenses the Advisor or its affiliates incurred during the periods are considered to be permanently waived.

Operating Expenses

The Company will also reimburse the Advisor’s costs of providing administrative services and operating expenses incurred on behalf of the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s total operating expenses, as defined below, at the end of the four preceding fiscal quarters exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “2%/25% Guidelines”). For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies) before deducting reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, the Company will not make operating expense reimbursements for personnel costs to the Advisor in connection with services for which the Advisor already receives acquisition fees, acquisition or disposition expenses, real estate commissions or asset management fees. The Company will not reimburse the Advisor for salaries and benefits paid to the Company’s executive officers. “Total Operating Expenses” means all expenses paid or incurred by the Company that are in any way related to the Company’s operation, including the Company’s allocable share of Advisor overhead and investment management fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; (f) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that the Company does not close); (g) real estate commissions on the resale of investments; and (h) other expenses connected with the acquisition, disposition, management and ownership of investments (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Notwithstanding the foregoing, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses (an

“Excess Amount”) are justified based on unusual and non-recurring factors. The Advisor must reimburse the Company for the amount by which the Company’s Total Operating Expenses for the four preceding fiscal quarters then ended exceed the 2%/25% Guidelines, unless approved by the Company’s independent directors.

For the year ended December 31, 2016, the Company’s Total Operating Expenses of approximately $1,357,000 exceeded the 2%/25% Guidelines by approximately $600,000 (the “2016 Excess Amount”). On March 16, 2017, the Company’s independent directors determined that the 2016 Excess Amount was justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in its acquisition and development stage, (3) the expenses incurred as a result of being a public company are significant and disproportionate to the Company’s average invested assets and net income, and (4) the Company’s average invested assets was low due to the fact that the Company commenced material operations on March 24, 2016. As such, the Company will not seek reimbursement from the Advisor for the 2016 Excess Amount (see below). For the year ended December 31, 2015, the Company’s Total Operating Expenses were approximately $337,000, which exceeded the 2%/25% Guidelines by such amount (the “2015 Excess Amount”). On March 24, 2016, the Company’s independent directors determined that the 2015 Excess Amount was justified.

For the year ended December 31, 2016, the Advisor and its affiliates incurred approximately $507,000 of the Company’s Total Operating Expenses, all of which are included on the accompanying consolidated statement of operations and comprehensive loss. The Advisor made a non-equity contribution to the Company, meaning the Advisor receives no shares in exchange for the contribution, for $501,000 of these expenses, which are included in corporate general and administrative expenses on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2016 and is recorded as a reduction to due to affiliates and an increase to additional paid-in capital on the consolidated balance sheet as of December 31, 2016. The Advisor has permanently waived its ability to seek reimbursement for these expenses. The Company’s independent directors determined that $6,000 of the Company’s Total Operating Expenses that were incurred by the Advisor and its affiliates were justified and, as such, the Company will reimburse the Advisor and its affiliates for these expenses, which are included in due to affiliates on the accompanying consolidated balance sheet as of December 31, 2016.

Disposition Fee

The Company will pay the Advisor or its affiliates a disposition fee on the sale of real property, real estate-related assets or the Company’s real estate portfolio, if the Advisor or its affiliates provides a substantial amount of services in connection with a sale, as determined by a majority of the Company’s independent directors. The disposition fee will be equal to 0.5% of the sales price of each real property, real estate-related asset sold, or for the sale of the Company’s real estate portfolio, excluding selling costs. In the event of the sale of the Company, the Company would pay the Advisor or its affiliates a fee of the lesser of 0.5% of the sales price or 50% of the amount of the investment banking fees related to such sale that otherwise would be incurred. For the years ended December 31, 2016 and 2015, the Company did not incur any disposition fees payable to the Advisor or its affiliates.

Subordinated Participation in Net Sales Proceeds

The Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of remaining net sales proceeds after return of capital contributions plus payment to investors of a 6.0% annual cumulative, non-compounded return on the capital contributed by investors (the “Subordinated Participation in Net Sales Proceeds”).

Subordinated Incentive Listing Distribution

If the Company lists its shares on a national securities exchange, the Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% annual cumulative, non-compounded return to investors (the “Subordinated Incentive Listing Distribution”). Neither the Advisor nor any of its affiliates can earn both the Subordinated Participation in Net Sales Proceeds and the Subordinated Incentive Listing Distribution.

Subordinated Distribution Upon Termination of the Advisory Agreement

Upon termination or non-renewal of the Advisory Agreement with or without cause, the Advisor (in its capacity as special limited partner of the OP), will be entitled to receive distributions from the OP equal to 15.0% of the amount, if any, by which (i) the sum of the appraised value of the Company’s assets, plus the total distributions paid to stockholders from the Company’s inception through the termination date of the Advisory Agreement, less any amounts distributable as of the termination date of the Advisory Agreement to the limited partners of the OP, who receive partnership units, exceeds (ii) the aggregate capital contributed by investors, less the portion of any distribution that is attributable to net sales proceeds and by any amounts paid by the Company to repurchase shares, plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors (the “Subordinated Distribution Upon Termination”). The Subordinated Distribution Upon Termination shall not be paid until after the Company’s stockholders have received distributions, in the aggregate, of a full return of capital raised from stockholders (less amounts paid to repurchase shares of the Company’s common stock pursuant to the Company’s share repurchase program) plus an annual 6.0% cumulative, non-compounded return on the gross proceeds from the shares of the Company’s common stock, as adjusted for distribution of net sale proceeds. The OP may satisfy the obligation to pay the Subordinated Distribution Upon Termination by either paying cash or issuing a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination. If the promissory note is issued and not paid within five years of the termination date, then the Advisor, its successors or assigns, may elect to convert the balance of the fee into shares of the Company’s common stock.

Other Compensation Paid to the Advisor

Preferred Equity Placement Fee

The Advisor may receive a preferred equity placement fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the preferred equity investment originated with the equity sponsor. For the year ended December 31, 2016, the Advisor received approximately $0.1 million of preferred equity placement fees, which related to the preferred equity origination in Springs at Stone Oak Village.

Preferred Equity Exit Fee

The Advisor may receive a preferred equity exit fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the amount of preferred equity investment that is redeemed. For the years ended December 31, 2016 and 2015, the Advisor did not receive any preferred equity exit fees.

Dealer Manager Agreement

The Dealer Manager, an entity under common ownership with the Advisor, serves as the dealer manager of the Offering. The Dealer Manager and Advisor are related parties and will receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company’s assets. The Advisor will receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages, as more fully described above. The Dealer Manager will receive fees during the offering stage, and as it relates to the distribution fee paid on outstanding Class T Shares, the Dealer Manager may continue to receive compensation after the offering stage.

As of December 31, 2016, the Company had issued 953,602 shares of its Class A common stock in the Offering, including 14,709 shares issued pursuant to the DRIP, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and gross offering proceeds of approximately $4.8 million, including approximately $139,700 of distributions reinvested through the DRIP. In connection with the Company’s incorporation and prior to the effectiveness of the Offering, the Company sold approximately 22,222 shares of its common stock to the Advisor for an aggregate purchase price of $200,000, at $9.00 per share, reflecting the fact that selling commissions and dealer manager fees in effect at the time of the purchase were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock.

Pursuant to the terms of the Dealer Manager Agreement, the Company may pay the Dealer Manager the fees described below:

Selling Commissions

The Company will pay the Dealer Manager selling commissions of up to 7.0% of gross offering proceeds from the sale of Class A Shares and up to 3.0% of gross offering proceeds from the sale of Class T Shares. The amount of selling commissions paid on the sale of Class A Shares and Class T Shares may be lower than the aforementioned percentages due to certain volume discounts. The Company will not pay selling commissions with respect to shares of any class sold pursuant to the DRIP. Additionally, the selling commissions may be waived in connection with certain categories of sales. The Dealer Manager is expected to reallow all selling commissions to participating broker-dealers.

Dealer Manager Fee

The Company will pay a dealer manager fee of up to 1.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares. The Dealer Manager may reallow all or a portion of its dealer manager fees to participating broker-dealers and servicing broker-dealers. The Company will not pay dealer manager fees in connection with purchases of shares made pursuant to the DRIP. Additionally, the dealer manager fee may be waived in connection with certain categories of sales.

Distribution Fees

With respect to Class T Shares that are sold in the Offering, the Company will pay the Dealer Manager a distribution fee that accrues daily in an amount equal to 1/365th of 0.8% of the amount of the purchase price per share or, once reported, the NAV for the Class T Shares on a continuous basis from year to year, but only on shares purchased through the Offering. The Company will continue paying distribution fees with respect to Class T Shares sold in the Offering until the earlier to occur of the following: (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the Offering, or (iii) such Class T Shares no longer being outstanding. The Dealer Manager may reallow all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers. The distribution fee will be payable monthly in arrears. The Company will accrue for the entire 0.8% distribution fee at the time of sale. The distribution fee will not be payable with respect to Class T Shares issued under the DRIP. The Company will not pay a distribution fee with respect to Class A Shares.

Agreement Regarding Certain Volume Discount Sales

On September 14, 2016, the Company entered into an agreement with the Advisor and the Dealer Manager whereby the Advisor will pay a portion of the selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares subject to certain volume discounts. For purchases by an investor of $1,000,001 up to $2,000,000, the Advisor will pay a 0.5% selling commission to the Dealer Manager. For purchases by an investor of $2,000,001 up to $5,000,000, the Advisor will pay a 1.0% selling commission to the Dealer Manager. For purchases by an investor of $5,000,001 up to $10,000,000, the Advisor will pay the full amount of the selling commissions payable to the Dealer Manager, or 2.0% of the purchase price. For purchases by an investor of

$10,000,001 or more, the Advisor will pay the full amount of the selling commissions payable to the Dealer Manager, after taking into account the volume discount, or 1.0% of the purchase price, and the Advisor will pay an additional 1.0% of the total purchase price to the investor, which will be used to purchase additional Class A Shares at a purchase price of $9.10 per share, which reflects that no selling commissions or dealer manager fees are charged on such additional Class A Shares. For the year ended December 31, 2016, the Advisor incurred approximately $3,000 of selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares.

Fees and Reimbursements to BH and its Affiliates

The Company, through one of its subsidiaries, has entered into a management agreement with BH Management Services, LLC (“BH”), the Company’s property manager and an independently owned third party, who manages Estates and supervises the implementation of the Company’s value-add program. BH is an affiliate of the noncontrolling interest members of the Company’s joint venture in Estates by virtue of ownership in Estates through BH’s affiliates. BH and its affiliates do not have common ownership in any joint venture with the Advisor; there is also no common ownership between BH and its affiliates and the Advisor. The property management fee paid to BH is approximately 3% of the monthly gross income from the property. Additionally, the Company may pay BH certain other fees, including: (1) a fee of $25.00 per unit for the one-time setup and inspection of properties, (2) a construction supervision fee of 5-6% of total project costs, which is capitalized, (3) acquisition fees and due diligence costs reimbursements, and (4) other owner approved fees at $55 per hour. BH also acts as a paymaster for Estates and is reimbursed at cost for various operating expenses it pays on behalf of the property. The following is a summary of fees that Estates incurred to BH and its affiliates, as well as reimbursements paid to BH from the property for various operating expenses, for the years ended December 31, 2016 and 2015 (in thousands):

	For the Year Ended December 31,
	2016	2015
Fees incurred
Property management fees (1)	$116	$45
Construction supervision fees (2)	63	5
Acquisition fees (3)	—	108

Reimbursements
Payroll and benefits (4)	381	129
Other reimbursements (5)	43	53

(1)	Included in property management fees on the consolidated statements of operations and comprehensive loss.
(2)	Capitalized on the consolidated balance sheets and reflected in buildings and improvements.
(3)	Includes due diligence costs and are included in acquisition costs on the consolidated statements of operations and comprehensive loss.
(4)	Included in property operating expenses on the consolidated statements of operations and comprehensive loss.
(5)	Includes property operating expenses such as repairs and maintenance costs and property general and administrative expenses, which are included on the consolidated statements of operations and comprehensive loss.

Asset Management Fee to the Company

In accordance with the operating agreement of the entity that owns Estates, the Company earns an asset management fee for services provided in connection with monitoring the operations of the property. The asset management fee is equal to 0.5% per annum of the aggregate effective gross income of the property, as defined in the operating agreement. For the year ended December 31, 2016, Estates incurred asset management fees to the Company of less than $0.1 million. Estates did not incur any asset management fees to the Company for the year ended December 31, 2015. Since the fees are paid to the Company (and not the Advisor) by a consolidated joint venture, they have been eliminated in consolidation. However, because the Company’s joint venture partners own a portion of the entity that owns Estates, they absorb their pro rata share of the asset management fee. This amount is reflected on the consolidated statement of operations and comprehensive loss in the net loss attributable to noncontrolling interests.

11. Restricted Share Plan

The Company has adopted a restricted share plan to:

•	furnish incentives to individuals and entities chosen to receive restricted shares of the Company’s Class A common stock because they are considered capable of improving the Company’s operations and increasing profits;

•	encourage selected persons to accept or continue employment with the Advisor and its affiliates; and

•	increase the interest of the Company’s employees, officers and directors in the Company’s welfare through their participation in the growth in the value of shares of the Company’s common stock.

The Company’s restricted share plan is administered by the Board. Upon the initial release from escrow of the Minimum Offering Requirement on March 24, 2016, each of the Company’s two independent directors received a grant of 3,000 restricted shares of the Company’s Class A common stock at a fair value of $10.00 per share. On May 16, 2016, upon unanimous approval by the stockholders to re-elect the Company’s directors to the Board for a one-year term expiring in 2017, the Company granted an additional 3,000 restricted shares of its Class A common stock at a fair value of $10.00 per share to each of its two independent directors. Restricted shares of Class A common stock issued to independent directors vest in equal amounts annually over a four-year period commencing on the first anniversary of the date of grant. An additional 3,000 restricted shares of the Company’s Class A common stock will be granted to each of the Company’s independent directors upon each re-election to the Board.

Included in corporate general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2016 is approximately $21,000 of compensation expense related to the vesting of the 6,000 restricted shares of Class A common stock to each of the Company’s two independent directors. The weighted average remaining term of the restricted Class A common stock is 3.30 years as of December 31, 2016.

Under the terms of the restricted share plan, none of the shares has yet to fully vest. Assuming the Board members do not resign prior to full vesting, shares will vest according to the following schedule:

			Vesting Years and Shares (1)
Board of Directors Member	Grant Year	Number of Shares	2017	2018	2019	2020
John Pons	2016	6,000	1,500	1,500	1,500	1,500
D. Kirk McAllaster, Jr.	2016	6,000	1,500	1,500	1,500	1,500

Total		12,000	3,000	3,000	3,000	3,000

(1)	In each year, the number of shares issued will increase by 3,000 with no corresponding change, on the vesting dates, to additional paid-in capital.

12. Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide such services, the Company would be required to find alternative service providers.

13. Commitments and Contingencies

Commitments

The Company may enter into various rehabilitation construction-related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. As of December 31, 2016, the Company had not entered into any commitments with any parties.

Contingencies

In the normal course of business, the Company may become subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of any such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the balance sheet of the Company. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company. Additionally, subject to the limitations on reimbursements to the Advisor and its affiliates of organization and offering expenses and operating and administrative expenses paid on the Company’s behalf, the Company may owe the Advisor or its affiliates payments in the future.

14. Subsequent Events

Status of Our Offering

As of March 21, 2017, the Company had issued a total of 1,053,543 shares of Class A common stock and 0 shares of Class T common stock.

Distributions Paid

On January 3, 2017, the Company paid distributions of approximately $49,300, which related to distributions declared for each day in the period from December 1, 2016 through December 31, 2016 and consisted of cash distributions paid in the amount of approximately $600 and approximately $48,700 in Class A Shares issued pursuant to the DRIP.

On February 1, 2017, the Company paid distributions of approximately $50,800, which related to distributions declared for each day in the period from January 1, 2017 through January 31, 2017 and consisted of cash distributions paid in the amount of approximately $1,200 and approximately $49,600 in Class A Shares issued pursuant to the DRIP.

On March 2, 2017, the Company paid distributions of approximately $47,000, which related to distributions declared for each day in the period from February 1, 2017 through February 28, 2017 and consisted of cash distributions paid in the amount of approximately $1,600 and approximately $45,400 in Class A Shares issued pursuant to the DRIP.

Authorized Distributions

On March 16, 2017, the Board authorized the declaration of a special distribution to the Company’s Class A stockholders of record as of the close of business on March 16, 2017 of $0.0246 per Class A share, which is an amount equal to a daily distribution of $0.00164 per Class A share of common stock, for the period of March 1, 2017 to March 15, 2017. The Board also approved and authorized the declaration of a daily distribution to the Company’s Class A stockholders of record as of the close of business on each day of the period commencing on March 16, 2017 and ending June 30, 2017. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164 per share of Class A common stock per day. Distributions for all record dates of a given month will be paid approximately three days following month end. The distributions will be payable to stockholders from legally available funds therefor.

Preferred Stock Private Placement

On January 26, 2017, the Company sold 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”), for $1,000 per Series A Preferred Share, pursuant to a private placement that was exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act (the “Private Offering”) to 125 “accredited investors,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act for aggregate gross proceeds of $125,000. The Company paid approximately $6,250 in commissions in connection with the sale of the Series A Preferred Shares in the Private Offering. The Company did not use general solicitation or advertising to market the Series A Preferred Shares. The outstanding Series A Preferred Shares are subject to redemption, at the Company’s election. In addition, the Series A Preferred Shares have a distribution and liquidation preference senior to the Company’s shares of common stock.

15. Quarterly Results (unaudited)

Presented below is a summary of the unaudited quarterly consolidated financial information for the years ended December 31, 2016 and 2015 (in thousands, except per share amounts):

	2016 Quarters Ended
	March 31	June 30	September 30	December 31
Total revenues	$930	$976	$984	$994
Net loss	(416)	(455)	(332)	(302)
Net loss attributable to common stockholders	(409)	(456)	(334)	(304)
Loss per Class A share - basic and diluted (see Note 2)	(0.60)	(0.67)	(0.49)	(0.46)

	2015 Quarters Ended
	March 31	June 30	September 30	December 31
Total revenues	$—	$—	$586	$918
Net loss	—	—	(888)	(922)
Net loss attributable to common stockholders	—	—	(867)	(897)
Loss per Class A share - basic and diluted (see Note 2)	—	—	(4.34)	(4.49)

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2016

(in thousands)

				Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amount Carried at December 31, 2016			Accumulated Depreciation and Amortization (4)	Date Acquired (5)
Property Name	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements (1)	Total		Land	Buildings and Improvements (2)	Total (3)
Estates on Maryland	Phoenix, Arizona	95%	$26,919	$5,080	$36,120	$41,200	$1,373	$5,080	36,489	41,569	(1,927)	4/7/2016

			$26,919	$5,080	$36,120	$41,200	$1,373	$5,080	$36,489	$41,569	$(1,927)

(1)	Includes gross intangible lease assets of approximately $1.0 million and furniture, fixtures, and equipment of approximately $0.4 million.
(2)	Includes construction in progress of less than $0.1 million and furniture, fixtures, and equipment of approximately $1.0 million.
(3)	The cost, net of accumulated depreciation, for Federal Income Tax purposes as of December 31, 2016 was approximately $40.7 million (unaudited).
(4)	Depreciation and amortization are computed on a straight-line basis over the estimated useful lives. The estimated useful life to compute depreciation for buildings is 30 years, for building improvements is 15 years, and for furniture, fixtures and equipment is 3 years. The estimated useful life to compute amortization for intangible lease assets is six months.
(5)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (see Note 2).

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2016

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2016 and 2015 is as follows (in thousands):

	For the Year Ended December 31,
	2016	2015
Real Estate:
Balance, beginning of year	$41,363	$—
Additions:
Real estate acquired	—	41,200
Improvements	1,210	163
Deductions:
Write-off of fully amortized assets	(1,004)	—

Balance, end of year	$41,569	$41,363

Accumulated Depreciation and Amortization:
Balance, beginning of year	$1,328	$—
Depreciation expense	1,414	513
Amortization expense	189	815
Write-off of fully amortized assets	(1,004)	—

Balance, end of year	$1,927	$1,328

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Operating Real Estate Investments
Land (including from VIEs of $5,080 and $5,080, respectively)	$5,080	$5,080
Buildings and improvements (including from VIEs of $35,477 and $35,432, respectively)	35,477	35,432
Construction in progress (including from VIEs of $7 and $44, respectively)	7	44
Furniture, fixtures and equipment (including from VIEs of $1,057 and $1,013, respectively)	1,057	1,013

Total Gross Operating Real Estate Investments	41,621	41,569
Accumulated depreciation and amortization (including from VIEs of $2,708 and $1,927, respectively)	(2,708)	(1,927)

Total Net Operating Real Estate Investments	38,913	39,642
Cash and cash equivalents (including from VIEs of $250 and $282, respectively)	1,628	456
Restricted cash (including from VIEs of $223 and $227, respectively)	223	227
Accounts receivable (including from VIEs of $16 and $39, respectively)	77	164
Prepaid and other assets (including from VIEs of $52 and $23, respectively)	612	87
Preferred equity investment	5,388	5,250

TOTAL ASSETS	$46,841	$45,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage payable, net (including from VIEs of $26,770 and $26,745, respectively)	26,770	26,745
Credit facility, net	10,970	10,944
Accounts payable and other accrued liabilities (including from VIEs of $111 and $171, respectively)	1,325	851
Accrued real estate taxes payable (including from VIEs of $199 and $193, respectively)	199	193
Accrued interest payable (including from VIEs of $66 and $58, respectively)	66	58
Security deposit liability (including from VIEs of $66 and $65, respectively)	66	65
Prepaid rents (including from VIEs of $90 and $47, respectively)	90	47
Distributions payable	62	52
Due to affiliates	240	227

Total Liabilities	39,788	39,182

Stockholders’ Equity:
12.5% Series A Cumulative Preferred stock, $.01 par value; 10,000,000 shares authorized; 125 and 0 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—
Class A Common stock, $.01 par value; 500,000,000 shares authorized; 1,128,490 and 975,824 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	11	10
Class T Common stock, $.01 par value; 500,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Additional paid-in capital	11,002	9,483
Accumulated deficit	(4,543)	(3,471)
Accumulated other comprehensive loss	(25)	(25)
Noncontrolling interests	608	647

Total Stockholders’ Equity	7,053	6,644

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$46,841	$45,826

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Rental income	$900	$869	$1,787	$1,711
Other income	127	107	237	195

Total revenues	1,027	976	2,024	1,906

Expenses
Property operating expenses	217	243	453	439
Real estate taxes and insurance	115	111	229	224
Property management fees (1)	31	30	61	58
Asset management fees (2)	87	82	173	82
Corporate general and administrative expenses	235	376	524	531
Organization expenses	7	—	14	15
Property general and administrative expenses	51	42	95	76
Depreciation and amortization	392	345	781	868

Total expenses	1,135	1,229	2,330	2,293

Operating loss	(108)	(253)	(306)	(387)
Interest expense	(358)	(368)	(726)	(650)
Equity in income of preferred equity investment	145	166	288	166

Net loss	(321)	(455)	(744)	(871)
Net income (loss) attributable to noncontrolling interests	1	1	—	(6)

Net loss attributable to NexPoint Multifamily Capital Trust, Inc.	(322)	(456)	(744)	(865)
Net income attributable to Series A preferred stockholders	4	—	7	—

Net loss attributable to common stockholders	$(326)	$(456)	$(751)	$(865)

Other comprehensive loss
Unrealized losses on interest rate cap	—	(2)	—	(6)

Total comprehensive loss	(321)	(457)	(744)	(877)
Comprehensive income (loss) attributable to noncontrolling interests	1	1	—	(6)

Comprehensive loss attributable to NexPoint Multifamily Capital Trust, Inc.	$(322)	$(458)	$(744)	$(871)

Weighted average Class A common shares outstanding—basic (see Note 2)	1,119	674	1,071	575

Weighted average Class A common shares outstanding—diluted (see Note 2)	1,128	683	1,082	580

Loss per Class A common share—basic and diluted (see Note 2)	$(0.29)	$(0.68)	$(0.70)	$(1.50)

Distributions declared per Class A common share	$0.149	$—	$0.297	$—

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling interest members of the Company (see Notes 4 and 10).
(2)	Fees incurred to the Company’s advisor (see Notes 1 and 10).

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

(Unaudited)

	Preferred Stock		Class A Common Stock		Class T Common Stock		Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balances, December 31, 2016	—	$—	975,824	$10	—	$—	$9,483	$(3,471)	$(25)	$647	$6,644
Issuance of Class A common stock			149,666	1			1,385	—	—	—	1,386
Issuance of Series A cumulative preferred stock	125	—					125	—	—	—	125
Commissions on sales of Series A cumulative preferred stock							(6)	—	—	—	(6)
Vesting of stock-based compensation			3,000				15	—	—	—	15
Distributions declared on Class A common stock							—	(321)	—	—	(321)
Distributions declared on Series A cumulative preferred stock							—	(7)	—	—	(7)
Distributions to noncontrolling interests							—	—	—	(39)	(39)
Net loss							—	(744)	—	—	(744)

Balances, June 30, 2017	125	$—	1,128,490	$11	—	$—	$11,002	$(4,543)	$(25)	$608	$7,053

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(744)	$(871)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	781	868
Equity in income of preferred equity investment	(288)	(166)
Distributions from preferred equity investment	208	166
Amortization of deferred financing costs	81	64
Vesting of stock-based compensation	15	6
Changes in operating assets and liabilities:
Accounts receivable	25	(94)
Prepaid and other assets	25	(64)
Accounts payable and other accrued liabilities	23	296
Due to affiliates	13	109

Net cash provided by operating activities	139	314

Cash flows from investing activities
Preferred equity investment origination	—	(6,000)
Additions to operating real estate investment	(93)	(383)

Net cash used in investing activities	(93)	(6,383)

Cash flows from financing activities
Credit facility proceeds received	—	14,136
Bridge loan payments	—	(10,000)
Deferred financing costs paid	(30)	(120)
Proceeds from issuance of Class A common stock	1,117	1,996
Proceeds from issuance of Series A cumulative preferred stock	125	—
Payments of commissions on sale of Series A cumulative preferred stock	(6)	—
Distributions to Class A common stockholders	(38)	—
Distributions to Series A preferred stockholders	(7)	—
Distributions to noncontrolling interests	(39)	(13)

Net cash provided by financing activities	1,122	5,999

Net increase (decrease) in cash and restricted cash	1,168	(70)
Cash and restricted cash, beginning of period	683	969

Cash and restricted cash, end of period	$1,851	$899

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

Supplemental Disclosure of Cash Flow Information
Interest paid	$636	$584
Supplemental Disclosure of Noncash Activities
Increase in distributions payable	10	—
Capitalized construction costs included in accounts payable and other accrued liabilities	4	165
Change in fair value on derivative instruments designated as hedges	—	6
Distributions paid to Class A common stockholders through common stock issuances pursuant to the distribution reinvestment plan	273	—
Deferred offering costs included in prepaid and other assets and accounts payable and other accrued liabilities (see Note 2)	550	—
Noncash contribution by Advisor	—	376

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NexPoint Multifamily Capital Trust, Inc. (the “Company”) was incorporated on November 12, 2013 as a Maryland corporation, and intends to elect to be taxed as a real estate investment trust (“REIT”) beginning with its 2017 tax year. The Company is externally managed by NexPoint Real Estate Advisors II, L.P. (the “Advisor”) pursuant to an advisory agreement, as amended, dated August 10, 2015 and renewed on August 10, 2016 (the “Advisory Agreement”). Substantially all of the Company’s assets are owned by NexPoint Multifamily Operating Partnership, L.P. (the “OP”), the Company’s operating partnership. The Company is the sole general partner and a limited partner of the OP. The special limited partner of the OP is the Advisor.

The Company’s primary investment objectives are to provide current income for stockholders through the payment of cash distributions, preserve and return stockholders’ capital contributions and realize capital appreciation on the Company’s assets. All assets may be acquired and operated by the Company alone or jointly with another party.

On August 12, 2015, the Company’s registration statement on Form S-11 (File No. 333-200221) (the “Registration Statement”) for a continuous offering of a maximum of $1.1 billion of common stock, $0.01 par value per share (the “Continuous Offering”), which consisted of $1.0 billion in shares of common stock in the Company’s primary offering and $100 million in shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”), was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The initial offering price for the shares sold in the primary offering was $10.00 per Class A share of common stock and $9.58 per Class T share of common stock. The initial offering price for the shares sold in the DRIP was $9.50 per Class A share of common stock and $9.10 per Class T share of common stock. Highland Capital Funds Distributor, Inc. (the “Dealer Manager”), an entity under common ownership with the Advisor, served as the dealer manager of the Continuous Offering.

Through July 26, 2017, the Company sold shares of Class A common stock and Class T common stock pursuant to the Continuous Offering carried out in a manner consistent with offerings of non-listed REITs. On July 21, 2017, the Company filed a post-effective amendment to the Registration Statement to terminate the Continuous Offering and deregister all of its unsold shares of Class A common stock and Class T common stock. The post-effective amendment was declared effective by the SEC on July 26, 2017. On July 21, 2017, the Company filed a registration statement on Form S-11 (the “Underwritten Offering Registration Statement”) to register shares of its common stock to be sold in an underwritten public offering (the “Underwritten Offering”). If declared effective by the SEC, there can be no assurance that the Company will be able to complete the Underwritten Offering.

Upon a successful completion of the Underwritten Offering, the Company will change its strategy and primarily focus on originating and structuring preferred equity investments, alternative structured financing investments, mezzanine debt, bridge financing and first mortgage loans in properties benefiting from significant tenant diversification and short-term lease structures, including multifamily, storage and select-service and extended-stay hospitality properties. The Company will intend to target its structured financings in stabilized and well located properties, primarily located in large cities and suburban markets of large cities in the United States, which have been well-maintained, have few deferred maintenance issues and are owned by experienced and high quality operators. The Company expects the size of its investments will vary significantly, but generally expects them to range in value from $5 million to $20 million. The primary investment objectives will be to provide long-term, superior risk-adjusted total returns on the Company’s investments through all market cycles, provide attractive current income to stockholders through quarterly cash distributions and preserve and return capital contributions. The Company believes that these investment opportunities best meet its primary investment objectives as they contractually provide a high percentage of total return from current pay, are structured to mitigate impairments in the investments, and potentially provide equity-like, long-term total return opportunities, with lower risk than a typical direct equity investment in real estate.

If the Company’s common stock is not listed on a national securities exchange by 150 days after March 24, 2018, or the second anniversary of the date the Company broke escrow in the Continuous Offering, the Company will provide its stockholders with an initial estimated net asset value (“NAV”) per share of its Class A common stock based on a valuation conducted by an independent third-party valuation firm. The Company may provide an estimated NAV based on a valuation prior to such date.

Substantially all of the net proceeds of the Continuous Offering were used to directly or indirectly acquire, own, operate and selectively develop well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. The Company also originates preferred equity investments with operators of well-located “core” and “core-plus” multifamily properties. Investing in both direct property investments and preferred equity investments is designed to minimize potential losses during market downturns and maximize risk adjusted total returns to the Company’s stockholders in all market cycles. To the extent practical, the Company implements a modest value-add component on “core-plus” properties that consists, on average, of investing $1,000 - $4,000 per unit in the first 24-36 months of ownership, in an effort to add value to the asset’s exterior and interior. The Company’s modest value-add program is implemented at the direction and supervision of the Advisor. The Company may also seek to invest in multifamily housing debt and mezzanine debt in situations where the risk/return correlation is more attractive than direct investments in common equity and originations of preferred equity investments. The Company may also invest in common and preferred stock of both publicly traded and private real estate companies. As of June 30, 2017, the Company owned one multifamily property and had one preferred equity investment in a multifamily property.

Pursuant to the terms of the Continuous Offering, offering proceeds were held in an escrow account until the Company raised the minimum offering amount of $2.0 million (the “Minimum Offering Requirement”). On March 24, 2016, the Company met the Minimum Offering Requirement and the proceeds held in escrow were released to the Company, thus allowing the Company to commence material operations. As of June 30, 2017, the Company had received a total of $6.2 million of gross offering proceeds, including approximately $412,700 of distributions reinvested through the DRIP.

On April 7, 2016, the Company acquired from Highland Capital Management, L.P., the Company’s sponsor (the “Sponsor”), the Sponsor’s indirect 95% interest (valued at approximately $39.6 million) in a 330-unit multifamily residential community located in Phoenix, Arizona, known as Estates on Maryland (“Estates”). The Sponsor contributed Estates to the Company at the original cost to the Sponsor of approximately $39.6 million, less assumed debt encumbering the property, in exchange for approximately 434,783 shares of the Company’s Class A common stock, $0.01 par value, at $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. The Company, pursuant to the agreement entered into for the acquisition of Estates (the “Contribution Agreement”), then transferred the acquired interests to the OP in exchange for approximately 434,783 partnership units in the OP.

As of June 30, 2017, the Company had issued 1,103,268 shares of Class A common stock in the Continuous Offering, including 43,456 shares of Class A common stock issued pursuant to the DRIP.

2. Summary of Significant Accounting Policies

Common Control

The contribution of Estates by the Sponsor was accounted for as a combination of entities under common control; therefore, the Company accounted for the acquisition at historical cost in a manner similar to the pooling of interest method. Information included in the accompanying unaudited consolidated financial statements is presented as if Estates had been combined throughout the periods presented in which common control existed; the amounts included relating to Estates were determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). As such, the acquisition of Estates by the Company was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (the “Original Acquisition Date”). Therefore, the accompanying unaudited consolidated financial statements are presented reflecting the acquisition of Estates as if it occurred on the Original Acquisition Date, rather than on April 7, 2016, the date on which the Company actually acquired Estates from the Sponsor.

Principles of Consolidation and Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company were prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The accompanying unaudited consolidated financial statements include the accounts of the Company and the OP and its subsidiaries. Because the Company is the sole general partner and a limited partner of the OP and has unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the OP), the accounts of the OP are consolidated in the Company’s consolidated financial statements. The Company consolidates entities in which it controls more than 50% of the voting equity. Investments in real estate joint ventures over which the Company has the ability to exercise significant influence, but for which it does not have financial or operating control, are accounted for using the equity method of accounting. The Company has one investment accounted for using the equity method of accounting that is reflected on the accompanying unaudited consolidated financial statements as “Preferred equity investment.” All intercompany balances and transactions are eliminated in consolidation.

In addition, the Company evaluates relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation (“FASB ASC 810”), and to assess whether the Company is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810.

On January 1, 2016, the Company adopted Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which amends the current consolidation guidance affecting both the VIE and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way the Company assesses some of these characteristics. The OP meets the criteria as a VOE; and as the Company holds a majority of the voting interest of the OP, the Company consolidates the OP. Substantially all of the Company’s assets and liabilities represent those assets and liabilities of the OP. All of the Company’s debt is an obligation of the OP.

In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company. The unaudited consolidated financial statements, and the notes thereto, included in this quarterly report on Form 10-Q should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2016 and notes thereto included in its annual report on Form 10-K, filed with the SEC on March 28, 2017. There have been no significant changes to the Company’s significant accounting policies during the six months ended June 30, 2017.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments

Upon acquisition of real estate investments, except from related parties, the purchase price and related acquisition costs (“total consideration”) are allocated to land, buildings, improvements, furniture, fixtures, and equipment, and intangible lease assets in accordance with FASB ASC 805, Business Combinations, and the recently adopted ASU 2017-01, Clarifying the Definition of a Business (Topic 805) (“ASU 2017-01”), which the Company adopted on January 1, 2017 (see “Recent Accounting Pronouncements” below). The Company believes most future acquisition costs will be capitalized in accordance with ASU 2017-01. Prior to the Company’s adoption of ASU 2017-01, acquisition costs were expensed as incurred.

The allocation of total consideration, which is determined using inputs that are classified within Level 3 of the fair value hierarchy established by FASB ASC 820, Fair Value Measurement and Disclosures (“ASC 820”) (see “Fair Value Measurements” below), is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the total consideration to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs, which the Company, as buyer of the property, did not have to incur to obtain the residents. If any debt is assumed in an acquisition, the difference between the fair value, which is estimated using inputs that are classified within Level 2 of the fair value hierarchy, and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

The Company considers various factors to determine if a decrease in the value of its equity method investments is other-than-temporary. These factors include, but are not limited to, age of the investment, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. After determining an other-than-temporary decrease in the value of an equity method investment has occurred, the Company estimates the fair value of its investment by estimating the proceeds the Company would receive upon a hypothetical liquidation of the investment at the date of measurement.

For the three and six months ended June 30, 2017 and 2016, the Company did not record any impairment charges related to real estate assets or equity method investments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balance.

Restricted Cash

Restricted cash is comprised of security deposits, operating escrows, and renovation value-add reserves. Security deposits are held until they are due to tenants and are credited against the balance. Operating escrows are required and held by the joint venture’s first mortgage lender(s) for items such as real estate taxes, insurance, and required repairs. Lender held escrows are released back to the joint venture upon the borrower’s proof of payment of such expenses. Renovation value-add reserves are funds identified to finance the Company’s value-add renovations at its properties and are not required to be held in escrow by a third party. The Company may reallocate these funds, at its discretion, to pursue other investment opportunities. The following is a summary of the restricted cash held as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Security deposits	$66	$65
Operating escrows	157	162

	$223	$227

Deferred Financing Costs

The Company defers costs incurred in obtaining financing and amortizes the costs over the terms of the related debt using the straight-line method, which approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to interest expense. Deferred financing costs, net of amortization, are recorded as a reduction from the related debt on the Company’s consolidated balance sheet. Amortization of deferred financing costs, of less than $0.1 million and $0.1 million, is included in interest expense on the accompanying unaudited consolidated statements of operations and comprehensive loss for the three months ended June 30, 2017 and 2016, respectively. Amortization of deferred financing costs, of $0.1 million and $0.1 million, is included in interest expense on the accompanying unaudited consolidated statements of operations and comprehensive loss for the six months ended June 30, 2017 and 2016, respectively. The following is a summary of the Company’s outstanding debt and deferred financing costs, net of accumulated amortization, as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Mortgage payable	$26,919	$26,919
Deferred financing costs, net	(149)	(174)

Mortgage payable, net	$26,770	$26,745

Credit facility	$11,000	$11,000
Deferred financing costs, net	(30)	(56)

Credit facility, net	$10,970	$10,944

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint venture in the multifamily property that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investment’s net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Accounting for Joint Ventures

The Company accounts for subsidiary partnerships, joint ventures and other similar entities in which it holds an ownership interest in accordance with FASB ASC 810. The Company first evaluates whether each entity is a VIE. Under the VIE model, the Company consolidates an entity when it has the power to direct the activities of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Under the voting model, the Company consolidates an entity when it controls the entity through ownership of a majority voting interest.

Revenue Recognition

The Company’s primary operations consist of rental income earned from its residents under lease agreements with terms of typically one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to residents for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Equity in Income

The Company recognizes equity in income earned on a stated investment return from preferred equity investments it originates. Equity in income on the Company’s preferred equity investments is recorded under the equity method of accounting. The Company does not recognize equity in income earned on its preferred equity investments if there is a reason to doubt the Company’s ability to collect such income.

Asset Management & Property Management Services

Asset management fee and property management fee expenses are recognized when incurred in accordance with the Advisory Agreement and the property management agreement, respectively (see Note 10).

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by the Company in connection with the Continuous Offering. Typically, organization and offering expenses were initially paid by the Advisor and its affiliates and were reimbursed by the Company with certain limitations discussed below. Organization and offering expenses include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers.

Organization expenses, when recognized, are expensed by the Company on the accompanying unaudited consolidated statements of operations and comprehensive loss. Offering costs, when recognized, are treated as a reduction of the total proceeds. Until recognized, these expenses are deferred and will be paid to the Advisor and its affiliates from the proceeds of the Continuous Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds.

For the period from November 12, 2013 (inception) to June 30, 2017, the Advisor and its affiliates incurred organization and offering expenses of approximately $2.7 million. For the period from November 12, 2013 (inception) to June 30, 2017, the Company recognized approximately $0.1 million of organization and offering expenses as reimbursable to the Advisor and its affiliates, the maximum amount allowed under the 1.0% of gross offering proceeds limitation on reimbursement to the Advisor and its affiliates. The remaining organization and offering expenses of approximately $2.6 million have not been accrued on the Company’s consolidated balance sheet as of June 30, 2017 and are not reimbursable under the current Advisory Agreement since the Continuous Offering was terminated on July 26, 2017. Upon an amendment to the current Advisory Agreement, an undetermined amount of these expenses may be reimbursed to the Advisor and its affiliates in connection with a subsequent offering of the Company’s common stock.

In connection with the Underwritten Offering, the Company has incurred approximately $550,000 of offering costs. The Company has recorded these costs in prepaid and other assets and accounts payable and other accrued liabilities on the consolidated balance sheet as of June 30, 2017. Upon a successful completion of the Underwritten Offering, these costs will be charged against the gross offering proceeds. If the Company decides to abort the Underwritten Offering, these costs, and any subsequent offering costs incurred in connection with the Underwritten Offering, will be reclassified to corporate general and administrative expenses on the consolidated statements of operations and comprehensive loss.

Operating Expenses

Operating expenses include, but are not limited to, payments of reimbursements to the Advisor and its affiliates for operating expenses paid on behalf of the Company, audit, legal, filing and tax fees, directors’ and officers’ liability insurance and board of director fees. For more information on operating expenses and reimbursements to the Advisor and its affiliates, see Note 10.

Fees to Affiliates

Fees to affiliates include, but are not limited to, acquisition and disposition fees paid to the Advisor on qualifying assets that are acquired or sold, subject to certain limitations. For more information on fees to affiliates, see Note 10.

Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its 2017 tax year. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including requirements to pass the “closely-held test” (in order for the Company to qualify as a REIT, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, beginning with the last half of 2018 assuming a valid 2017 REIT election, which the Company refers to as the “closely-held test”), and to distribute annually at least 90% of its “REIT taxable income,” as defined by the Code, to its stockholders. As a REIT, the Company will be subject to federal income tax on its undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions it pays with respect to any calendar year are less than the sum of (a) 85% of its ordinary income, (b) 95% of its capital gain net income and (c) 100% of its undistributed income from prior years. The Company intends to operate in such a manner so as to qualify as a REIT, including creating taxable REIT subsidiaries to hold assets that generate material income that would not be consistent with the rules applicable for qualification as a REIT if held directly by the REIT, but no assurance can be given that the Company will operate in a manner so as to qualify as a REIT.

If the Company were to fail to meet these requirements, it could be subject to federal income tax on all of its taxable income at regular corporate rates for that year. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. Additionally, the Company will also be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost unless it is entitled to relief under specific statutory provisions.

The Company evaluates the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” (greater than 50 percent probability) of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company’s management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time.

If the Company does not meet the qualifications to be taxed as a REIT, it will be taxed as a corporation for U.S. federal income tax purposes. The Company did not meet the qualifications to be taxed as a REIT for its 2016 tax year and will be taxed as a corporation for U.S. federal income tax purposes for its 2016 tax year. As such, the Company provides for income taxes using the asset and liability method under ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes its tax positions and evaluates them by determining whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company will determine the amount of benefit to recognize and record the amount that is more likely than not to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company had no material unrecognized tax benefit or expense, accrued interest or penalties as of June 30, 2017. The Company and its subsidiaries may be subject to federal income tax as well as income tax of various state and local jurisdictions. When applicable, the Company recognizes interest and/or penalties related to uncertain tax positions on its consolidated statements of operations and comprehensive loss.

Deferred Tax Assets

Deferred income taxes arise principally from temporary differences between book and tax recognition of income, expenses, and losses relating to financing and other transactions. As of June 30, 2017 and December 31, 2016, the Company recognized total deferred tax assets, net of valuation allowances, based on the fact that the Company did not qualify as a REIT for the 2016 tax year. The deferred income taxes on the accompanying consolidated balance sheets at June 30, 2017 (unaudited) and December 31, 2016 are comprised of the following (in thousands):

	June 30, 2017	December 31, 2016
Net operating loss	$497	$309
Partnership temporary differences	148	75
Unreimbursed expenses	32	32

Total deferred tax assets	677	416
Valuation allowance	(677)	(416)

Net deferred tax assets	$—	$—

The valuation allowances at June 30, 2017 and December 31, 2016 were primarily related to incurring cumulative net operating losses without generating sufficient future taxable income to recover the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable losses and projections for future taxable income over the periods in which the deferred tax assets are deductible; management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at June 30, 2017.

Acquisition Costs

Acquisition costs include costs incurred to acquire assets and are expensed upon acquisition. The amount of acquisition costs incurred depends on the specific circumstances of each closing and are one-time costs associated with each acquisition. Upon the Company’s adoption of ASU 2017-01 on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” the Company believes most future transaction costs relating to acquisitions of operating properties will be capitalized.

Reportable Segments

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. For more information regarding the Company’s reportable segments, see Note 3.

Upon a successful completion of the Underwritten Offering and deployment of the net proceeds, the Company expects to have a third reportable segment, with activities related to originating mezzanine, bridge, and mortgage loans in multifamily, storage and select-service hospitality properties.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions, including NexBank, SSB, an affiliate of the Advisor, and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company utilizes an independent third party to perform the allocation of value analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Per Share Data

On August 12, 2015, the SEC declared effective the Company’s Registration Statement, as described above. The Company had no operating activities or earnings (loss) per share before August 12, 2015. In accordance with GAAP, the Company’s acquisition of Estates was determined to be a combination of entities under common control. As such, the acquisition of Estates by the Company (through the issuance of the Company’s Class A common stock) was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015. In the accompanying unaudited consolidated financial statements, operations are shown from the Original Acquisition Date, although the Company did not commence material operations until March 24, 2016, the date the Company met the Minimum Offering Requirement and broke escrow in the Continuous Offering, enabling it to commence material operations and reimburse the Advisor and its affiliates for certain expenses incurred on the Company’s behalf. Accordingly, the Company has presented basic and diluted earnings (loss) per share for the three and six months ended June 30, 2017 and 2016. Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. Non-vested shares of the Company’s restricted Class A common stock give rise to potentially dilutive shares of the Company’s Class A common stock but such shares were excluded from the computation of diluted loss per share because such shares were anti-dilutive during the period. For the three months ended June 30, 2017 and 2016, the Company incurred a loss per share, on a basic and diluted basis, of $0.29 and $0.68, respectively. For the six months ended June 30, 2017 and 2016, the Company incurred a loss per share, on a basic and diluted basis, of $0.70 and $1.50, respectively.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has elected to “opt out” of such extended transition period. Therefore, the Company intends to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that the Company’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The Company implemented the provisions of ASU 2015-01 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. The Company implemented the provisions of ASU 2015-02 as of January 1, 2016, as more fully described in Note 2 to the accompanying consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest (“ASU 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company implemented the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. The Company implemented the provisions of ASU 2014-15 as of December 31, 2016, which did not have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted ASU 2016-18 during the three months ended December 31, 2016 on a retrospective basis. As a result, net cash provided by operating activities decreased by less than $0.1 million in the six months ended June 30, 2016. Net cash used in investing activities increased by $0.2 million in the six months ended June 30, 2016. Beginning-of-period cash and restricted cash increased by $0.4 million in 2016. The following is a summary of the Company’s cash and restricted cash total as presented in the accompanying unaudited consolidated statements of cash flows for the six months ended June 30, 2017 and 2016 (in thousands):

	June 30, 2017	June 30, 2016
Cash and cash equivalents	$1,628	$785
Restricted cash	223	114

Total cash and restricted cash	$1,851	$899

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, accrual of compensation cost, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. The Company implemented the provisions of ASU 2016-09 as of January 1, 2017, on a prospective basis, which did not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, which clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business. ASU 2017-01 provides a test to determine when a set of assets and activities acquired is not a business. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. Under the updated guidance, an acquisition of a single property will likely be treated as an asset acquisition as opposed to a business combination and associated transaction costs will be capitalized rather than expensed as incurred. Additionally, assets acquired, liabilities assumed, and any noncontrolling interest will be measured at their relative fair values. The Company implemented the provisions of ASU 2017-01 as of January 1, 2017, which did not have a material impact on its consolidated financial statements. The Company believes most of its future acquisitions of properties will qualify as asset acquisitions and most future transaction costs associated with these acquisitions will be capitalized.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018 at which time the Company expects to adopt the updated standard using the modified retrospective approach. However, as the majority of the Company’s revenue is from rental income related to leases, the Company does not expect ASU 2014-09 to have a material impact on its consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. ASU 2016-01 requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. ASU 2016-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2016-01 as of January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 addresses specific cash flow items with the objective of reducing existing diversity in practice, including the treatment of distributions received from equity method investees. ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017 and must be applied retrospectively to all periods presented; early adoption is permitted. The Company will implement the provisions of ASU 2016-15 as of January 1, 2018 and has determined the new standard will not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods, but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for the Company on January 1, 2019, with early adoption permitted. Based on a preliminary assessment, the Company expects most of its operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of-use assets upon adoption, resulting in an immaterial increase in the assets and liabilities on its consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, and to present the net amount of the financial instrument expected to be collected. The updated standard will be effective for the Company on January 1, 2020; early adoption is permitted on January 1, 2019. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

3. Segment Information

GAAP guidance requires that segment disclosures present the measure(s) used by the chief operating decision maker to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s chief operating decision maker is comprised of several members of the Advisor’s investment committee who use several generally accepted industry financial measures to assess the performance of the business for its reportable operating segments.

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company’s operating multifamily properties segment generates rental income and other income through the operation of properties. The Company’s preferred equity investments segment earns equity in income on a stated investment return. The primary financial measure of segment profit and loss used by the chief operating decision maker is net operating income (“NOI”). NOI for the Company’s operating multifamily properties segment is defined as total revenues less total property operating expenses. NOI for the Company’s preferred equity investments segment is defined as equity in income of preferred equity investments less interest costs on debt used to finance such investments. Excluded from NOI for both of the Company’s reportable segments are: (1) asset management fees; (2) corporate general and administrative expenses; (3) fees to affiliates; (4) organization expenses; and (5) interest expense related to amortization of deferred financing costs and changes in fair value of derivative instruments designated as cash flow hedges. In addition to the aforementioned, excluded from NOI for the Company’s operating multifamily properties segment are: (1) certain property general and administrative expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the properties; (2) depreciation and amortization; (3) interest costs on debt used to finance such acquisitions; and (4) equity in income of preferred equity investments.

The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives.

The following table presents the Company’s assets as of June 30, 2017 and December 31, 2016 by reportable segment (in thousands):

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Operating multifamily property	$39,454	$40,213
Preferred equity investment	5,388	5,250
Other assets (1)	1,999	363

TOTAL ASSETS	$46,841	$45,826

(1)	Other assets consist of cash and cash equivalents, accounts receivable, and prepaid and other assets held at the Company level.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles the Company’s combined NOI for its reportable segments, as detailed in the tables below, for the three and six months ended June 30, 2017 and 2016 to net loss, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating multifamily property	$621	$553	$1,195	$1,113
Preferred equity investment	79	123	161	123

Combined segment NOI	700	676	1,356	1,236
Adjustments to reconcile to net loss:
Asset management fees	87	82	173	82
Corporate general and administrative expenses	235	376	524	531
Organization expenses	7	—	14	15
Property general and administrative expenses (1)	8	3	9	4
Depreciation and amortization	392	345	781	868
Interest on debt — operating multifamily property (2)	269	273	517	543
Amortization of deferred financing costs	22	52	81	64
Interest rate cap expense	1	—	1	—

Net loss	$(321)	$(455)	$(744)	$(871)

(1)	Adjustment to net loss that excludes expenses for NOI that are not reflective of the ongoing operations of the property or were incurred on behalf of the Company at the property for expenses such as legal and other professional fees.
(2)	Includes interest costs on outstanding debt of approximately $32.7 million used to acquire Estates.

The following table presents the total revenues, total property operating expenses and NOI for the Company’s operating multifamily properties segment for the three and six months ended June 30, 2017 and 2016 (in thousands):

Operating Multifamily Properties	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Rental income	$900	$869	$1,787	$1,711
Other income	127	107	237	195

Total revenues	1,027	976	2,024	1,906

Operating expenses
Property operating expenses	217	243	453	439
Real estate taxes and insurance	115	111	229	224
Property management fees (1)	31	30	61	58
Property general and administrative expenses (2)	43	39	86	72

Total expenses	406	423	829	793

Segment NOI	$621	$553	$1,195	$1,113

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling interest members of the Company (see Note 10).
(2)	Excludes expenses that are not reflective of the ongoing operations of the property or are incurred on behalf of the Company at the property for expenses such as legal and other professional fees.

The following table presents the total equity in income of its preferred equity investment, total interest costs on debt and NOI for the Company’s preferred equity investments segment for the three and six months ended June 30, 2017 and 2016 (in thousands):

Preferred Equity Investments	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2017		2016		2017		2016
Other income and expenses
Equity in income of preferred equity investment	$145		$166		$288		$166
Interest on debt	(66	)(1)	(43	)(2)	(127	)(1)	(43	)(2)

Segment NOI	$79		$123		$161		$123

(1)	Includes interest costs on debt of approximately $5.25 million used to originate the Company’s preferred equity investment in Overlook at Stone Oak Park (fka Springs at Stone Oak Village).
(2)	Includes interest costs on debt of approximately $4.0 million used to originate the Company’s preferred equity investment in Bell Midtown, which was redeemed in full on December 23, 2016.

4. Acquisitions and Originations

As of June 30, 2017, through its consolidated and unconsolidated joint ventures, the Company holds investments in two multifamily properties. The following tables provide summary information regarding the Company’s acquisition and origination, which are either consolidated or accounted for under the equity method of accounting:

Operating Property Acquisition

Property Name	Location	Date Acquired		Effective Ownership Percentage at June 30, 2017	Effective Ownership Percentage at December 31, 2016
Estates on Maryland	Phoenix, Arizona	April 7, 2016	(1)	95%	95%

(1)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (see Note 2).

In connection with its indirect equity investment in Estates, the Company, through the OP, directly holds a membership interest in a single-asset LLC that directly owns the property. This entity is deemed to be a VIE as the Company has disproportionate voting rights (in the form of substantive participating rights over all of the decisions that are made that most significantly affect economic performance) relative to the Company’s economic interests in the entity and substantially all of the activities of the entity are performed on the Company’s behalf. The Company is considered the primary beneficiary of the VIE as no single party meets both criteria to be the primary beneficiary, and the Company is the member of the related party group that has both the power to direct the activities that most significantly impact economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Within the related party group, the Company is the most closely associated to the VIE based on the purpose and design of the entity, the size of its ownership interests relative to the other investors, and the rights the Company holds with respect to the other investors’ equity interests, including the Company’s ability to preclude any transfers of its interests and ability to drag them along on the sale of the Company’s equity interest. This VIE is consolidated in the Company’s financial statements. The assets of this VIE can only be used to settle obligations of this entity, and the creditor of this entity has no recourse to the assets of other entities or the Company.

The other investors in Estates are BH Equities, LLC (“BH Equity”) and an affiliate of BH Equity. When this VIE was formed, BH Equity and its affiliate invested cash in the VIE and received a proportional share of the VIE. This VIE has a non-recourse mortgage that has standard scope non-recourse carve outs required by agency lenders and calls for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. An affiliate of BH Equity provided a non-recourse carve out guarantee for the mortgage indebtedness currently outstanding relating to the VIE.

Preferred Equity Investment Origination

Property Name	Location	Number of Units	Date Originated	Amount of Investment (in thousands)	Current Pay Rate	Accrued Pay Rate (1)	Effective Ownership Percentage at June 30, 2017
Overlook at Stone Oak Park (fka Springs at Stone Oak Village)	San Antonio, Texas	360	August 19, 2016	$5,250	8.0%	3.0%	35.0	%(2)

(1)	Payment of the accrued pay rate is optional; if not paid, the amount accrues monthly on a compounding basis and increases the carrying amount of the investment on the consolidated balance sheet.
(2)	Ownership interest is a preferred equity interest, through NREA SOV Investors, LLC, a wholly owned single-asset LLC, in CAF Stone Oak Village, LLC, which directly owns Overlook at Stone Oak Park (fka Springs at Stone Oak Village).

The Company, through the OP, has entered into joint ventures with unrelated third parties to originate preferred equity investments. The Company’s preferred equity investments are typically funded with a combination of debt and equity. The Company’s losses are limited to its investment and the Company does not guarantee any debt, capital payout, or other obligations associated with the joint ventures.

The joint venture that the Company, through the OP, is invested in as of June 30, 2017 is deemed to be a VIE as it has equity investors that lack certain essential characteristics of a controlling financial interest. The Company has not, is not contractually required to, nor does it intend to, provide additional financial support to the joint venture beyond its original investment. The Company is not the primary beneficiary of this joint venture as it lacks the power to direct the activities that most significantly impact its economic performance and accounts for this interest under the equity method of accounting under FASB ASC 323-30, Investments in Partnerships, Joint Ventures, and Limited Liability Entities, on the Company’s consolidated financial statements.

5. Operating Real Estate Investments

As of June 30, 2017, the Company has one consolidated investment in a multifamily property. The following table contains summary information of the Company’s consolidated investment as of June 30, 2017 and December 31, 2016:

Property Name	Rentable Square Footage	Number of Units	Date Acquired		Average Effective Monthly Rent Per Unit (1)	% Occupied as of June 30, 2017 (2)	% Occupied as of December 31, 2016 (2)
Estates on Maryland	324,431	330	4/7/2016	(3)	$963	93.3%	95.8%

(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of June 30, 2017 minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of June 30, 2017.
(2)	Percent occupied is calculated as the number of units occupied as of June 30, 2017 and December 31, 2016, respectively, divided by the total number of units, expressed as a percentage.
(3)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015.

As of June 30, 2017, the major components of the Company’s consolidated investment in the multifamily property were as follows (in thousands) (unaudited):

Property Name	Land	Buildings and Improvements	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$35,477	$7	$1,057	$41,621
Accumulated depreciation and amortization	—	(2,270)	—	(438)	(2,708)

Total	$5,080	$33,207	$7	$619	$38,913

As of December 31, 2016, the major components of the Company’s consolidated investment in the multifamily property were as follows (in thousands):

Property Name	Land	Buildings and Improvements	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$35,432	$44	$1,013	$41,569
Accumulated depreciation and amortization	—	(1,661)	—	(266)	(1,927)

Total	$5,080	$33,771	$44	$747	$39,642

For the three months ended June 30, 2017 and 2016, depreciation expense was $0.4 million and $0.3 million, respectively. For the six months ended June 30, 2017 and 2016, depreciation expense was $0.8 million and $0.7 million, respectively.

For the three months ended June 30, 2017 and 2016, the Company did not incur amortization expense related to intangible lease assets. For the six months ended June 30, 2017 and 2016, amortization expense related to the Company’s intangible lease assets was $0 and $0.2 million, respectively. Due to the six-month useful life attributable to intangible lease assets, the value of intangible lease assets on any acquisition prior to December 31, 2016 has been fully amortized and the assets and related accumulated amortization have been written off as of June 30, 2017.

6. Preferred Equity Investment

As of June 30, 2017, the Company has one preferred equity investment accounted for under the equity method of accounting. The following table contains summary information of the Company’s preferred equity investment as of June 30, 2017 and December 31, 2016:

Property Name	Date Originated	Number of Units	Carrying Value as of June 30, 2017 (in thousands)	Carrying Value as of December 31, 2016 (in thousands)	Average Effective Monthly Rent Per Unit (1)	% Occupied as of June 30, 2017 (2)	% Occupied as of December 31, 2016 (2)
Overlook at Stone Oak Park (fka Springs at Stone Oak Village)	8/19/2016	360	$5,388	$5,250	$1,095	91.7%	87.2%

(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of June 30, 2017 minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of June 30, 2017.
(2)	Percent occupied is calculated as the number of units occupied as of June 30, 2017 and December 31, 2016, respectively, divided by the total number of units, expressed as a percentage.

Summary financial information for the property underlying the Company’s preferred equity investment as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 is as follows (in thousands):

	June 30, 2017	December 31, 2016
	(Unaudited)
Balance Sheet:
Real estate, net	$44,989	$46,088
Other assets	1,418	1,055

Total assets	$46,407	$47,143

Mortgage payable, net	$34,364	$34,390
Other liabilities	1,243	363

Total liabilities	35,607	34,753
Members’ equity	10,800	12,390

Total liabilities and members’ equity	$46,407	$47,143

	For the Three Months Ended June 30, 2017	For the Six Months Ended June 30, 2017
	(Unaudited)	(Unaudited)
Operating Statement:
Total revenues	$1,116	$2,245
Operating expenses	732	1,397

Operating income	384	848
Interest expense	(324)	(645)
Depreciation and amortization	(396)	(1,103)

Net loss	$(336)	$(900)

7. Debt

Mortgage Payable

The following table contains summary information concerning the mortgage debt of the Company as of June 30, 2017 (dollars in thousands):

Property Name		Type	Term (months)	Amortization (months)	Outstanding Principal (1)	Interest Rate (2)	Max Note Rate (3)	Maturity Date
Estates on Maryland	(4)	Floating	60	360	$26,919	3.12%	6.00%	9/1/2020
Deferred financing costs, net of accumulated amortization of $93					(149)

					$26,770

(1)	Mortgage debt that is non-recourse to the Company and encumbers the multifamily property.
(2)	Interest rate is based on one-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin. One-month LIBOR, as of June 30, 2017, was 1.2239%.
(3)	Represents the maximum rate payable on the note as a result of an interest rate cap (see Note 9).
(4)	Loan is full term interest-only and can be pre-paid starting in the 13th month through the 57th month of the term at par plus 1.0% of the unpaid principal balance and at par during the last three months of the term.

The mortgage is a non-recourse obligation subject to customary provisions. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Credit Facility

On April 7, 2016, the OP and the Sponsor entered into a revolving credit agreement as borrowers of up to $15.0 million (the “Commitment”) with KeyBank, N.A. (“KeyBank”) as administrative agent and lender (the “Credit Facility”), and the OP immediately drew $14.1 million on the Credit Facility and paid the full balance of the $10.0 million bridge loan with KeyBank the Company assumed upon the acquisition of Estates. On April 7, 2016, the OP used $4.0 million of proceeds from the Credit Facility and $2.0 million of cash on hand to originate its $6.0 million preferred equity investment in Bell Midtown. The Credit Facility is non-amortizing during the term it is outstanding, is pre-payable at any time without penalty, and accrues interest at an annual rate of 4.0% plus one-month LIBOR. In connection with the Credit Facility, the Company and an affiliate of BH Equity provided a guarantee to KeyBank. The Company pledged certain assets and proceeds from the Continuous Offering to KeyBank as collateral for the Credit Facility. The OP also pledged certain assets and equity interests to KeyBank as collateral for the Credit Facility, including 50% of its interest in Estates and 50% of its interest in Bell Midtown. In addition, an affiliate of the Sponsor pledged registered equity securities to KeyBank as collateral for the Credit Facility.

On August 19, 2016, the OP and the Sponsor amended the Credit Facility (the “Amendment”) to, among other things, increase the Commitment from $15.0 million to $20.0 million, and the Company, through the OP, immediately drew $5.25 million on the Credit Facility to originate its preferred equity investment in Overlook at Stone Oak Park (fka Springs at Stone Oak Village). The Amendment reflects that, to the extent any principal payments are made on the outstanding principal balance, including any mandatory prepayment, at any time that the outstanding principal balance exceeds $15.0 million, the Commitment shall be permanently reduced by the amount of such prepayment and the amount prepaid shall not be available to be reborrowed. In connection with the Amendment, the OP pledged to KeyBank its 100% preferred equity interest in Overlook at Stone Oak Park (fka Springs at Stone Oak Village) as collateral for the Credit Facility. During the fourth quarter of 2016, using approximately $2.4 million of gross offering proceeds and $6.0 million of cash received from the redemption of the Company’s preferred equity investment in Bell Midtown, the Company reduced the principal balance of the Credit Facility to $11.0 million.

On April 7, 2017, the OP and the Sponsor amended the Credit Facility (the “Second Amendment”) to extend the maturity date to June 30, 2017 and terminate the revolving feature of the Credit Facility. The Company paid an amendment fee of $27,500 in connection with the Second Amendment. On June 30, 2017, the OP and the Sponsor amended the Credit Facility (the “Third Amendment”) to extend the maturity date to October 2, 2017. In conjunction with the Third Amendment, the affiliate of BH Equity was released and discharged of the guarantee it had previously provided on the Credit Facility.

The Company continues to be in discussions with KeyBank to further extend the maturity date, alleviating the need to repay the Credit Facility in full on October 2, 2017. Additionally, a stated use of proceeds in the Underwritten Offering is to repay the Credit Facility in full. If the Company is unable to extend the maturity date of the Credit Facility, is unable to complete the Underwritten Offering prior to October 2, 2017, or the Company does not have sufficient cash on hand to repay the outstanding principal balance on the maturity date, there is sufficient liquid collateral, in the form of registered equity securities (the “Collateral”), pledged from an affiliate of the Company’s Sponsor, to satisfy the Company’s obligations. The Collateral had a fair market value of approximately $23.4 million as of June 30, 2017. If the Collateral were used to satisfy the Company’s obligations on the Credit Facility, the Company may issue shares of its Class A common stock in an amount equal to the obligations that are relieved from the application of the Collateral. The Company does not believe there is a scenario where repayment of the Credit Facility would create a going concern issue for it whereby the Company would not be able to fund its operations for the next 12 months.

As of June 30, 2017, the Company, through the OP, has $11.0 million outstanding under the Credit Facility at an interest rate of 5.22%. The Credit Facility agreement, as amended, contains customary provisions with respect to events of default, covenants and borrowing conditions. Certain prepayments may be required upon a breach of covenants or borrowing conditions.

Leverage Limit

Under the Company’s charter, the Company’s borrowings may not exceed 300% of its total “net assets” (as defined in the Company’s charter in accordance with the North American Securities Administrators Association Statement of Policy regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”)), as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of its investment (the “Leverage Limit”). However, over time, the Company intends to target a leverage ratio of 50%-60% loan-to-value. The Company may exceed the Leverage Limit if such excess is approved by a majority of its independent directors and disclosed to stockholders in its next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments and there is no limitation on the amount the Company may borrow against any single improved property. The Company has sought and will continue to seek such independent director approval of borrowings in excess of the Leverage Limit until such point as the Company’s borrowings do not exceed the Leverage Limit. As a result of the debt incurred on the acquisition of Estates and the additional debt incurred from the investment in Overlook at Stone Oak Park (fka Springs at Stone Oak Village), borrowings of the Company exceeded the Leverage Limit. A majority of the Company’s independent directors approved borrowings in excess of the Leverage Limit. The Company’s independent directors determined that exceeding the Leverage Limit was justified because the Company was in the process of raising its equity capital in the Continuous Offering to acquire its portfolio. As a result, the Company expects that its debt levels will be higher until it has raised additional equity capital and repaid a portion of its initial leverage. If necessary, the Company expects to repay the Credit Facility by exchanging the Collateral, or with proceeds from a successful completion of the Underwritten Offering or from sales of its assets.

Schedule of Debt Maturities

The aggregate scheduled maturities, including amortizing principal payments, of total debt for the next five calendar years subsequent to June 30, 2017 are as follows (in thousands):

2017	$11,000
2018	—
2019	—
2020	26,919
2021	—
Thereafter	—

Total	$37,919

8. Stockholders’ Equity

Common Stock

Under the Company’s Articles of Incorporation, the total number of shares of common stock, $0.01 par value per share, initially authorized for issuance was 200,000. In connection with the Company’s formation, NexPoint Advisors, L.P., an affiliate of the Company, purchased 11.11 shares of the Company’s common stock for an aggregate purchase price of $100. On October 24, 2014, the Company authorized and sold approximately 22,222 shares of common stock to the Advisor for an aggregate purchase price of $200,000. On October 24, 2014, the Company repurchased the 11.11 shares previously held by NexPoint Advisors, L.P. in exchange for $100. On July 7, 2015, the Company filed its Amended and Restated Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland (the “Amended and Restated Articles of Incorporation”). Among other things, the Amended and Restated Articles of Incorporation provided for Class A and Class T shares of the Company’s common stock and increased the aggregate number of authorized shares of common stock from 200,000 to 1,000,000,000, 500,000,000 of which are classified as Class A common stock, $0.01 par value per share (the “Class A Shares”), and 500,000,000 of which are classified as Class T common stock, $0.01 par value per share (the “Class T Shares”), and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon filing the Amended and Restated Articles of Incorporation, each share of the Company’s common stock that was issued to the Advisor was converted to one share of the Company’s Class A common stock.

As of June 30, 2017, the Company had issued 1,103,268 shares of its Class A common stock in the Continuous Offering, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and the issuance of 668,485 shares, including 43,456 shares issued pursuant to the DRIP, resulting in gross offering proceeds of approximately $6.2 million, including approximately $412,700 of distributions reinvested through the DRIP. During the six months ended June 30, 2017, the Company recognized offering costs of less than $0.1 million. As of June 30, 2017, the Company had issued a total of 1,128,490 shares of Class A common stock.

The initial offering price for the shares in the Continuous Offering was $10.00 per Class A Share and $9.58 per Class T Share. As of June 30, 2017, no Class T shares had been issued.

On July 21, 2017, the Company filed a post-effective amendment to the Registration Statement to terminate the Continuous Offering and deregister all of its unsold shares of Class A common stock and Class T common stock. The post-effective amendment was declared effective by the SEC on July 26, 2017.

Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, the total number of shares of preferred stock authorized for issuance is 10,000,000.

On January 26, 2017, the Company sold 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”), for $1,000 per Series A Preferred Share, pursuant to a private placement that was exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act (the “Private Offering”) to 125 “accredited investors,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act for aggregate gross proceeds of $125,000. The Company paid approximately $6,250 in commissions in connection with the sale of the Series A Preferred Shares in the Private Offering. The Company did not use general solicitation or advertising to market the Series A Preferred Shares. The outstanding Series A Preferred Shares are subject to redemption, at the Company’s election. In addition, the Series A Preferred Shares have a distribution and liquidation preference senior to the Company’s shares of common stock.

Distribution Reinvestment Plan

The Company adopted the DRIP pursuant to which the Company’s stockholders may elect to purchase shares of common stock with distributions. The Company has the discretion to extend the offering period for the shares being offered pursuant to its prospectus under the DRIP beyond the termination of the Company’s primary Offering until the Company has sold all the shares allocated to the DRIP. The Company also may offer shares under the DRIP pursuant to a new registration statement. The Company reserves the right to reallocate the shares of common stock being offered between the Continuous Offering and the DRIP. Any shares issued pursuant to the DRIP are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations. On July 26, 2017, in connection with the termination of the Continuous Offering, the DRIP was terminated.

No dealer manager fees, selling commissions or distribution fees were paid with respect to shares purchased pursuant to the DRIP; therefore, the Company retained all of the proceeds from the reinvestment of distributions.

Share Repurchase Program

In order to provide stockholders with the benefit of some interim liquidity, the Company’s board of directors (the “Board”) has adopted a share repurchase program that will enable stockholders the opportunity to potentially sell their shares back to the Company, subject to the conditions and limitations in the share repurchase program. Neither the Sponsor, the Advisor, the Dealer Manager, the directors nor their respective affiliates will receive a fee on any share repurchases. The terms of the share repurchase program are more flexible in cases involving the death or qualifying disability (as determined by the applicable governmental agency), of a stockholder.

Repurchases of shares, when requested, are at the Company’s sole discretion and generally are expected to be made quarterly until the NAV pricing date. Prior to the NAV pricing date, the Company will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. Funding for the share repurchase program will be derived from proceeds the Company maintains from the sale of shares under the DRIP and other operating funds, if any, as the Board, in its sole discretion, may reserve for this purpose. The Company cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. Generally, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following each quarterly financial filing. The repurchase price per share will be the Company’s then-current per share NAV.

Until the NAV pricing date, except with respect to repurchases sought within one year of a stockholder’s death or qualifying disability (as determined by the applicable governmental agency), common stockholders must hold their shares for at least one year in order to participate in the share repurchase program.

Prior to the time the Advisor begins calculating NAV, the price per share that the Company will pay to repurchase shares of its common stock will be as follows:

•	for stockholders who have continuously held their shares of common stock for at least one year, the price will be the lower of $9.25 and 92.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least two years, the price will be the lower of $9.50 and 95.0% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least three years, the price will be the lower of $9.75 and 97.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least four years, the price will be the lower of $10.00 and 100% of the amount paid for each such share;

in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock.

The Board may amend the terms of the share repurchase program without stockholder approval. The Board may also amend, suspend or terminate the share repurchase program upon 30 days’ notice or reject any request for repurchase if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Distributions

The Company’s long-term policy is to pay distributions solely from cash flow from operations. However, because the Company may receive income from investments at various times during the Company’s fiscal year and because the Company may need cash flow from operations during a particular period to fund capital expenditures and other expenses, the Company expects that at least during the early stages of the Company’s development and from time to time during the Company’s operational stage, the Company will declare distributions in anticipation of cash flow that the Company expects to receive during a later period, and the Company expects to pay these distributions in advance of its actual receipt of these funds. The Board has the authority under its organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements by the Advisor, in its sole discretion. The Company has not established a limit on the amount of offering proceeds it may use to fund distributions. If the Company pays distributions from sources other than cash flow from operations, the Company will have fewer funds available for investments and stockholders’ overall return on their investment in the Company may be reduced.

To maintain the Company’s qualification as a REIT, the Company must make aggregate annual distributions to its stockholders of at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If the Company meets the REIT qualification requirements, the Company generally will not be subject to federal income tax on the income that the Company distributes to its stockholders each year.

Distributions Declared

The Board previously approved daily distributions for the period from January 1, 2017 through February 28, 2017 that accrued at a rate of $0.00164 per day for each share of the Company’s Class A common stock which, if paid over a 365-day period, is equivalent to a 6.0% annualized distribution rate based on a purchase price of $10.00 per share of the Company’s Class A common stock. On March 16, 2017, the Board authorized the declaration of a special distribution to the Company’s Class A stockholders of record as of the close of business on March 16, 2017 of $0.0246 per Class A share, which is an amount equal to a daily distribution of $0.00164 per Class A share of common stock, for the period of March 1, 2017 to March 15, 2017. The Board has also approved and authorized the declaration of a daily distribution to the Company’s Class A stockholders of record as of the close of business on each day of the period commencing on March 16, 2017 and ending September 30, 2017. The distributions declared accrued daily to stockholders of record as of the close of business on each day and were payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month. The distributions declared were payable to stockholders from legally available funds. The Company did not declare any distributions during the six months ended June 30, 2016. There is no guarantee that the Company will continue to pay distributions at this rate or at all.

Distributions declared on the Company’s Class A common stock during the three months ended June 30, 2017 were approximately $168,400, including approximately $137,000 attributable to the DRIP. Distributions declared on the Company’s Class A common stock during the six months ended June 30, 2017 were approximately $321,400, including approximately $270,400 attributable to the DRIP.

Distributions declared on the Company’s Series A cumulative preferred stock during the three and six months ended June 30, 2017 were approximately $4,000 and $6,700, respectively.

Distributions Paid

During the three and six months ended June 30, 2017, the Company paid cash distributions on its common stock of approximately $35,300 and $38,600, which related to distributions declared on the Company’s Class A common stock for each day in the period from March 1, 2017 through May 31, 2017 and December 1, 2016 through May 31, 2017, respectively. Additionally, during the three and six months ended June 30, 2017, 13,614 and 28,747 shares, respectively, of Class A common stock were issued pursuant to the DRIP for gross offering proceeds of approximately $129,300 and $273,000, respectively.

During the three and six months ended June 30, 2017, the Company paid cash distributions of approximately $6,700 on the Company’s 12.5% Series A cumulative preferred stock for each day in the period from January 26, 2016 through June 30, 2017.

During the three and six months ended June 30, 2017, the Company paid total distributions of approximately $171,300 and $318,300, respectively. The Company did not pay any distributions during the six months ended June 30, 2016.

9. Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets are recorded at fair value at acquisition and may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company will record derivative financial instruments at fair value. The Company will also use fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Real Estate Acquisitions and Preferred Equity Originations

As of June 30, 2017, and as further discussed in Notes 2 and 4, the Company had acquired a 95% interest in one multifamily property, Estates, for $39.6 million and has one preferred equity investment of $5.25 million in a multifamily property. The Company did not acquire any properties or originate any preferred equity investments during the six months ended June 30, 2017. On January 1, 2017, the Company adopted ASU 2017-01, which requires an entity to capitalize acquisition costs associated with an acquisition that is determined to be an acquisition of an asset as opposed to an acquisition of a business. Upon acquisition of a property, the purchase price and related acquisition costs are allocated to land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets based on their estimated fair values using Level 3 inputs. If debt is assumed upon an acquisition, the debt is recorded based on its estimated fair value using Level 2 inputs. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

As discussed in Note 2, fair value measurements at the time of acquisition are determined by management using available market information and appropriate valuation methodologies available to management. Critical estimates in valuing certain assets and liabilities and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as information obtained in its pre-acquisition due diligence, marketing and leasing activities. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, are indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Derivative Financial Instruments and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instrument is used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

The Company utilizes an independent third party to perform the market valuations on its derivative financial instruments. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both the Company’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of the Company’s derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. Although the Company has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contract, which determination was based on the fair value of the contract, was not significant to the overall valuation. As a result, the Company’s derivative held as of June 30, 2017 and December 31, 2016 was classified as Level 2 of the fair value hierarchy.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense related to floating rate debt and to manage its exposure to interest rate movements. To accomplish this objective, the Company has an interest rate cap on its floating rate mortgage debt as part of its interest rate risk management strategy and feels the use of derivative financial instruments is the most efficient and cost-effective method for managing interest rate risk. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. The interest rate cap obtained by the Company has a term of three years. During the three and six months ended June 30, 2017 and 2016, the interest rate cap was used to hedge the variable cash flows associated with the Company’s floating rate mortgage debt. The interest rate cap the Company employs caps the related floating interest rate at 6.0%.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in other comprehensive loss (“OCI”) and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s floating rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three and six months ended June 30, 2017 and 2016, the Company recorded no ineffectiveness in earnings attributable to derivatives designated as cash flow hedges. As of June 30, 2016, the Company had one derivative designated as a cash flow hedge of interest rate risk.

As of June 30, 2017, the Company had the following outstanding interest rate derivative that was designated as a cash flow hedge of interest rate risk (dollars in thousands):

Product	Number of Instruments	Notional
Interest rate cap	1	$26,919

Derivatives not designated as hedges are not speculative and would be used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of June 30, 2017 and 2016, the Company did not have any derivatives that were not designated as hedges in qualifying hedging relationships.

The table below presents the fair value of the Company’s derivative financial instrument as well as its classification on the accompanying consolidated balance sheets as of June 30, 2017 (unaudited) and December 31, 2016 (in thousands):

Asset Derivative
	Balance Sheet Location	June 30, 2017	December 31, 2016
Derivative designated as hedging instrument:
Interest rate cap	Other assets	$—	$—

The table below presents the effect of the Company’s derivative financial instrument on the accompanying unaudited consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2017 and 2016 (in thousands):

	Amount of gain (loss) recognized in OCI on derivative (effective portion)		Location of gain (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain (loss) recognized in income on derivative (effective portion)	Amount of gain (loss) recognized in income on derivative (ineffective portion)
	2017	2016		2017	2016		2017	2016
Derivative designated as hedging instrument:
For the three months ended June 30,
Interest rate cap	$—	$(2)	Interest expense	$(1)	$—	Interest expense	$—	$—
For the six months ended June 30,
Interest rate cap	—	(6)	Interest expense	(1)	—	Interest expense	—	—

Other Financial Instruments

Cash equivalents, rents and accounts receivables, accounts payable, accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values because of the short-term nature of these instruments. The fair value of amounts due to affiliates is not determinable due to the related party nature of such amounts.

Long-term indebtedness is carried at an amount that reasonably approximates its fair value. In calculating the fair value of its long-term indebtedness, the Company used interest rate and spread assumptions that reflect current credit worthiness and market conditions available for the issuance of long-term debt with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

10. Related Party Transactions

The Company has entered into the Advisory Agreement with the Advisor. Pursuant to the Advisory Agreement, the Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the investment of funds in real estate-related investments and the management of the Company’s assets and for other services (including, but not limited to, the disposition of assets). Subject to the limitations described below, the Company is also obligated to reimburse the Advisor and its affiliates for organization and offering expenses incurred by the Advisor and its affiliates on behalf of the Company. The Company may be obligated to reimburse the Advisor or its affiliates for acquisition and due diligence expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company.

The Company entered into the Dealer Manager Agreement with the Dealer Manager with respect to the Continuous Offering. Pursuant to the Dealer Manager Agreement, the Company was obligated to pay the Dealer Manager specified fees upon the provision of certain services related to the Continuous Offering. The Continuous Offering terminated on July 26, 2017. The Dealer Manager will not participate in the Underwritten Offering.

Advisory Agreement

On August 10, 2015, the Company entered into the Advisory Agreement with the Advisor. The Advisory Agreement is subject to annual renewal by the Board. On August 8, 2016, the Board, including the independent directors, unanimously approved the renewal of the Advisory Agreement for a one-year term that expires on

August 10, 2017 (see Note 14). Pursuant to the terms of the Advisory Agreement, the Company may pay the Advisor the fees described below:

Asset Management Fee to the Advisor

The Company pays the Advisor an asset management fee to manage the day-to-day affairs of the Company. The asset management fee is calculated on a monthly basis in an amount equal to 1/12th of 0.75% of the average of the aggregate book value of the Company’s gross assets (before reserves for depreciation or other non-cash reserves), which is not reduced by amounts borrowed to acquire such assets, and additional amounts used for improvements, computed by taking the average of the book value of the Company’s gross assets at the end of each month (or partial month), and is payable monthly in arrears. For the three months ended June 30, 2017 and 2016, the Company incurred asset management fees to the Advisor of approximately $0.1 million and $0.1 million, respectively. For the six months ended June 30, 2017 and 2016, the Company incurred asset management fees to the Advisor of approximately $0.2 million and $0.1 million, respectively.

Acquisition Fee

The Company may pay the Advisor an acquisition fee equal to 1.0% of the purchase price of each asset acquired, excluding any acquisition expenses. For the three and six months ended June 30, 2017 and 2016, the Company did not incur any acquisition fees to the Advisor. In connection with the acquisition of Estates, the Company incurred acquisition fees payable to the Advisor of approximately $0.4 million, which are deemed to have been incurred on the Original Acquisition Date (see Note 2).

Organization and Offering Expenses

The Company will reimburse the Advisor and its affiliates for organization and offering expenses incurred on the Company’s behalf in connection with the Continuous Offering, but only to the extent the reimbursement does not exceed 1.0% of the gross offering proceeds received in the Continuous Offering. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds. Organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution fee) include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers. For the period from November 12, 2013 (inception) to June 30, 2017, the Advisor and its affiliates incurred organization and offering expenses of approximately $2.7 million. For the three and six months ended June 30, 2017, the Company recognized less than $0.1 million in organization expenses and $0 in offering costs, the maximum amount allowed under the 1.0% of gross offering proceeds limitation on reimbursement to the Advisor and its affiliates. Subsequent to receiving $2.0 million in gross proceeds in the Continuous Offering and breaking escrow on March 24, 2016, the Company recognized less than $0.1 million in organization expenses for the three and six months ended June 30, 2016, and $0 and less than $0.1 million in offering costs for the three and six months ended June 30, 2016, respectively, the maximum amount allowed under the 1.0% of gross offering proceeds limitation on reimbursement to the Advisor and its affiliates. The remaining organization and offering expenses of approximately $2.6 million have not been accrued on the Company’s consolidated balance sheet as of June 30, 2017 and are not reimbursable under the current Advisory Agreement since the Continuous Offering was terminated on July 26, 2017. Upon an amendment to the current Advisory Agreement, an undetermined amount of these expenses may be reimbursed to the Advisor and its affiliates in connection with a subsequent offering of the Company’s common stock.

The amount of reimbursable organization and offering expenses that have been paid or recognized from November 12, 2013 (inception) through June 30, 2017 is as follows (dollars in thousands):

Amount
Gross offering proceeds:	$6,169
Organization and offering expenses reimbursement limitation	1.0%

Total organization and offering expenses available to be paid/reimbursed	$62

Organization and offering expenses recorded:
Offering costs paid	$7
Organization expenses reimbursement accrual	55

Total organization and offering expenses recorded by the Company	$62

As of June 30, 2017, the Company had recognized selling commissions, dealer manager fees, and organization and offering costs in the Continuous Offering in the amounts set forth below. The Dealer Manager reallowed all of the selling commissions and dealer manager fees to participating broker-dealers (dollars in thousands):

Type of Expense	Amount
Selling commissions and dealer manager fees	$5
Other organization and offering costs	62

Total expenses	$67

Total gross offering proceeds (excluding DRIP proceeds and interest acquired in contributed property)	$5,756

Percentage of gross offering proceeds used to pay for organization and offering costs, selling commissions and dealer manager fees	1.16%

From the commencement of the Continuous Offering through June 30, 2017, the net offering proceeds to the Company, after deducting the total expenses incurred as described above, were approximately $6.1 million (exclusive of 434,783 shares of Class A common stock issued to the Sponsor in exchange for its 95% interest in Estates), including net offering proceeds from the DRIP of approximately $412,700. From the commencement of the Continuous Offering through June 30, 2017, the ratio of the cost of raising equity capital to the gross amount of equity capital raised was approximately 1.16%.

The amount of deferred organization and offering expenses that has not been reflected in the Company’s consolidated financial statements as of June 30, 2017 is as follows (in thousands):

June 30, 2017
Offering costs deferred	$2,522
Organization expenses deferred	103

Total organization and offering expenses deferred	$2,625

Investment-related Expenses

In addition, the Company will reimburse the Advisor or its affiliates for expenses actually incurred related to selecting, evaluating, acquiring and originating assets on its behalf, regardless of whether the Company actually acquires or originates the related assets. In addition, the Company will pay third parties, or reimburse the Advisor or its affiliates, for any investment-related expenses due to third parties, including legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether the Company acquires or originates the related assets. The Company expects these expenses will be approximately 0.75% of the purchase price of each asset or real estate-related investment. For the three and six months ended June 30, 2017 and 2016, the Advisor and its affiliates did not bill any investment-related expenses to the Company and any such expenses the Advisor or its affiliates incurred during the periods are considered to be permanently waived.

Operating Expenses

The Company will also reimburse the Advisor’s costs of providing administrative services and operating expenses incurred on behalf of the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s total operating expenses, as defined below, at the end of the four preceding fiscal quarters exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “2%/25% Guidelines”). For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies) before deducting reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, the Company will not make operating expense reimbursements for personnel costs to the Advisor in connection with services for which the Advisor already receives acquisition fees, acquisition or disposition expenses, real estate commissions or asset management fees. The Company will not reimburse the Advisor for salaries and benefits paid to the Company’s executive officers. “Total Operating Expenses” means all expenses paid or incurred by the Company that are in any way related to the Company’s operation, including the Company’s allocable share of Advisor overhead and investment management fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; (f) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that the Company does not close); (g) real estate commissions on the resale of investments; and (h) other expenses connected with the acquisition, disposition, management and ownership of investments (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Notwithstanding the foregoing, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. The Advisor must reimburse the Company for the amount by which the Company’s Total Operating Expenses for the four preceding fiscal quarters then ended exceed the 2%/25% Guidelines, unless approved by the Company’s independent directors.

For the three and six months ended June 30, 2017, the Company’s Total Operating Expenses were approximately $322,000 and $697,000, respectively. For the four fiscal quarters ended June 30, 2017, the Company’s Total Operating Expenses exceeded the 2%/25% Guidelines by approximately $446,000 (the “2017 Excess Amount”). On August 10, 2017, the Company’s independent directors determined that the 2017 Excess Amount was justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in its acquisition and development stage, (3) the expenses incurred as a result of being a public company are significant and disproportionate to the Company’s average invested assets and net income, and (4) the Company’s average invested assets was low due to the fact that the Company commenced material operations on March 24, 2016. As such, the Company will not seek reimbursement from the Advisor for the 2017 Excess Amount.

For the three and six months ended June 30, 2016, the Company’s Total Operating Expenses were approximately $458,000 and $613,000, respectively, which exceeded the 2%/25% Guidelines. For the three and six months ended June 30, 2016, the Advisor and its affiliates incurred approximately $376,000 and $382,000, respectively, of the Company’s Total Operating Expenses, all of which is included on the accompanying unaudited consolidated statements of operations and comprehensive loss. The Advisor made a contribution to the Company for $376,000 of these operating expenses, which was recorded as a reduction to due to affiliates and an increase to additional paid-in capital on the consolidated balance sheet. On May 11, 2016, the Company’s independent directors determined the approximately $6,000 of operating expenses the Advisor and its affiliates incurred for which it did not make a contribution to the Company for was justified; as such, these costs are reimbursable to the Advisor.

Disposition Fee

The Company will pay the Advisor or its affiliates a disposition fee on the sale of real property, real estate-related assets or the Company’s real estate portfolio, if the Advisor or its affiliates provides a substantial amount of services in connection with a sale, as determined by a majority of the Company’s independent directors. The disposition fee will be equal to 0.5% of the sales price of each real property, real estate-related asset sold, or for the sale of the Company’s real estate portfolio, excluding selling costs. In the event of the sale of the Company, the Company would pay the Advisor or its affiliates a fee of the lesser of 0.5% of the sales price or 50% of the amount of the investment banking fees related to such sale that otherwise would be incurred. For the three and six months ended June 30, 2017 and 2016, the Company did not incur any disposition fees payable to the Advisor or its affiliates.

Subordinated Participation in Net Sales Proceeds

In the event of the Company’s orderly liquidation, the Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of remaining net sales proceeds after return of capital contributions plus payment to investors of a 6.0% annual cumulative, non-compounded return on the capital contributed by investors (the “Subordinated Participation in Net Sales Proceeds”).

Subordinated Incentive Listing Distribution

If the Company lists its shares on a national securities exchange, the Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% annual cumulative, non-compounded return to investors (the “Subordinated Incentive Listing Distribution”). Neither the Advisor nor any of its affiliates can earn both the Subordinated Participation in Net Sales Proceeds and the Subordinated Incentive Listing Distribution.

Subordinated Distribution Upon Termination of the Advisory Agreement

Upon termination or non-renewal of the Advisory Agreement with or without cause, the Advisor (in its capacity as special limited partner of the OP), will be entitled to receive distributions from the OP equal to 15.0% of the amount, if any, by which (i) the sum of the appraised value of the Company’s assets, plus the total distributions paid to stockholders from the Company’s inception through the termination date of the Advisory Agreement, less any amounts distributable as of the termination date of the Advisory Agreement to the limited partners of the OP, who receive partnership units, exceeds (ii) the aggregate capital contributed by investors, less the portion of any distribution that is attributable to net sales proceeds and by any amounts paid by the Company to repurchase shares, plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors (the “Subordinated Distribution Upon Termination”). The Subordinated Distribution Upon Termination shall not be paid until after the Company’s stockholders have received distributions, in the aggregate, of a full return of capital raised from stockholders (less amounts paid to repurchase shares of the Company’s common stock pursuant to the Company’s share repurchase program) plus an annual 6.0% cumulative, non-compounded return on the gross proceeds from the shares of the Company’s common stock, as adjusted for distribution of net sale proceeds. The OP may satisfy the obligation to pay the Subordinated Distribution Upon Termination by either paying cash or issuing a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination. If the promissory note is issued and not paid within five years of the termination date, then the Advisor, its successors or assigns, may elect to convert the balance of the fee into shares of the Company’s common stock.

Other Compensation Paid to the Advisor

Preferred Equity Placement Fee

The Advisor may receive a preferred equity placement fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the preferred equity investment originated with the equity sponsor. During the three and six months ended June 30, 2017 and 2016, the Advisor did not receive any preferred equity placement fees.

Preferred Equity Exit Fee

The Advisor may receive a preferred equity exit fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the amount of preferred equity investment that is redeemed. During the three and six months ended June 30, 2017 and 2016, the Advisor did not receive any preferred equity exit fees.

Dealer Manager Agreement

The Dealer Manager, an entity under common ownership with the Advisor, served as the dealer manager of the Continuous Offering. The Dealer Manager and Advisor are related parties and the Dealer Manager received fees for services related to the Continuous Offering.

Pursuant to the terms of the Dealer Manager Agreement, the Company paid the Dealer Manager the fees described below:

Selling Commissions

The Company paid the Dealer Manager selling commissions of up to 7.0% of gross offering proceeds from the sale of Class A Shares and up to 3.0% of gross offering proceeds from the sale of Class T Shares. The amount of selling commissions paid on the sale of Class A Shares and Class T Shares may be lower than the aforementioned percentages due to certain volume discounts. The Company did not pay selling commissions with respect to shares of any class sold pursuant to the DRIP. Additionally, the selling commissions were waived in connection with certain categories of sales. The Dealer Manager reallowed all selling commissions to participating broker-dealers. No Class T Shares were sold in the Continuous Offering.

Dealer Manager Fee

The Company paid a dealer manager fee of up to 1.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares. The Dealer Manager reallowed all of its dealer manager fees to participating broker-dealers and servicing broker-dealers. The Company did not pay dealer manager fees in connection with purchases of shares made pursuant to the DRIP. Additionally, the dealer manager fee was waived in connection with certain categories of sales. No Class T Shares were sold in the Continuous Offering.

Distribution Fees

With respect to Class T Shares that were offered in the Continuous Offering, the Company would pay the Dealer Manager a distribution fee that accrues daily in an amount equal to 1/365th of 0.8% of the amount of the purchase price per share or, once reported, the NAV for the Class T Shares on a continuous basis from year to year, but only on shares purchased through the Continuous Offering. The Company would continue paying distribution fees with respect to Class T Shares sold in the Continuous Offering until the earlier to occur of the following: (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Continuous Offering, total underwriting compensation in the Continuous Offering equaling 10% of the gross proceeds from the Continuous Offering, or (iii) such Class T Shares no longer being outstanding. The Dealer Manager may reallow all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers. The distribution fee would be payable monthly in arrears. The Company would accrue for the entire 0.8% distribution fee at the time of sale. The distribution fee would not be payable with respect to Class T Shares issued under the DRIP. The Company would not pay a distribution fee with respect to Class A Shares.

Agreement Regarding Certain Volume Discount Sales

On September 14, 2016, the Company entered into an agreement with the Advisor and the Dealer Manager whereby the Advisor agreed to pay a portion of the selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares subject to certain volume discounts. For purchases by an investor of $1,000,001 up to $2,000,000, the Advisor agreed to pay a 0.5% selling commission to the Dealer Manager. For purchases by an investor of $2,000,001 up to $5,000,000, the Advisor agreed to pay a 1.0% selling commission to the Dealer Manager. For purchases by an investor of $5,000,001 up to $10,000,000, the Advisor agreed to pay the full amount of the selling commissions payable to the Dealer Manager, or 2.0% of the purchase price. For purchases by an investor of $10,000,001 or more, the Advisor agreed to pay the full amount of the selling commissions payable to the Dealer Manager, after taking into account the volume discount, or 1.0% of the purchase price, and the Advisor agreed to pay an additional 1.0% of the total purchase price to the investor, which was to be used to purchase additional Class A Shares at a purchase price of $9.10 per share, which reflects that no selling commissions or dealer manager fees were charged on such additional Class A Shares. For the three and six months ended June 30, 2017, the Advisor incurred approximately $12,000 and $21,000, respectively, of selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares. For the three and six months ended June 30, 2016, the Advisor did not incur any selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares.

Fees and Reimbursements to BH and its Affiliates

The Company, through one of its subsidiaries, has entered into a management agreement with BH Management Services, LLC (“BH”), the Company’s property manager and an independently owned third party, who manages Estates and supervises the implementation of the Company’s value-add program. BH is an affiliate of the noncontrolling interest members of the Company’s joint venture in Estates by virtue of ownership in Estates through BH’s affiliates. BH and its affiliates do not have common ownership in any joint venture with the Advisor; there is also no common ownership between BH and its affiliates and the Advisor. The property management fee paid to BH is approximately 3% of the monthly gross income from the property. Additionally, the Company may pay BH certain other fees, including: (1) a fee of $25.00 per unit for the one-time setup and inspection of properties, (2) a construction supervision fee of 5-6% of total project costs, which is capitalized, (3) acquisition fees and due diligence costs reimbursements, and (4) other owner approved fees at $55 per hour. BH also acts as a paymaster for Estates and is reimbursed at cost for various operating expenses it pays on behalf of the property. The following is a summary of fees that Estates incurred to BH and its affiliates, as well as reimbursements paid to BH from the property for various operating expenses, for the three and six months ended June 30, 2017 and 2016 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Fees incurred
Property management fees (1)	$31	$30	$61	$58
Construction supervision fees (2)	2	5	2	14
Reimbursements
Payroll and benefits (3)	86	93	194	199
Other reimbursements (4)	17	13	28	22

(1)	Included in property management fees on the consolidated statements of operations and comprehensive loss.
(2)	Capitalized on the consolidated balance sheets and reflected in buildings and improvements.
(3)	Included in property operating expenses on the consolidated statements of operations and comprehensive loss.
(4)	Includes property operating expenses such as repairs and maintenance costs and property general and administrative expenses, which are included on the consolidated statements of operations and comprehensive loss.

Asset Management Fee to the Company

In accordance with the operating agreement of the entity that owns Estates, the Company earns an asset management fee for services provided in connection with monitoring the operations of the property. The asset management fee is equal to 0.5% per annum of the aggregate effective gross income of the property, as defined in the operating agreement. For the three months ended June 30, 2017 and 2016, Estates incurred asset management fees to the Company of less than $0.1 million and less than $0.1 million, respectively. For the six months ended June 30, 2017 and 2016, Estates incurred asset management fees to the Company of less than $0.1 million and less than $0.1 million, respectively. Since the fees are paid to the Company (and not the Advisor) by a consolidated joint venture, they have been eliminated in consolidation. However, because the Company’s joint venture partners own a portion of the entity that owns Estates, they absorb their pro rata share of the asset management fee. This amount is reflected on the consolidated statements of operations and comprehensive loss in the net loss attributable to noncontrolling interests.

11. Restricted Share Plan

The Company adopted a restricted share plan to:

•	furnish incentives to individuals and entities chosen to receive restricted shares of the Company’s Class A common stock because they are considered capable of improving the Company’s operations and increasing profits;

•	encourage selected persons to accept or continue employment with the Advisor and its affiliates; and

•	increase the interest of the Company’s employees, officers and directors in the Company’s welfare through their participation in the growth in the value of shares of the Company’s common stock.

The Underwritten Offering Registration Statement contemplates that the restricted share plan will be terminated. Awards granted under the restricted share plan would remain outstanding upon a termination of the plan. In conjunction with the contemplated termination of the restricted share plan, the Company intends to adopt a long-term incentive plan which will authorize the compensation committee of the Board to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, performance shares, performance units and certain other awards denominated or payable in, or otherwise based on, the Company’s common stock or factors that may influence the value of the Company’s common stock, plus cash incentive awards, for the purpose of providing the Company’s directors, officers and other key employees (and those of the Advisor and the Company’s subsidiaries), the Company’s non-employee directors, and potentially certain non-employees who perform employee-type functions, incentives and rewards for performance.

The Company’s restricted share plan is administered by the Board. Upon the initial release from escrow of the Minimum Offering Requirement on March 24, 2016, each of the Company’s two independent directors received a grant of 3,000 restricted shares of the Company’s Class A common stock at a fair value of $10.00 per share. On May 16, 2016, upon unanimous approval by the stockholders to re-elect the Company’s directors to the Board for a one-year term expiring in 2017, the Company granted an additional 3,000 restricted shares of its Class A common stock at a fair value of $10.00 per share to each of its two independent directors. Restricted shares of Class A common stock issued to independent directors vest in equal amounts annually over a four-year period commencing on the first anniversary of the date of grant. An additional 3,000 restricted shares of the Company’s Class A common stock will be granted to each of the Company’s independent directors upon each re-election to the Board.

On March 16, 2017, the Board nominated each of the Company’s directors for re-election to the Board for a one-year term expiring in 2018. If the re-election of the directors to the Board is approved by the stockholders at the 2017 annual meeting of the stockholders, an additional 3,000 restricted shares of the Company’s Class A common stock will automatically be granted to each of the Company’s two independent directors under the Company’s restricted share plan.

Included in corporate general and administrative expenses on the accompanying unaudited consolidated statements of operations and comprehensive loss for the three months ended June 30, 2017 and 2016 is approximately $7,500 and $5,600, respectively, of compensation expense recognized, which related to the vesting periods of restricted shares of Class A common stock granted to each of the Company’s two independent directors. Included in corporate general and administrative expenses on the accompanying unaudited consolidated statements of operations and comprehensive loss for the six months ended June 30, 2017 and 2016 is approximately $15,000 and $6,000, respectively, of compensation expense recognized, which related to the vesting period of restricted shares of Class A common stock granted to each of the Company’s two independent directors. The weighted average remaining term of the restricted Class A common stock is 1.81 years as of June 30, 2017.

A summary of the Company’s restricted Class A common stock activities during the six months ended June 30, 2017 is as follows:

	2017
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding January 1,	12,000	$10.00
Granted	—	—
Vested	(3,000)	10.00
Forfeited	—	—

Outstanding June 30,	9,000	$10.00

As of June 30, 2017, the Company had issued 3,000 shares of its Class A common stock under the restricted share plan.

12. Economic Dependency

The Company is dependent on the Advisor for certain services that are essential to the Company, including asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that the Advisor is unable to provide such services, the Company would be required to find an alternative advisor.

13. Commitments and Contingencies

Commitments

The Company may enter into various rehabilitation construction-related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. As of June 30, 2017, the Company had not entered into any commitments with any parties.

Contingencies

In the normal course of business, the Company may become subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of any such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the balance sheet of the Company. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company. Additionally, subject to the limitations on reimbursements to the Advisor and its affiliates of organization and offering expenses and operating and administrative expenses paid on the Company’s behalf, the Company may owe the Advisor or its affiliates payments in the future.

14. Subsequent Events

As of August 10, 2017, the Company had issued a total of 1,133,334 shares of Class A common stock and 0 shares of Class T common stock.

Distributions Paid

On July 3, 2017, the Company paid distributions of approximately $55,400, which related to distributions declared for each day in the period from June 1, 2017 through June 30, 2017 and consisted of cash distributions paid in the amount of approximately $9,400 and approximately $46,000 in Class A Shares issued pursuant to the DRIP.

On August 3, 2017, the Company paid distributions of approximately $57,500, which related to distributions declared for each day in the period from July 1, 2017 through July 31, 2017 and consisted of cash distributions paid in the amount of approximately $57,500 and $0 in Class A Shares issued pursuant to the DRIP.

Authorized Distributions

On August 10, 2017, the Board approved and authorized the declaration of a daily distribution to the Company’s Class A stockholders of record as of the close of business on each day of the period commencing on October 1, 2017 and ending December 31, 2017. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164 per share of Class A common stock per day. Distributions for all record dates of a given month will be paid approximately three days following month end. The distributions will be payable to stockholders from legally available funds therefor.

Termination of the Continuous Offering

On July 21, 2017, the Company filed a post-effective amendment to the Registration Statement to terminate the Continuous Offering and deregister all of its unsold shares of Class A common stock and Class T common stock. The post-effective amendment was declared effective by the SEC on July 26, 2017. In connection with the termination of the Continuous Offering, the DRIP was also terminated. As a result of the termination of the DRIP, beginning with the distributions declared by the Board for the month of July 2017, and continuing until such time as the Board may approve the resumption of the DRIP, if ever, all distributions declared by the Board will be paid to the Company’s stockholders in cash. Through July 26, 2017, the Company issued an aggregate of 1,108,112 Class A Shares and 0 Class T Shares in the Continuous Offering.

On July 21, 2017, the Company filed the Underwritten Offering Registration Statement to register shares of its common stock to be sold in the Underwritten Offering. At the same time, the Company filed a post-effective amendment to terminate the Continuous Offering. For additional information regarding the Continuous Offering, see Note 1. There can be no assurance that the Company will be able to complete the Underwritten Offering. While the Underwritten Offering Registration Statement has been filed with the SEC, it has not yet been declared effective by the SEC. The common stock to be registered pursuant to the Underwritten Offering Registration Statement may not be sold nor may offers to buy be accepted prior to the time the Underwritten Offering Registration Statement becomes effective. Any disclosure concerning the Underwritten Offering is neither an offer nor a solicitation to purchase the Company’s securities.

Renewal of Advisory Agreement

On August 10, 2017, the Board, including the independent directors, unanimously approved the renewal of the Advisory Agreement with the Advisor for a one-year term that expires on August 10, 2018.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma statement of operations and comprehensive loss for the year ended December 31, 2016 has been prepared to give pro forma effect to: (1) our origination of a preferred equity investment in Bell Midtown that occurred on April 7, 2016; (2) the redemption of our preferred equity investment in Bell Midtown that occurred on December 23, 2016; and (3) our origination of a preferred equity investment in Springs at Stone Oak Village that occurred on August 19, 2016, as if they each occurred on January 1, 2016, and the related impact on interest costs incurred on debt used to finance the preferred equity investment originations and asset management fees payable to our Advisor. The following unaudited pro forma statement of operations and comprehensive loss is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

You should read the following information together with the information contained under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

NexPoint Multifamily Capital Trust, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations and Comprehensive Loss

Year Ended December 31, 2016

(in thousands, except per share amounts)

(Unaudited)

	For the Year Ended December 31, 2016 (a)	Bell Midtown Pro Forma Adjustments (b) (c)		Springs at Stone Oak Village Pro Forma Adjustments (d)		Total
Revenues
Rental income	$3,441					$3,441
Other income	443					443

Total revenues	3,884					3,884

Expenses
Property operating expenses	897					897
Acquisition costs	—					—
Real estate taxes and insurance	443					443
Property management fees (related party)	116					116
Asset management fees (related party)	273	(32	)(g)	25	(g)	266
Corporate general and administrative expenses	1,084					1,084
Fees to affiliates	—					—
Organization expenses	41					41
Property general and administrative expenses	148					148
Depreciation and amortization	1,603					1,603

Total expenses	4,605	(32)		25		4,598

Operating loss	(721)	32		(25)		(714)
Interest expense	(1,511)	132	(e)	(168	)(f)	(1,547)
Equity in income of preferred equity investments	727	(513)		369		583

Net loss	(1,505)	(349)		176		(1,678)
Net loss attributable to noncontrolling interests	(2)					(2)

Net loss attributable to common stockholders	$(1,503)	$(349)		$176		$(1,676)

Other comprehensive loss
Unrealized losses on interest rate cap	(7)					(7)

Total comprehensive loss	(1,512)	(349)		176		(1,685)
Comprehensive loss attributable to noncontrolling interests	(2)					(2)

Comprehensive loss attributable to common stockholders	$(1,510)	$(349)		$176		$(1,683)

Weighted average Class A shares outstanding - basic (see Note 2)	678	678		678		678

Weighted average Class A shares outstanding - diluted (see Note 2)	687	687		687		687

Loss per Class A share - basic and diluted (see Note 2)	$(2.22)	$(0.51)		$0.26		$(2.47	)(h)

Distributions declared per Class A share	$0.251					$0.251

NexPoint Multifamily Capital Trust, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statement

(a)	Historical financial information derived from the Company’s audited financial statements for the year ended December 31, 2016 and notes thereto included in its annual report on Form 10-K, filed with the SEC on March 28, 2017.
(b)	Represents adjustments to historical operations of the Company to give effect to the origination of the preferred equity investment in Bell Midtown, as if the origination occurred on January 1, 2016.
(c)	Represents adjustments to historical operations of the Company to give effect to the redemption of Bell Midtown, as if the preferred equity investment had been redeemed on January 1, 2016.
(d)	Represents adjustments to historical operations of the Company to give effect to the origination of the preferred equity investment in Springs at Stone Oak Village, as if the origination had occurred January 1, 2016.
(e)	Represents the interest expense incurred on $4.0 million of debt under our Credit Facility used to fund a portion of the $6.0 million investment in Bell Midtown.
(f)	Represents the additional interest expense incurred under our Credit Facility, assuming (i) borrowing $5.25 million on January 1, 2016, (ii) a borrowing spread of 4.00%, and (iii) one-month LIBOR of 0.7717%, which was the rate as of December 31, 2016.
(g)	Represents the asset management fee paid during the period.

Pro forma loss per share is calculated by dividing pro forma loss by the actual weighted average shares of common stock outstanding during the period.

Independent Auditors’ Report

The Members

CAF Stone Oak Village, LLC:

We have audited the accompanying financial statements of CAF Stone Oak Village, LLC, which comprise the balance sheet as of December 31, 2016, and the related statements of operations, changes in members’ equity, and cash flows for the period from August 18, 2016 (inception) through December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CAF Stone Oak Village, LLC as of December 31, 2016, and the results of its operations and its cash flows for the period from August 18, 2016 (inception) through December 31, 2016 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

March 27, 2017

CAF STONE OAK VILLAGE, LLC

BALANCE SHEET

December 31, 2016
ASSETS
Real Estate Investments
Land	$4,920,000
Buildings and improvements	40,860,921
Intangible lease assets	931,000
Furniture, fixtures, and equipment	525,000

Total Gross Real Estate Investments	47,236,921
Accumulated depreciation and amortization	(1,149,144)

Total Net Real Estate Investments	46,087,777
Cash and cash equivalents	437,878
Restricted cash	564,565
Other assets	52,924

TOTAL ASSETS	$47,143,144

LIABILITIES AND EQUITY
Mortgage payable, net	$34,389,494
Accounts payable and other accrued liabilities	62,430
Accrued real estate taxes payable	4,500
Accrued interest payable	114,977
Security deposit liability	78,054
Prepaid rents	37,432
Distributions payable	58,508
Due to affiliates	7,519

Total Liabilities	34,752,914

Total Members’ Equity	12,390,230

TOTAL LIABILITIES AND EQUITY	$47,143,144

See Notes to Financial Statements

CAF STONE OAK VILLAGE, LLC

STATEMENT OF OPERATIONS

For the Period from August 18, 2016 (Inception) to December 31, 2016
Revenues
Rental income	$1,564,293
Other income	110,855

Total revenues	1,675,148

Expenses
Property operating expenses	320,805
Acquisition costs	761,032
Real estate taxes and insurance	487,956
Property management fees (related party)	50,254
Asset management fees (related party)	33,503
Fees to affiliates	608,000
Property general and administrative expenses	71,672
Depreciation and amortization	1,149,144

Total expenses	3,482,366

Operating loss	(1,807,218)
Interest expense	(488,070)

Net loss	$(2,295,288)

See Notes to Financial Statements

CAF STONE OAK VILLAGE, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

	Managing Members	Member
	CAF Capital Partners, LLC and its Affiliates	NREA SOV Investors, LLC	Total Members’ Equity
Balances, August 18, 2016	$—	$—	$—
Contributions	9,710,028	5,250,000	14,960,028
Distributions	(60,660)	(213,850)	(274,510)
Net (loss) income	(2,509,138)	213,850	(2,295,288)

Balances, December 31, 2016	$7,140,230	$5,250,000	$12,390,230

See Notes to Financial Statements

CAF STONE OAK VILLAGE, LLC

STATEMENT OF CASH FLOWS

For the Period from August 18, 2016 (Inception) to December 31, 2016
Cash flows from operating activities
Net loss	$(2,295,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,149,144
Amortization of fair market value adjustment of assumed debt	(17,270)
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	(414,519)
Other assets	1,013,494
Accounts payable and other accrued liabilities	(677,790)
Due to affiliates	7,519

Net cash used in operating activities	(1,234,710)

Cash flows from investing activities
Change in restricted cash	(150,047)
Additions to operating real estate investment	(400,150)
Acquisition of operating real estate investment	(12,521,241)

Net cash used in investing activities	(13,071,438)

Cash flows from financing activities
Contributions	14,960,028
Distributions	(216,002)

Net cash provided by financing activities	14,744,026

Net increase in cash	437,878
Cash, beginning of period	—

Cash, end of period	$437,878

Supplemental Disclosure of Cash Flow Information
Interest paid	$390,363
Supplemental Disclosure of Noncash Investing and Financing Activities
Increase in distributions payable	58,508
Liabilities assumed from acquisition	975,182
Other assets acquired from acquisition	1,066,418
Fair market value adjustment of assumed debt	431,765
Assumed debt on acquisition of operating real estate investment	33,975,000

See Notes to Financial Statements

CAF STONE OAK VILLAGE, LLC

NOTES TO FINANCIAL STATEMENTS

1. Organization and Description of Business

CAF Stone Oak Village, LLC (the “Company”), a Texas limited liability company that wholly owns Springs at Stone Oak Village (“Stone Oak”), was formed on August 18, 2016 for the sole purpose of investing in and owning Stone Oak. The Company is 35% owned by NREA SOV Investors, LLC (the “Member”), a wholly owned subsidiary of NexPoint Multifamily Capital Trust, Inc., and 65% owned by CAF Capital Partners, LLC and its affiliates (collectively, the “Managing Members”). Stone Oak is a multifamily property encompassing 360 units, located in San Antonio, Texas. The Managing Members are the property manager of Stone Oak.

The Company purchased Stone Oak from a third party on August 19, 2016 for a purchase price of $46,405,005, which was funded through contributions from the members and an assumption of the existing mortgage debt secured by the property.

The Managing Members provided a non-recourse guaranty, except for standard recourse carve-outs, on the first mortgage loan that is secured by Stone Oak. Recourse is full recourse in the event of a voluntary bankruptcy, collusive involuntary bankruptcy, or breach of customary negative covenants.

The Member’s investment (the “Investment”) may be redeemed at any time following August 19, 2017, which is the 1st anniversary of the date Stone Oak was acquired, by paying an exit fee of $525,000, or 1.0% of the Investment.

The Managing Members have agreed to indemnify and hold the Member harmless, and to reimburse the Member periodically for, (i) all out-of-pocket costs and expenses relating to the Investment, including travel (if necessary or appropriate) and the reasonable fees and disbursements of the Member’s attorneys and advisors; and (ii) any costs, expenses and damages to the Member resulting from any action, proceeding or investigation seeking to enjoin or otherwise resulting from any matter referred to in dealings with the Company.

The Company will continue in existence until dissolved in accordance with the provisions of the operating agreement and is funded through the equity contributions of its members. As LLC’s, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. The Member is not contractually required to provide additional financial support to the Company beyond its original investment.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

In the opinion of the Company’s management, the accompanying financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. There have been no significant changes to the Company’s significant accounting policies during the period from August 18, 2016 (inception) to December 31, 2016.

Revenue Recognition

The Company’s primary operations consist of rental income earned from its residents under lease agreements with terms of typically one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to residents for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balance.

Restricted Cash

Restricted cash is comprised of deposits and escrow accounts. Escrows are required and held by the Company’s first mortgage lender for items such as real estate taxes, insurance, and required repairs. Lender held escrows are released back to the Company upon the borrower’s proof of payment of such expenses. Security deposits are held until they are due to tenants and are credited against the balance.

Real Estate Investments

Upon acquisition of real estate investments except from related parties, in accordance with FASB ASC 805, Business Combinations, the assets acquired and liabilities assumed are recorded at their relative fair values. The fair values of the assets and liabilities are determined using inputs that are classified within Level 3 of the fair value hierarchy established by FASB ASC 820, Fair Value Measurement and Disclosures (“ASC 820”) (see “Fair Value Measurements” below), and are based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the fair value of intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs.

If any debt is assumed in an acquisition, the difference between the fair value, which is estimated using inputs that are classified within Level 2 of the fair value hierarchy, and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

For the period from August 18, 2016 (inception) to December 31, 2016, the Company did not record any impairment charges related to real estate assets.

Income Taxes

The Company files a U.S. federal and Texas State tax return. As a limited liability company, the members elected for the Company to be a pass-through entity for income tax purposes; therefore, the Company’s taxable income or loss is allocated to members in accordance with their respective ownership, and no provision or liability for income taxes has been included in the financial statements.

In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with a margin tax (the “Texas Franchise Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Franchise Tax is computed by applying the applicable tax rate (0.75 percent for the Company’s business) to the total revenue recognized by the Company. The Company recorded Texas Franchise Tax in the amount of $4,500 for the period from August 18, 2016 (inception) through December 31, 2016, which is included in property general and administrative expenses on the statement of operations.

As the Company was formed in 2016, it has no open tax years subject to examination by federal or state taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements in order to comply with the provisions of this guidance. The Company uses a more-likely-than-not threshold to determine whether or not a tax position should be recognized and reflected in a tax return. The Company’s policy is, if necessary, to account for interest and penalties related to uncertain tax positions as a component of its income tax provision.

Fees to Affiliates

Fees to affiliates include, but are not limited to, acquisition fees paid to an affiliate of the Managing Members on qualifying assets that are acquired.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company utilizes an independent third party to perform the allocation of value analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

3. Mortgage Loan Payable

On August 19, 2016, in connection with the acquisition of Stone Oak, the Company assumed a $33,975,000 loan (the “Loan”) that is secured by Stone Oak. The Loan bears a fixed interest rate of 3.93% and requires interest-only payments until January 2018. The Loan was originally issued in November 2014 and matures in December 2024. The scheduled maturities, including amortizing principal payments, of the Loan for the next five calendar years subsequent to December 31, 2016 and thereafter are as follows:

2017	$—
2018	605,619
2019	629,853
2020	655,057
2021	681,270
Thereafter	31,403,201

Total	$33,975,000

The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the document evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

4. Fair Value Measurements

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets are recorded at fair value at acquisition and may be stated at fair value if they become impaired in a given period.

Real Estate Acquisitions

During the period from August 18, 2016 (inception) to December 31, 2016, the Company acquired one multifamily property, Stone Oak, for approximately $46.4 million. The purchase price of Stone Oak was allocated as follows: land of approximately $4.9 million, buildings, building improvements, furniture, fixtures, and equipment of approximately $40.6 million, and intangible lease assets of approximately $0.9 million, based on their estimated fair values using Level 3 inputs. In connection with the acquisition of Stone Oak, the Company assumed debt of approximately $34.0 million, which was recorded based on its estimated fair value using Level 2 inputs.

As discussed in Note 2, fair value measurements at the time of acquisition are determined by management using available market information and appropriate valuation methodologies available to management. Critical estimates in valuing certain assets and liabilities and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as information obtained in its pre-acquisition due diligence, marketing and leasing activities. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, are indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

5. Related Party Transactions

Property Management Fees

Stone Oak is managed by the Managing Members. In accordance with the management agreement, the Managing Members earn a property management fee of 3.0% of the monthly gross income from the property. For the period from August 18, 2016 (inception) to December 31, 2016, Stone Oak incurred property management fees to the Managing Members of $50,254.

Asset Management Fees

In accordance with the Company’s operating agreement, the Managing Members earn an asset management fee for services provided in connection with monitoring the operations of Stone Oak. The asset management fee is equal to 2.0% of the monthly gross income from the property. For the period from August 18, 2016 (inception) to December 31, 2016, Stone Oak incurred asset management fees to the Managing Members of $33,503.

Acquisition Fees

In connection with the acquisition of Stone Oak, the Company incurred $608,000 of acquisition fees to an affiliate of the Managing Members, which are included in “fees to affiliates” on the statement of operations.

6. Members’ Capital

The Company’s operating agreement provides that distributions of cash shall be made in accordance with the budget as approved by the Managing Members. Distributions shall be made to the members, with the exception of the Member (see below), pro rata in accordance with their ownership interests and, to the extent available, shall include sufficient funds for the members to pay any federal, state or local income taxes due to their proportionate share of the Company’s income or loss.

The Member’s Investment is entitled to a preferred return of 11.00% per annum, of which 8.00% is paid on a monthly basis (the “Monthly Minimum Distribution”). The remaining 3.00% accrues, compounds monthly, and is payable upon redemption of the Investment (the “Accrued Distribution”). For purposes of clarity, prior to redemption of the Investment and so long as there is no event of default under the governing agreement(s), but following payment of the Monthly Minimum Distribution, the Company may distribute available cash to other investors prior to paying the Accrued Distribution. For the period from August 18, 2016 (inception) to December 31, 2016, the Member’s total preferred return was approximately $214,000.

Allocations of income or loss of the Company are allocated among the members in accordance with their ownership interests. The Company’s operating agreement in certain instances prohibits the allocation of losses to a member to the extent that such an allocation would create or increase a negative capital account as defined in the operating agreement.

7. Commitments and Contingencies

Commitments

The Company may enter into various rehabilitation construction-related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. As of December 31, 2016, the Company had not entered into any commitments with any parties.

Contingencies

(2)    In the normal course of business, the Company may become subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of any such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the balance sheet of the Company. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company.

8. Subsequent Events

Management has evaluated all subsequent events occurring after the date of the balance sheet through March 27, 2017, the date that the financial statements were available to be issued, to determine whether any subsequent events necessitated adjustment or disclosure in the financial statements. No such events were identified that necessitated adjustment or disclosure.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

NexPoint Multifamily Capital Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of The Estates on Maryland (the “Property”) for the year ended December 31, 2015.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the revenue and certain direct operating expenses described in Note 2 of the financial statement for the year ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti and Wynne, LLP

Atlanta, Georgia

June 14, 2016

THE ESTATES ON MARYLAND

HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

	For the Three Months Ended March 31, 2016	For the Year Ended December 31, 2015
	(Unaudited)
Revenues
Rental income	$842,025	$3,284,909
Other rental income	87,556	337,060

Total revenues	929,581	3,621,969

Certain direct operating expenses
Property operating expenses	225,711	1,010,973
Property taxes and insurance	113,077	407,614
Management fees	28,210	98,055

Total certain direct operating expenses	366,998	1,516,642

Revenues in excess of certain direct operating expenses	$562,583	$2,105,327

See accompanying notes to historical financial statements

THE ESTATES ON MARYLAND

NOTES TO HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

1. Business

The accompanying historical statements of revenues and certain direct operating expenses (“Historical Summary”) include the revenues and certain expenses of The Estates on Maryland located in Phoenix, Arizona (the “Property”). The Property comprises 330 units.

On April 7, 2016, NexPoint Multifamily Capital Trust, Inc. (f/k/a NexPoint Multifamily Realty Trust, Inc.) (the “Company”) acquired from Highland Capital Management, L.P. (“Sponsor”) the Sponsor’s indirect 95% interest in the Property.

2. Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an affiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

3. Unaudited Interim Information

The unaudited Historical Summary for the three months ended March 31, 2016 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note 2) have been made to the accompanying unaudited amounts for the three months ended March 31, 2016.

4. Significant Accounting Policies

Revenue Recognition

The Property contains apartment units occupied under various lease agreements with residents, typically with terms of 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest and professional fees are excluded from the Historical Summary.

THE ESTATES ON MARYLAND

NOTES TO HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

5. Commitments and Contingencies

Litigation

The Property may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its results of operations or financial condition.

Other Matters

The Company is not aware of any material environmental liabilities relating to the Property that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations or other environmental conditions with respect to the Property could result in future environmental liabilities.

6. Subsequent Events

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through June 14, 2016, which is the date the Historical Summary was issued.

NEXPOINT REAL ESTATE FINANCE, INC.

Common Stock

PROSPECTUS

Compass Point

                    , 2017

Through and including                 , 2017 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

SEC registration fee	$
FINRA filing fee	$
Blue sky expenses	$
Advertising and sales literature	$
Accounting fees and expenses	$
Legal fees and expenses	$
Printing and Mailing	$
Training and Education	$
Due Diligence	$
Transfer and escrow agent	$
Total	$

The amounts set forth above, except for the SEC and FINRA fees, are in each case estimated and assume that the registrant sells all of the shares being registered by this registration statement. All of the expenses set forth above shall be borne by the registrant.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In connection with the registrant’s formation, NexPoint Advisors, L.P., an affiliate of the Company, purchased 11.11 shares of the registrant’s common stock for an aggregate purchase price of $100. On October 24, 2014, the Company authorized and sold 22,223 shares of common stock to NexPoint Real Estate Advisors II, L.P., the Company’s Advisor. The registrant recorded a capital contribution of $222 and additional paid-in capital of $199,778 on October 24, 2014. These shares were subsequently renamed as shares of Class A common stock. On October 24, 2014, the registrant repurchased the 11.11 shares held by NexPoint Advisors, L.P. in exchange for $100.

On January 26, 2017, the registrant sold 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”), for $1,000 per Series A Preferred Share, pursuant to a private placement that was exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act, to 125 “accredited investors,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act for aggregate gross proceeds of $125,000 (the “Private Offering”). The registrant paid approximately $6,250 in commissions in connection with the sale of the Series A Preferred Shares in the Private Offering. The registrant did not use general solicitation or advertising to market the Series A Preferred Shares. The outstanding Series A Preferred Shares are subject to redemption, at the registrant’s election. In addition, the Series A Preferred Shares have a distribution and liquidation preference senior to the registrant’s shares of common stock.

On May 16, 2016, we re-elected the directors to the Board for a one-year term expiring in 2017 and granted each of the two independent directors an additional 3,000 restricted shares of our Class A common stock under the restricted share plan. The shares were not registered under the Securities Act and were issued in reliance on Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

The registrant is permitted to limit the liability of its directors and officers to the corporation and its stockholders for monetary damages and to indemnify and advance expenses to its directors, officers and other agents, to the extent permitted by Maryland law and its charter.

Maryland law permits the registrant to include in its charter a provision eliminating the liability of its directors and officers to its stockholders and the registrant for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Maryland law requires the registrant (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.

Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations contained in Maryland law, the registrant’s charter limits directors’ and officers’ liability to the registrant and its stockholders for monetary damages, requires the registrant to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors and its officers, and permits the registrant to provide such indemnification and advance of expenses to its employees and agents.

Indemnification may reduce the legal remedies available to the registrant and the registrant’s stockholders against the indemnified individuals. The aforementioned charter and bylaw provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the registrant or the registrant’s stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements

See page F-1 for an index of the financial statements included in the registration statement.

(b) Exhibits

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37. Undertakings.

(a)	The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	The Registrant undertakes that, (i) for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed.

(c)	The Registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(f)	The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for its first full fiscal year of operations. The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant asset not identified in the prospectus at such time as there arises a reasonable probability that such asset will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(g)	The Registrant undertakes to file, after the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on the 14th day of August, 2017.

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

By:	/s/ James Dondero
James Dondero
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ James Dondero James Dondero	President (Principal Executive Officer)	August 14, 2017

/s/ Brian Mitts Brian Mitts	Chief Financial Officer, Executive VP-Finance, Treasurer and Director (Principal Accounting Officer and Principal Financial Officer)	August 14, 2017

* D. Kirk McAllaster, Jr.	Director	August 14, 2017

* John M. Pons	Director	August 14, 2017

*By	/s/ Brian Mitts
Brian Mitts, as attorney in fact

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

3.1**	Form of Articles of Amendment and Restatement of the Registrant.

3.2**	Form of Amended and Restated Bylaws of the Registrant.

5.1**	Opinion of Venable LLP as to legality.

8.1**	Opinion of Jones Day as to tax matters.

10.1**	Form of Amended and Restated Advisory Agreement by and between the Registrant and NexPoint Real Estate Advisors II, L.P.

10.2**	Amended and Restated Agreement of Limited Partnership of NexPoint Real Estate Finance Operating Partnership, L.P.

10.4†	Form of Registrant’s Restricted Share Plan (included as Exhibit 10.4 to Pre-Effective Amendment No. 1 to our Registration Statement on Form S-11 (File No. 333-200221) filed on January 22, 2015 and incorporated herein by reference).

10.5†	Form of Restricted Stock Award Agreement (included as Exhibit 10.5 to Pre-Effective Amendment No. 1 to our Registration Statement on Form S-11 (File No. 333-200221) filed on January 22, 2015 and incorporated herein by reference).

10.6	Contribution Agreement, by and among NexPoint Multifamily Realty Trust, Inc., NexPoint Multifamily Operating Partnership, L.P. and Highland Capital Management, L.P., dated April 7, 2016 (Exhibit B and Exhibit C omitted) (included as Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.7	Guaranty by NexPoint Multifamily Realty Trust, Inc., in favor of KeyBank National Association, in its capacity as Administrative Agent for the Lenders under that certain Credit Agreement by and among Highland Capital Management, L.P. and NexPoint Multifamily Operating Partnership, L.P., dated April 7, 2016 (included as Exhibit 10.2 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.8	Pledge and Security Agreement, by and among NexPoint Multifamily Realty Trust, Inc. and KeyBank National Association, dated April 7, 2016 (pledging capital events) (included as Exhibit 10.3 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.9	Pledge and Security Agreement, by and among NexPoint Multifamily Realty Trust, Inc. and KeyBank National Association, dated April 7, 2016 (pledging equity issuances) (included as Exhibit 10.4 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.10	Pledge and Security Agreement, by NexPoint Multifamily Operating Partnership, L.P., in favor of KeyBank National Association, dated April 7, 2016 (pledging equity interests) (included as Exhibit 10.5 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.11	Pledge and Security Agreement, by NexPoint Multifamily Operating Partnership, L.P., in favor of KeyBank National Association, dated April 7, 2016 (pledging capital events) (included as Exhibit 10.6 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.12	Pledge and Security Agreement, by NexPoint Multifamily Operating Partnership, L.P., in favor of KeyBank National Association, dated April 7, 2016 (pledging equity issuances) (included as Exhibit 10.7 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

Exhibit No.	Description

10.13	Purchase and Sale Agreement, by and among Cornerstone Healthcare Group Holding, Inc. and NexPoint Multifamily Operating Partnership, L.P., dated April 7, 2016 (included as Exhibit 10.8 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.14	Revolving Credit Agreement, by and among Highland Capital Management, L.P. and NexPoint Multifamily Operating Partnership, L.P. as Borrowers and KeyBank, National Association as Lender and Administrative Agent, dated April 7, 2016 (included as Exhibit 10.9 to the Current Report on Form 8-K (File No. 333-200221) filed on April 13, 2016 and incorporated herein by reference).

10.15	First Amendment to Revolving Credit Agreement, by and among Highland Capital Management, L.P. and NexPoint Multifamily Operating Partnership, L.P. as Borrowers and KeyBank, National Association as Lender and Administrative Agent, dated August 19, 2016 (included as Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-200221) filed on August 24, 2016 and incorporated herein by reference).

10.16	Pledge and Security Agreement, by and among NREA SOV Investors, LLC and KeyBank National Association, dated August 19, 2016 (included as Exhibit 10.2 to the Current Report on Form 8-K (File No. 333-200221) filed on August 24, 2016 and incorporated herein by reference).

10.17	Agreement Regarding Certain Volume Discount Sales, by and among NexPoint Multifamily Capital Trust, Inc., NexPoint Real Estate Advisors II, L.P. and Highland Capital Funds Distributor, Inc., dated September 14, 2016 (included as Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-200221) filed on September 14, 2016 and incorporated herein by reference).

10.18**†	Form of NexPoint Real Estate Finance, Inc. 2017 Long Term Incentive Plan

21.1	List of subsidiaries of the Registrant (included as Exhibit 21.1 to the initial public filing of our Registration Statement on Form S-11 (File No. 333-200221) filed on November 14, 2014 and incorporated herein by reference).

23.1**	Consent of Venable, LLP (included in Exhibit 5.1).

23.2**	Consent of Jones Day (included in Exhibit 8.1).

23.3*	Consent of KPMG LLP.

23.4*	Consent of KPMG LLP.

23.5*	Consent of HA + W | Aprio, LLP f/k/a Habif, Arogeti & Wynne, LLP.

24.1***	Power of Attorney.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Management contract, compensatory plan or arrangement.